Exhibit 99.1

Beijing Tongmei Xtal Technology Co., Ltd.

(No. 4, East 2nd Street, Tongzhou Industrial Development Zone, Beijing)

Reply to Audit Inquiry Letter on
Application for Initial Public Offering and
 STAR Market Listing of Shares by Beijing
Tongmei Xtal Technology Co., Ltd.

Sponsor (Lead Underwriter)

(No. 689, Guangdong Road, Shanghai)

Shanghai Stock Exchange:

Audit Inquiry Letter on Application for Initial Public Offering and STAR Market Listing of Shares by Beijing Tongmei Xtal Technology Co., Ltd. (SZKS (Audit) [2022] No. 66) (hereinafter “Inquiry Letter”) issued by you on February 9, 2022 has been received, Beijing Tongmei Xtal Technology Co., Ltd. (hereinafter “the Issuer”, “the Company” or “Beijing Tongmei”), Haitong Securities Co., Ltd. (hereinafter “Haitong Securities” or “Sponsor”), King & Wood Mallesons (hereinafter “Issuer’s Attorney”), Ernst & Young Hua Ming LLP (hereinafter “the Accountant” or “Reporting Accountant”) and other relevant parties have checked and verified the questions listed in Inquiry Letter, and now reply as follows for your review.

Except otherwise stated, abbreviations used herein have the same meanings in Prospectus of Beijing Tongmei in respect of Initial Public Offering and STAR Market Listing of Shares (declaration draft).

Type	Typeface
Boldface (bold)	Questions listed in Inquiry Letter
SimSun (not bold)	Reply to Questions listed in Inquiry Letter
Simkai (bold)	The contents supplemented or revised in application documents such as prospectus

In this Reply to Inquiry Letter, any difference in mantissa between the sum and the sum of the sub-items is due to rounding.

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Table of Contents

Table of Contents	2
Q1. Asset Restructuring	3
Q2. Independence	22
Q3. AXT	66
Q4. Technological Advancement and Current State of Industry Development	92
Q5. Business Compliance	126
Q6. History of the Issuer	143
Q7. Patent	163
Q8. Sales Model and Key Customers	166
Q9. Procurement Mode and Major Suppliers	186
Q10. Revenue Confirmation	213
Q11. Sales Revenue and Gross Profit Margin	227
Q12. Inventory	245
Q13. Accounts Receivable	255
Q14. Non-current assets	271
Q15. R&D Expenses	285
Q16. Internal Control	293
Q17. Share-based Payment	302
Q18. Fundraising Project	327
Q19. Spin-off for Listing	331
Q20. Other Questions	338
Overall Opinions of the Sponsor	359

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Q1. Asset Restructuring

According to the submissions, 1) in December 2020, with a view to combine business resources and settle the issue of horizontal competition, AXT and relevant shareholders added investment in the Issuer with 100% equities of Beijing Boyu, Baoding Tongmei, Chaoyang Tongmei, Nanjing Jinmei and Chaoyang Jinmei, which become the subsidiaries wholly owned by the Issuer after the capital increase; 2) the price of capital increase by AXT and relevant shareholders this time through restructuring is RMB1.36 per unit of registered capital, and the price of equity transfer and capital increase by the Issuer in January 2021 was RMB5.03/registered capital; 3) the Issuer was reissued Business License on December 29, 2020. Ernst & Young Hua Ming issued Capital Verification Report on January 28, 2021, confirming that the newly added registered capitals paid by investors have been received; 4) AXT is a NASDAQ listed company subject to accounting standard of US-GAAP, and the accounting standard implemented by the Issuer in this declaration is Chinese accounting standard; 5) in this asset restructuring, the Issuer believes that the ratios of total assets and business incomes of acquired entity and the Issuer were 91.94% and 33.41% respectively in 2019.

The Issuer is required to explain: (1) the transaction pricing method of the Company and acquired entities in this asset restructuring, evaluation of main parameters and fairness, the reason and reasonableness of large difference between the value estimated at this asset restructuring of the Company and the value estimated in January 2021 when the third party adds investment; (2) the time when the equities of five subsidiaries such as Beijing Boyu were transferred and included in consolidated statement, and the time when this asset restructuring was completed; (3) the main operating business, operation status, main financial data and applicable accounting standards of parent company and acquired entity during reporting period, calculation procedure of comparison of relevant financial indexes, and whether standard application is consistent; (4) business positioning

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and work division, specific products and mutual relation between the Company and its subsidiaries after asset restructuring; (5) the integration measures adopted by the Company in assets, business and personnel, and their effect, the measures and effect of controlling each subsidiary, and whether there is any risk of influencing stability of main operating business of the Company and effective control of subsidiaries.

The Sponsor and Reporting Accountant are requested to explain the verification procedure performed for the valuation report of the Issuer and acquired entity in this asset restructuring, and give express opinions on fairness of transaction price.

The Sponsor and Issuer’s Attorney are requested to give express opinions on whether or not the Issuer meets relevant rules based on the time of completion of this asset restructuring and comparison of relevant financial indexes.

Reply:

I. Explanations from the Issuer

(I) The transaction pricing method of the Company and acquired entities in this asset restructuring, main parameters of evaluation and fairness, the reason and reasonableness of large difference between the value estimated at this asset restructuring of the Company and the value estimated in January 2021 when the third party adds investment;

1. The transaction pricing method of the Company and acquired entities in this asset restructuring

In this asset restructuring, AXT, Jinchao Business Management, Beijing Bomeilian and Zhongke Hengye increased their investment in the Company with their 100% equities in Beijing Boyu, Baoding Tongmei, Chaoyang Tongmei, Nanjing Jinmei and Chaoyang Jinmei, and the details are as follows:

In RMB0’000

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Name of shareholder	Method of payment	Appraisal base date	Reference Number of appraisal report	Value of appraisal	Transaction price	Subscribed registered capital of the Company
AXT	100% equity interest in Baoding Tongmei	September 30, 2020	Zhong Feng Ping Bao Zi [2021] No. 01234	14,433.71	14,433.5425	10,594.98
	100% equity interest in Chaoyang Tongmei		Zhong Feng Ping Bao Zi [2021] No. 01235	16,001.68	16,001.5758	11,746.00
	100% equity interest in Nanjing Jinmei		Zhong Feng Ping Bao Zi [2021] No. 01236	9,214.83	9,214.5972	6,764.00
	91.5% equity interest in Chaoyang Jinmei		Zhong Feng Ping Bao Zi [2021] No. 01237	4,575.00	4,574.6715	3,358.05
	67% equity interest in Beijing Boyu		Zhong Feng Ping Bao Zi [2021] No. 01232	17,822.00	17,234.3756	12,650.94
Jinchao Business Management	8.5% equity interest in Chaoyang Jinmei		Zhong Feng Ping Bao Zi [2021] No. 01237	425.00	424.9695	311.95

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Beijing Bomeilian	27% equity interest in Beijing Boyu	Zhong Feng Ping Bao Zi [2021] No. 01232	7,182.00	6,945.1961	5,098.14
Zhongke Hengye	6% equity interest in Beijing Boyu	Zhong Feng Ping Bao Zi [2021] No. 01232	1,596.00	1,543.3769	1,132.92
Total			71,250.22	70,372.3051	51,656.98

According to the capital increase agreement of Tongmei Limited and the asset evaluation reports issued by Sinotop Appraisal, AXT subscribed for the newly increased registered capital of the Company in an amount of RMB451,139,700, the consideration of which was its 100% equity interest in Baoding Tongmei, 100% equity interest in Chaoyang Tongmei, 100% equity interest in Nanjing Jinmei, 91.5% equity interest in Chaoyang Jinmei and 67% equity interest in Beijing Boyu; Jinchao Business Management subscribed for the newly increased registered capital of the Company in an amount of RMB3,119,500, the consideration of which was its 8.5% equity interest in Chaoyang Jinmei; Beijing Bomeilian subscribed for the newly increased registered capital of the Company in an amount of RMB50,981,400, the consideration of which was its 27% equity interest in Beijing Boyu; Zhongke Hengye subscribed for the newly increased registered capital of the Company in an amount of RMB11,329,200, the consideration of which was its 6% equity interest in Beijing Boyu. The capital increase price for AXT, Jinchao Business Management, Beijing Bomeilian and Zhongke Hengye is RMB1.36 per unit of registered capital, which was confirmed by the Parties through negotiation based on the net asset per share of Beijing Tongmei.

2. Main parameters of evaluation and fairness

The evaluation method, main parameters, evaluation procedure and result and value adding status of aforesaid evaluation are as follows:

(1) Evaluation of equity values of Beijing Boyu and Chaoyang Jinmei

1) Thinking of evaluation

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According to due diligence of this evaluation, the asset composition and business characteristics of the enterprise, all equities of its shareholders (net assets) are valued on the basis of audited financial statement of the evaluated entity, that is, the value of all equities of its shareholders results from evaluating the value of productive assets of the evaluated entity by using discounted cash flow (DCF) in the way of income, plus value of other assets, and minus value of other liabilities; that is, the value of all equities of shareholders is obtained indirectly through evaluating overall value of the enterprise.

2) Evaluation model

The basic calculation model of this evaluation is:

E = B-D

E: Value of all equities of shareholders of estimation object

B: Overall corporate value of estimation object

B=P+Ci +Q

Wherein: P: Value of productive assets of estimation object

ΣCi: Value of surplus assets and non-operating assets (liabilities)

Q: Value of long-term equity investment of estimation object

D: Value of interest-bearing debt of estimation object

3) Main parameters

The main parameters of income method evaluation include operating income, operating cost, period expense and discount rate; relevant operating income and discount rate are as follows:

Parameter	Beijing Boyu	Chaoyang Jinmei
Forecast period	Sustainable operation, the forecast period is perpetual, 5-year income growth period and the perpetual growth rate is 0% after 5 years.
Operating income	From 2021 to 2025, the operating incomes are RMB109.46 million, RMB118.22 million, RMB125.31 million, RMB131.58 million and RMB136.84 million respectively.	From 2021 to 2025, the operating incomes are RMB62.19 million, RMB88.42 million, RMB123.21 million, RMB135.19 million and RMB144.37 million respectively.
	12.70%	13.00%

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Discount rate

Discount rate is confirmed by using Weighted Average Cost of Capital (WACC) model; of which, risk-free rate is determined by reference to average interest rate of medium and long term national debts issued in recent five years

(2) Evaluation of equity values of Chaoyang Tongmei, Baoding Tongmei and Nanjing Jinmei

1) Thinking of evaluation

The value of evaluation object is confirmed through reasonable evaluation of values of assets and liabilities of the enterprise on the basis of balance sheet of the evaluated enterprise at the evaluation benchmark date.

2) Main parameters

The evaluation method is asset basis method, and relevant assets are confirmed mainly through book value and replacement cost method.

3. Conclusion of evaluation

The evaluation conclusions for aforesaid entities are as follows:

In RMB0’000

No.	Entity	Evaluated value	Value added amount	Value added rate	Method of evaluation
1	Beijing Boyu	26,600.00	12,451.30	88.00%	Income method
2	Chaoyang Jinmei	5,000.00	2,083.35	71.43%	Income method
3	Chaoyang Tongmei	16,001.68	927.04	6.15%	Asset basis method
4	Baoding Tongmei	14,433.71	601.58	4.35%	Asset basis method
5	Nanjing Jinmei	9,214.83	134.22	1.48%	Asset basis method

As a whole, the pricing basis for the purchase of Beijing Boyu, Chaoyang Jinmei, Chaoyang Tongmei, Baoding Tongmei and Nanjing Jinmei by the Issuer is the evaluated equities of all shareholders; of which, the evaluation method adopted by final conclusion for Beijing Boyu and Chaoyang Jinmei is income method.

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With respect to Chaoyang Tongmei, Baoding Tongmei and Nanjing Jinmei, asset basis method is adopted for confirming evaluated value mainly because: (1) Chaoyang Tongmei and Baoding Tongmei just start operation and suffer losses at the evaluation benchmark day, with large uncertainty on future proceeds and risks, and the income method cannot reflect the value of all their equities; in addition, Chaoyang Tongmei and Baoding Tongmei have large capital expenditures, with large amount and high degree of newness of noncurrent assets such as plants and machine, so it is reasonable to adopt asset basis method for evaluation; (2) After transferring its production business to Chaoyang Jinmei, Nanjing Jinmei only assumes the function of sale, and all its revenues depend on the production of Chaoyang Jinmei, lacking independent capacity of gaining profits; in the other hand, Nanjing Jinmei is reducing its single sale, and the income method cannot fairly reflect the value of all its equities, so asset basis method is adopted for evaluation. As a whole, it is reasonable for final evaluation conclusion of aforesaid three companies to adopt asset basis method as the evaluating method, and the transaction price paid by the Issuer for purchasing restructured object is fair.

4. The reason and reasonableness of large difference between the valuation at this asset restructuring of the Company and the valuation at the capital increase from third parties in January 2021

The reasons for large difference between the value estimated at this asset restructuring of the Company and the value estimated in January 2021 when the third party increases capital include:

(1) Different transaction backgrounds

Before this asset restructuring, there was either business overlapping or upstream and downstream relationship between the Company and the restructured parties without horizontal competition, involving lots of related party transactions. The purpose of this restructuring is to integrate business resources, deal with horizontal competitions and reduce related party transactions. Given all restructured parties are controlled by AXT, such restructuring denotes a combination involving enterprises under common control and an internal integration at the level of the Group.

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The third party capital increase in January 2021 was a market-based investment by external entities, which were introduced by the Issuer for attracting capitals for business development. This capital increase and pricing was established through negotiation between the market-based entities and the Company after full consideration of prospect of the Company’s listing by each investor.

(2) Different pricing bases

This asset restructuring is the combination of enterprises under same control, and the capital increase price of the Issuer is confirmed by the parties through negotiation on the basis of net assets per share.

The corporate value is confirmed through negotiation between the Issuer and external investors who invest in the Company based on their optimism on the future development after the restructuring taking into account the prospect of listing and market value of the Company.

(3) Difference in valuation scope and synergy after restructuring

Before restructuring, the Issuer is a single entity mainly dealing in indium phosphide, gallium arsenide and Germanium substrate, without a sound industrial chain.

Through restructuring, the Company integrates supply of raw materials of semiconductor substrates upstream such as PBN crucible, indium phosphide polycrystalline and high-purity gallium, with its main businesses covering the R&D, production and sales of semiconductor substrate materials, PBN materials and other high-purity materials, forming a complete industry chain of semiconductor substrate materials.

After completion of business handover between AXT and AXT-Tongmei in March 2021, original overseas business of AXT is transferred to the Issuer and its subsidiaries, and the Issuer deals with overseas customers directly, and the Company can conduct independent sales in the overseas market, with apparent industrial and resource synergy after the restructuring, which greatly improves the overall profitability and anti-risk ability of the Company, as well as the valuation thereof at the time of additional capital contribution by external investors after the restructuring.

(4) Effect of Valuation Adjustment Mechanism (VAM) on valuation

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According to the provisions of Supplemental Agreement to Capital Increase Agreement of Beijing Tongmei Xtal Technology Co., Ltd. executed by the Company, AXT and external investors, investors will be entitled to require AXT to repurchase all or parties equities of the Company held by investors if the Company fails to realize IPO prior to December 31, 2022 (if the Company’s IPO is under review at the expiry of such period, the repurchase shall be postponed to the time when IPO fails or the Company withdraws its application) or is under other special circumstances. In addition to such article of repurchasing equities, the Supplemental Agreement also contains special rights articles such as equity transfer limitation, preemptive right, priority in sale and anti-dilution. When buying shares, the external investors are protected by the VAM article, the consideration of which during negotiation among the parties properly increased the overall valuation of the Company.

As a whole, the large difference between the value estimated at this asset restructuring of the Company and the value estimated in January 2021 when the third party increases capital is reasonable.

(II) The time when equities of 5 subsidiaries such as Beijing Boyu were transferred and included in consolidated statement, and the time when this asset restructuring is completed

According to its industrial and commercial registration materials, the restructured parties (acquired entities) involve the following dates during procedure of this asset restructuring:

Item	Chaoyang Tongmei	Baoding Tongmei	Nanjing Jinmei	Chaoyang Jinmei	Beijing Boyu
Date of Equity Transfer Agreement	2020.12.25	2020.12.25	2020.12.25	2020.12.25	2020.12.29
Date of resolutions of general meeting/board meeting	2020.12.25	2020.12.25	2020.12.25	2020.12.25	2020.12.29
Date of modification of articles of association	2020.12.25	2020.12.25	2020.12.25	2020.12.25	2020.12.29
Date of industrial and commercial modification	2020.12.31	2021.1.12	2020.12.30	2020.12.31	2020.12.30

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According to Capital Increase Agreement signed by restructuring party (Tongmei Limited) and original shareholders of restructured party (acquired entity), acquiring new equities of restructuring party by original shareholders of restructured party is subject to registration of industrial and commercial change and issuance of business license. Tongmei Limited completed industrial and commercial change for this asset restructuring and was reissued the new business license on December 29, 2020, therefore, original shareholders of restructured party acquired the new equities of restructuring party on December 29, 2020.

In accordance with the provisions of Accounting Standards for Enterprises No.20 - Business Combination, the standards for judging the control of which restructuring party (Tongmei Limited) has over restructured party (acquired entity) and the actual circumstance is as follows:

No.	Conditions of realizing control transfer	Actual circumstance of control transfer
1	The contract or agreement of business combination has been adopted in the general meeting	The equity transfer agreement has been adopted in the meetings of board of directors or general meetings of the parties on December 25 or December 29, 2020.
2	The business combination has been approved by competent authority of the state (if necessary)	It is unnecessary for this asset restructuring to be approved by the competent authority of the state.
3	The parties participating in the combination have completed necessary formalities of transfer of property rights

The equity transfer agreement has been executed on December 25 or December 29, 2020, and the parties confirm that closing of relevant equities has been completed on the execution date of the agreement.

4	The combining or acquiring party has paid most of the combination	On December 29, 2020, original shareholders of restructured party acquired new equities of

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	price (usually more than 50%), and has capacity and plan to pay the remaining price	Tongmei Limited (consideration of restructuring), indicating that the restructuring party has paid all consideration of restructuring.
5	The combining or acquiring party has controlled the finance and business policies of the combined or acquired party, having corresponding benefits and assuming corresponding risks.

As at December 29, 2020, the restructuring party has controlled the finance and business policies of the restructured party, having shareholders’ rights and benefits, and assuming shareholders’ obligations and relevant risks.

As mentioned in aforesaid form, as at December 29, 2020, the control over restructured party (acquired entity) has been transferred to the Issuer, so it is deemed that this asset restructuring has been completed on December 29, 2020.

(III) The main operating business, operation status, main financial data and applicable accounting standards of parent company and acquired entity during reporting period, calculation procedure of comparison of relevant financial indexes, and whether standard application is consistent;

1. The main operating business, operation status and main financial data of parent company and acquired entity during reporting period

The main operating business, operation status and main financial data of parent company and acquired entity during reporting period are as follows:

In RMB0’000

Entity	Main business	Item	2021	2020	2019
Beijing Tongmei	R&D, production and sale of indium phosphide and germanium substrates	Total assets	162,094.90	168,634.49	80,072.95
		Net assets	135,012.05	103,063.54	44,648.62
		Operating income	36,459.67	40,800.67	35,728.47
		Total profits	-2,475.93	2,149.40	-1,507.98
		Net profits	-1,686.32	1,981.44	-1,280.80
		Total assets	43,772.72	32,811.80	28,635.15

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		Net assets	17,074.73	12,772.13	13,968.01
		Operating income	29,740.00	7,159.40	1,953.43
		Total profits	4,878.84	-2,383.11	-2,902.24
		Net profits	4,294.94	-1,195.88	-2,902.24
Chaoyang Tongmei	R&D, production and sale of GaAs Single Crystal Ingots	Total assets	41,223.45	29,939.56	24,219.28
		Net assets	14,302.34	15,418.47	15,312.35
		Operating income	15,443.60	6,018.06	2,470.16
		Total profits	-1,166.13	-522.43	-1,457.28
		Net profits	-1,137.76	135.80	-1,490.48
Chaoyang Jinmei	R&D, production and sale of high-purity metals and compounds	Total assets	16,167.20	10,828.24	7,005.23
		Net assets	5,789.78	3,168.80	1,572.78
		Operating income	8,384.67	3,890.71	1,095.62
		Total profits	2,913.95	1,559.89	360.31
		Net profits	2,550.18	1,287.47	258.62
Nanjing Jinmei	Sale of high-purity metals and compounds	Total assets	12,613.84	12,407.95	9,340.66
		Net assets	11,636.11	9,572.22	8,647.58
		Operating income	18,510.08	8,538.73	5,781.28
		Total profits	2,218.57	886.41	942.58
		Net profits	1,911.07	789.02	756.09
Beijing Boyu	R&D, production and sale of PBN materials	Total assets	21,347.82	17,030.67	12,659.92
		Net assets	13,461.87	9,404.09	10,415.92
		Operating income	13,833.26	11,149.72	9,492.30
		Total profits	4,504.35	3,361.01	1,541.82
		Net profits	3,982.74	2,958.20	1,393.48

Note: the aforesaid financial data have been prepared in accordance with enterprise accounting standard and accounting policy of this company, and have been included in the consolidated financial statement of this company, which has been audited by Reporting Accountant, and a standard Audit Report “AYHM (2022) SZ No. 61641535_B01” without reservations has been issued.

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2. Applicable accounting standard, calculation procedure of comparison of relevant financial indexes, and whether standard application is consistent

Accounting standards for domestic enterprises apply to relevant financial data of parent company and acquired entity during the reporting period, and the standard application is consistent. The calculation procedure of comparison of relevant financial indexes is as follows:

In RMB0’000

Entity/Item	Total assets at end of 2019	Operating income of 2019	Total profits of 2019
Beijing Tongmei A	80,072.95	35,728.47	-1,507.98
Baoding Tongmei B	28,635.15	1,953.43	-2,902.24
Chaoyang Tongmei C	24,219.28	2,470.16	-1,457.28
Chaoyang Jinmei D	7,005.23	1,095.62	360.31
Nanjing Jinmei E	9,340.66	5,781.28	942.58
Beijing Boyu F	12,659.92	9,492.30	1,541.82
Current account offset against restructuring party G	-8,238.45	-8,856.82	-881.63
Total amount of acquired entity H=B+C+D+E+F+G	73,621.79	11,935.97	-2,396.44
Proportion (H/A)	91.94%	33.41%	N/A

In accordance with the provisions of “Opinions on Application of Article 12 (No material change happens on main operating business of the Issuer in recent 3 years) of The Measures for the Administration of Initial Public Offering and Listing of Stocks - Opinions No. 3 on Application of Securities and Futures Laws” (hereinafter “Opinions No. 3”), If the Issuer restructures the same, similar or relevant businesses under the same corporate controlling person during the reporting period, and the total assets of the restructured party at the end of the accounting year immediately preceding the restructuring or its operating income or total profits of preceding accounting year are not less than 100% of corresponding item of the Issuer prior to restructuring, the Issuer

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cannot apply for public offering until it has operated for an accounting year after restructuring so that investors can know the overall operation after restructuring. If there is any related transaction between the restructured party and the Issuer in the accounting year prior to the restructuring, the total assets, operating income or total profits shall be calculated based on the standard after deducting such transaction.

As showed in aforesaid form, the total assets at end of 2019, the operating income and total profits of the restructured party in 2019 were less than corresponding items of the Issuer, so it does not fall in the circumstance stipulated by Opinions No. 3 where the application can only be made after operating for a full accounting year after restructuring; the time of completing this asset restructuring and comparison of relevant financial indexes comply with relevant laws and statutes.

(IV) Business positioning and work division, specific products and mutual relation between the Company and its subsidiaries after asset restructuring;

Business positioning, work division and specific products of the Company and its subsidiaries after asset restructuring are as follows:

The business positioning and work division of the Company and its subsidiaries are clear. After the restructuring, the Issuer may provide semiconductor substrate materials, PBN crucibles and other materials, as well as high-purity metals and compounds, with its products covering semiconductor substrate materials, end-user

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product-related consumables and upstream raw materials, forming a complete industrial chain, as detailed below:

The indium phosphide polycrystalline produced by Chaoyang Jinmei is provided to the Company for single-crystal growth, high-purity gallium is provided to Chaoyang Tongmei for producing gallium arsenide single crystal ingot, and other high-purity metals and compounds are used for sale directly or through Nanjing Jinmei. PBN crucible produced by Beijing Boyu is indispensable consumption material for single-crystal growth of the Company, and is also sold together with other PBN materials to others. Baoding Tongmei produces and sells GaAs substrates based on the gallium arsenide single crystal ingot supplied by Chaoyang Tongmei through subsequent procedure of cutting, grounding and polishing. The Company is responsible for the production, R&D and sales of InP substrates and germanium substrates.

To sum up, after restructuring, the business positioning and work division of the Company and its subsidiaries are clear, forming a sound industrial chain of compound semiconductor substrate materials as a whole, with strong market competitiveness.

(V) The integration measures adopted by the Company in assets, business and personnel, and their effect, the measures and effect of controlling each subsidiary, and whether there is any risk of influencing stability of main operating business of the Company and effective control over subsidiaries.

1. The integration measures adopted by the Company in assets, business and personnel, and their effect

After acquiring the 5 companies such as Beijing Boyu, the assets, business and personnel of relevant entities do not change greatly, and its original business continues to operate and develop as follows:

In terms of assets, after restructuring, the 5 companies such as Beijing Boyu keep their major assets, and the main operating business continues to run as usual based on relevant assets.

In terms of business, after restructuring, the Issuer and its subsidiaries have clear responsibilities and continue to perform their respective functions based on original cooperation and work division. The Company operates well in the R&D, production

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and sale of indium phosphide substrate, gallium arsenide substrate, germanium substrate, PBN material and other high-purity materials, so the integration effect is satisfying.

In terms of personnel, after restructuring, the Issuer completes equity reform, and engages WANG Yuxin and GUO Tao to act as deputy general managers, HAO Ze acts as financial manager, and SONG Jing acts as secretary of the board of directors; the 5 companies such as Beijing Boyu reserve their R&D and management teams, the personnel in relevant teams do not change greatly, and main personnel continue to perform original labor contracts and labor relationship.

Since aforesaid entities are under control of AXT prior to restructuring, have clear work divisions and cooperate with each other, this acquisition has no material influence on the assets, business and personnel of relevant entities and does not affect effective operation of each entity.

At the time of capital increase by external investors in January 2021, the Supplement to Capital Increase Agreement between AXT and external investors provided for the issues such as assets restructuring, establishment of overseas subsidiary, reduction of horizontal competition and connected transactions, with main contents and completion status as follows:

No.	Main Contents	Completion status
1	Tongmei Limited shall complete acquisition of restructured party and become the sole entity listed in China	Tongmei Limited has completed acquisition of restructured party in accordance with the agreement
2	Tongmei Limited shall set up a wholly-own subsidiary in USA, and such subsidiary is responsible for selling to overseas customers and taking over relevant personnel

Tongmei Limited has set up AXT-Tongmei, which sell products to overseas customers; original overseas business of AXT has been transferred to the Issuer and its subsidiaries in accordance with the agreement

3

AXT shall not directly or indirectly deal with, or deal with for others, any business which is the same, similar or competing with primary business of the Company and its subsidiaries, and the Company’s completion of IPO will not be adversely affected by horizontal competition

AXT’s functions of overseas sale and purchase have been transferred to the Issuer and its subsidiaries in accordance with the agreement

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issues.
4	Tongmei Limited and AXT will further standardize and reduce connected transaction, and the Company’s completion of IPO will not be adversely affected by any connected transaction	The connected transaction has been reduced through asset restructuring and setup of AXT-Tongmei in accordance with the agreement
5	AXT shall exclusively license its intellectual properties such as patent or patent application right to Tongmei Limited, so that it is qualified for listing.	AXT has licensed its intellectual properties, licensed patents and patent under application to the Issuer and its controlling subsidiaries in accordance with the agreement

Note: aforesaid supplemental agreement has been terminated automatically when the Company submits IPO declaration documents.

2. The measures and effect of controlling each subsidiary

The Company institutes the integration plan and relevant management regulations such as the Regulation on Management of Subsidiaries, which stipulates that the Company will guide, management and supervise the organization, finance, operation and investment decision-making, decision-making on major issues, internal audit, administration, personnel and performance assessment of its subsidiaries.

The Company manages and controls its subsidiaries in accordance with provisions of relevant laws and regulations such as Company Law and Articles of Association: firstly, guiding each subsidiary on improvement of corporate governance and modern enterprise regime and revision of relevant regulations such as Articles of Association in accordance with relevant laws and statutes; secondly, urging and supervising each subsidiary to report to the Company any major issues such as connected transaction, external guarantee, external investment and other purchase and disposal in advance; thirdly, managing subsidiaries based on different businesses through streamlining administration and delegating power, with the goal of improving quality and efficiency, transforming and upgrading; fourthly, strengthening capacity construction of value creating units such as technology, R&D, marketing and production, and maintaining an efficient management organ and team; fifthly, strengthening the Company’s capacity of managing finance of each subsidiary.

As a whole, the Company effectively implemented the integration measures in the

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aspects of assets, business and personnel; after integration, the incomes of the Issuer within the scope of combination increased fast; the Issuer further strengthened and improved the management regulations on subsidiaries, and made decisions on major issues of subsidiaries through exercising shareholders’ rights. The effect of this integration is good; after integration, the Issuer may exert effective control over subsidiaries, the incomes of the Company from its main operating business increased fast, and the risk of integration is relatively small.

II. The Sponsor and Reporting Accountant are requested to explain the verification procedure conducted on the Issuer and valuation report of acquired equities in this asset restructuring, and give express opinions on the fairness of transaction pricing.

(I) Verification procedure

The Sponsor and the Reporting Accountant mainly implemented the following verification procedure:

1. Check financial statements and breakdowns of the 5 restructured companies such as Beijing Boyu as at September 2020 to know their assets;

2. Check the resolutions, industrial & commercial registration change and other documents of the Issuer and the restructured companies, to learn the main terms and relevant provisions of acquisition issues;

3. Perform necessary verification procedure, including checking qualification certificates of the appraisal institutions and the appraisers involved with reference to the List of Appraisal Firms Engaged in the Securities Service Business issued by the CSRC to confirm if the qualification of the appraisal firm complies with laws and regulations, to know the practice experience of appraisers and evaluate if they have professional capacity;

4. Consult Assets Appraisal Report issued by Sinotop Appraisal to see the appraisal methods, main assumptions and main parameters adopted by appraisers and the appraisal result; analyze by comparing the performance of the restructured party during the reporting period, current status of the industry and prospect of the market

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with the appraisal methods, main assumptions and main parameters adopted by appraisers, so as to evaluate if the appraisal procedure is reasonable and suitable;

5. Consult the appraisal reports issued for projects of market restructuring and the appraisal methods and procedures used therein to see whether they are greatly different with the appraisal methods and parameters adopted by the appraisers, and evaluate whether the parameters adopted by the appraisers deviate from relevant parameters in the market;

6. Review original data used for appraisal, and obtain forecast on future profits from and interviewing with the management regarding key appraisal parameters to evaluate the reasonableness of their forecast on business development, and the relevance, integrity and accuracy of original data and evidences acquired by the appraisal;

7. Introduce internal experts of Reporting Accountant to review reasonableness of appraisal method and key parameters adopted by appraisal firm;

8. Check assets of the restructured party, such as estates, equipment and inventory;

9. Interview with managerial staff of the Issuer to see operation status of the Issuer and the restructured companies, the pricing procedure in relation to acquisition and development status of the Issuer and restructured companies after the restructuring.

(II) Verification opinions

After verification, the Sponsor and the Reporting Accountant hold the opinion that:

In this asset restructuring, the transaction pricing method and the main appraisal parameters of the Company and the restructured parties are reasonable; based on aforesaid methods, parameters and transaction backgrounds, the transaction consideration of this asset restructuring is fair.

III. The Sponsor and Issuer’s Attorney are requested to give express opinions on whether or not the Issuer meets relevant rules based on the time of completion of this asset restructuring and comparison of relevant financial indexes.

(I) Verification procedure

The Sponsor and the Issuer’s Attorney implemented the following verification

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procedure:

1. Check resolutions of general meetings and the board meetings, articles of association, equity transfer agreement, capital increase agreement, industrial & commercial registration materials and the new business license after change, consult relevant provisions of Guide on Application of Accounting Standards for Business Enterprises No. 20 - Business Combinations, and check the time of completion of this asset restructuring;

2. Check financial statements of the restructuring party (Tongmei Limited) and the restructured party (acquired entities) within the reporting period offered by the Issuer, calculate the proportions of the total assets of the restructured party at the end of accounting year immediately preceding restructuring or the business income or total profits in the preceding accounting year to corresponding items of the Issuer prior to restructuring, and check if complying with relevant laws and statutes such as Opinions No. 3.

(II) Verification opinions

After verification, the Sponsor and the Issuer’s Attorney hold the opinion that:

The time of completing this asset restructuring is December 29, 2020; the total assets of the restructured party at end of 2019, and its business income and total profits for the year of 2019, are less than corresponding items of the Issuer, not falling in the circumstance stipulated by Opinions No. 3 where the application for public offering can only be made after operating for a full accounting year after restructuring; the time of completing this asset restructuring and comparison of relevant financial indexes comply with relevant laws and statutes.

Q2. Independence

2.1

According to the submissions: 1) Before business restructuring, the Issuer is a wholly-owned subsidiary of AXT and AXT serves as the main body of overseas sales according to the decision at the group level; AXT is the largest customer of the Issuer, with sales accounting for about 50% in the last three years. 2) Since

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March 2021, the Issuer sells products to overseas customers through AXT-Tongmei, and AXT will not sell products to overseas customers after executing the sales contract signed before March 2021. 3) The products of compound semiconductor materials shall be certified by customers before being sold. The certification cycle will take three months to one year or more. AXT-Tongmei and AXT have completed business and customer handover. 4) By the end of June 2021, the Issuer has a total of 20 sales staff.

The Issuer is required to explain: (1) During the reporting period, specific data about overseas sales achieved by AXT, including product categories, goods circulation modes, and capital circulation modes; the proportion of revenue from sales through AXT to revenue of similar products; the balance of inventory that AXT has not yet sold at the end of each reporting period and the post-period destocking status; (2) The specific time and reason for the Company’s sales to AXT from January to June 2021, the collection of accounts receivable from AXT at the end of the reporting period, and the transactions with AXT after the reporting period; (3) The specific process and implementation method of business and customer handover, showing the status of certification by the end customers of the Company’s products sold through AXT and the basis for completing the handover in tabular form; the impact on the Company’s production and operation of some customers who have not certified the products or have not been handed over up to now and the solutions; is there any case or risk of failure of certification and loss of customers due to customer handover and change of sales model; (4) The Company’s current customer acquisition modes, the reasons for the small number of sales staff, the acquisition of new customers and realization of sales revenue after restructuring, and the role of AXT in the Issuer’s process of obtaining customers and orders; (5) Transactions between AXT and other customers of the Company, and reasons and rationality of transaction.

Reply:

I. Explanations from the Issuer

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(I) During the reporting period, specific data about overseas sales achieved by AXT, including product categories, goods circulation modes, and capital circulation modes; the proportion of revenue from sales through AXT to revenue of similar products; the balance of inventory that AXT has not yet sold at the end of each reporting period and the post-period destocking status;

During the reporting period, the Company’s products sold overseas through AXT were mainly InP, GaAs, and Germanium substrates. When the Company receives the purchase order from AXT and transports products to the place of delivery agreed in the order, the risk premium/control right of the products is transferred to AXT. The Company has the right to collect payment immediately for the products to acquire revenue from the product sales. AXT makes payment to the Company according to the account period as agreed with the Company.

During the reporting period, the proportion of revenue from sales through AXT to revenue of similar products is as follows:

In RMB0’000

Product Category	2021		2020		2019
	Revenue from Sales Through AXT	Proportion to Revenue of Similar Products	Revenue from Sales Through AXT	Proportion to Revenue of Similar Products	Revenue from Sales Through AXT	Proportion to Revenue of Similar Products
GaAs substrate	3,512.56	13.75%	17,600.50	74.78%	14,000.65	77.83%
InP substrate	1,960.76	6.96%	7,166.79	56.19%	4,815.89	43.90%
Germanium substrate	500.79	5.60%	3,389.34	42.07%	3,320.21	48.74%
Others	5.59	0.02%	39.88	0.29%	8.23	0.08%
Total	5,979.70	-	28,196.51	-	22,144.98	-

As of February 28, 2022, the balance of inventory sold by the Company through AXT and the post-period destocking thereof at the end of each reporting period are as follows:

In RMB0’000

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Item	End of 2021	End of 2020	End of 2019
Ending balance of inventory	12.01	1,292.83	2,054.15
Post-period destocking amount	-	1,280.82	2,054.15
Post-period destocking ratio	-	99.07%	100.00%

As of February 28, 2022, the inventory sold by the Company through AXT had a small balance, without realization of further sales, of RMB120,100, which was due to the fact that after products were sold to AXT in 2020, the demand parameters of downstream customers for products were changed, and AXT had not yet sold externally.

(II) The specific time and reason for the Company’s sales to AXT from January to June 2021, the collection of accounts receivable from AXT at the end of the reporting period, and the transactions with AXT after the reporting period;

In March 2021, the Company successfully integrated its overseas sales business, selling products to overseas customers through AXT-Tongmei, whereupon AXT no longer engaged in the sales business after fully performing its orders on hand. Accordingly, the Company’s sales to AXT during the period from January to June 2021 can be divided into two stages which are normal sales stage and inventory order destocking stage, as detailed below:

In RMB0’000

Period	Stage	Amount	Proportion
January to February 2021	Normal sales stage	3,844.90	64.30%
March to June 2021	Inventory order destocking stage	2,134.80	35.70%
Total		5,979.70	100.00%

The Company has not sold any product to AXT since July 1, 2021. As of December 31, 2021, the balance of the Company’s accounts receivable to AXT was 0.

(III) The specific process and implementation method of business and customer handover, showing the status of certification by the end customers of the Company’s products sold through AXT and the basis for completing the handover in tabular form; the impact on the Company’s production and operation of some customers who have not certified the products or have not been handed over up to now and the solutions; is there any case or risk of failure of certification and loss

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of customers due to customer handover and change of sales model;

1. Specific process and implementation method of business and customer handover

The specific procedure and realization method of the Company’s business and customer handover are as follows:

(1) Since March 2021, salesmen of AXT sent letters signed by CEO to customers, and the main contents of the letters are: AXT changes its sales entity into AXT-Tongmei, and notifies customers of the tax number and fund collection account of AXT-Tongmei; the production line, supply method and contractual terms related to production and sale are not changed.

(2) After receiving letters, customers implemented their internal procedure; since this business handover only involves the change of sales entity of the Company, and other cooperation methods do not change, not affecting product quality, performance or delivery, and customers are not required to conduct product certification again. After quickly completing changes to registered suppliers and payees, some customers will reply the Company by mail, and most customers will reply by telephone, and directly sign contracts/orders with AXT-Tongmei when issuing new orders in future.

(3) Former salesmen of AXT rescinded employment contracts with AXT, and concluded employment contracts with AXT-Tongmei; at the same time, AXT leased its offices to AXT-Tongmei; after completing internal procedure of AXT, relevant sales data and customer information were transferred to AXT-Tongmei. Therefore, the sales persons and sales teams dealing with overseas customers did not change and subsequent services and relationship with customers will not be affected.

After business and customer handover, AXT would not receive any new orders after completing orders which had been received by it. Since July 2021, the Company no longer sold products to AXT. The overall handover effect of the Company is satisfied. In 2021, the semi-conductor substrate materials of the Company realized the incomes of RMB626,751,800, an increase of 41.33% over previous year; main customers purchased more products, without any interruption of cooperation with customers due to handover of business and sales entity of the Company.

2. Status of certification by the end customers of the Company’s products sold through AXT and the basis for completing the handover

According to the industry practice of semiconductor substrates, the downstream customers mainly implement product certification according to the production line of the supplier. Product certification is required for comparable companies in the same industry, such as National Silicon Industry (688126.SH) and SICC (688234.SH), to be recognized by customers.

During the procedure of certification, the Company and customers communicate mainly in respect of product parameters, including but not limited to dislocation density,

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resistivity uniformity, thickness fluctuation value, warpage and surface particle size, and confirm relevant test equipment and test standard. After its product performance indexes comply with requirements of customers, the Company will supply small number of products to customers, and customers will validate to its downstream customers whether or not the epitaxy and chip grown on the basis of substrate can meet performance requirements of final products; after satisfying performance requirements of final products, the Company’s customers complete internal certification; if customers do not change product performance, process and production procedure, such product certification is valid for a long term. During certification, both parties will continue to exchange technologies; after passing certification, customers will place orders, and will regularly (one year or several years) or irregularly visit production lines of the Company to confirm that no material changes happen on the standards of production line such as equipment and process. If material changes happen on equipment, production site and process of the Company, product certification is required again.

Since this handover only results in the change of selling entity (namely the entity signing the contract and receiving the payment) without changing the production line, relevant customers have no need to conduct product certifications again.

At present, AXT has completed customer handover with AXT-Tongmei, and the completion of handover of end customers which account for more than 90% of sales amount sold by the Company to AXT in 2021 is as follows:

No.	Name of Major Customer	Time of completing handover	Symbol of completing handover	Current transaction with AXT-Tongmei
1	Osram	March 22, 2021	Signing new order with AXT-Tongmei	Still placing orders
2	Mo Sangyo Co, Ltd.	March 8, 2021	Signing new order with AXT-Tongmei	Still placing orders
3	IQE	March 16, 2021	Signing new order with AXT-Tongmei	Still placing orders
4	Win Semiconductors	May 17, 2021	Signing new order with AXT-Tongmei	Still placing orders

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5	VISHAY SEMICONDUCTOR GmbH	March 10, 2021	Signing new order with AXT-Tongmei	Still placing orders
6	Customer C	March 15, 2021	Signing new order with AXT-Tongmei	Still placing orders
7	Landmark Optoelectronics	March 10, 2021	Signing new order with AXT-Tongmei	Still placing orders
8	Visual Photonics Epitaxy	March 12, 2021	Confirm by reply to email + Signing new order with AXT-Tongmei	Still placing orders
9	AVAGO TECHNOLOGIES INT’L SALES	April 21, 2021	Signing new order with AXT-Tongmei	Still placing orders
10	Azur Space	March 15, 2021	Signing new order with AXT-Tongmei	Still placing orders
11	INTELLIGENT EPITAXY TECHNOLOGY	June 2, 2021	Signing new order with AXT-Tongmei	Still placing orders
12	II-VI	June 2, 2021	Signing new order with AXT-Tongmei	Still placing orders
13	KAGA TOSHIBA ELECTRONICS CO. LTD.	April 7, 2021	Signing new order with AXT-Tongmei	Still placing orders
14	AUK CORPORATION	March 15, 2021	Signing new order with AXT-Tongmei	Still placing orders
15	WAFER TECHNOLOGY	March 9, 2021	Signing new order with AXT-Tongmei	Still placing orders

In addition to aforesaid end customers, other key customers have completed handover. Refer to “I. (III). 1. The specific process and implementation method of business and customer handover” of this Question. Except for change of selling entity, this handover does not change the production line, supply method and contractual terms of the Company, and customers have no need to carry out product certification again. The overall handover effect of the Company is satisfied. In 2021, the semi-conductor

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substrate materials of the Company realized the incomes of RMB626,751,800, an increase of 41.33% over previous year; main customers purchased more products, without any interruption of cooperation with customers due to handover of business and sales entity of the Company. In future, the Company will carry out marketing and maintenance at overseas markets through AXT-Tongmei, and ATX will no longer assume specific function of operation.

To sum up, the sales business restructuring only involves the internal business and structural adjustment of AXT Group, and does not change any production line. The original AXT customers do not need to re-certify the Company’s products. All customers concerned have been successfully handed over to AXT-Tongmei. The Company does not encounter any loss of customers due to customer handover and change of sales model. After handover, AXT-Tongmei maintains good cooperation relationship with overseas customers; the purchase amount and orders of the customers increased. The Issuer has smoothly undertaken relevant overseas customers of AXT.

(IV) The Company’s current customer acquisition modes, the reasons for the small number of sales staff, the acquisition of new customers and realization of sales revenue after restructuring, and the role of AXT in the Issuer’s process of obtaining customers and orders;

1. The Company’s current customer acquisition modes and the reasons for the small number of sales staff

(1) Current method of winning customers by the Company

Based on direct marketing, the Company obtains orders mainly through negotiating with potential customers and entrusting agents to promote. In terms of marketing, salespersons of the Company maintain long-term communication with downstream epitaxy manufacturers, OEMs, chip and apparatus manufacturers mainly through relying on historical customer resources, participation in exhibitions and industry conferences, orders actively placed by customers, and visiting potential customers, so as to know the demand dynamics of downstream customers, market supply & demand and work related to preparing sales plan. This is in line with industry practice. In terms of customer maintenance, since quality of products is stable, the demand for after-sale services of company products is small, and the salespersons of the Company are mainly responsible for communicating requirements of current customers and product performance.

Main customers of the Company are famous manufacturers in the world; during reporting period, the amount of products purchased by main customers from the Company increases constantly, and orders are sufficient to maintain full production capacity of the Company; currently, the Company sells its products overseas mainly via

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AXT-Tongmei, and sells in China mainly through Beijing Tongmei; the main duties of salespersons are serving current customers, supplemented by exploring new customers. The revenues of the Company contributed by main customers increase year by year.

(2) Reasons for small number of sales staff

The number of sales staff of the Company is relatively small mainly because:

1) The industry to which the Company belongs has no high demand for number of salespersons. The customers in the compound semiconductor substrates industry are mostly downstream epitaxy manufacturers, OEMs, and chip and device manufacturers, and downstream industries are relatively concentrated, so customers are also relatively concentrated.

2) The Company has been dealing in III-V compound semiconductors for many years, with high reputation and popularity in the market and among main epitaxy manufacturers, OEMs, and chip and device manufacturers in China and other countries, so many customers express their intentions of cooperating with the Company through email and telephone.

3) The Company has established good cooperation with main downstream customers. The products of the Company have high technical barrier and threshold, and the Company owns core patented technologies of producing III-V compound semiconductor substrate materials. The Company’s customers are mainly global well-known enterprises with years of cooperation with the Company. Under strict requirements for their suppliers, with each supplier including the Company into its list of qualified suppliers generally having been subject to its certification, the customers will not easily change their suppliers.

Therefore, small number of sales staff of the Company will not have adverse effect on business development and sustainable operation.

In future, the Company will continue to maintain good relationship with customers through in-depth analysis of customers’ demands and technical R&D; it is expected that customers will continue to purchase from the Company; the sales staff of the Company meet the requirements of business development, and it is expected that the Company will not greatly increase its number of sales staff.

(3) Comparison with comparable companies

The semiconductor substrate field requires sales staff to meet high professional background and experience requirements. The sales staff needs to be familiar with the

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indicators of the Company’s products such as key performances and parameters, understands the in-depth needs of downstream customers, and makes timely communications in response to production issues on the part of downstream customers. In view of the professional characteristics of the semiconductor substrate industry in which the Company is located and the Company’s industry position, the Company has fewer sales staff, but the sales team has rich industry experience and the ability to independently develop and serve customers and connect with the end customers - downstream manufacturers. A comparison of the proportion of sales staff between the Company and comparable peers in the same industry at the end of each reporting period is as follows:

Company Name	End of 2021	End of 2020	End of 2019
NSIG	Undisclosed	4.11%	4.73%
SICC	1.81%	1.33%	Undisclosed
Beijing Tongmei	1.50%	1.33%	1.04%

Note: The data of comparable companies are sourced from the annual reports and prospectuses of NSIG and SICC.

The above table indicates that the proportion of sales staff of the Company is relatively low compared to that of comparable peers, which is basically in line with that of SICC. The Company possesses more than 20 years of business and sales history, enjoys high reputation and customer recognition in the industry, and has established good cooperative relations with major downstream customers, requiring less sales staff.

2. Acquisition of new customers and realization of sales revenue after restructuring

The Company mainly develops new customers by participating in exhibitions and industry conferences, recommendation by customers, visiting potential customers, and other ways. Some customers also will actively place purchase orders with the Company owing to its prominent position in the industry. After the restructuring, the Company has won 23 new customers, including customers involving large amounts as follows:

In RMB

No.	Customer Name	Sales Content	Country	Start Date of Cooperation	Operation Revenue in 2021

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1	Xiamen AiErFa Technology Co., Ltd.	GaAs substrate	China	2021/6/17	472,530.98
2	AREA51-ESG, INC.	GaAs substrate	United States	2021/4/19	431,828.40
3	ZHEJIANG LAB	GaAs and Germanium substrates	China	2021/6/22	126,265.49
4	Wuxi Zhongkedexin Perception Technology Co., Ltd.	InP and GaAs substrates	China	2021/11/14	115,044.25
5	Others	InP and GaAs substrates	-	-	641,026.85
Total					1,786,695.97

3. Role of AXT in the Issuer’s process of obtaining customers and orders

Before March 2021, the Company’s semiconductor substrates were sold overseas mainly through AXT. In March 2021, the Company successfully integrated the overseas sales business, and AXT-Tongmei took over the existing customers of AXT. Based on the business adjustment within the group, AXT stopped selling the Company’s products after executing the sales contract signed before March 2021. After March 2021, AXT’s sales staff has become the employees of the Company. At present, the Company has an independent and complete sales team, carrying out business independently.

For one thing, the above-mentioned customers have cooperated with the Company for many years in view of its good product quality and service. For another, the business and customer handover only involves the change of seller entity within the AXT Group and will not affect the final product delivery. So the handover was completed quickly and the sales revenue from major customers grew rapidly after handover.

To sum up, based on the historical development of AXT and the unified arrangement within the group, AXT assumed the overseas sales function of semiconductor substrates before integration. After integration is completed, this function is performed by AXT-Tongmei and AXT no longer plays any role in the Issuer’s sales system. The Issuer can independently win customers and orders.

(V) Transactions between AXT and other customers of the Company, and

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reasons and rationality of transaction.

In December 2020, the Company completed the acquisition of Beijing Boyu and other entities. Before March 2021, AXT serves as the entity of overseas sales according to the decision at the group level to sell semiconductor substrates to overseas customers, and there was no overlap with other semiconductor material customers of the Issuer.

Nevertheless, AXT has transactions with some overseas customers of Beijing Boyu, a subsidiary of the Company, mainly because these overseas customers purchased PBN crucibles and PBN plates from Beijing Boyu while purchasing semiconductor substrates from AXT, as detailed below:

In RMB0’000

Period	Customer Name	AXT		Beijing Boyu
		Revenue	Products Sold	Revenue	Products Sold
January to February 2021	Veeco Instruments Inc.	49.06	InP substrate	50.68	PBN crucible, PBN plate
2020	Sumitomo	882.27	GaAs substrate	1,233.81	PBN crucible, PBN plate
	Veeco Instruments Inc.	111.46	InP, GaAs, and Germanium substrates	188.70	PBN crucible, PBN plate
2019	Sumitomo	849.05	GaAs substrate	1,304.47	PBN crucible, PBN plate
	Veeco Instruments Inc.	99.46	InP and GaAs substrates	171.91	PBN crucible, PBN plate

Note: The above table presents the overlap in customers with incomes > RMB200,000 between Beijing Boyu and AXT.

Sumitomo is one of the world’s leading communications and industrial manufacturers, and one of the Company’s competitors. Sumitomo is widely engaged in the production and operation in industries including information communication,

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automobile manufacturing, electronic equipment, energy and environment, and industrial equipment and materials, with more than 200 subsidiaries worldwide. Before March 2021, it purchased semiconductor substrates from AXT through its subsidiary Sumika Electronic Materials, Inc, and purchased PBN crucibles and PBN plates from the Company through another subsidiary SUMIDEN SHOJI CO., LTD.

Veeco Instruments Inc. (NASDAQ: VECO) is the world’s leading manufacturer of precision measuring instruments and process equipment. Before March 2021, Veeco Instruments Inc. purchased semiconductor substrates from AXT, and also purchased PBN crucibles and PBN plates from the Company through its subsidiary VEECO PROCESS EQUIPMENT INC.

To sum up, before March 2021, AXT has transactions with some overseas customers of the Company, mainly because these overseas customers purchased PBN crucibles and PBN plates from Beijing Boyu while purchasing semiconductor substrates from AXT. The above situation arises from customers’ business requirements and was reasonable.

2.2

According to the submissions: 1) During the reporting period, the Issuer purchased high-purity arsenic, indium phosphide polycrystalline, and other raw materials from AXT and its shareholding companies including Jiamei Hi-purity, Dongfang Hi-purity, Tongli Germanium, and Beijing Jiya, and the purchase costs accounted for 24.19%, 8.55%, 14.22%, and 21.81% of the current cost respectively. 2) The Issuer purchased professional equipment for compound semiconductor substrate production from AXT.

The Issuer is required to explain: (1) The main raw material categories required by the Company’s production and operation and main suppliers, and the proportions of raw materials from related party and non-related party; (2) The final purchasing source of raw materials supplied by AXT, the goods flow and

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capital flow of raw materials purchased by the Company, the process and effect of the above-mentioned suppliers switching to supply directly to the Company after the purchasing entity is adjusted, and whether there are any cases or risks that the Company cannot continuously and stably purchase raw materials from the original suppliers of AXT (if any, state the impact on the Company’s operation); (3) The source and purchasing mode of the Company’s production equipment, and the reason and rationality of purchasing production equipment through AXT during the reporting period.

Reply:

I. Explanations from the Issuer

(I) The main raw material categories required by the Company’s production and operation and main suppliers, and the proportions of raw materials from related party and non-related party;

1. The main raw material categories required by the Company’s production and operation and main suppliers

The raw materials required by the Company’s production mainly include high-purity arsenic, Gallium, indium phosphide polycrystalline, Germanium ingot, boron trichloride, quartz materials, and so on. The suppliers of main raw materials needed for the Company’s production and operation generally remain stable. For the main suppliers of the Company’s main raw materials during the reporting period, please refer to Item (1) “the purchase of main raw materials during the reporting period, including the names of major suppliers, main business, business scale, procurement amount, history of cooperation, etc.;” in Q9.2.

With a global procurement system, the Company formulated standardized procurement regulations, implemented standardized procurement control procedures, and established long-term mutually beneficial and win-win cooperation with suppliers, thus ensuring stable raw material supply.

2. Proportions of main raw materials required by the Company’s production and operation from related party and non-related party

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In order to avoid supply interruption and shortage thereby ensuring the stability of the Company’s raw materials procurement, the Company and its controlling shareholder AXT improve the cooperation with key raw material suppliers in China through investing in them.

The Company purchased high-purity arsenic, Germanium ingot, and other main raw materials through its controlling shareholder - AXT before March 2021, and purchased Gallium from its shareholding company - Xing’an Gallium and AXT’s shareholding company - Beijing Jiya, high-purity arsenic from AXT’s shareholding companies - Dongfang Hi-purity and Jiamei Hi-purity, and Germanium ingot from AXT’s shareholding company - Tongli Germanium during the reporting period. During the reporting period, the proportions of main raw materials required by the Company’s production and operation from related party and non-related party are as follows:

In RMB0’000

Item	Supplier	2021		2020		2019
		Amount	Proportion	Amount	Proportion	Amount	Proportion
Gallium	Non-related party	8,190.77	53.71%	3,274.44	51.57%	367.39	37.59%
	Related party	7,059.32	46.29%	3,075.53	48.43%	609.98	62.41%
	Total	15,250.09	100.00%	6,349.97	100.00%	977.37	100.00%
Germanium ingot	Non-related party	4,149.61	89.84%	3,989.59	86.38%	1,943.00	67.48%
	Related party	469.50	10.16%	628.89	13.62%	936.19	32.52%
	Total	4,619.11	100.00%	4,618.48	100.00%	2,879.19	100.00%
Quartz material	Non-related party	3,849.18	100.00%	2,965.95	100.00%	1,574.30	100.00%
	Related party	-	-	-	-	-	-
	Total	3,849.18	100.00%	2,965.95	100.00%	1,574.30	100.00%
High-purity arsenic	Non-related party	1,112.49	66.41%	-	-	-	-
	Related party	562.68	33.59%	1,214.61	100.00%	991.72	100.00%
	Total	1,675.17	100.00%	1,214.61	100.00%	991.72	100.00%
Boron trichloride	Non-related party	1,009.54	100.00%	915.83	100.00%	1,042.18	100.00%
	Related party	-	-	-	-	-	-

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	Total	1,009.54	100.00%	915.83	100.00%	1,042.18	100.00%
Indium phosphide polycrystalline	Non-related party	1,230.59	100.00%	693.76	100.00%	1,485.51	100.00%
	Related party	-	-	-	-	-	-
	Total	1,230.59	100.00%	693.76	100.00%	1,485.51	100.00%
Main raw materials	Non-related party	19,542.18	70.72%	11,839.57	70.65%	6,412.38	71.64%
	Related party	8,091.51	29.28%	4,919.03	29.35%	2,537.90	28.36%
	Total	27,633.69	100.00%	16,758.61	100.00%	8,950.28	100.00%

In general, the proportion of main raw materials required for the Company’s production and operation from related party is relatively low. In 2019 and 2020, the reason why the proportion of high-purity arsenic purchased by the Company from related party was high was that the suppliers of high-purity arsenic were Dongfang Hi-purity and YONEDA CORPORATION, where the purchase from YONEDA CORPORATION was completed through AXT. As the production qualification of Dongfang Hi-purity has expired and the new certificate is being handled, the Company has stopped purchasing products from Dongfang Hi-purity since June 2021, and purchased raw materials overseas through AXT-Tongmei since March 2021. So the proportion of high-purity arsenic purchased from related party dropped significantly in 2021.

(II) The final purchasing source of raw materials supplied by AXT, the goods flow and capital flow of raw materials purchased by the Company, the process and effect of the above-mentioned suppliers switching to supply directly to the Company after the purchasing entity is adjusted, and whether there are any cases or risks that the Company cannot continuously and stably purchase raw materials from the original suppliers of AXT (if any, state the impact on the Company’s operation);

1. The final purchasing source of raw materials supplied by AXT, and the goods flow and capital flow of raw materials purchased by the Company

During the reporting period, the final purchasing source of raw materials supplied by AXT is as follows:

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In RMB0’000

2021
Supplier Name	Raw Material	Amount	Overview of Supplier
TOKO SHOJI & CO., LTD	Other materials	114.46	Founded in Japan in 1942, mainly engaged in trade in textiles
ENTEGRIS, Inc.	Packaging materials, other materials, and cleaning consumables	112.18	A NASDAQ listed company (ENTG), founded in the United States in 1966, mainly engaged in manufacturing semiconductor and computer disk drive materials
YONEDA CORPORATION	High-purity arsenic	97.03	Founded in Japan in 1941, mainly engaged in fire-fighting equipment manufacturing
CONAX TECHNOLOGIES LLC	Other materials	82.83	Founded in the United States in 1953, mainly engaged in the customization of temperature sensors and compression sealing accessories
FUJIMI	Other materials	59.93	A company listed on the Tokyo Stock Exchange (5384.T), founded in Japan in 1953, mainly engaged in manufacturing semiconductor abrasives and devices
KNF CLEAN ROOM PRODUCTS	Packaging materials	52.14	Founded in the United States in 1999, mainly engaged in manufacturing containers and packaging materials
THERMAL CERAMICS	Other materials	25.03	Founded in the United States in 1920, mainly engaged in manufacturing ceramic products
SAINT-GOBAIN ADVANCED CERAMICS	Crucible materials	24.89	Founded in the United States in 1995, mainly engaged in manufacturing basic chemicals
H-SQUARE CORPORATION	Other materials	14.24	Semiconductor equipment supplier founded in the United States in 1975

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COORSTEK, INC.	Other materials	13.62	Founded in the United States in 1999, mainly engaged in manufacturing engineering ceramics
THERMO FISHER SCIENTIFIC	Other materials	13.23

A company listed on the New York Stock Exchange (TMO), founded in the United States in 1956, mainly engaged in manufacturing scientific instruments and laboratory equipment, diagnostic consumables, and life science reagents

DS FIBERTECH CORPORATION	Other materials	11.28	Founded in the United States in 1993, mainly engaged in manufacturing semiconductors, solar energy, fuel cells and laboratory heating elements
WALE APPARATUS CO.	Other materials	11.17	Founded in the United States in 1970, mainly engaged in the production and sales of glass equipment
GALLADE CHEMICAL, INC	Other materials	11.13	Founded in the United States in 1964, mainly engaged in the distribution of chemical products
ADVANCED CARBON PRODUCTS	Other materials	10.95	Founded in the United States in 2015, mainly engaged in asphalt manufacturing, with products covering asphalt with higher aromatic content, isotropic asphalt, mesophase asphalt, and special foam
Others	-	125.44
Total		779.53
2020
Supplier Name	Raw Material	Amount	Overview of Supplier
Osram	Germanium ingot	628.89	Founded in Germany in 1998, mainly engaged in manufacturing electronic components
YONEDA CORPORATION	High-purity arsenic	308.07	Ditto

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THERMAL CERAMICS	Other materials	291.59	Ditto
BASF CATALYSTS LLC	Cutting, grinding, and polishing materials	188.54	A supplier of environmental and process catalysts, founded in Germany in 1908
GALLADE CHEMICAL, INC	Other materials	138.24	Ditto
FUJIMI	Other materials	91.49	Ditto
COORSTEK, INC.	Other materials	80.68	Ditto
ENTEGRIS, Inc.	Packaging materials, cleaning consumables, and other materials	80.14	Ditto
SAINT-GOBAIN ADVANCED CERAMICS	Other materials	63.13	Ditto
DS FIBERTECH CORPORATION	Other materials	42.11	Ditto
KNF CLEAN ROOM PRODUCTS	Packaging materials and other materials	40.15	Ditto
CONAX TECHNOLOGIES LLC	Other materials	25.94	Ditto
WALE APPARATUS CO.	Other materials	22.78	Ditto
APPLIED CHEMISTRY CO.	Other materials	20.89	Founded in Vietnam in 1993, mainly engaged in research and development of water treatment chemicals

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ACCRETECH American Inc.	Cutting, grinding and polishing materials and other materials	19.88	A wholesaler of household appliances and electronic products, founded in the United States in 2012
LUMENTUM OPERATIONS LLC	Other materials	19.40	A NASDAQ listed company (LITE), founded in the United States in 2015, mainly engaged in the production and sales of optical and electronic products including optical fiber components and diode lasers
SEMICONDUCTOR MATERIALS INC.	Other materials	16.45	Founded in the United States in 1990, mainly engaged in the production and sales of semiconductors and other electronic components
ASTRO FLIGHT, INC.	Other materials	11.17	A wholesaler of household appliances and electronic products, founded in the United States in 2010
Others		89.23	-
Total		2,178.75
2019
Supplier	Raw Material	Amount	Overview of Supplier
YONEDA CORPORATION	High-purity arsenic	201.75	Ditto
Osram	Germanium ingot	171.62	Ditto
ENTEGRIS, Inc.	Cutting, grinding and polishing materials,	139.38	Ditto

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	cleaning consumables, packaging materials, etc.
BASF CATALYSTS LLC	Cutting, grinding, and polishing materials	87.84	Ditto
FUJIMI	Other materials	72.12	Ditto
SAINT-GOBAIN ADVANCED CERAMICS	Other materials	51.41	Ditto
GALLADE CHEMICAL, INC	Other materials	44.90	Ditto
THERMAL CERAMICS	Other materials	35.56	Ditto
THERMO FISHER SCIENTIFIC	Other materials	27.85	Ditto
KNF CLEAN ROOM PRODUCTS	Other materials and packaging materials	18.02	Ditto
WALE APPARATUS CO.	Other materials	16.98	Ditto
ADVANCED CARBON PRODUCTS	Other materials	13.21	Ditto
UNIVERSAL PHOTONICS, INC.	Cutting, grinding, and polishing materials	12.74	Founded in the United States in 1926, mainly engaged in the production and sales of optical products, covering precision optics, plate glass, semiconductors, and electronic products
SEMICONDUCTOR MATERIALS INC.	Other materials	12.55	Ditto

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DS FIBERTECH CORPORATION	Other materials	12.13	Ditto
APPLIED CHEMISTRY CO.	Other materials	10.85	Ditto
FISHER SCIENTIFIC COMPANY, LLC	Other materials	10.04	A wholesaler of professional equipment and chemicals, founded in the United States in 2000
Others	-	82.03	-
Total		1,020.97

Note: Information of suppliers are sourced from public network through retrieval.

The goods flow and capital flow of raw materials purchased by the Company are detailed as follows:

(1) Goods flow

After AXT places a purchase order to overseas suppliers, overseas suppliers provide raw materials as required by the order. If purchasing occurs in the United States, AXT will centrally purchase raw materials in the United States and then deliver them to the Company. If purchasing occurs in other countries or regions outside China and the United States, AXT will require the raw material supplier to deliver the goods directly to the Company.

After the raw materials arrive at the customs, the Company entrusts the customs declaration agency to handle the customs declaration and import formalities. After customs declaration, the raw materials are transported to the Company’s warehouse and accepted, and then put into storage after successful acceptance. The Company makes the receiving list and sends it to AXT for verification.

(2) Capital flow

The Company settled with AXT according to the raw material requisition records and made payment by foreign exchange telegraphic transfer.

2. Process and effect of the above-mentioned suppliers switching to supply directly to the Company after the purchasing entity is adjusted, whether there are any cases or risks that the Company cannot continuously and stably purchase raw materials from the original suppliers of AXT (if any, state the impact on the Company’s operation)

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In March 2021, AXT-Tongmei and AXT completed the business handover. The overseas sales and procurement functions of AXT were transferred to AXT-Tongmei, and all related staff joined AXT-Tongmei. In view of the fact that the above-mentioned overseas suppliers have cooperated with AXT for a long time and the related staff of AXT has joined AXT-Tongmei, AXT-Tongmei can successfully re-sign purchase contracts or orders with those suppliers and release purchase requests. The purchase, customs declaration, and logistics transportation modes are the same as that adopted by AXT. The adjustment of purchasing entity has not increased the supply cost and difficulty of suppliers, so there is no loss of supplier.

According to the purchase contracts or orders signed by AXT-Tongmei and the supply of goods by overseas suppliers to AXT-Tongmei, the Company’s overseas purchase amount in 2021 was RMB65,699,500, representing an increase compared with that in 2020. Additionally, major overseas suppliers have remained relatively stable.

The raw materials purchased by the Company from the original suppliers of AXT mainly include high-purity arsenic, Germanium ingots, cutting, grinding and polishing materials, cleaning consumables, and packaging materials, all of which can be stably supplied involving no monopoly. In addition, with the rapid development of compound semiconductor industry in China, the number of Chinese suppliers has greatly increased, and the quality of raw materials provided by them has basically met the Company’s requirements. For example, the Company increased the quantity of Germanium ingots purchased from companies including Hengyang Hengrong High Purity Semiconductor Material Co., Ltd. and Jiangsu Ningda Environmental Protection Co., Ltd., to ensure the production of Germanium substrates; Jiamei Hi-purity has resumed production and supplied high-purity arsenic to the Company; in addition, the Company is purchasing increasingly more cutting, grinding and polishing materials, cleaning consumables, and packaging materials from Chinese suppliers.

In summary, the Company has established a relatively mature global procurement system, which can ensure sustainable and stable overseas procurement. Meantime, the Company has reached more cooperation with Chinese suppliers, and further ensured stable raw material procurement, avoiding out-of-supply and shortage.

Moreover, the Company has given sufficient risk warnings on the dependence of some key raw material suppliers in “II. (II) Risk of reliance on the suppliers of certain critical raw materials and fluctuations in the raw material prices” in Section IV “Risk

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Factors” of the Prospectus.

(III) Purchasing source and mode of the Company’s production equipment, and the reason and rationality of purchasing production equipment through AXT during the reporting period;

1. Purchasing source and mode of the Company’s production equipment

With a global procurement system, the Company formulated standardized procurement regulations, implemented standardized procurement control procedures, and established long-term mutually beneficial and win-win cooperation with suppliers, thus ensuring stable and timely supply.

The Issuer formulates the equipment procurement plan according to business requirements and annual plans, and selects suppliers through inquiry, bidding and tendering, competitive negotiation, and other ways. The Company mainly develops the annual equipment purchase plan based on whether the capacity of the project corresponding to the current equipment, the need for process optimization, and the capacity reserve for future development can meet the increasing order requirements. Equipment shall be uniformly purchased by the Engineering Technology Department, and the procurement project shall be established after internal approval by the Company. According to the project approval form and the final quotation of the supplier, the engineering technician generates an inquiry sheet and submits it to the Company for internal approval. After fulfilling the approval process, the engineering technician will create a purchase order or project contract that contains the supplier information and confirmed price, and distribute it to the corresponding suppliers.

The Company’s production equipment is mainly purchased from Chinese equipment manufacturers and other suppliers outside China. Among the equipment to be purchased from abroad, those for routine production that are easily worn-out and need to be delivered by manufacturers in batches such as single crystal polishing machine, single crystal furnace, and vacuum furnace controller are usually purchased by the Company centrally through AXT who will deliver them to the former, and those to be delivered in a single batch are ordered directly by the Company from equipment manufacturers outside China for direct delivery to the Company.

2. Reason and rationality of purchasing production equipment through AXT during the reporting period

During the reporting period, the Company purchased professional equipment for

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the production of compound semiconductor substrates from AXT, amounting to RMB11,596,900, RMB6,025,400, and RMB5,760,500 respectively. The details are as follows:

In RMB0’000

Year	Supplier Name	Equipment Name	Amount
2021	KANTHAL THERMAL PROCESS, INC.	Single crystal furnace	300.61
	SV INSTRUMENTS, LLC	Vacuum furnace controller	156.17
	JOHANSING IRON WORKS, INC	Single crystal furnace	119.28
	Total		576.05
2020	SPEEDFAM INCORPORATED	Single crystal polishing machine	188.81
	KANTHAL THERMAL PROCESS, INC.	Single crystal furnace	183.31
	SV INSTRUMENTS, LLC	Vacuum furnace controller	87.01
	OEM GROUP EAST, LLC	Dryer and rotor	74.61
	COORSTEK, INC.	Porcelain tube	35.40
	THERMCRAFT INCORPORATED	Single crystal furnace	33.40
	Total		602.54
2019	JOHANSING IRON WORKS, INC	Single crystal furnace	716.72
	KANTHAL THERMAL PROCESS, INC.	Single crystal furnace and hearth	399.65
	CRYSTACOMM	Indium phosphide polycrystalline growth furnace	17.34
	NOVASCAN TECHNOLOGIES, INC	Ultraviolet ozone cleaner and accessories, ozone eliminator	14.66
	THERMCRAFT INCORPORATED	Single crystal furnace	11.32
	Total		1,159.69

The Company’s procurement of production equipment through AXT is determined

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by AXT’s organizational structure and its long-term business development model. At the early development stage of the Company, the III-V compound semiconductor material industry has just started to develop in Chinese Mainland, and there were only a few qualified suppliers, especially the suppliers of key equipment. In this context, to facilitate procurement and ensure stable production, the Company centrally purchased the easily worn-out equipment for routine production such as single crystal polishing machine, single crystal furnace, and vacuum furnace controller through AXT. Considering the convenience of procurement, the Company continues to import such kind of equipment through AXT. In 2021, after AXT fulfilled the original equipment purchase orders, the Company purchased equipment directly or through AXT-Tongmei instead of AXT.

The price of equipment purchased by the Company from AXT is based on that purchased by AXT from equipment suppliers, so there is no obvious unfairness in price in related transactions. It is reasonable for the Company to purchase production equipment through AXT.

As the number of III-V compound semiconductor material equipment suppliers has greatly increased in Chinese Mainland, and the quality of equipment provided by them has basically met the Company’s requirements, the Company has imported increasingly less equipment from suppliers outside China. Equipment with high consumption frequency such as single crystal furnace will be produced by Beijing Boyu in the future. Other equipment that is purchased less frequently will be purchased directly by the Issuer or AXT-Tongmei and will not be purchased through AXT in the future.

2.3

According to the submissions, 1) In November 2021, the Issuer signed a technology license agreement and a trademark license agreement with AXT, in which AXT granted its own intellectual property rights, authorized patents and pending patents to the Issuer and its controlled subsidiaries, and granted a trademark license to the Issuer and its subsidiaries; 2) The Issuer owns 42 domestic invention patents, four (4) of which are jointly owned by the Issuer and AXT. The jointly owned patents are of great importance to the production and

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operation of the Issuer. No agreement or other arrangements between the Issuer and AXT have been signed in respect of the four (4) jointly owned patents, which the Issuer may use independently under the Patent Act.

The Issuer is required to explain: (1) whether the intellectual property rights such as patents, technologies and trademarks necessary for the Company’s production and operation have been transferred or authorized to the Company; (2) AXT has already no actual business, the reason for taking the licensing mode rather than transfer and the fairness of the license fee; (3) For the jointly owned patents, whether there are currently arrangements for licensing to third parties in the use and planning of AXT.

The Issuer’s Attorney shall check Q(1) and give a clear opinion.

Reply:

I. Explanations from the Issuer

(I) Whether patents, technologies, trademarks and other intellectual property rights necessary for the Company’s production and operation have been transferred or authorized to the Company;

1. Transfer or authorization of patent and technology

As of February 28, 2022, according to the patent list and description confirmation provided by AXT and the patent verification opinions issued by Clements Bernard Walker PLLC, Studio Torta S.p.A, RYUKA IP LAW FIRM, YOU ME PATENT & LAW FIRM, Norton Rose Fuibright Canada LLP and Tsai, Lee & Chen’s International Trademark and Patent Office, and upon retrieval through the patent examination information inquiry system for China and other countries (at http://cpquery.sipo.gov.cn/), in addition to the Issuer, the authorized patents held by AXT and its subsidiary are as follows:

No.	Patent Name	Patentee	Country /Region	Application /Patent No.	Application Field

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1	반도체결정들을 강성 지지물로 탄소도핑과 저항률제어 및 열경사도제어에 의해 성장시키기 위한 방법 및 장치	AXT	Korea	10-0966182	Single crystal growth
2	炭素ドーピング、抵抗率制御、温度勾配制御を伴う、剛性サポートを備える半導体結晶を成長させるための方法および装置	AXT	Japan	4324467	Single crystal growth
3	METHOD AND APPARATUS FOR GROWING SEMICONDUCTOR CRYSTALS WITH A RIGID SUPPORT WITH CARBON DOPING AND RESISTIVITY CONTROL AND THERMAL GRADIENT CONTROL	AXT	Canada	CA 2452542	Single crystal growth
4	炭素ドーピング、抵抗率制御、温度勾配制御を伴う、剛性サポートを備える半導体結晶を成長させるための方法および装置	AXT	Japan	5005651	Single crystal growth
5	METHOD AND APPARATUS FOR GROWING SEMICONDUCTOR CRYSTALS WITH A RIGID SUPPORT WITH CARBON DOPING AND RESISTIVITY CONTROL AND THERMAL GRADIENT CONTROL	AXT	USA	US 6,896,729 B2	Single crystal growth
6	LOW ETCH PIT DENSITY (EPD) SEMI-INSULATING III-V WAFERS	AXT	USA	US 8,361,225 B2	Single crystal growth

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7	LOW ETCH PIT DENSITY (EPD) SEMI-INSULATING GAAS WAFERS	AXT	USA	US 7,566,641 B2	Single crystal growth
8	ガリウムベース材料及び第ＩＩＩ族ベース材料の製造方法	AXT	Japan	6008144	Polycrystal synthesis
9	単結晶ゲルマニウムの結晶成長システム、方法および基板	AXT	Japan	5497053	Single crystal growth
10	SYSTEMS, METHODS AND SOLUTIONS FOR CHEMICAL POLISHING OF GAAS WAFERS	AXT	USA	US 8,318,042 B2	Polishing
11	METHODS FOR MANUFACTURING MONOCRYSTALLINE GERMANIUM INGOTS/WAFERS HAVING LOW MICRO-PIT DENSITY (MPD)	AXT	Europe	EP2510138B1	Single crystal growth
12	マイクロピット密度（ＭＰＤ）が低いゲルマニウムのインゴットを製造する方法、およびゲルマニウム結晶を成長させる装置	AXT	Japan	5671057	Single crystal growth furnace manufacturing
13	CRYSTAL GROWTH APPARATUS AND METHOD	AXT	USA	US 8,231,727 B2	Single crystal growth furnace manufacturing
14	微坑密度（ＭＰＤ）低之鍺鑄錠/晶圓及用於其製造之系統和方法	AXT	Taiwan, China	I 513865	Single crystal growth

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15	SYSTEMS, METHODS AND SUBSTRATES OF MONOCRYSTALLINE GERMANIUM CRYSTAL GROWTH	AXT	USA	US 8,506,706 B2	Single crystal growth
16	GERMANIUM INGOTS/WAFERS HAVING LOW MICRO-PIT DENSITY (MPD) AS WELL AS SYSTEMS AND METHODS FOR MANUFACTURING SAME	AXT	USA	US 8,647,433 B2	Single crystal growth
17	激光可调节深度标记系统和方法	AXT, Issuer	China	2008100006750	Measurement
18	制造低腐蚀坑密度半绝缘砷化镓晶片的方法及其产品	AXT, Issuer	China	2008100009388	Single crystal growth
19	锗晶体生长的方法和装置	AXT, Issuer	China	2008101770060	Single crystal growth
20	具有低微坑密度（MPD）的锗锭/晶圆和其制造系统及方法	AXT, Issuer	China	2010800022161	Single crystal growth
21	非水系二次電池	Tandie	Japan	JP5156826	Battery related fields
22	非水二次电池	Tandie	China	2009801146313
23	NONAQUEOUS SECONDARY BATTERY	Tandie	USA	US8669010
24	NONAQUEOUS SECONDARY BATTERY	Tandie	USA	US8431267

On November 4, 2021, AXT signed a Technology License Agreement with the Company, stating that: AXT licenses all of its issued patents and pending patents and intellectual property rights (referring to trade secrets, contractual and licensing rights

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and other existing and/or future technology property rights, including updates and extensions thereof) to the Issuer and its controlled subsidiaries; The license covers the manufacture, use, sale, display, reproduction and distribution of gallium arsenide, indium phosphide and germanium crystals and substrate products worldwide; The license term is effective from January 1, 2021 and is valid forever.

In summary, all patents and technologies necessary for the Company’s production and operation have been transferred or authorized to the Company.

2. Transfer or authorization of trademark

As of February 28, 2022, according to the list of trademarks provided by AXT, the confirmation of the description, and the trademark verification opinions issued by Clements Bernard Walker PLLC, Studio Torta S.p.A, RYUKA IP LAW FIRM and Tsai, Lee & Chen’s International Trademark and Patent Office, and upon retrieval through the website of the Trademark Office of China National Intellectual Property Administration (at http://sbj.cnipa.gov.cn/sbcx/), registered trademarks owned by AXT are as follows:

No.	Trademark No.	Country/region	Trademark	Right Holder
1	G1097820	China		AXT
2	1728076	China		AXT
3	5536582	China		AXT
4	01001812	Taiwan, China		AXT
5	01543232	Taiwan, China		AXT
6	00964723	Taiwan, China		AXT
7	1097820	Japan		AXT

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8	4490456	Japan	AXT
9	4488361	Japan	AXT
10	1097820	Norway	AXT
11	2981244	USA	AXT
12	3725141	USA	AXT
13	1097820	Korea	AXT
14	526305	Korea	AXT
15	519696	Korea	AXT
16	1097820	Iceland	AXT
17	010346179	European Union	AXT
18	UK00910346179	Britain	AXT
19	1097820	International	AXT

The Company is in the semiconductor material industry, and its business development does not depend significantly on trademarks. The trademarks mentioned above are not necessary ones for the Company’s production and operation. As a controlled subsidiary of AXT, the Company mainly uses relevant trademark patterns in daily management of enterprise, internal identification in plant and product packaging.

In order to ensure the continuity of the Company’s business management and trademark use, the Company signed a Trademark License Agreement with AXT on

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November 4, 2021, which stipulates that: AXT will license the above trademarks to the Company and its subsidiaries for free as an integral part of the Company’s corporate name for the manufacture, marketing and sale of products; The license term begins on March 1, 2021 and is valid forever.

In summary, AXT has licensed the relevant registered trademarks owned by itself to the Company for free.

(II) AXT has already no actual business, the reason for taking the licensing mode rather than transfer and the fairness of license royalties;

1. Reasons for adopting licensing mode rather than transfer

In terms of technology licensing, due to the cross-licensing agreement between AXT and M, AXT has restrictions on transferring patents, and AXT patents cover Europe, the United States, Japan, South Korea, Taiwan, China and other countries and regions. Since 2021, various countries and regions have introduced laws to increase support for the semiconductor industry. In this context, there are many restrictions and policy uncertainties in the cross-border transfer of semiconductor-relevant patents. In view of the above reasons, although AXT has no actual business, the Issuer and AXT still take the licensing mode rather than transfer to receive the AXT- related right to use the patent.

On trademark licensing, as AXT itself is still a NASDAQ listed company, foreign public relations publicity and information disclosure are still required to use relevant trademarks. To facilitate the integration of the Issuer’s sales operations while ensuring AXT’s daily publicity and disclosure needs, AXT licenses the trademark to the Issuer at no cost, and the license term begins on March 1, 2021 and is valid forever.

2. The fairness of license royalties

Technology license royalties granted by AXT to the Issuer include intellectual property rights, licensed patents and pending patents owned by AXT. The above license royalties are determined according to the Intangible Assets Appraisal Report issued by Armanino LLP, an overseas appraisal agency, and through negotiation by both parties. The appraisal value is USD1.228 million, the appraisal method is income approach, and the appraisal base date is January 1, 2021.

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According to the appraisal report issued by Armanino LLP, the fair value of the right to use patented technology was appraised using the income method. The main parameters for appraising the fair value of such use right are as follows:

Main parameters	Descriptions
Appraisal purpose	Fair value of the authorized patent rights and intellectual property rights
Appraisal base date	January 1, 2021
Predicted operation term	10 years
Appraisal method	Income method
Contribution rate of patent technology use right	The technical sharing rate is 15% in 2021, and it is reasonably expected that the proportion will decline at an annual attenuation rate of 1.5% in the next decade.
Discount rate	13%

Armanino LLP, upon prediction and calculation of the Company’s sales revenue from relevant products from 2021 to 2030, and in light of the technical sharing rate of AXT patented technology during the license period, finds that the present value of technology license royalties for each year after discounting totals to USD1.228 million; In addition, the royalty rates of 12 US listed companies have been selected by Armanino LLP for comparative analysis. The royalties for AXT are reasonably priced.

In summary, the above technology license royalties are evaluated according to the Intangible Assets Appraisal Report issued by Armanino LLP, an overseas appraisal agency, and agreed by the Issuer and AXT through negotiation, the pricing of license royalties is fair.

AXT grants a license on the trademark which is still in its use to the Issuer on a permanent and royalty-free basis, rendering the trademark to be jointly used by both parties.

(III) For the joint patents, whether there are currently arrangements for licensing to a third party in the use and planning of AXT.

As of February 28, 2022, the Company has been granted a total of 53 invention patents inside and outside China, among which four (4) patents are jointly owned by the Company and AXT, its controlling shareholder. The Company was originally a

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wholly-owned subsidiary of AXT, and declared the above four (4) patent applications as joint patents with AXT. The details of such jointly patents are as follows:

S/N	Patentee	Patent Name	Patent Type	Patent No.	Date of Authorization proclamation	Gaining Method	The Intrinsic Connection with the Product or Service Offered by the Company
1	AXT, Company	制造低腐蚀坑密度半绝缘砷化镓晶片的方法及其产品	Invention	2008100009388	December 26, 2012	original acquisition

This technology uses a chemical mechanical surface polishing technology, with stable process, and after fine polishing, the wafer surface has no scratches, orange peel, imprint and other defects, with good flatness, and it can provide customers with semi-insulated gallium arsenide chips with low defect density.

2	AXT, Company	激光可调节深度标记系统和方法	Invention	2008100006750	May 23, 2012	original acquisition

This technology uses laser to engrave wafers, which can protect the quality of wafers and effectively trace the production line of defective wafers, and it plays an important role in production adjustment of the Company and the downstream customer verification.

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3	AXT, Company	锗晶体生长的方法和装置	Invention	2008101770060	July 24, 2013	original acquisition

Single crystal furnace of the Company has low manufacturing cost, the axial temperature gradient of the whole furnace body is easy to accurately control, the temperature gradient of solid-liquid interface is small, the internal stress of single crystal growth is small, the crystalline perfection of single crystal growth is good, and the dislocation density is low, which is an important technology for the growth of germanium crystal

4	AXT, Company	具有低微坑密度（MPD）的锗锭/晶圆和其制造系统及方法	Invention	2010800022161	June 4, 2014	original acquisition

The Company uses the full-automatic wafer chamfering process, full-automatic ultra-thin germanium chip surface Grinding and thinning process and automatic ultra-thin wafer cleaning process, etc., which can provide customers with low defect density of germanium substrate

Pursuant to the Cross-Licensing and Non-Prosecution Agreement signed by AXT and M on April 16, 2020, M and AXT license patents filed prior to December 31, 2029

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(inclusive) to each other and entities under their control, including the four joint patents mentioned above.

There is no separate agreement or other arrangement between the Issuer and AXT with respect to the four (4) joint patents, but in view of the above patent cross-licensing arrangement between AXT and M, AXT undertakes in its Technology Licensing Agreement with the Company dated November 4, 2021: Except for M, AXT will not license its own patents to any third party for use without the consent of the Company.

According to AXT’s confirmation, after the completion of the business handover, AXT does not use such joint patents, nor does AXT plan to use such joint patents itself or authorize other third parties to use such joint patents in the future; AXT currently has no arrangements to license such joint patents to other third parties, other than to license them in conjunction with other patents to M.

II. The Issuer’s Attorney shall verify the Q(1) and express a clear opinion

(I) Verification procedure

Regarding matters related to Q(1), the Issuer’s Attorney performed the following verification procedures:

1. Refer to the patent list and description confirmation provided by AXT, as well as the patent verification opinions issued by Clements Bernard Walker PLLC, Studio Torta S.p.A, RYUKA IP LAW FIRM, YOU ME PATENT & LAW FIRM and Norton Rose Fuibright Canada LLP and Tsai, Lee & Chen’s International Trademark and Patent Office, log in China and international patent examination information query system (http://cpquery.sipo.gov.cn/) for retrieval query, and check AXT’s authorized patents and their application fields.

2. Refer to the Technology License Agreement signed by AXT and the Issuer and AXT’s description confirmation, interview the chairman of AXT and the general manager of the Issuer, and verify that AXT has licensed its owned patent to the Issuer.

3. Refer to the list of trademarks and the confirmation of description provided by AXT, and the trademark verification opinions issued by Clements Bernard Walker PLLC, Studio Torta S.P.A, RYUKA IP LAW FIRM and Tsai, Lee & Chen’s

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International Trademark and Patent Office, log in to China Trademark Network (website: http://sbj.cnipa.gov.cn/sbcx/) for retrieval query, and check the status of registered trademarks owned by AXT.

4. Refer to the Trademark License Agreement signed by AXT and the Issuer, and AXT’s description confirmation, interview the chairman of AXT and the general manager of the Issuer, and verify that AXT licenses its owned registered trademark to the Issuer.

(II) Verification Opinions

Upon verification, the Issuer’s Attorney believes that:

1. All patents and technologies necessary for the Company’s production and operation have been transferred or authorized to the Company.

2. The Issuer belongs to the semiconductor material industry and does not have significant dependence on trademarks for business development; The relevant registered trademarks owned by AXT are not necessary trademarks for the Company’s production and operation, but in order to ensure the continuity of the Company’s business management and trademark use, AXT has licensed the relevant registered trademarks owned by itself free of charge to the Issuer for use.

2.4

According to the submissions, during the reporting period, AXT has dispatched R&D players to assist the Issuer in research and development, and these players have been converted into Company employees since March 2021.

The Issuer is required to explain: (1) whether the sources of the Company’s core technology are legal and compliant, and whether they are disputable or have potential disputes; (2) during the reporting period, whether the Company and AXT hold cross-posts or part-time jobs in terms of management personnel and core technical team, or advance salary on behalf of the Company.

I. Explanations from the Issuer

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(I) The sources of the Company’s core technology are legal and compliant, whether they have disputes or potential disputes;

In 1998, AXT established its predecessor company Tongmei Co., Ltd in Beijing, and gradually transferred its production and research and development to Beijing Tongmei Co., Ltd., and invested related technology of compound semiconductor substrate into Tongmei Co., Ltd. On the basis of these technologies, the Company has continued to carry out technological development and innovation for more than 20 years, and upgraded and innovated polycrystalline synthesis, single crystal growth, material purification and other processes and various devices, in order to meet the downstream demand and technological development trend.

Prior to March 2021, AXT dispatched R&D players to assist the Issuer in research and development. These players are mainly engaged in overseas customer communication, overseas product research and development, testing and other R&D activities. Since March 2021, these R&D players have been converted to company employees. The main core research and development work of the Issuer is completed on its own, based on which, the Issuer has applied for a series of patents or formed technical secrets, generating its core technologies, patents and products, with its current core technologies coming from its independent research and development.

In summary, the core technologies of the Company are independently researched and developed. The source of core technologies is legal and compliant, and there are no disputes or potential disputes.

(II) During the reporting period, whether the Company and AXT hold cross-posts or take part-time jobs in terms of management personnel and core technical team, or advance salary on behalf of the Company;

During the reporting period, the Company and AXT do not hold cross-posts or take part-time jobs in terms of management personnel or core technical teams.

During the reporting period, AXT disbursed salaries in the amount of RMB2.4354 million, RMB3.835 million and RMB736,100, respectively, to Mr. VINCENT WENSEN LIU, the general manager of the Company. As stated by AXT, the Company was not required to reimburse such amounts, and corresponding accounting treatments

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have been made by the Company therefor. After March 2021, no circumstances as above have happened again. There is no other disbursement of salaries except the above.

In order to actively promote the Company’s research and development efforts, AXT sent R&D players to assist the Company’s research and development, and the Company paid subsidies of RMB1,070,500, RMB1,049,900 and RMB415,600, respectively to those R&D players during the reporting period. Given the Company, who was formerly a wholly-owned subsidiary of AXT, needed to maintain close communication with overseas advanced customers for overseas business, AXT dispatched some overseas players to assist the Company in R&D. All relevant R&D players take office in AXT, but not in the Company, without cross-employment or part-time job. The Company has paid the relevant subsidies according to the service time of the relevant personnel, which does not belong to salary payment on behalf of AXT. Starting from March 2021, the above-mentioned R&D players have been converted to employees of the Company.

The Company has an independent personnel management system, and all the directors, supervisors and senior managers of the Company are elected and appointed in strict accordance with the relevant provisions of the Company Law and the Articles of Association. The management personnel and core technical team of the Company take full-time job and receive remuneration in the Company, and they do not hold positions other than directors and supervisors in the controlling shareholders and other enterprises controlled by the Company, nor do they hold positions in other enterprises with the same or similar business of the Company.

2.5

The Sponsor and the Issuer’s Attorney shall specify whether the Issuer business is complete, whether the relevant sales, procurement, assets, personnel and technology are confused with the controlling shareholders and the companies they control and share in and whether the Issuer has verification procedures, evidences and conclusions performed for the independent ability to continue

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operations directly to the market, and give a clear opinion on whether the Issuer meets the requirements of the relevant rules for business integrity and independence.

Reply:

I. Basic information of the Issuer

As regards sales and procurement, before March 2021, based on the unified arrangement within the Group, the Issuer sold semiconductor substrate material products and also purchased some main raw materials overseas through AXT, its controlling shareholder. After March 2021, the business handover between AXT and AXT-Tongmei, a subsidiary of the Issuer, was completed whereupon AXT-Tongmei was independently responsible for overseas procurement and sales, and AXT no longer engaged in specific business after accomplishing the ongoing orders.

As regards assets and technology, in addition to independent plants, equipment and sound production processes, the Issuer has formed patented and non-patented technologies during production and R&D. In November 2021, the Company entered into a Technology License Agreement and a Trademark License Agreement with AXT, whereby it is agreed that AXT shall grant the Company and its controlled subsidiaries licenses to use AXT’s intellectual property rights, patents (whether issued or pending) and trademarks on a perpetual basis. In 2021, AXT-Tongmei, a subsidiary of the Company, rented real estate from AXT as office space against paying the rent of RMB1.5068 million, recognizing right-to-use assets of RMB5.1358 million therefor. The above real estate is only used by AXT-Tongmei for daily office work, without a material impact on the Company’s business and asset independence.

As regards labor force, since March 2021, AXT has handed over its business to AXT-Tongmei, with its relevant sales, procurement and R&D teams having re-signed labor contracts with the latter, while only retaining some necessary personnel to be responsible for information disclosures, investor relations, finances and other related matters in the US capital market. As of December 31, 2021, the Company has a total of 1,396 employees, who independently undertake such functions as procurement, sales, R&D and management.

To sum up, the Issuer maintains its business integrity, having no confusion with its controlling shareholder and the companies controlled or invested by the latter in

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respects of relevant sales, procurement, assets, personnel and technology. The Issuer has the ability to directly conduct market-oriented operations as an independent going concern.

II. Verification procedures performed by the Sponsor and the Issuer’s Attorney and verification evidences

On whether the business of the Issuer is complete, whether the relevant sales, procurement, assets, personnel and technology are confused with the controlling shareholders and the companies they control and share in, and whether the Issuer has the independent ability to continue operations directly to the market, The verification procedures performed by the Sponsor and the Issuer’s Attorney and the verification evidences obtained are as follows:

1. Obtain the Issuer’s Audit Report, sales & purchase details, R&D investment details, equipment procurement details, fixed assets list, important fixed assets purchase contract and invoice, property ownership certificates such as certificate of real estate title and list & certificates of intellectual property rights, register of employees, salary payment record, organization chart and job description, department post work standard and system and fund statements of the bank account, check the Issuer’s sales and procurement, setup of financial department and R&D department and personnel composition,, understand the ownership and use of the Issuer’s assets, and check whether there is any ownership dispute in the important assets for the Issuer’s production and operation, whether these assets are occupied by the related party and whether the assets of the related party are used; judge whether the Issuer’s business is complete;

2. Understand the industry policies, industry data and industry development of the industry to which the Issuer belongs, obtain the income of the main customers of the Issuer, obtain the main financial data of the major customers of the Issuer, and check whether there are significant adverse changes; Check whether there are major disputes or lawsuits over trademarks, patents, proprietary technologies and other important assets or technologies that have a significant impact on the business operation or

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revenue realization of the Issuer; whether there are other circumstances that significantly affect or impair the ability to continue operations;

3. Obtain legal opinions on the controlling shareholder AXT, AXT information disclosure announcement documents, audit reports or financial statements, procurement and sales details, procurement and sales contracts, list of fixed assets, list of intellectual property rights, register of employees and fund statements of bank accounts issued by the American Attorney; check the historical development, industry involved, main business, main products, main raw materials, production process, assets, personnel composition and other basic information of AXT and its controlled enterprises; determine whether AXT and the companies it controls horizontally compete with the Issuer with significant adverse effects, and determine whether the Issuer’s related sales, purchases, assets, personnel and technology are confused with the controlling shareholders and the companies they control and participate in;

4. Refer to the transaction details of related sales and related purchase, related transactions contracts and transaction vouchers and trademarks & technology license contracts of the Issuer during the reporting period, obtain the information note and interview record for related transaction issued by the related party of the Issuer, check the amount and proportion and change trend of related transactions between the Issuer and related parties, background and authenticity of related transactions, and judge whether the Issuer has related transactions that seriously affect its independence and whether it has the ability to directly face the market and continue to operate independently;

5. Obtain trademark and technology usage license agreement, fund lending contracts and vouchers signed by AXT and the Issuer; Check whether the Issuer has obtained necessary authorization to use the trademarks and technologies of related parties, and judge whether the production and operation of the Issuer is significantly dependent on the authorized trademarks and technologies;

6. Check the files on the Issuer’s real estate, land, patents, trademarks, software copyrights and other assets through public channels, and verify the accuracy and integrity of the Issuer’s assets in light of the closing balances of inventories, fixed assets,

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constructions in progress and intangible assets;

7. Obtain the commitment letter on avoiding horizontal competition issued by AXT;

8. Check the sites for production and R&D of the Issuer and its subsidiaries on the spot, the production process of the Issuer for its products, and the approval and R&D records of R&D projects; interview with relevant personnel responsible for management, procurement, sales, finance and R&D to assess whether the Company operates independently in terms of production, supply, marketing, finance and R&D;

9. Interview with the main customers and suppliers of the Issuer during the reporting period, as well as the main customers and suppliers after looking through AXT, to see the transaction contents, transaction terms and actual implementation thereof with customers and suppliers, the history of cooperation between both parties, the recognition of customers on the quality of the Company’s products, and whether they are associated with the Issuer or involve in financial disintermediation;

10. Inquire basic information of the Issuer’s main customers using public data to learn the position of the Company in the industry and the position of the Company’s products in its downstream application industry through the composition of customers;

11. Seek confirmations from the Issuer’s main customers and suppliers during the reporting period, as well as the main customers and suppliers after looking through AXT;

12. Check the account statements of the Issuer, and its controlling shareholder AXT (including main officers thereof), directors, supervisors, officers, sales and procurement principals, key financial personnel, key sales staff and key procurement personnel during the reporting period to establish whether there is any financial disintermediation and disbursement.

III. Verification conclusions of the Sponsor and the Issuer’s Attorney

After verification, the Sponsor and the Issuer’s Attorney believe that:

1. The Issuer has an independent procurement, research & development, production, sales, finance departments and related personnel, with independent procurement & sales channels, and independent and complete business system, the Issuer’s business does not depend on related parties, and the business of the Issuer is

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complete and has the ability of independent and continuous operation directly facing the market;

2. AXT and other enterprises under its control currently engage in no actual production and operation, who have granted licenses on their patents, trademarks and other intellectual property rights to the Company for use. In order to ensure the stability of the Company’s raw material procurement as well as to avoid supply interruption and shortage, the Company or its controlling shareholder AXT also improved the cooperation with the key raw material suppliers in China through investing in them; the main businesses of AXT’s joint-stock companies Beijing Jiya, Jiamei Hi-purity, Tongli Germanium industry and Dongfang Hi-purity are the upstream extension of the Issuer’s main business, all of whom operated independently; and there is no confusion between the sales, procurement, assets, personnel and technology of the Issuer and those of the controlling shareholders and the companies they control and participate in;

3. The Issuer’s business is complete and has the ability to continue operation directly and independently in the market. There is no horizontal competition that has a material adverse effect on the Issuer between the Issuer and the controlling shareholders and other enterprises controlled by the Issuer, and there is no related transaction that seriously affects the independence of the Issuer, which complies with the requirements of business integrity and independence in related rules such as Article 12 of the Administrative Measures for the Registration of Initial Public Offerings of the Science and Technology Innovation Sector, and Articles 4.1.3 & 4.1.4 of Section I Controlling Shareholder and Actual Controller in Chapter IV Internal Governance of Listing Rules of Science and Technology Innovation Sector Stock of Shanghai Stock Exchange.

Q3. AXT

3.1

According to the submissions: 1) AXT holds 85.51% of the equity of the Issuer and is the controlling shareholder; 2) AXT’s equity structure is decentralized and there is no actual controller. Except for matters to be decided by shareholders,

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AXT’s top decision-making body is the board of directors. AXT directors are nominated by the board of directors and elected by shareholders holding more than half of the voting rights at the annual general meeting of shareholders; 3) AXT currently has five directors, and MORRIS SHEN-SHIH YOUNG serves as the chairman of the Issuer and the director and CEO of AXT.

The Issuer is required to explain: (1) the division of functions and powers of AXT’s general meeting of shareholders and the board of directors, the decision-making mechanism of the board of directors, and the functions and powers of different types of directors based on the provisions of AXT’s registration place, listing place and the Articles of Association, as well as whether MORRIS SHEN-SHIH YOUNG plays a special role in AXT’s operation, has a special decision-making position on major matters, and can actually control the board of directors and AXT in combination with his role in AXT’s operation; (2) whether there is a concerted action agreement among the current directors of AXT, or other special arrangements that may cause specific directors to actually control the board of directors and AXT; (3) the basic information and term of office of AXT's current directors, during the reporting period, is there any deadlock on the board of directors that makes it impossible to make effective decisions on the Company’s operation, and is there any major adjustment of the Company’s business strategy due to the change of directors; (4) the basic information of the top five shareholders holding AXT common shares.

Reply:

I. Explanations from the Issuer

(I) The division of functions and powers of AXT’s general meeting of shareholders and the board of directors, the decision-making mechanism of the board of directors, and the functions and powers of different types of directors based on the provisions of AXT’s registration place, listing place and the Articles of Association, as well as whether MORRIS SHEN-SHIH YOUNG plays a special

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role in AXT’s operation, has a special decision-making position on major matters, and can actually control the board of directors and AXT in combination with his role in AXT’s operation

1. The division of functions and powers of AXT’s general meeting of shareholders and the board of directors, the decision-making mechanism of the board of directors, and the functions and powers of different types of directors based on the provisions of AXT’s registration place, listing place and the Articles of Association

According to the Disclosure Letter issued by Wilson Sonsini Goodrich & Rosati, the Statement & Confirmation Letter issued by AXT, and based on the provisions of AXT’s place of registration, place of listing and the Articles of Association, the division of functions and powers of AXT’s general meeting of shareholders and the board of directors, the decision-making mechanism of the board of directors and the functions and powers of different types of directors are as follows:

(1) The division of functions and powers of AXT's general meeting of shareholders and the board of directors

AXT’s general meeting of shareholders has the right to decide on the election of directors, amendment or repeal of the Articles of Association, approval of some necessary transactions and other matters; AXT’s general meeting of shareholders can be held only when the shareholders with more than 50% voting shares are present; the general resolution of AXT’s general meeting of shareholders shall be approved by more than half of the voting rights of shareholders present, and the special resolution shall be approved by more than two-thirds of the voting rights of shareholders present.

At the level of the board of directors, unless otherwise stipulated by relevant laws, the board of directors of AXT has all the decision-making powers of AXT, including but not limited to the following matters: (a) distribute dividends from time to time; (b) purchase or otherwise acquire any property, right or privilege; (c) authorize the creation, formulation and publication of various written obligations and take all necessary actions in connection therewith regardless of their transferability and security; (d) remove any executive of the Company and transfer the powers and duties of any

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executive to others; (e) authorize the executive of the Company to appoint, remove and suspend the subordinate employees and agents; (f) formally approve the shares, option, shares purchase, bonus or other compensation plans that can be determined by it for the directors, executives, employees and agents of the Company and its subsidiaries; (g) formally adopt insurance, retirement and other benefit plans that can be determined by it for the directors, executives, employees and agents of the Company and its subsidiaries; (h) adopt the Company system that does not violate the Articles of Association in order to manage the business and daily affairs of the Company; and (i) any vacancy in the office of director or any new office of director may be filled by the majority vote of the directors in office.

In addition, the board of directors can participate in and decide on specific decision-making and daily management of the Company.

(2) The decision-making mechanism of the board of directors

AXT’s board meeting can be divided into regular meeting and ad hoc meeting. The regular meeting shall be held at the place, date and time determined by the board of directors and announced to all directors. The ad hoc meeting shall be convened by one-third of the directors or CEO and held after five days’ written notice or 24 hours’ telephone notice; AXT’s board meeting shall be held only when more than half of the directors are present; all matters shall be decided by a majority of the directors attending the meeting and reaching a quorum; AXT’s board of directors may adopt resolutions by written consent, provided that such method must be unanimously agreed by all directors.

(3) Functions and powers of different types of directors

Directors of AXT are, according to their term of office, composed of three classes i.e. Class I Director, Class II Director and Class III Director. The term of office for each class of directors will expire at the annual general meeting of shareholders in the third year after their election. At the annual general meeting of shareholders each year, only one class of directors whose term of office expires will be re-elected, and the directors will serve for a full term of three years after re-election.

Except for difference in the term of office, the above different classes of directors

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enjoy the same functions and powers, and each director has one vote on decision-making matters related to operation. It is a common practice of listed companies in the US to classify directors by term of office.

2. Whether MORRIS SHEN-SHIH YOUNG plays a special role in AXT’s operation, has a special decision-making position on major matters, and can actually control the board of directors and AXT in combination with his role in AXT’s operation

According to the Disclosure Letter issued by Wilson Sonsini Goodrich & Rosati, the Statement & Confirmation Letter issued by AXT and the Articles of Association, and the interview with MORRIS SHEN-SHIH YOUNG, chairman of AXT, MORRIS SHEN-SHIH YOUNG:

(1) As the CEO of AXT, exercises the power of managing AXT’s daily business affairs, including hiring, dismissing and administering employees, putting forward strategies and objectives, and implementing company plans of AXT;

(2) As the board chairman of AXT, he presides over the board meetings, and participates in decision-making matters related to AXT operation together with other directors. Since directors of various classes of AXT differ in term of office only, directors do not have different functions and powers due to different classes, so MORRIS SHEN-SHIH YOUNG has the same decision-making status with other directors, enjoys one vote on decision-making matters related to operation, and the final decision-making matters shall be voted by a majority of directors attending the meeting and reaching a quorum.

As a whole, as CEO of AXT, MORRIS SHEN-SHIH YOUNG is responsible for managing daily operation issues of AXT, and only has one vote in the board of directors as a director of AXT; he does not have a special decision-making status on major matters, cannot actually control the board of directors and AXT, and does not play a special role in AXT’s operation.

(II) Whether there is a concerted action agreement among the current directors of AXT, or other special arrangements that may cause specific directors to actually control the board of directors and AXT

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According to the Disclosure Letter issued by Wilson Sonsini Goodrich & Rosati, the Statement & Confirmation Letter issued by AXT and the Statement issued by AXT’s current directors, there is no concerted action agreement among AXT’s current directors or other special arrangements that may cause specific directors to actually control the board of directors and AXT.

(III) The basic information and term of office of AXT’s current directors, during the reporting period, is there any deadlock on the board of directors that makes it impossible to make effective decisions on the Company’s operation, and is there any major adjustment of the Company’s business strategy due to the change of directors

1. Basic information and term of office of AXT’s current directors

According to AXT’s announcement document on the SEC website (https://www.sec.gov/), the relevant information of AXT’s current directors is as follows:

No.	Name	Position	Expiration date of term of office	Director type
1	MORRIS SHEN-SHIH YOUNG	Chairman and CEO	Annual general meeting in 2023	Class I Director
2	David C. Chang	independent director	Annual general meeting in 2023	Class I Director
3	Jesse Chen	independent director	Annual general meeting in 2024	Class II Director
4	Christine Russell	independent director	Annual general meeting in 2022	Class III Director

2. During the reporting period, is there any deadlock on the board of directors that makes it impossible to make effective decisions on the Company’s operation

During the reporting period, AXT’s board of directors operates normally and the Company’s business decisions could be made effectively. There is no deadlock on the

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board of directors which makes it impossible to make effective decisions on the Company’s operation.

3. During the reporting period, is there any major adjustment of the Company’s business strategy due to the change of directors

According to provisions of certificate of incorporation and articles of association of AXT, number of members of the board shall be determined by the resolutions adopted by the board from time to time. According to relevant rules of Nasdaq on corporate governance, majority members of the board of AXT shall be held by independent directors.

At the beginning of the reporting period, AXT had four board members, namely MORRIS SHEN-SHIH YOUNG, David C. Chang, Jesse Chen and Leonard J. LeBlanc.

On December 23, 2019, AXT held a board meeting to elect Christine Russell as a Class III Director, and the members of AXT’s board of directors were changed to 5. On December 29, 2021, director Leonard J. LeBlanc resigned as a director for his own reasons, and the members of AXT’s board of directors were changed to 4.

During the reporting period, AXT fulfilled the necessary legal procedures and information disclosure obligations due to the changes of the above directors, and, there was no material change in the members of the board of directors; the number, structure, gender and ethnicity of members of the board comply with requirements of American laws and statutes. Currently, AXT has no plan of adding directors; in future, the number of directors may be increased based on needs and relevant regulatory requirements.

Generally speaking, during reporting period, there was no major adjustment to the Company’s business strategy due to the change of directors.

(IV) Basic information of the top five shareholders holding AXT common shares

As of December 31, 2021, the top five shareholders holding AXT common shares are Dimensional Fund Advisors, L.P., BlackRock Institutional Trust Company, N.A., Wellington Management Group LLP, The Vanguard Group, Inc. and Needham Investment Management LLC.

Through online search and inquiry, the basic information of the above shareholders

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is as follows:

No.	Name of shareholder	Number of shares (share)	Proportion in common shares	Basic information
1	Dimensional Fund Advisors, L.P.	3,007,836	7.01%

Dimensional is a large asset management company headquartered in Austin, Texas. Dimensional has been established for more than 40 years, with 13 offices and more than 1400 employees around the world. Dimensional focuses on mutual funds and manages a customer asset of more than USD650 billion. Dimensional’s customer base is mainly composed of institutions and other independent financial advisers.

2	BlackRock Institutional Trust Company, N.A.	2,482,352	5.79%

BlackRock (NYSE: BLK) is the largest listed investment management group in the United States. Headquartered in New York, BlackRock serves its customers through its offices in the United States, Europe and Asia. BlackRock aims to help more and more people experience financial health. Its customer base includes pension plans, endowment funds, foundations, charities, insurance companies and other financial institutions, as well as individual investors around the world.

3	Wellington Management Group LLP	2,098,281	4.89%

Wellington is a private partnership that manages about USD969 billion for customers and serves as an investment adviser of about 2,150 institutions in more than 55 countries. On November 16, 2019, Hurun Research Institute released the Top 100 Global Unicorn Index 2019, according to which Wellington ranked 29th. Wellington aims to meet the needs of customers. Wellington has more than 600 analysts around the

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world with an average industry experience of 17 years. They use different analysis methods to predict the changes of public opinions of enterprises, securities, industries and investors, and provide customers with differentiated and profitable suggestions.

4	The Vanguard Group, Inc.	1,959,470	4.57%

Founded in 1974, Vanguard is in a leading position in the fund industry, managing an asset of more than USD370 billion and providing services to more than 10 million people around the world. Vanguard is the only “fund company jointly owned by investors” approved by the SEC. Vanguard’s business mainly includes investor fund investment and provision of financial services.

5	Needham Investment Management LLC	1,547,850	3.61%

Needham is a New York based financial consulting firm with full authority to supervise and manage all customer assets and provide services for investment companies and collective investment vehicles. Needham’s investment vehicles focus on tax saving, capital appreciation and value preservation, as well as seek higher than average growth with different styles of market value and growth rate as the goal.

3.2

According to the submissions, AXT established the Issuer formerly known as Beijing Tongmei, and gradually transferred production and R&D to Chinese Mainland. AXT USA only retains overseas sales, overseas procurement and some application R&D functions.

The Issuer is required to explain: (1) the evolution of AXT’s main business; (2) during the reporting period and before and after the asset restructuring, the distribution, changes and whereabouts of AXT’s original businesses, functions and

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corresponding assets and personnel in AXT’s parent company, the Issuer and other subsidiaries, and the specific inheritance relationship between the Issuer and AXT in terms of business, assets and personnel; (3) the comparison of key financial indicators between the Company’s declaration statement and AXT’s financial statements disclosed in NASDAQ and the analysis of the reasons for the differences, which shall be presented in tabular form.

Reply:

I. Explanations from the Issuer

(I) Evolution of AXT’s main business

Founded in December 1986, AXT has been engaged in the R&D, production and sales of semiconductor substrates in the US since its establishment, and has established a semiconductor substrate production base in California. Its primary business evolves as follows:

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1986

Setup of AXT

AXT was set up in the United States in 1986, dealing with R&D, production and sale of indium phosphide, GaAs and Germanium substrate; AXT established semi-conductor substrate production base in California, USA.

1997

R&D of gallium phosphide and gallium nitride

Since 1997, AXT has been engaged in R&D and production of gallium phosphide and gallium nitride substrate, but relevant activities were terminated in 2000 due to uncertainty of development of downstream market and insufficient funds.

1998

Listed in NASDAQ and invested in Tongmei Limited

In 1998, AXT was listed in NASDAQ and invested in China to set up Tongmei Limited to transfer the production of indium phosphide, GaAs and Germanium substrate to China.

1999

Dealing with LED business

In 1999, AXT was engaged in LED business through acquiring Lyte Optronics, Inc., which was sold in 2003 since such business experienced long-term losses and negative cash flow and faced huge uncertainty in terms of profit gaining capacity.

1999

Investing in metal material companies

In 1999, AXT invested in Beijing Jiya and Tongli Germanium; in 2001, AXT invested in Jiamei Hi-purity; aforesaid companies are engaged in production and sale of Gallium, Germanium ingot and High-purity arsenic respectively.

2001

Establishing high-purity metal and PBN material company

AXT established Nanjing Jinmei in 2000 and established Beijing Boyu in 2002. Nanjing Jinmei is engaged in R&D, production and sale of high-purity metals and compounds, and Beijing Boyu is engaged in R&D, production and sale of PBN materials.

2004

AXT stopped production

As the production capacity of substrate materials increases and upstream raw material enterprises gradually improve in China, AXT stopped production of overseas plants in 2004 and transferred its production capacity to manufacturers in China, and AXT only reserves the functions of overseas sale, purchase and R&D.

2006

Tongmei Limited began independent R&D

Tongmei Limited carried out independent R&D, becoming the company integrating R&D, production and marketing.

2017

New subsidiaries

AXT invested in Chaoyang Tongmei and Baoding Tongmei in 2017, and invested in Chaoyang Jinmei in 2018, engaged in the business of semi-conductor substrate materials and high-purity metal.

2020

Assets restructuring

With a view to settle the issues of horizontal competition and integrating business resources in China, in December 2020, AXT invested in Beijing Tongmei with 100% equities of Beijing Boyu, Baoding Tongmei, Chaoyang Tongmei, Nanjing Jinmei and Chaoyang Jinmei, completing assets restructuring in China. In the same year, AXT-Tongmei was established in USA.

2021

In March 2021, AXT-Tongmei undertook AXT's functions of overseas sale, purchase and R&D. The Issuer purchased all shares of AXT-Tongmei from AXT in May 2021, and AXT-Tongmei was included in the combination system of the Issuer. Since then, AXT no longer engaged in any specific business.

As a whole, since its establishment, AXT has been engaged in R&D, production and sales of semiconductor substrates; through gradual transfer of functions such as production, R&D, sale and procurement, AXT is not engaged in specific business currently.

(II) During the reporting period and before and after the asset restructuring, the distribution, changes and whereabouts of AXT’s original businesses, functions

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and corresponding assets and personnel in AXT’s parent company, the Issuer and other subsidiaries, and the specific inheritance relationship between the Issuer and AXT in terms of business, assets and personnel

During the reporting period and before and after the asset restructuring, the distribution, changes and whereabouts of AXT’s original businesses, functions, corresponding assets and personnel in AXT’s parent company, the Issuer and other subsidiaries and participating companies are as follows:

Level	Entity	Distribution at the beginning of the reporting period	Changes and whereabouts	Current distribution
AXT	AXT’s parent company	Responsible for overseas sales, procurement and some R&D functions, owning a number of patents and trademarks and equipped with corresponding personnel

Overseas procurement, sales and R&D functions, business orders and corresponding personnel are transferred to AXT-Tongmei, and the intellectual property rights such as patents and trademarks owned by it are licensed to the Issuer and its subsidiaries on a perpetual basis

Not engaged in specific business, only some necessary personnel are retained to be responsible for information disclosure, investor relations and finance in the U.S. capital market, etc., and the intellectual property rights such as patents and trademarks have been licensed to the Issuer and its subsidiaries on a perpetual basis

The Issuer and controlling company	Beijing Tongmei, Baoding Tongmei, Chaoyang Tongmei

Responsible for the R&D, production and sales of indium phosphide, gallium arsenide and germanium substrates; owning a number of patents, workshops, production equipment and equipped with corresponding personnel

			No significant change	Basically consistent with the beginning of the reporting period
	Nanjing Jinmei, Chaoyang Jinmei	Responsible for the R&D, production and sales of high-purity metals and compounds, with a number of patents, plants, production equipment and corresponding personnel
	Beijing Boyu, Tianjin Boyu, Chaoyang Boyu	Responsible for the R&D, production and sales of PBN materials, owning a number of patents, plants, production equipment and equipped with

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corresponding personnel
	AXT-Tongmei	Not yet established	Inherit the original overseas procurement, sales and R&D functions, business orders and corresponding personnel of AXT’s parent company	Responsible for overseas sales, procurement and some application R&D functions, and equipped with corresponding personnel
	Chaoyang Xinmei	Not yet established	Newly established, to be engaged in the production and sales of high-purity arsenic	No actual business has been carried out
Other controlling companies of AXT	Chaoyang Limei	No operation of material business	No obvious change	No operation of material business, holding 45.97% of equities of Dongfang Hi-purity
	Maanshan Gallium	No operation of material business	No obvious change	No operation of material business, undergoing cancellation
	Tandie Technologies, LLC	Not yet established	No operation of material business, holding 4 battery patents	No operation of material business, holding 4 battery patents
Participating companies of AXT	Beijing Jiya	Engaged in production and sale of Gallium, operating independently and supported by relevant assets and personnel	No obvious change	Basically consistent with the beginning of the reporting period
	Jiamei Hi-purity	Engaged in production and sale of high-purity arsenic, operating independently and supported by relevant assets and personnel	No obvious change	Basically consistent with the beginning of the reporting period
	Tongli Germanium	Engaged in production and sale of high-purity arsenic, operating independently and supported by relevant assets and personnel	No obvious change	Basically consistent with the beginning of the reporting period
	Dongfang Hi-purity	Engaged in production and sale of high-purity arsenic, operating independently and supported by relevant assets and personnel	The Company transferred its 45.97% of equities of Dongfang Hi-purity to Chaoyang Limei in November 2021	Basically consistent with the beginning of the reporting period, except that the Issuer no longer purchases high-purity arsenic from Dongfang Hi-purity

The Issuer has a certain inheritance relationship with AXT in terms of business, assets and personnel, specifically as follows:

1. Business

In March 2021, AXT-Tongmei and AXT completed business and customer

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switching. AXT’s overseas sales, procurement, R&D and other functions were undertaken by AXT-Tongmei. The original customer information related to AXT is transferred to AXT-Tongmei, and AXT-Tongmei signs contracts and orders with customers. AXT will no longer carry out sales business after fulfilling the sales contracts signed with customers before March 2021. In terms of procurement, since March 2021, the Issuer will sign procurement contracts or orders with suppliers through AXT-Tongmei for procurement demands.

2. Assets

AXT license all its patents, technologies, trademarks and other intellectual property rights to the Issuer and its subsidiaries. In addition, AXT sublets its main business premises rented in the United States to AXT-Tongmei.

3. Personnel

AXT’s original overseas sales, procurement, R&D and other personnel are undertaken by AXT-Tongmei together with the switching of business and customers. Except for some employees necessary to maintain AXT’s daily operation and listing status, other employees of AXT have been transferred to AXT-Tongmei.

Except for the Issuer and controlling companies, other controlling companies and participating companies of AXT do not have any material change in relevant business, personnel and assets, and it continues to operate original business and maintain production.

(III) The comparison of key financial indicators between the Company’s declaration statement and AXT’s financial statements disclosed in NASDAQ and the analysis of the reasons for the differences, which shall be presented in tabular form

AXT, the controlling shareholder of the Company, is a NASDAQ listed company and the Company is a subsidiary within the scope of AXT’s consolidated statements. AXT is subject to the U.S. GAAP and makes financial information disclosure accordingly. The Company’s filing statements are subject to the PRC GAAP and makes financial information disclosure accordingly. If the financial data of the Company in this filing statement is directly compared with the consolidated financial statements of

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AXT in the corresponding period disclosed in NASDAQ, the main differences between the two are as follows:

In RMB0’000

Item	Issuer	AXT	Difference	Difference rate
Year 2021/End of 2021
Operating income	85,734.52	88,664.14	-2,929.62	-3.42%
Net profit	9,403.45	10,653.78	-1,250.33	-13.30%
Total assets	197,898.70	211,954.40	-14,055.70	-7.10%
Net assets	142,791.86	178,666.87	-35,875.01	-25.12%
Year 2020/End of 2020
Operating income	58,317.04	65,803.05	-7,486.01	-12.84%
Net profit	6,027.42	3,478.49	2,548.93	42.29%
Total assets	180,304.38	195,004.46	-14,700.08	-8.15%
Net assets	97,181.93	166,732.07	-69,550.14	-71.57%
Year 2019/End of 2019
Operating income	46,222.68	57,380.04	-11,157.36	-24.14%
Net profit	-2,806.35	-1,094.45	-1,711.90	61.00%
Total assets	133,621.60	155,812.73	-22,191.13	-16.61%
Net assets	94,048.17	134,474.62	-40,426.45	-42.98%

Note: the original currency of the financial statements disclosed by AXT is US dollars, the operating income and net profit are translated into RMB according to the average exchange rate of the current year, and the total assets and net assets are translated into RMB according to the exchange rate at the end of the current year.

AXT is a U.S. listed company. Its financial statements are prepared in accordance with the U.S. GAAP and the practices of Listed Companies in the same industry in the

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United States. The Company implements the PRC GAAP and formulates accounting policies with reference to the practices of Listed Companies in the same industry. Therefore, there are differences in accounting policies and preparation basis, resulting in differences in some accounting treatment and financial data. In addition, the main reasons for the large differences in the above financial indicators are as follows:

1. Year 2021

The main reasons for the difference in net profit in 2021 between the Company and AXT lie in: (1) before March 2021, AXT undertook overseas sales, completed the orders on hand and made selling independently after purchasing products from the Issuer, increasing the overall selling price and bringing a certain space for gross profit of RMB20.4191 million; (2) the listing maintenance expenses, attorney fees, intermediary fees, consulting fees, personnel salaries, office expenses, leasing fees, taxes and other period expenses led to an increase of RMB30.7746 million in expenses in the consolidated statements of AXT over those of the Company; (3) compared with the Company, the investment income of AXT for the corresponding period was RMB18.3612 million higher owing to its equity investments in Beijing Jiya and other companies; (4) the difference in accounting estimates and policies between China and the United States led to the provisions made by the Company for various assets impairment losses being RMB5.0973 million higher than those made by AXT.

The difference in net assets at the end of 2021 between the Company and AXT arose mainly because: (1) the amounts of relevant monetary funds obtained from its listing and financing in the United States, bank deposit certificates purchased and bonds invested by AXT in total were RMB156.7251 million higher than those of the Company.; (2) accounts payable to AXT and other payables by the Company, etc., totaled RMB138.223 million; and (3) due to its equity investment in Beijing Jiya and Dongfang Hi-purity, among others, AXT had its book value of long-term equity investment being RMB37.0619 million higher than that of the Company..

2. Year 2020

The main reason for the difference in operating income in 2020 between the Company and AXT is that AXT assumed the function of overseas sales and made

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selling independently after purchasing products from the Issuer, resulting in an increase in the overall selling price.

The main reasons for the difference in net profit in 2020 between the Company and AXT are: (1) AXT undertook the function of overseas sales and made selling independently after purchasing products from the Issuer, increasing the overall selling price rendering a certain space for gross profit of RMB67.5509 million; (2) AXT’s expenses in the consolidated statements increased by RMB76.6173 million compared with the Company due to the listing maintenance expenses, attorney fees, intermediary fees, consulting fees, personnel salaries, office expenses, leasing fees, taxes and the like; (3) AXT had losses on its equity investment in Beijing Jiya, Jiamei Hi-purity and other companies, resulting in its investment incomes for the current period being RMB6.7296 million lower than those of the Company; (4) due to the difference in accounting policies between China and the United States, the government subsidies for the current period were recognized by AXT as profits or losses, while by the Company as deferred incomes, resulting in other incomes of AXT being RMB19.8613 million higher than those of the Company; (5) the difference in accounting estimates and policies between China and the United States led to the provisions made by the Company for various assets impairment losses being RMB7.1428 million lower than those made by AXT; (6) the Company readjusted the items of the original statements and recalculated the deferred income tax assets, resulting in the income tax expenses of the Company being RMB22.6583 million lower than those of AXT.

The main reasons for the difference in net assets at the end of 2020 between the Company and AXT are: (1) the Company sought RMB314.4738 million through financing activities at the end of 2020, the amount of which was available at the end of the year pending completion of the industrial and commercial change and other procedures, being recorded into other payables by the Company, while into equity items by AXT; (2) relevant monetary funds in the amount of RMB152.4979 million were obtained by AXT from its listing in the United States and the bank deposit certificates purchased and bonds invested thereby; (3) accounts payable to AXT and other payables by the Company at the end of 2020 totaled RMB219.0569 million; and (4) due to its

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equity investment in Beijing Jiya and Dongfang Hi-purity, among others, AXT had its book value of long-term equity investment being RMB23.1895 million higher than that of the Company.

3. Year 2019

The main reason for the difference in operating income in 2019 between the Company and AXT is that AXT assumed the function of overseas sales and made selling independently after purchasing products from the Issuer, resulting in an increase in the overall selling price.

The main reasons for the difference in net profit in 2019 between the Company and AXT are: (1) AXT undertook the function of overseas sales and made selling independently after purchasing products from the Issuer, increasing the overall selling price rendering a certain space for gross profit of RMB88.6161 million; (2) AXT’s expenses in the consolidated statements increased by RMB63.0653 million compared with the Company due to the listing maintenance expenses, attorney’s fees, intermediary fees, consulting fees, personnel salaries, office expenses, leasing fees, taxes and the like; (3) AXT had losses on its equity investment in Beijing Jiya and Tongli Germanium, etc., resulting in its investment incomes for the corresponding period being RMB15.4082 million lower than those of the Company; (4) the difference in accounting estimates and policies between China and the United States led to the provisions made by the Company for various assets impairment losses being RMB14.5235 million higher than those made by AXT; (5) the difference in accounting policies between China and the United States led to an increase of RMB10.4172 million in the Company’s non-operating revenue compared with AXT.

The main reasons for the difference in net assets at the end of 2019 between the Company and AXT lie in: (1) the relevant monetary funds obtained by AXT from the listing financing in the United States and the bank deposit certificates purchased and bonds invested thereby, with a total amount of RMB146.0617 million; (2) accounts payable to AXT and other payables by the Company at the end of 2019 totaling RMB180.6191 million; and (3) AXT having its book value of long-term equity investment being RMB25.0725 million higher than that of the Company due to its

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equity investment in Beijing Jiya and Dongfang Hi-purity, among others.

To sum up, the main reasons for the difference in revenue and net profit between the Company and AXT during the reporting period lie in: (1) AXT undertook the function of overseas sales, who set prices independently on the market with a certain margin; (2) AXT’s financing in the United States, maintaining its listing status and paying relevant expenses, among others, led to its higher period expenses in the consolidation scope; (3) the profit and loss of AXT on equity investment in relevant companies led to the difference in its investment incomes from the Company; (4) the difference in accounting estimates and policies between China and the United States affected relevant accounting treatment;

The difference in net assets between the Company and AXT during the reporting period is mainly due to: (1) the relevant monetary funds obtained from listing and financing in the United States, bank deposit certificates purchased and bonds invested by AXT; (2) the amount that remains unpaid from the Company to AXT; (3) AXT’s equity investment in other companies such as Beijing Jiya, as well as the difference in accounting policies between China and the United States.

3.3

According to the submissions: 1) during the reporting period, the Issuer’s business extended to upstream PBN materials and high-purity materials; 2) some of AXT’s share-investment enterprises, including Beijing Jiya and Jiamei Hi-purity are mainly engaged in the production and sales of gallium and high-purity arsenic, which is the upstream extension of the Issuer’s semiconductor compound substrate business; 3) enterprises controlled by AXT include Chaoyang Limei, Maanshan Gallium and Tandie Technologies, LLC., which have no substantive business operation and have no competition with the Issuer; 4) the Issuer once held 45.97% equity of Dongfang Hi-purity, and the Issuer transferred its equity of Dongfang Hi-purity to Chaoyang Limei in November 2021.

The Issuer is required to explain: (1) the background and reasons of AXT’s

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share investment in Beijing Jiya, Jiamei Hi-purity and other enterprises, The relationship between the business of the above enterprises and the main business of the Company，and whether there is a potential conflict of interest between the business of the above enterprises and the main business of the Company; (2) the current operation of Tandie Technologies, LLC, whether there is a plan for de-registration, and the de-registration progress of Maanshan Gallium; (3) the main business and operating performance of Dongfang Hi-purity, the background and reasons for transferring the equity of Dongfang Hi-purity to AXT before filing, and whether Dongfang Hi-purity commits any violations.

Reply:

I. Explanations from the Issuer

(I) The background and reasons of AXT’s share investment in Beijing Jiya, Jiamei Hi-purity and other enterprises, The relationship between the business of the above enterprises and the main business of the Company, and whether there is a potential conflict of interest between the business of the above enterprises and the main business of the Company

The Company focuses on the R&D, production and sales of indium phosphide, gallium arsenide and germanium substrate materials, PBN materials and high-purity materials, and mainly realizes revenue and profits by selling related products to downstream epitaxy manufacturers, foundry manufacturers, chip and device manufacturers, scientific research institutes and other customers.

In order to ensure the stable supply of raw materials in the upstream substrate production, the Company and its controlling shareholder AXT actively seek expansion to the upstream business and deepen the cooperation with raw material suppliers by way of equity investment including AXT’s investing in Beijing Jiya and Jiamei Hi-purity in 1999 and 2001 respectively.

Beijing Jiya mainly produces and sells gallium. Its headquarters is located in Beijing, and its production base is set up in the plant area of Shanxi Aluminum Factory in Hejin City, Shanxi Province. The production process is to efficiently extract gallium

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from the Alumina Bayer Process Solution, with purity levels of 4N and 5N; its main customers are compound semiconductor material enterprises, photoelectric material manufacturers, magnetic material manufacturers and other material manufacturers. At present, the commercial extraction of gallium is mainly extracted from alumina mother solution. Therefore, the production bases of domestic gallium manufacturers cooperate closely with nearby aluminum factories, and the shareholders of gallium manufacturers will operate aluminum factory generally, such as Beijing Jiya, Xing’an Gallium, Tiandong Jinxin Gallium, Pinglu Youying Gallium and other enterprises. Therefore, gallium is essentially a by-product of aluminum factories, providing basic raw materials for material enterprises in specific industries. At present, the high-purity gallium produced by the Company is mainly purified and extracted from metal gallium, mainly having a purity level of 6N and 7N. Jiamei Hi-purity’s main product is high-purity arsenic, which is one of the raw materials of the Company’s main product gallium arsenide substrate.

In December 2020, in order to solve horizontal competition and integrate business resources, AXT and the Company carried out asset restructuring, with the Company acquiring 100% equity in Beijing Boyu, Baoding Tongmei, Chaoyang Tongmei, Nanjing Jinmei and Chaoyang Jinmei. Following such restructuring, raw material suppliers such as Beijing Boyu and Chaoyang Jinmei have been incorporated into the Company’s system for PBN crucible, high-purity gallium and other raw materials that are hard to be supplied in China with high technical difficulty and high added value, who at present can not only be self-sufficient but also have remaining production capacity for external sales thereby bringing revenue and profits to the Company. For other important raw materials that can be stably supplied in China, the Company continues to improve its cooperation with Beijing Jiya, Jiamei Hi-purity and other suppliers by means of equity investment from AXT, so as to ensure the stable supply of raw materials.

In conclusion, Beijing Jiya and Jiamei Hi-purity and the Company are of an upstream-downstream relation. All parties operate independently and make independent decisions. There is no potential conflict of interest on the part of the

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Company by AXT’s equity investment in the above two companies.

(II) The current operation of Tandie Technologies, LLC, whether there is a plan for de-registration, and the de-registration progress of Maanshan Gallium

Tandie currently has no actual production and operation and only holds four patents, specifically as follows:

No.	Patent name	Patentee	Place of registration	Application/Patent No.	Patent status
1	非水系二次電池	Tandie	Japan	JP5156826	Authorized
2	非水二次电池	Tandie	China	2009801146313	Authorized
3	NONAQUEOUS SECONDARY BATTERY	Tandie	U.S.A	US8669010	Authorized
4	NONAQUEOUS SECONDARY BATTERY	Tandie	U.S.A	US8431267	Authorized

As mentioned in the above table, the four patents held by Tandie are patents related to battery technology acquired from others having nothing to do with the Company’s main business. According to AXT’s confirmation, Tandie has no plan for de-registration at present.

On March 10, 2022, Ma’anshan Taxation Bureau of the State Taxation Administration issued the Tax Clearance Certificate (Ma Shui Er Shui Qi Qing [2022] No. 6655), confirming that all tax matters of Maanshan Gallium have been settled. As of the date hereof, the de-registration of Maanshan Gallium is in progress.

(III) The main business and operating performance of Dongfang Hi-purity, the background and reasons for transferring the equity of Dongfang Hi-purity to AXT before filing, and whether Dongfang Hi-purity commits any violations.

1. Main business and operating performance of Dongfang Hi-purity, and background and reasons for transferring equity in Dongfang Hi-purity to AXT before filing

The main business of Dongfang Hi-purity is to produce and sell Hi-purity arsenic.

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Its main product Hi-purity arsenic is one of the main raw materials for the production of gallium arsenide substrates.

The operating performance of Dongfang Hi-purity from the beginning of the reporting period to the transfer of its equity is as follows:

In RMB0’000

Item	January - October 2021	2020	2019
Total assets	2,897.46	2,730.58	2,457.16
Operating income	965.89	1,429.00	868.24
Net profit	164.86	289.60	45.09

Note: the above data has not been audited.

As the high-purity arsenic produced and sold by Dongfang Hi-purity is one of the raw materials of the Company’s main product gallium arsenide substrates, in order to ensure the stability of the Company’s raw material supply, the Company made share investment in Dongfang Hi-purity in June 2011. In November 2021, the Company transferred its 45.97% equities of Dongfang Hi-purity to AXT’s controlling subsidiary Chaoyang Limei. The background and reason of such equity transfer are as follows:

(1) Due to the expiration of the safety production license held by Dongfang Hi-purity, the new license is under processing and there is great uncertainty of obtaining the new license based on interview with Li Bo, the actual controller of Dongfang Hi-purity, since it involves long-term and complicated formalities of examination and approval. Since June 2021, the Company no longer purchased products from it, and decided to transfer its 45.97% equities to AXT.

(2) Currently, the Company mainly purchases high-purity arsenic from foreign suppliers such as AMALGAMET CANADA LP and YONEDA CORPORATION. The parties have cooperated for many years and there is no dispute or potential dispute over any supply. In addition, Jiamei Hi-purity resumed production and supplied to the Company, so the stability of supply of high-purity arsenic to the Company can be guaranteed.

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(3) The Company established controlling subsidiary Chaoyang Xinmei in February 2021, which is mainly engaged in production and marketing of high-purity arsenic. Currently, Chaoyang Xinmei is applying for issuance of project construction and safe production permit; in future, it can supply high-purity arsenic to the Company regularly.

The Company employs a third-party institution to evaluate 45.97% of the shareholders’ equity of Dongfang Hi-purity involved in the proposed equity transfer by using the asset-based method, and to issue an asset evaluation report, which indicates that the transfer price is fair. The Company signed the Equity Transfer Agreement with Chaoyang Limei, a subsidiary of AXT, on November 19, 2021. The Company transferred the equity of Dongfang Hi-purity to Chaoyang Limei through negotiation based on the appraisal price, and completed the industrial and commercial change registration procedures on November 24, 2021.

2. Whether Dongfang Hi-purity commits any violations

According to the supporting documents issued by Donghai County Market Regulation Administration, Donghai County Taxation Bureau of the State Taxation Administration, Lianyungang Donghai Ecology and Environment Bureau, Donghai County Emergency Management Bureau, Donghai County Human Resources and Social Security Bureau, Donghai County Industry and Information Bureau, Shuangdian Police Station of Donghai County Public Security Bureau, Shuangdian Town Natural Resources Office of Donghai County Natural Resources and Planning Bureau, and other government departments, as well as through public online search and interview with the general manager of Dongfang Hi-purity, it is confirmed that Dongfang Hi-purity is not subject to administrative punishment by such government departments due to violations of laws and regulations during the reporting period.

3.4

According to the Prospectus: 1) AXT holds 58.2096% equity of Beijing Jiya, and the board of directors of Beijing Jiya is composed of five directors, including

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two appointed by AXT; 2) AXT believes that it has no control over Beijing Jiya and does not include it into its consolidated statements. The Issuer is required to explain: (1) the main business of Beijing Jiya and its relationship with the main business of the Company; (2) whether AXT actually controls Beijing Jiya combined with the equity structure, governance structure and Articles of Association of Beijing Jiya and the role of AXT in its production and operation process.

Reply:

I. Explanations from the Issuer

(I) Beijing Jiya’s main business and its relationship with the Company’s main business;

For the relationship between Beijing Jiya’s main business and the Company’s main business, see “3.3. I. (I). The background and reasons of AXT’s share investment in Beijing Jiya, Jiamei Hi-purity and other enterprises, and whether there is a potential conflict of interest between the business of the above enterprises and the main business of the Company”.

(II) Whether AXT actually controls Beijing Jiya combined with the equity structure, governance structure and Articles of Association of Beijing Jiya and the role of AXT in its production and operation process

According to the Articles of Association of Beijing Jiya, the current registered capital of Beijing Jiya is USD6.7 million, of which AXT contributes USD3.90004 million, accounting for 58.2096% of the registered capital. As of the date of this Reply, the equity structure of Beijing Jiya is as follows:

No.	Partner name	Terms for cooperation	Shareholding ratio, risk and loss bearing ratio
1	Chinalco Shanxi Aluminum Co., Ltd.	Provide Bayer Process Solution as raw material for the	40%

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		production of gallium and US $0.7 million
2	AXT	US $3.90004 million	39%
3	Hamerni Overseas Co., Ltd.	US $1 million	10%
4	Chengxin Real Estate Co., Ltd.	US $1.09996 million	11%
Total			100%

Established on December 7, 1999, Beijing Jiya is a Sino-foreign cooperative enterprise, with its highest authority being the board of directors composed of five directors, of whom two are appointed by Chinalco Shanxi Aluminum Co., Ltd., two appointed by AXT, and one jointly appointed by Hamerni Overseas Co., Ltd. and Chengxin Real Estate Co., Ltd.. In terms of operation and management, Beijing Jiya implements the general manager accountability system under the leadership of the board of directors, with one general manager, two deputy general managers and one chief financial officer. The general manager and one deputy general manager are recommended by Chinalco Shanxi Aluminum Co., Ltd., one deputy general manager is jointly recommended by Hamerni Overseas Co., Ltd. and Chengxin Real Estate Co., Ltd., and the chief financial officer is recommended by AXT.

In conclusion, AXT’s shareholding ratio, risk and loss bearing ratio in Beijing Jiya is 39%, and AXT is not the largest partner of Beijing Jiya; AXT holds 2 out of the 5 seats on the board of directors, and therefore cannot decide the resolutions of the board of directors; at the management level, AXT only has the right to recommend the chief financial officer, not the general manager and deputy general manager, and therefore has no significant impact on the production and operation of Beijing Jiya. In addition, according to documents publicly disclosed by AXT, Beijing Jiya is not a subsidiary listed into AXT’s consolidated statements. Therefore, AXT does not actually control Beijing Jiya.

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Q4. Technological Advancement and Current State of Industry Development

4.1

According to the Prospectus, 1) the Issuer, a semiconductor material enterprise, mainly engages in InP substrates, GaAs substrates, Germanium substrates, and so on, the market size of which is  small, among which, the global market size of InP substrates and GaAs substrates are estimated to reach USD202 million and USD348 million, respectively; 2) the Issuer's market shares in InP substrate and GaAs substrate are 36% and 13%, respectively, ranking the second and fourth globally; 3) the industry where the Issuer works in is seeking bigger substrate size, longer single crystal and higher substrate performance indicator; (4) There is no strict substitutional relation among semiconductor materials; instead, different materials have their respective advantages in specific application scenarios.. However, there is a risk of GaAs substrates being replaced by SOI (silicon on insulator) in RF devices and other applications.

The Issuer is required to explain: (1) the application areas and scenarios of different types (generations) of semiconductor materials. If there is an overlap, please explain the competitive advantages, disadvantages and future development trend according to the requirements of the overlapping areas and scenarios on the functional features of semiconductor materials and the features of the Company’s products; (2) with reference to the actual use of the Company’s customers, please explain the main downstream products or main application fields corresponding to gallium arsenide and indium phosphide; the application or development trend of other materials that have the same or similar functions as gallium arsenide and indium phosphide in the above downstream gallium arsenide or application fields; the competitive advantages and disadvantages of gallium arsenide and indium phosphide compared with such materials, and the impact of such materials on the competitiveness and future development space of gallium arsenide and indium phosphide; and (3) indicate the Company’s R&D and mass production in terms of large-size substrates and the length in long single crystals, the comparison with

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major competitors in terms of key performance indicators such as dislocation density, resistivity uniformity, flatness, surface granularity, and the impact on the Company’s market competitiveness.

Reply:

I. Explanations from the Issuer

(I) If there is an overlap in the application areas and scenarios of different types (generations) of semiconductor materials, please explain the competitive advantages, disadvantages and future development trends based on the requirements of the overlapping areas and scenarios on the functional features of semiconductor materials and the features of the Company’s products.

1. Introduction to the application areas and scenarios of different types (generations) of semiconductor materials

Main features, application areas and scenarios of different semiconductor materials are as follows:

Item	Single-element semiconductor material		III-V compound semiconductor material		wide-band gap semiconductor material
	Silicon	Germanium	Gallium arsenide	Indium phosphide	Gallium nitride	Silicon carbide
Molecular formula	Si	Ge	GaAs	lnP	GaN	SiC
Feature	Large reserves, cheap	High electron mobility and hole mobility	Good photoelectric performance, heat resistance, radiation resistance	Good thermal conductivity, high photoelectric conversion efficiency, high optical fiber transmission efficiency	High frequency, high temperature resistance, high power
Application	Advanced Process Chip	Space satellite	LED, Display, RF Module	Optical Communication	Charger, high-speed rail	Electric car
Partial main applications	CPU Memory	Space satellite solar panel	Mobile phone, computer RF device New era display	5G base station optical module Data center optical module	Fast charging chip	New energy vehicle Charging station

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Face recognition High Power Semiconductor Laser	Lidar Wearable Device	High-speed rail chip

Single-element semiconductor materials, III-V compound semiconductor materials and wide-band gap semiconductor materials are known as the first generation, the second generation and the third generation semiconductor materials according to their chronological order of appearance. Different semiconductor materials have different characteristics and uses. At present, the downstream application fields of silicon, germanium, gallium arsenide, indium phosphide, silicon carbide and gallium nitride have low overlap with each other. As such, there is no intergenerational iterative relationship between different semiconductor materials.

Single-element semiconductor silicon is the most widely used semiconductor material at present. Due to the rich reserves of silicon elements, mature technology and industrial supporting facilities as well as relatively low cost, more than 90% of chips and devices, including the most common CPU, GPU and other logic and storage chips, are made of silicon materials. Under the influence of Moore’s law, silicon-based chips keep developing towards more advanced processes, manifested in smaller process nodes, such as 14nm, 7nm and 3nm, as well as more complex structures, such as 128-layer and 192-layer 3D NAND. In the generic scenarios with the requirements that can be met by the performance of silicon-based chips, it is generally difficult for silicon materials to be replaced by other materials.

However, in special scenarios with the requirements that go beyond the performance of silicon-based semiconductors, such as high frequency, luminescence, high power, high voltage and other application scenarios, III-V compound semiconductor materials and wide-band gap semiconductor materials, among others,

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are needed, the market demand of which increases with the growth of their existing downstream application markets and the emergence of new application scenarios, with the increase mainly from the incremental markets, rather than alternative markets for silicon and other semiconductor materials.

In recent years, wide-band gap semiconductor materials witness a high market and investment heat, mainly driven by the broad incremental markets of electric vehicle power devices and charging pile power devices with the rapid development of new energy vehicle industry. Wide-band gap semiconductor materials, although they appeared later than III-V compound semiconductor materials, have been used in industry for more than 30 years, which are not an upgrade and iteration of III-V compound semiconductor materials.

The growth of market demand for 5G, new generation displays, data centers, driverless vehicles, mobile phone face recognition and wearable devices, etc., has broadened the demand for III-V compound semiconductor materials, leading to a certain future market growth for such materials.

2. Introduction to the overlapping areas and scenarios of different types of semiconductor materials

It can be seen from the above that the main application scenarios of different semiconductor materials, while being wide and varying from each other, have some overlaps in certain fields, mainly in the fields of mobile communication RF and LED, as detailed below:

(1) Mobile communication RF

Different types of semiconductor materials can all be used in RF devices for mobile communication, but the frequency bands of the corresponding devices are different. Gallium arsenide RF devices can be used with working frequency of up to  8Ghz, and suitable for 4G and 5G mobile communication devices. SOI RF devices are mainly used within 3.5Ghz of working frequency, and suitable for 2G, 3G and 4G mobile communication devices and communication base stations. Gallium nitride RF devices, while being used within 40GHz of working frequency, have a high requirement for power density, and are thus mainly applied in communication base stations.

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In view of the above, at present, different semiconductor materials have different applications in the field of mobile communication. Gallium arsenide and silicon on insulator (SOI) RF devices are mainly used in mobile devices, and gallium nitride RF devices are mainly used in communication base stations, both of which are complementary rather than competitive with each other as to their applications in the field of mobile communication.

(2) LED

The III-V compound semiconductor material gallium arsenide and the wide-band gap semiconductor material gallium nitride are both used in LEDs. Gallium arsenide mainly transmits red, yellow and infrared light while gallium nitride mainly sends out blue, green and ultraviolet light. The light colors of photoelectric devices made from both semiconductor materials are different, which can be used together in LED display scenes, showing complementation rather than competition or replacement relationship between them.

3. Competitive advantages and disadvantages as well as future development trend of III-V compound semiconductor material products

(1) The competitive advantages and disadvantages of III-V compound semiconductor material products

1) Competitive advantages

Different types of semiconductor materials mentioned above have their own characteristics and comparative advantages in specific application scenarios, without absolute substitutability. In addition to the above overlapping application scenarios, in potential new application scenarios in the future, compared with other semiconductor

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materials, III-V compound semiconductor materials have such competitive advantages as are mainly embodied in the following aspects:

First, compared with silicon materials, as direct band gap materials, gallium arsenide and indium phosphide have higher luminance and electron mobility and can better adapt to the environment of high temperature, high voltage and high radiation, which can, therefore, be applied to the fields such as 5G RF devices, LED light-emitting devices, laser devices and optical communication laser devices where silicon materials cannot be applied;

Second, compared with silicon carbide and gallium nitride, gallium arsenide and indium phosphide have higher luminous efficiency, and thus are more suitable for commercial applications in the fields of high-end displays and low-power small devices. Additionally, gallium arsenide has a comparatively mature industry chain with a low production cost of downstream devices, which fits better for large-scale commercial applications;

Source from: Orient Securities Institute

2) Competitive disadvantages

In potential new application scenarios in the future, compared with other types of semiconductor materials, III-V compound semiconductor materials have such competitive disadvantages as are mainly reflected in the following aspects:

Compared with silicon materials, III-V compound semiconductor materials usually have a high price given the high technical difficulty in the production of GaAs

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and InP substrates, and are in a supporting industrial chain pending mature, rendering it difficult for them to compete with silicon materials in the application scenarios if the requirements can be met by the performance of the latter;

Compared with wide-band gap semiconductor materials, III-V compound semiconductor materials have a poorer band gap necessitating their use at a higher power, making it less competitive on this regard.

(2) Future development trend of III-V compound semiconductor materials

1) Technology development trend and opportunities of III-V compound semiconductor materials

InP substrate and GaAs substrate are both moving toward larger sizes, lower defect densities, and higher surface quality. In years to come, 8-inch GaAs substrate and 6-inch InP substrate will have increasing supply and market demand so as to further enhance the efficiency of chip preparation, promote chip performance consistency, reduce the costs of chip preparation, and also bring new demand and increment to the markets of indium phosphide and GaAs substrate.

Currently, the semiconductor industry in the world is moving to mainland China. With the semiconductor industry moving to mainland China, mainland China, as the world’s largest semiconductor end-use market, will attract more domestic and foreign semiconductor enterprises to establish factories, which will further promote the overall development level of the domestic compound semiconductor industry chain. The supporting environment of compound semiconductor industry chain in mainland China is expected to enhance significantly in the future, with continuous expansion in the market share.

2) Market space brought by development of downstream industry of III-V compound semiconductor materials

The main market of downstream applications of indium phosphide substrate includes 5G base station, data center, Lidar and wearable device.

With the rapid growth of 5G network and data center traffic, the market demand for higher-speed optical modules continues to increase. As scenarios such as data

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centers and core backbone networks enter the era of 400GHz and higher rates, the rate of laser chips required for a single channel is increasing accordingly. The demand for indium phosphide substrates, an essential basic raw material for optical modules, will also continue to grow.

The application field of lidar is also expanding. In addition to the field of unmanned driving, including advanced assisted driving, it will bring a broader market for lidar. As an important raw material in lidar chips, indium phosphide substrates will also bring new opportunity for business growth.

After iWatch was invented, major manufacturers have followed suit. Wearable devices will continue to improve people’s lifestyles such as sports, health, leisure and entertainment. The market now generally expects that the growth space of wearable devices will exceed that of mobile phones and tablets; wearable devices faces broad development prospect, and it will also bring significant demand for indium phosphide substrates.

The main markets for downstream applications of gallium arsenide substrates include radio frequency devices, LEDs, VCSEL facial recognition, and high-power semiconductor lasers.

Currently, GaAs RF devices are mainly used in mobile phones, which directly determine the wireless communication distance and signal quality of mobile terminals and base stations. With the popularization of 5G, 5G smartphones and various forms of 5G terminal products continue to develop and increase. The shipment of 5G mobile phones and other 5G terminal products continues to increase, and the growing demand for mobile phones and mobile terminals also provides an important market guarantee for gallium arsenide substrates.

GaAs substrate is the basic material of red LED light-emitting devices. LEDs can be divided into conventional LEDs, Mini LEDs, Micro LEDs and other types based on chip size. Conventional LEDs are mainly applied in general lighting, outdoor large displays, etc. Mini LEDs and Micro LED are applied to a new generation of display. Benefiting from technological innovation and science progress, the application scenarios of display technology are constantly enriched, and the market space is

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constantly expanding. The industry will experience long-term rapid development, greatly driving the growth of GaAs substrate market.

Gallium arsenide substrate is the basic material of VCSEL laser. VCSEL is the basic sensor of 3D sensing technology. With the development of 5G communication technology and artificial intelligence technology, and benefiting from the wide application of IoT sensing technology, it has broad application prospect in emerging fields such as biometrics, smart driving, robotics, smart home, smart TV, smart security, 3D modeling, face recognition and VR/ARs, which will provide new market growth points for gallium arsenide substrates.

Currently, the laser industry is developing rapidly around the world. With the development of global intelligence, the demand for lasers in smart devices, consumer electronics, new energy and other fields continues to grow, as well as the continuous expansion of emerging application fields such as medical and beauty equipment, the size of global laser market will continue to maintain stable growth, and will also bring a significant driving effect to the GaAs substrate market.

As a whole, indium phosphide substrate, as the basic material for optical module chips and laser sensor chips, and gallium arsenide substrate, as the basic material for LED red pixel light-emitting chips, radio frequency devices and laser chips, are irreplaceable. According to the statistics of professional market research institutions, the main downstream application markets of indium phosphide and gallium arsenide substrates have been relatively prosperous in the past five years, and the strong demand for downstream applications will also drive the market of indium phosphide and gallium arsenide substrates to grow rapidly.

Downstream application market	CAGR	Expected market size in 2020	Expected market size in 2025	Data source
5G base station (involving optical module)	7.15%	About USD 3.965 billion	USD 5.6 billion	Yole
Data center (involving optical module)	20.26%	About USD 4.810 billion	USD 12.1 billion	Yole

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Vehicle lidar	68.33%	About USD 600 million	USD 8.11 billion	Frost & Sullivan
Wearable device	29.26%	USD 69 billion	USD 249 billion	IDC
RF device (involving gallium arsenide)	8.83%	About USD 5.851 billion	USD 25 billion	Yole
LED	17.30%	About USD 81 billion	Exceeding USD 180 billion	GGII
VCSEL facial recognition	19.67%	About USD 1.1 billion	USD 2.7 billion	Yole
High Power Semiconductor Laser	9.65%	USD 1.78 billion	USD 2.821 billion	Strategies Unlimited
Total	23.59%	About USD 168.168 billion	Exceeding USD 485 billion	-

3) Future development trend of GaAs substrate

Doing well out of the strong demand for RF devices and optoelectronic devices in LED and mobile communication RF, GaAs substrate is expected to maintain high growth in the sales in the near future. Currently, the downstream application market of GaAs substrate mainly includes RF and LED. According to Yole’s estimation, the global market size of downstream RF devices of GaAs substrate will reach 25 billion USD in 2025. The global market size of downstream LED devices will exceed 180 billion USD according to GGII data, with a very broad downstream market space of GaAs substrate. For specific applications, the rapid penetration of Mini LED, Micro LED, 5G cell phones, and VCSEL visual recognition will significantly pull GaAs substrate market to a higher level.

In the LED display field, Mini LED and Micro LED chips used in new generation display are sub-millimeter and micron levels, which require high technology for GaAs substrate. Therefore, new opportunities will be offered for gallium arsenide application with the popularity of Mini LED and Micro LED. Based on Yole’s forecast, the demand for GaAs substrate by Mini LED and Micro LED devices is in a rapid growth. The global market sales of GaAs substrate (equivalent to two inches) for Mini LED and Micro LED devices will increase from 2.0790 million pieces in 2019 to 6.138 million

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pieces in 2025, with a compound annual growth rate of 19.77%. In 2019, the global market size of GaAs substrate for Mini LED and Micro LED devices was about USD17 million. The global market size of the GaAs substrate is expected to reach USD70 million by 2025, with a compound annual growth rate of 26.60%. At present, lead enterprises of Mini LED chips have basically completed the investment layout in Mini LED.

Enterprise Names	Mini LED’s layout
San’an Optoelectronics	It achieved mass production of Mini LED chip in 2018, and started batch supply in 2019.
HC Semitek

It achieved mass production and sales of Mini LED chip products in 2019. Its Mini LED products use industry-leading flip chip structure and LED chip substrate transfer technology, with high-volume shipment capacity in Mini LED backlight chip products.

Changelight

Currently, it has completed the Mini LED technology reserves and sold products. In 2021, its shipments are small because the traditional field orders were full and company capacity was insufficient. There was no new production capacity layout in Mini LED. As the fixed increase lands, equity investment projects will have 60% of the production capacity for Mini LED. This area is expected to have a larger performance explosion in 2022.

Focus Lightings

The high-bandwidth gallium nitride-based optical visible communication chips jointly developed with Institute of Semiconductors, CAS is progressing well. With the newly purchased MOCVD equipment and chip process equipment in place, the mass production of new products is expected. It has a stable customer base, with stable product specifications and full production and full sales. With the production of the fundraising project, Mini LED production capacity will render a release period, and its Mini LED will achieve sales in a relatively short period of time.

AMG

Currently, the group's production capacity is divided into three main value capacities, namely, red light, Mini LED and traditional blue light, with the highest gold content being red light and Mini LED. The demand for IT products by its subsidiary of Jingdian in the fourth quarter reached 45%. Its total revenue Mini LED of Jingdian accounted for 40%, which is equivalent to 30% of AMG's revenue share. Mini LED is expected to have a very robust growth in the two products of TV

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and display screens in 2022. Moreover, it will still follow the original schedule of expansion. The estimated production capacity is expected to reach 1.5 million pieces for four-inch products by the end of 2022.

Source from: Announcement of each company

In the RF field, gallium arsenide will still dominate the market of 5G smartphone PA (RF power amplifier). According to Yole’s statistical forecast, the RF device market alone accounted for 30.15% of the total overall gallium arsenide semiconductor market in 2021, and contributed 32.50% of the output value. According to the statistics of Orient Securities Institute, each cell phone needs to use 7 PAs on average in 4G era. As 5G has added new frequency bands, new high frequency bands will be needed in the future. 5G needs to continue to be compatible with 4G, 3G and 2G standards. Therefore, 5G cell phones will need more PAs, up to 16 PAs. The average of PAs is expected to be more than 10. RF devices based on gallium arsenide are expected to further promote the penetration rate of mobile terminals in the 5G era.

In terms of 3D sensors, with Apple’s launch of iPhoneX with integrated face recognition structured light front camera in 2017, Apple commercialized 3D sensors (vertical-cavity surface-emitting laser, VCSEL) in cell phones. Huawei, OPPO, ViVO, Xiaomi, Samsung and other cell phone manufacturers are subsequently expected to gradually equip 3D sensors (vertical-cavity surface-emitting laser, VCSEL) in cell phones. Cell phones are only one of the application scenarios of VCSEL. With the development of intelligent driving, automotive LiDAR is expected to provide a new growth space for GaAs substrates. According to McKinsey & Company, automobiles achieve the annual production volume that will reach 115 million units by 2030, of which 15% will achieve advanced autonomous driving and 45% will achieve low-level autonomous driving. In 2019, the global sales in GaAs substrate (equivalent to two-inch) of VCSEL devices are about 938,900 pieces, and are expected to grow to 2,993,200 pieces by 2025, with a compound annual growth rate of 21.32%. The global market size of GaAs substrate of VCSEL devices is about USD21 million in 2019. The global market size of GaAs substrate is expected to exceed USD56 million by 2025, with a compound annual growth rate of 17.76%.

4) Future development trend of InP substrate

The rapid development of 5G communication, big data and cloud computing will bring new opportunities. According to Yole’s estimation, the market size of the downstream devices of InP substrate will exceed USD17 billion in 2025. Driven by

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market demand and the continued favorable policies such as “East Digital and West Computation”, the downstream market of InP substrate will still have a sound development trend. 5G communications, big data and cloud computing are inseparable from the optical modules. InP substrate is a key semiconductor material for lasers and receivers of optical module components. Therefore, the construction for 5G base stations and data centers demonstrates a great growth point of the market of InP substrate.

In the field of optical communications, the use of optical modules for 5G base stations is significantly higher than that of 4G base stations, with the large-scale rollout of 5G base station construction, will greatly drive the growth of demand for optical modules. According to Yole’s statistics, InP substrate (equivalent to two inches) of optical module devices is expected to sell more than 1 million pieces globally by 2026. The period from 2019 to 2026 witnesses a compound annual growth rate of 13.94%. The global market size of InP substrate of optical module devices is expected to USD157 million in 2026, with a compound annual growth rate of 13.94% from 2019 to 2026. In addition, the biggest advantage of indium phosphide is that it has higher power density than gallium arsenide. RF devices made of indium phosphide are more effective than gallium arsenide RF devices in the 5G millimeter wave band and B5G (Beyond 5G) sub-terahertz (THz) band. In the future, indium phosphide is expected to become the upstream base material for communication RF devices in the 6G era.

In the field of data centers, with the popularity of mobile Internet in recent years, data traffic is growing rapidly, driving the booming of cloud computing industry, stimulating the growth of demand in data center, and driving the growth of demand for data centers’ optical modules. According to Yole’s statistics, the global market size of optical modules of data centers will rise from USD4 billion in 2019 to USD12.1 billion in 2025, with a growth at a compound annual growth rate of 20% from 2019 to 2025.

Moreover, indium phosphide, as a basic raw material for the Digital Infrastructure Mega Project ‘East-West Data Migration’, will also have more market growth space. On February 17, 2022, NDRC, Cyberspace Administration of Office, Ministry of Industry and Information Technology of PRC, and National Energy Administration jointly issued a notice, agreeing to build 8 national computing hubs in the Beijing-Tianjin-Hebei region, the Yangtze River Delta, the Guangdong-Hong Kong-Macao Greater Bay Area, the Chengdu-Chongqing economic circle, north China’s Inner Mongolia Autonomous Region, southwest China's Guizhou Province, northwest

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China's Gansu Province and Ningxia Hui Autonomous Region, and approve plans on 10 national data center clusters, indicating a strategy is in full swing to channel more computing resources from the eastern areas to the less developed western regions . The 8 computing hubs will promote data circulation and value transfer from the eastern areas to the less developed western regions, and facilitate the shift of data center-related industries from east to west. These 10 national data center clusters will be responsible for the development of the large and super-large data centers of the 8 computing hubs. The Project ‘East-West Data Migration’ will promote the further construction of China's data centers, which in turn will lead to huge demand and growth space for upstream InP substrate.

(II) with reference to the actual use of the Company’s customers, please explain the main downstream products or main application fields corresponding to gallium arsenide and indium phosphide; the application or development trend of other materials that have the same or similar functions as gallium arsenide and indium phosphide in the above downstream gallium arsenide or application fields; the competitive advantages and disadvantages of gallium arsenide and indium phosphide compared with such materials, and the impact of such materials on the competitiveness and future development space of gallium arsenide and indium phosphide;

1. The main downstream product or main application fields corresponding to gallium arsenide and indium phosphide

The main downstream products and main application fields corresponding to the Company’s major customers are as follows:

Name of major customers	Required substrate materials	Main downstream products	Main downstream application fields
Customer A, Landmark Optoelectronics, Win Semiconductor, Customer C,	Indium phosphide, gallium arsenide	Optical module laser transmitter, Optical module laser receiver	5G, data center, fiber optic communications

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IQE, Broadcom, Qorvo, Skyworks
Osram, Broadcom, Epistar, San’an Optoelectronics	Gallium arsenide	Light emitting diode device	New generation display (including Mini LED and Micro LED)
Customer A, Landmark Optoelectronics, Win Semiconductor, Visual Photonics Epitaxy, Customer C, Meta	Gallium arsenide, indium phosphide	Power amplifier devices, Vertical-Cavity Surface-Emitting Laser (VCSEL), optical sensor components, etc.	Artificial intelligence, unmanned driving
Masimo, Alta Devices	Gallium arsenide, indium phosphide	Laser sensor, light emitting diode device, oscilloscope	Wearable device
IPG, Trumpf, nLight Photonics, Excelitas, Everbright Photonics	Gallium arsenide, indium phosphide	High power semiconductor laser	Industrial laser

2. Application or development trend of other materials that have the same or similar functions as gallium arsenide and indium phosphide, the competitive advantages and disadvantages of gallium arsenide and indium phosphide compared with such materials, and the impact of such materials on the competitiveness and future development space of gallium arsenide and indium phosphide

It is difficult for devices manufactured based on conventional silicon materials to guarantee the linearity and stability of integrated circuits in special environments and applications. Therefore, compound semiconductor materials such as gallium arsenide and indium phosphide are required. Other materials with the same or similar functions as gallium arsenide and indium phosphide also include gallium nitride and silicon on

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insulator.

(1) Application and development trend of gallium nitride

Gallium nitride pertains to wide-bandgap semiconductor material. Wide-bandgap semiconductor material represented by silicon carbide, gallium nitride, has the advantages of large bandgap width, high breakdown electric field, high thermal conductivity, high electron saturation rate and strong radio resistance ability compared with other types of semiconductor materials. Therefore, wide-bandgap semiconductor material is widely used in RF, power devices and other fields because of its excellent performance to adapt to high voltage, high frequency and high temperature environment.

At present, silicon-based materials are still the main materials for the production of semiconductor chips and devices around the world. Wide-bandgap semiconductor material, represented by silicon carbide and gallium nitride, is rapidly rising because of its advantages with the advent of the Internet of Things and the 5G era. Wide-bandgap semiconductor material has become an important part of the "new infrastructure" strategy of China, and the Outline of the 14th Five-Year Plan includes "the development of gallium nitride such as silicon carbide and wide-bandgap semiconductor" as key support areas. The wide-bandgap semiconductor material device market has large growth space in China, benefiting from the industry development and policy environment.

(2) Application or development trend of SOI

SOI has the advantages of small parasitic capacitance, small short channel effect, high integration density, high speed, low power consumption and simple process. Over the recent years, SOI silicon wafers, driven by the terminal markets such as 5G communications, Internet of Things, artificial intelligence and automotive electronics, with the ecosystem gradually improved, have been widely used in the manufacturing of integrated circuit chips such as RF front-end chips, sensor, power devices and silicon photonic devices through the in-depth cooperation and research and development of

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upstream and downstream enterprises in industry chain. Among them, radio frequency is the most widely used.

The global sales of SOI market increased from USD537 million to USD915 million from 2017 to 2019, with a compound annual growth rate of 50.55%, according to SEMI statistics. The production process of SOI is more complex as a special silicon-based material, the cost is higher, and the application field is more professional. Only a few enterprises in the world, such as Soitec, Shin-Etsu Chemical, GlobalWafers, SUMCO and NSIG, have the ability to produce SOI. On the demand side, the current production and marketing scale of SOI substrates in China is still relatively small since there are not many enterprises with SOI chip production capacity in Chinese chip manufacturing field.

Other materials that play the same or similar functions as gallium arsenide and indium phosphide mainly include gallium nitride and SOI. For more information on the competitive advantages and disadvantages of gallium arsenide and indium phosphide compared with such materials, and their impact on gallium arsenide, indium phosphide competitiveness and future development space, please refer to Q “I. (I) The application fields and application scenarios of different types (generations) of semiconductor materials. If there is an overlap, please explain the competitive advantages, disadvantages and future development trend according to the requirements of the overlapping areas and scenarios on the functional features of semiconductor materials and the features of the Company’s products;”.

(III) The Company’s R&D and mass production in terms of large-size substrates and the length of long single crystals, and the comparison with major competitors in terms of key performance indicators such as dislocation density, resistivity uniformity, flatness and surface granularity, and the impact on the Company’s market competitiveness.

The core technical parameters of gallium arsenide and InP substrate product include resistivity, resistivity uniformity, carrier concentration, electron mobility,

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dislocation density, thickness, total thickness fluctuation, warpage and surface granularity. The specific meanings of the above technical parameters are as follows:

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Name	Meaning	Criteria for judging merits and demerits
Resistivity	Physical quantities reflecting the conductivity of materials	Low resistivity and good conductivity, high resistivity and poor conductivity
Resistivity uniformity	The uniformity of resistivity measured at 25 points across the wafer surface (resistivity maximum-average)/average is multiplied by 100%	The lower the resistivity uniformity, the better the performance
Carrier concentration	The amount of charge that can move freely per unit volume	The higher the carrier concentration, the better the conductivity
Electron mobility	Directional drift velocity of electrons under unit external electric field	The higher the electron mobility, the better the performance
Dislocation density	It refers to the number of dislocation lines passing through a unit cross-sectional area	The lower the dislocation density, the better the performance
Thickness	Normally the thickness of the central region of the product of the corresponding wafer	-
Total thickness fluctuation value	The difference between the maximum and minimum height measured on the front side under the condition of complete vacuum adsorption on the back side of the wafer	The lower the total thickness fluctuation, the better the performance
Warpage	The positive measurement can be carried out to obtain the sum of the absolute values of the	The lower the warp, the better the performance

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maximum value and the minimum value relative to the reference focal plane when the wafer is naturally placed on the reference plane
Surface granularity	The total number of particles larger than a certain threshold on the whole wafer surface measured in ultra-clean environment	The lower the surface granularity, the better the performance

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At present, the processing technology of 8-inch gallium arsenide single crystal and 6-inch indium phosphide in single-crystal growth and crystal has been developed, with small batch production capacity, and large-size substrate products of the Company have passed the certification of some downstream customers. According to the public information of each competitor, the current progress of the preparation of large-size substrates of each company is as follows:

Item	Sumitomo	Japan JX	Beijing Tongmei
6-inch InP substrate	Has production capacity	No production capacity	Capable of small batch production
Item	Sumitomo	Freiberger	Beijing Tongmei
8-inch GaAs substrate	Has production capacity	Has production capacity	Capable of small batch production

Note: The progress of large-size substrate production capacity of each company is based on the announcement on the official website of each company; Sumitomo and Freiberger have not disclosed their mass production stage.

The replacement cycle of production lines and equipment in the semiconductor industry is long, so the mainstream products purchased by downstream epitaxy and OEMs are still mainly 4- and 6-inch gallium arsenide substrates and 3- and 4-inch indium phosphide substrates.The key performance indicators of the Company’s main product are compared with those of its main competitors as follows:

1. 6-inch semi-insulated gallium arsenide

Parameter	Sumitomo	Freiberger	Beijing Tongmei
Resistivity Ω.cm	≥8×10[7]	(1.0-8.0)×10[8]	≥1×10[8]
Resistivity uniformity	Undisclosed	Undisclosed	<150%
Electron mobility cm2/v.s	≥3000	≥4500	≥5000
Dislocation density cm-2	≤10000	≤10000	1500-5000
Thickness um	675±25/550±25	675±25/550±25	675±25/550±25

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Total thickness fluctuation (P/P) um	≤5	≤5	≤4
Total thickness fluctuation (P/E)	Undisclosed	Undisclosed	≤10
Warpage um	≤10	≤10	≤10
Surface granularity	<100@>0.4um	<100@>0.3um	<80@>0.3um

2. 4-inch semiconductor gallium arsenide

Parameter	Sumitomo	Freiberger	Beijing Tongmei
Carrier concentration cm-3	(0.7-4)×10[18]	(0.8-3.0)×10[18]	(0.8-4.0)×10[18]
Electron mobility cm2/v.s	(1.2-3)×10[3]	≥1500	(1-2.5)×10[3]
Average dislocation density cm-2	≤5×10[2]	100-500	100-500
Thickness um	625±25	625±25	625±25
Total thickness fluctuation (P/P) um	Undisclosed	≤5	≤4
Total thickness fluctuation (P/E) um	10	≤10	≤10
Warpage um	10	≤10	≤7
Surface granularity	Undisclosed	<50@>0.3um	<40@>0.3um

3. 4-inch semi-insulating indium phosphide

Parameter	Sumitomo	Japan JX	Beijing Tongmei
Resistivity Ω.cm	≥1×10[7]	≥1×10[6]	≥0.5×10[7]
Electron mobility cm2/v.s	≥2×10[3]	Undisclosed	≥1000
Average dislocation density cm-2	≤5×10[3]	≤5×10[4]	1500-5000
Thickness um	625±25	625±20	350±25/625±25
Total thickness fluctuation (P/P) um	≤5	≤8	≤5
Warpage um	≤10	≤15	≤10
Surface granularity	<30@>1.2um2	Undisclosed	<50@>0.3um

4. 3-inch semiconductor indium phosphide

Parameter	Sumitomo	Japan JX	Beijing Tongmei

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Carrier concentration cm-3	(2-8)×10[18]	(2-10)×10[18]	(0.8-8)×10[18]
Electron mobility cm2/v.s	(1-2)×10[3]	Undisclosed	(1-2.5)×10[3]
Average dislocation density cm-2	≦5×10[3]	≤5×10[3]	100-500
Thickness um	600±15	620±20	500±15
Total thickness fluctuation (P/P) um	≤6	≤ 5	≤5
Total thickness fluctuation (P/E) um	≤8	≤8	≤10
Warpage um	≤10	≤ 10	≤10
Surface granularity	<30@>1.2um2	Undisclosed	<30@>0.3um

Source from: Official website of each company

The product of the Company is known for low dislocation density and high flatness (the lower the total thickness fluctuation and warpage, the higher the flatness and the better the performance) comparing the technical parameters of product publicly disclosed by Sumitomo, Freiberger, Japan JX and other enterprises, while the other technical parameters of products are equivalent to those of products from the main international competitors, and are generally at the international leading level.

The Company filled the market gap and effectively met the needs of downstream customers by researching and developing large-size InP substrate and GaAs substrate products. In addition, the Company has continuously improved the growth length of large-diameter single crystals, effectively reduced production costs, improved crystal growing efficiency and greatly improved the Company’s market competitiveness through further process optimization of single-crystal growth equipment, PBN crucible and production process control.

4.2

The Issuer is principally engaged in R&D, production and sales in InP substrate, GaAs substrate, germanium substrate, PBN materials and high-purity materials, according to the Prospectus.

The Issuer is required to explain: (1) Whether the Company’s technical

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products can be classified as within the industry fields supported and encouraged by the national science and technology innovation strategy, according to the specific requirements of the national high-tech industry and strategic emerging industry planning and policy documents; (2) Explain the concrete embodiment and basis of the advancement of the technology and products, outstanding scientific and technological innovation ability or outstanding transformation ability of the Company, in the light of Question 4.1.

Reply:

I. Explanations from the Issuer

(I) Whether the Company’s technical products can be classified as within the industry fields supported and encouraged by the national science and technology innovation strategy, according to the specific requirements of the national high-tech industry and strategic emerging industry planning and policy documents;

The Company is mainly engaged in the research, development, production and sales of indium phosphide, gallium arsenide, germanium substrate materials, PBN materials and high-purity gallium, and works in the compound semiconductor material manufacturing industry under semiconductor integrated circuit industry. The semiconductor industry and compound semiconductor material industry receive support from the government of China. The policies and documents issued by the State Council, the Ministry of Industry and Information Technology, the National Development and Reform Commission and other competent authorities to support semi-conductor materials are as follows:

No.	Issuing time	Issued by	Policy name	Main contents
1	December 2021	Central Cyber Security and Informatization Committee	The 14th Five-Year Plan for National Informatization

Strengthen strategic research layout and technological integration innovation on key frontier fields such as AI, quantum information, integrated circuits, aerospace information, brain-like computing, neural chips, DNA storage, brain-computer interfaces, digital twins,

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new non-volatile storage, silicon-based optoelectronics, and non-silicon-based semiconductors
2	August 2020	The State Council	Several Policies to Promote the High-Quality Development of the Integrated Circuit Industry and Software Industry in the New Era	Focus on the research and development of key core technologies such as high-end chips, integrated circuit equipment and process technology, and key materials of integrated circuits
3	December 2019	MIIT	Catalog of Key New Materials for First Application Demonstration and Guidance (Version 2019)	Listed 32 advanced semiconductor materials and new display materials into the Catalog
4	October 2019	NDRC	Catalog for Industrial Structure Adjustment Guidance (Version 2019)	Materials used in electronic products such as semiconductors, optoelectronic devices, and new electronic components are listed as encouraged categories
5	November 2017	NDRC	Encouraging Imported Technologies and Products (Version 2017)

List silicon single crystals and polished wafers with a diameter of more than 200mm, Czochralski materials with a diameter of more than 125mm or horizontal growth compound semiconductor materials with a diameter of more than 50mm as key industries to encourage development

The specific conditions in the planning and policy documents of national high-tech industries and strategic emerging industries, such as the catalogue of strategic emerging industries, which correspond to the Company’s technical products, are shown below:

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Standard of classification	Items	Industrial classification	Detailed classification	Key product and services	Company situation
Catalogue of Key product and Service Guidance for Strategic Emerging Industries (2016 Edition) (issued by NDRC)	Compound semiconductor substrate materials	New material industry	6.1.4 High purity elements and compounds	High purity germanium, high-purity gallium arsenide

The Company is mainly engaged in the research and development, production and sales of indium phosphide, gallium arsenide and germanium substrate materials, belonging to the "High purity elements and compounds" in the "New material industry"

	PBN materials		6.1.2 New functional ceramic materials	Thermoelectric ceramic materials, piezoelectric ceramic materials	The Company is mainly engaged in the research and development, production and sales of high-purity PBN materials, belonging to the "New functional ceramic materials" in the "New material industry"
Classification of Strategic Emerging Industries (2018)	Compound semiconductor substrate materials		3.4.3.1 Crystal, semiconductor manufacturing	Single Crystal Germanium, Gallium Arsenide Single Wafer, Indium Phosphide Single Crystal and Single Wafer

The Company is mainly engaged in the research and development, production and sales of indium phosphide and gallium arsenide bottom materials, belonging to the "Silicon semiconductor crystal manufacturing" in the "New material industry"

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(issued by National Bureau of Statistics)	PBN materials	3.4.2.2 Functional ceramics manufacturing	Thermoelectric Ceramics, Piezoelectric Ceramics	The Company is mainly engaged in the research and development, production and sales of high-purity PBN materials, belonging to the "Functional ceramic manufacturing" in the "New material industry"
	High-purity Gallium	3.2.9.1 High-purity metal manufacturing	High purity, Ultra-purity (Indium, Germanium, Gallium, Tellurium, Rhenium) (total element analysis, the purity is over 99.999%)

The Company is mainly engaged in the research and development, production and sales of high-purity materials such as high-purity gallium, and belongs to "High-purity metal manufacturing" in the "New material industry"

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In addition, some provinces have clearly proposed to support the development of III-V compound semiconductor materials in the 14th Five-Year Plan. The details are as follows:

No.	Issuing time	Issued by	Policy name	Main contents
1	July 2021	People’s Government of Guangdong Province	The 14th Five-Year Plan for the High-Quality Development of the Manufacturing Industry in Guangdong Province

Support the R&D and manufacturing of compound semiconductor devices and modules such as gallium arsenide and indium phosphide, cultivate and support compound semiconductor IDM enterprises, support the construction of radio frequency, sensor, power electronics and other device production lines, and drive the promotion and application of compound semiconductor products.

2	June 2021	People’s Government of Liaoning Province	Outline of The 14th Five-Year Plan for the National Economic and Social Development and Vision 2035 of Liaoning Province

Promote the development of the entire industry chain of integrated circuit, and accelerate the construction of Shenyang Integrated Circuit Equipment High-tech Industrialization Base, Dalian Integrated Circuit Design Industry Base, Chaoyang Semiconductor New Material R&D and Production Base, Panjin Optoelectronics Industry Base, and Jinzhou Electronic Information Industry Park.

3	June 2021	People’s Government of Shanxi Province	14th Five-Year Plan for New Materials in Shanxi Province

Focus on the development of gallium arsenide and other materials, accelerate the introduction into Shanxi of industrial chain projects such as device design, manufacturing, packaging, testing, and application, and build an important national semiconductor R&D and production base.

4	June 2021	People’s Government of Tianjin	The 14th Five-Year Plan for the High-Quality Development of the Manufacturing Industry in Tianjin	Expand the production capacity of 8-12-inch silicon single crystal polished wafers and epitaxial wafers, and accelerate the R&D and production of 6-inch semi-insulating gallium arsenide.

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5	March 2021	People’s Government of Fujian Province	Outline of The 14th Five-Year Plan for the National Economic and Social Development and Vision 2035 of Fujian Province	Accelerate R&D and application of compound semiconductors, and strengthen the manufacturing of gallium arsenide radio frequency chips and gallium nitride/silicon carbide high-power chips.
6	January 2022	Yunnan Provincial Department of Industry and IT	The 14th Five-Year Plan for Information Industry Development of Yunnan Province

Focus on the development of high-purity gallium materials, and promote the research and development and industrialization of advanced semiconductor materials such as gallium arsenide, gallium phosphide, and indium phosphide.

To sum up, the Company’s technical products can be classified as within the industry fields supported and encouraged by the national science and technology innovation strategy.

(II) Explain the concrete embodiment and basis of the advancement of the technology and products, outstanding scientific and technological innovation ability or outstanding transformation ability of the Company, in the light of Question 4.1;

The concrete embodiment and basis of the advancement of the technology and products, outstanding scientific and technological innovation ability or outstanding transformation ability of the Company are mainly reflected in the following three aspects:

1. The market share of the Company’s products always ranks among the top in the world

The market share of InP substrate of the Company ranked second in the world in 2020 and GaAs substrate market share ranked fourth in the world in 2019, according to the latest statistics of YOLE, a well-known research institution in semiconductor.

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On the whole, the market share of the Company is close to that of Japanese and German competitors such as Sumitomo, Japan JX and Freiberger, which is in line with the statements of “leading in the world”, “one of the most competitive enterprises in the global III-V compound semiconductor material industry” and “the Company is at the first echelon level in the world with Japanese and German competitors such as Sumitomo, Japan JX and Freiberger”.

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Year	Global InP substrate market share
	Sumotimo	Issuer	JX Nippon	Others
2020	42%	36%	13%	10%
Year	Global GaAs substrate market share
	Freiberger	Sumotimo	Issuer	Others
2019	28%	21%	13%	21%

Source from: Yole

The Company is expected to seize market share in emerging fields in this round of industrial cycle, take the lead in establishing deep cooperative relations with domestic and foreign emerging enterprises, and become an international leading enterprise in III-V compound semiconductor substrates, as the semiconductor industry moves to Mainland China in a large scale, coupled with the explosive growth of demand in emerging downstream fields such as 5G communications, data center, new generation display, artificial intelligence and unmanned driving.

2. The Company has the technical strength at the first echelon level in the industry

In the field of compound semiconductor substrates, a company’s production capacity of large-size substrates can, to a certain extent, reflect its technical strength. The Company has the technologies at the first echelon level in the world with its main competitors in terms of substrate product size.

The production of III-V compound semiconductor substrates covers multiple complex processes including, among others, poly-crystal synthesis (if any), single-crystal growth, cutting, grinding, polishing, cleaning and testing, with a high technical threshold. Meanwhile, InP and GaAs substrates are gradually iterating to a larger size, which imposes high requirements on enterprises for equipment, process and technology accumulation. As regards the existing products, III-V compound semiconductor

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substrate enterprises need to keep improving product performance indicators to adapt to the continuous iteration of chip and device products of downstream customers.

Based on the public information of competitors, the main substrate product sizes provided by each relevant company are as follows:

Item		Sumitomo	JX Nippon	Beijing Tongmei
InP substrate	2-inch substrate	√	√	√
	3-inch substrate	√	√	√
	4-inch substrate	√	√	√
	6-inch substrate	√	N/A	√
Item		Sumitomo	Freiberger	Beijing Tongmei
GaAs substrate	4-inch substrate	√	√	√
	6-inch substrate	√	√	√
	8-inch substrate	√	√	√

Source: Official websites of the comparable companies

At present, the Company is capable of producing the same large-size III-V compound semiconductor substrates, including 6-inch InP substrates, 8-inch GaAs substrates and 6-inch germanium substrates, as other enterprises at the first echelon level in the same industry, reflecting its current technical strength. In the future, the Company will continue its R&D efforts in response to its own development, so as to maintain its first echelon technical strength in the industry.

3. The Company has established close cooperative relations with well-known customers in the industry

Customer recognition is reflected in cooperation. The Company has established long-term and close cooperative relations with well-known customers around the world in the industry in its existing product business and future product business, which is conducive to better seizing the opportunities and getting timely feedback from downstream high-quality customers, thus maintaining relationship with customers and

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in turn maintaining its strong competitiveness for a long time. Some major customers of the Company are as follows:

Name of customer	Introduction of customer	Start of business transactions
Osram	Founded in 1906, and listed on Frankfurt Stock Exchange (OSR.DF), OSRAM is mainly engaged in optical semiconductor, auto parts and digital technology	2002
IQE	Founded in 1988, listed on London Stock Exchange (IQE.L), III-V epitaxy manufacturer, the world’'s leading compound semiconductor wafer designer and manufacturer	2002
II-VI	An enterprise listed on NASDAQ (IIVI.O) engaged in engineering materials and optoelectronic components, headquartered in the United States	2002
IPG	A well-known fiber laser manufacturer listed on NASDAQ (IPGP.O)	2002
Meta	An internationally renowned photo sharing and social media platform founded in 2004 and listed on NASDAQ (FB.O), formerly known as Facebook	2019
Win Semiconductor	A global III-V semiconductor materials foundry enterprise listed in Taiwan (3105. TWO)	2008
Landmark Optoelectronics	A global III-V semiconductor materials epitaxy enterprise listed in Taiwan (3081. TWO)	2002
Visual Photonics Epitaxy	A global III-V semiconductor materials epitaxy enterprise listed in Taiwan (2455. TW)	2002

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Azur Space	Founded in 1964, it is mainly engaged in the development and production of multi-junction solar cells	2008

The Company is cooperating with well-known downstream terminal customers in meeting their demands, in such fields as new generation display (Mini LED, Micro LED), artificial intelligence, unmanned driving and wearable device. Apart from that, the Company also sends samples of product to the downstream customers for testing, striving to participate in the formulation of future parameter standards for new products, including 6G optical module and mobile phone, Mini LED, Micro LED, VR, AR, L4-L5 lidar and wearable devices, in a bid to dominate the substrate technology and take the lead in seizing emerging market share.

4. The Company’s product has excellent performance and good stability with years of iterative accumulation of technology and process

Compared with competitors, the Company has more than 35 years of single-crystal growth experience in vertical gradient freeze method (VGF method), and the grown single crystal has stable quality and reasonable cost control. In order to ensure the yield of product, the downstream epitaxy manufacturer and final device manufacturers will put forward higher requirements for the substrate pit density level of substrate manufacturers in the future. Therefore, the technical level of single-crystal growth directly determines the pit density level. In terms of technical characteristics, the Company has the technology to manufacture low-etching pit density substrate.

One of the major difficulties in producing compound semiconductor substrate materials is to maintain the stability of product, and automatic production is the most effective way to solve the stability of product. However, semiconductor industry has a high barrier, which does not depend entirely on capital investment, but also needs to have a deep understanding of various production processes and downstream applications. Therefore, the automation level of production lines mainly depends on the iterative accumulation of processes and the reserve of engineers. The products of the Company can maximize the use of gallium arsenide and indium phosphide materials.

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At present, the Company has unique attainments in crystal growth technology in VGF method. The Company is improving the automation level in wafer processing technology. At present, it has developed a fully automatic wafer thinning process and a fully automatic wafer wet cleaning process, and is developing a fully automatic wafer chemical mechanical polishing process. In the future, the Company will continue to improve the automation level of the whole process and further improve the stability, reliability and yield of the whole process while ensuring the stable application quality of customer products.

To sum up, the Company’s production technology is stable and highly automated. The product has the advantages of low dislocation density, high electron mobility, good surface consistency and low fluctuation value of total thickness. The product has superior performance, stable parameters and high cost performance.

Q5. Business Compliance

5.1

According to the Prospectus: 1) in 2015, the State Administration of Work Safety included gallium arsenide in the list of hazardous chemicals, and the industrial regulatory policy has been increasingly strict; 2) the Issuer’s business process involves the discharge of hazardous chemicals, precursor chemicals, waste gas, waste water, solid waste and noise; 3) during the reporting period, the Issuer and its subsidiaries committed many violations in environmental protection and hazardous chemicals or were punished by relevant competent authorities.

The Issuer is required to explain: (1) the impact of being included into the list of hazardous chemicals on the Company’s operation. Whether other major products of the Company, in addition to gallium arsenide, are included in the list; (2) further demonstration of the reasons and basis that the Company’s relevant violations or punishments do not constitute material violations based on the Company’s specific violations and relevant laws and regulations; (3) whether the

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Company’s systems in hazardous chemicals, environmental protection and other aspects, their implementation and effectiveness can ensure that the production and operation can continue to meet the requirements of regulatory policies.

Reply:

I. Explanations from the Issuer

(I) The impact of being included into the list of hazardous chemicals on the Company’s operation. Whether other major products of the Company, in addition to gallium arsenide, are included in the list

1. Impact of being included into the list of hazardous chemicals on the Company’s operation

On February 27, 2015, the State Administration of Work Safety issued the Catalogue of Hazardous Chemicals (2015 Edition), which lists gallium arsenide as a hazardous chemical. The impact of these circumstances on the Company’s operations is as follows:

(1) In terms of industrial policy

According to the Catalogue of Industrial Structure Adjustment Guidance (2019 Edition) promulgated by the National Development and Reform Commission, the production and operation of GaAs engaged by the Company does not belong to the restricted or eliminated industry in the Catalogue; according to Negative List of Market Access (2022 Edition) promulgated by National Development and Reform Commission and Ministry of Commerce, the Company’s gallium arsenide production and operation business does not belong to the prohibited access category in the List. Therefore, after gallium arsenide was included in the list of hazardous chemicals, the relevant business of the Company complies with relevant national industrial policies, and the production capacity of gallium arsenide products of the Company was not restricted by the relevant national industrial policies.

(2) In terms of business qualification

According to Article 67 of the Regulations on the Safety Management of Hazardous Chemicals, the production enterprises and import enterprises of hazardous

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chemicals shall register the hazardous chemicals with the organization responsible for the registration of hazardous chemicals in the Work Safety Supervision and Administration Department of the State Council. According to the provisions of Article 14 of the Regulations, the production enterprises of hazardous chemicals shall obtain the safe production license of hazardous chemicals in accordance with the Regulations on Safe Production License before production. According to the provisions of Article 33 of the Regulations, the State implements a licensing system for the operation of hazardous chemicals. Without permission, no entity or individual may operate hazardous chemicals; a legally established hazardous chemical production enterprise does not need to obtain a hazardous chemical business license to sell the hazardous chemicals produced by the enterprise within its plant area.

As per the above regulations and requirements, after gallium arsenide was listed in the Catalogue of Hazardous Chemicals (2015 Edition), Chaoyang Tongmei has obtained the Registration Certificate of Hazardous Chemicals and the Safe Production License in accordance with relevant laws and regulations, and does not need to obtain the hazardous chemicals business license for the product sold within its plant area.

(3) In terms of marketing

During the reporting period, sales revenue and sales volume of gallium arsenide substrate materials of the Company are as follows:

Item	2021		2020		2019
	Amount	Rate of change	Amount	Rate of change	Amount
Sales revenue (RMB)	255,474,600	8.54%	235,367,900	30.85%	179,877,400
Sales volume (Pcs)	583,700	15.65%	504,700	6.20%	475,200

Gallium arsenide was included in the list of hazardous chemicals in relatively early time, and no restriction has been imposed on procurement at related downstream applications since the policy was introduced. During the reporting period, the sales revenue and sales volume of gallium arsenide substrate materials of the Company maintained steady growth. The inclusion of gallium arsenide in the list of hazardous

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chemicals did not have material adverse effect on the sales revenue and sales volume of gallium arsenide substrate materials during the reporting period. At the same time, in the downstream application field, there is no situation where it is unable to purchase gallium arsenide substrate products from the Company due to policy restrictions and other factors.

(4) In terms of operating costs

Due to inclusion of gallium arsenide in the list of hazardous chemicals, the Company has to further strengthen its own safety production management, and increase investment in environmental protection, which puts forward higher requirements for its production and inventory management, and increases its operating costs to a certain extent, but the overall impact is relatively small.

In conclusion, the inclusion of gallium arsenide in the list of hazardous chemicals will not have a material adverse impact on the Company’s sustainable operation ability.

2. Whether other major products of the Company, in addition to gallium arsenide, are included in the list

The Company’s major products include InP substrate, GaAs substrate, germanium substrate, high-purity gallium, gallium-magnesium alloy, indium-magnesium alloy, PBN crucible and other PBN materials. Gallium has been listed in the Catalogue of Hazardous Chemicals in 2003, in addition to that gallium arsenide was listed in the Catalogue of Hazardous Chemicals in 2015. Chaoyang Jinmei, the controlled subsidiary of the Company, is responsible for the production of high-purity gallium products. Chaoyang Jinmei has obtained the Registration Certificate of Hazardous Chemicals and the Safe Production License in accordance with relevant laws and regulations, and does not need to obtain the hazardous chemicals business license for the product sold within its plant area.

(II) Further demonstration of the reasons and basis that the Company’s relevant violations or punishments do not constitute material violations based on the Company’s specific violations and relevant laws and regulations

During the reporting period, the Company and its domestic controlled subsidiaries were subject to administrative punishment related to environmental protection and

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hazardous chemicals for 7 times. Such violations or punishments do not constitute material violations for the following reasons and basis:

1. Administrative punishments related to environmental protection

(1) Punishment “Jing Huan Jing Jian Cha Fa Zi [2018] No. 5”

According to the Decision on Administrative Punishment issued by Beijing Municipal Ecology and Environment Bureau on January 21, 2019, Beijing Tongmei stored germanium containing kerosene (which is the hazardous waste specified in the National List of Hazardous Wastes) produced in the production process in green tin barrels without hazardous waste identification marks, in violation of Article 52 of the Law of the People’s Republic of China on the Prevention and Control of Environmental Pollution by Solid Waste, and the Beijing Municipal Ecology and Environment Bureau ordered it to stop the illegal act, make corrections within a time limit and impose an administrative punishment of RMB12,000.

In accordance with the provisions of Article 75 of the Law of the People’s Republic of China on the Prevention and Control of Environmental Pollution by Solid Waste, in violation of the provisions of this Law on the prevention and control of environmental pollution by hazardous waste, the competent administrative department of environmental protection of the people’s government at or above the county level shall order the relevant entity to stop the illegal act, make corrections within a time limit and impose a fine; those who do not set up identification marks for hazardous wastes shall be fined not less than RMB10,000 but not more than RMB100,000. Beijing Tongmei was fined RMB12,000, which is at the lower value of the above-mentioned fine range stipulated by law, and the fine has been paid and corrections has been made as required. Therefore, the illegal act of Beijing Tongmei is not material and does not constitute a material violation.

According to the interview with the staff of Beijing Municipal Ecology and Environment Bureau on August 17, 2021, Beijing Tongmei has stopped the illegal act as required and paid the fine on schedule. After review, no violation of environmental protection laws and regulations is found, and the matters involved in the above administrative punishment have not caused material environmental pollution, are not

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material administrative punishment, and do not constitute material environmental violations.

(2) Punishment “Ding Huan Fa [2019] No. 80”

According to the Decision on Administrative Punishment issued by Dingxing County Environmental Protection Bureau on May 14, 2019, Baoding Tongmei discharged water pollutants while failing to obtain the pollutant discharge license according to law, thus violating the provisions of paragraph 2 of Article 21 of the Law of the People’s Republic of China on the Prevention and Control of Water Pollution and paragraph 2 of Article 45 of the Environmental Protection Law of the People’s Republic of China, Dingxing County Environmental Protection Bureau imposed an administrative punishment of RMB200,000.

According to the provisions of Article 83 of the Law of the People’s Republic of China on the Prevention and Control of Water Pollution, those who discharge water pollutants without obtaining a pollutant discharge license according to law and in violation of the provisions of this Law shall be ordered by the competent environmental protection department of the people’s government at or above the county level to make corrections, or be restricted for production or stopped for production for rectification, and shall also be fined not less than RMB100,000 but not more than RMB1 million; if the circumstances are serious, it shall be reported to the people’s government with the power of approval and ordered to suspend business or close down. Baoding Tongmei was fined RMB200,000, which is at a lower value of the above-mentioned fine range stipulated by law. Baoding Tongmei was not ordered to suspend business or close down, and the fine has been paid on schedule. Therefore, the illegal act of Baoding Tongmei is not material and does not constitute a material violation.

Dingxing County Ecological Environment Bureau issued a Certificate on July 27, 2021, confirming that Baoding Tongmei has paid the fine on time and completed the rectification in accordance with laws and regulations and the corresponding requirements of the Bureau. The above illegal acts neither caused major environmental pollution nor constituted a serious circumstance.

(3) Punishment “Tong Huan Jian FA Zi [2020] No. 080”

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According to the Decision on Administrative Punishment issued by Tongzhou District Ecological Environment Bureau of Beijing on June 1, 2020, Beijing Tongmei violated the provisions of paragraph 1 of Article 23 of the Law of the People’s Republic of China on the Prevention and Control of Water Pollution because it failed to report the out-of-limit pH data within the specified time limit. Tongzhou District Environmental Protection Bureau of Beijing ordered it to make corrections within a time limit and imposed an administrative punishment of RMB20,000.

According to the provisions of Article 82 of the Law of the People’s Republic of China on the Prevention and Control of Water Pollution, those who violate the provisions of this Law and fail to ensure the normal operation of monitoring equipment shall be ordered by the competent environmental protection department of the people’s government at or above the county level to make corrections within a time limit and fined not less than RMB20,000 but not more than RMB200,000; if it fails to make corrections within the time limit, it shall be ordered to stop production for rectification. Beijing Tongmei was fined RMB20,000, which is the lowest statutory fine mentioned above. It was not ordered to stop production for rectification, and the fine has been paid and corrections have been made as required. Therefore, the illegal act of Beijing Tongmei is not material and does not constitute a material violation.

According to the interview with the staff of the Tongzhou District Ecological Environment Bureau of Beijing on August 10, 2021, Beijing Tongmei has immediately stopped the illegal act and quickly eliminated the impact on the environment. It has actively and seriously made corrections and paid the corresponding fine as required. The above-mentioned act does not cause environmental pollution incidents, and such administrative punishment is not material and therefore, the above-mentioned act does not constitute material environmental violations.

2. Administrative punishments related to hazardous chemicals

(1) Punishment “(Jing Tong) Ying Ji (Wei Hua) Fa [2019] No. 008”

According to the Decision on Administrative Punishment issued by Beijing Tongzhou District Emergency Management Bureau on April 4, 2019, Beijing Tongmei violated the provisions of paragraph 1 of Article 24 of the Regulations on the Safety

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Management of Hazardous Chemicals by failing to store hazardous chemicals in a special warehouse. Beijing Tongzhou District Emergency Management Bureau ordered it to rectify the illegal act and imposed an administrative punishment of RMB69,000.

According to item (4) of paragraph 1 of Article 80 of the Regulations on the Safety Management of Hazardous Chemicals, if the entity producing, storing and using hazardous chemicals fails to store hazardous chemicals in a special warehouse, the work safety supervision and administration department shall order it to make corrections and impose a fine of more than RMB50,000 and less than RMB100,000; if it refuses to make corrections, it shall be ordered to stop production and business for rectification until the original license issuing authority revokes its relevant license, and the administrative department for industry and commerce shall order it to handle the registration of change of business scope or revoke its business license. Beijing Tongmei was fined RMB69,000, which is at a lower value in the above-mentioned fine range stipulated by law. Beijing Tongmei was not ordered to stop production and business for rectification, and the fine has been paid and the rectification has been completed as required. Therefore, the illegal act of Beijing Tongmei is not material and does not constitute a material violation.

Beijing Tongzhou District Emergency Management Bureau issued a Certificate on November 16, 2021, confirming that the above illegal acts of Beijing Tongmei neither caused serious social harm nor production safety accidents.

(2) Punishment “Jing Gong Tong Xing Fa Jue Zi [2020] No. 000074”

According to the Decision on Administrative Punishment issued by Tongzhou Branch of Beijing Municipal Public Security Bureau on April 17, 2020, Beijing Tongmei violated Article 81 of the Regulations on the Safety Management of Hazardous Chemicals because it failed to report the variety, quantity and logistic information of purchased explosive hazardous chemicals to the public security organ of the local people’s government at the county level for the record within the specified time limit, and Tongzhou Branch of Beijing Municipal Public Security Bureau imposed an administrative punishment of RMB6,000.

According to Article 81 of the Regulations on the Safety Management of

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Hazardous Chemicals, if the selling enterprise or the purchasing entity of highly toxic chemicals and explosive hazardous chemicals fails to report the varieties, quantity and logistic information of highly toxic chemicals and explosive hazardous chemicals sold and purchased to the public security organ of the local people’s government at the county level for the record within the specified time limit, the public security organ shall order it to make corrections and may impose a fine of less than RMB10,000; those who refuse to make corrections shall be fined not less than RMB10,000 but not more than RMB50,000. Beijing Tongmei was fined RMB6,000, which is at a lower value of the above-mentioned fine range stipulated by law, and the fine has been paid and corrections have been made as required. Therefore, the illegal act of Beijing Tongmei is not material and does not constitute a material violation.

Zhangjiawan Police Station of Tongzhou Branch of Beijing Municipal Public Security Bureau issued a Certificate on November 5, 2021, confirming that the Company has paid the fine on time and completed the rectification in accordance with laws, regulations and corresponding requirements. The above violations neither constitute serious circumstances nor are major violations.

(3) Punishment “(Jing Tong) Ying Ji (Wei Hua) Fa [2021] No. 003”

According to the Decision on Administrative Punishment issued by Beijing Tongzhou District Emergency Management Bureau on March 17, 2021, Beijing Tongmei violated Article 11 of the Measures of Beijing Municipality for the Investigation and Treatment of Hidden Dangers of Production Safety Accidents because it failed to inform the employees of the investigation and treatment of hidden dangers of accidents, and Beijing Tongzhou District Emergency Management Bureau ordered it to rectify its illegal acts and imposed an administrative punishment of RMB49,000.

According to the provisions of Article 28 of the Measures of Beijing Municipality on the Investigation and Treatment of Hidden Dangers of Production Safety Accidents, if the production and business operation unit, in violation of the provisions of Article 11 of the Measures, fails to regularly report the investigation and treatment of hidden dangers of accidents, or fails to publicize the harm degree, impact scope and emergency measures of major hidden dangers of accidents, it shall be ordered to make corrections

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within a time limit and may be fined not more than RMB50,000; if it fails to make corrections within the time limit, it shall be ordered to stop production and business for rectification and be fined not less than RMB50,000 but not more than RMB100,000. Beijing Tongmei was fined RMB49,000, which is at a lower value of the above-mentioned fine range stipulated by law. Beijing Tongmei was not ordered to stop production and business for rectification, and the fine was paid and the rectification was completed as required. Therefore, the illegal act of Beijing Tongmei is not material and does not constitute a material violation.

Beijing Tongzhou District Emergency Management Bureau issued a Certificate on November 16, 2021, confirming that the administrative punishment “(Jing Tong) Ying Ji (Wei Hua) Fa [2021] No. 003” suffered by Beijing Tongmei is not a material administrative punishment.

(4) Punishment “(Jing Tong) Ying Ji (Wei Hua) Fa [2021] No. 004”

According to the Decision on Administrative Punishment issued by Beijing Tongzhou District Emergency Management Bureau on April 22, 2021, Beijing Tongmei violated the provisions of Article 78 of the Production Safety Law of the People’s Republic of China because it did not regularly organize emergency rescue drills. Beijing Tongzhou District Emergency Management Bureau ordered it to rectify the illegal act and imposed an administrative punishment of RMB10,000.

According to Article 94 of the Production Safety Law of the People’s Republic of China, if the production and business operation entity fails to formulate the emergency rescue plan for production safety accidents or fails to organize drills regularly, it shall be ordered to make corrections within a time limit and may be fined not more than RMB50,000; if it fails to make corrections within the time limit, it shall be ordered to stop production and business for rectification and be fined not less than RMB50,000 but not more than RMB100,000. Beijing Tongmei was fined RMB10,000, which is at a lower value of the above-mentioned fine range stipulated by law. Beijing Tongmei was not ordered to stop production and business for rectification, and the fine has been paid and the rectification has been completed as required. Therefore, the illegal act of Beijing Tongmei is not material and does not constitute a material violation.

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Beijing Tongzhou District Emergency Management Bureau issued a Certificate on November 16, 2021, confirming that the administrative punishment “(Jing Tong) Ying Ji (Wei Hua) Fa [2021] No. 004” suffered by Beijing Tongmei is not a material administrative punishment.

In conclusion, according to the written certificates on no material illegal act or material administrative punishment issued by the relevant competent government department, the interview with and confirmation by the staff of the competent government department, and in combination with the analysis of specific illegal acts and relevant laws and regulations, the above violations or punishments of the Company and its domestic controlled subsidiaries in environmental protection and hazardous chemicals during the reporting period do not constitute material violations.

(III) Whether the Company’s systems in hazardous chemicals, environmental protection and other aspects, their implementation and effectiveness can ensure that the production and operation can continue to meet the requirements of regulatory policies

1. Whether the Company’s hazardous chemicals system, its implementation and effectiveness can ensure that the production and operation continue to meet the requirements of regulatory policies

The systems related to the safe production of hazardous chemicals formulated by the Company mainly include: regular meeting and meeting system of safe production, safety training and education system, on-site shift system of leading cadres, management system of special operation personnel, safety inspection and hidden danger investigation and treatment system, emergency management system, production safety accident management system, safety management system of hazardous chemicals, occupational health related management system, public security management system of explosive hazardous chemicals, safety management system of precursor hazardous chemicals, security management system, etc.

The Company appoints special management personnel to be responsible for the overall planning of safety production in terms of hazardous chemicals. All workshops and departments are equipped with safety officers to strengthen on-site supervision and

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inspection. In terms of specific implementation, the Company has taken various measures such as onboarding safety education, fire safety measures for special operations, region-based management responsibility system and annual training to consolidate the safety production responsibility and enhance the awareness of safety production in terms of hazardous chemicals, so as to ensure the effective implementation of the safety production management system.

During the reporting period, the Company accepted on-site inspection by the competent department of production safety, in the course of which, it was found to have such non-compliance as failure to regularly organize emergency drills and failure to inform employees of the troubleshooting and treatment of potential accidents due to the lack of sound internal regulations on production safety. The Company has made corresponding rectifications by regularly organizing emergency drills and timely informing employees of the troubleshooting and treatment of potential accidents, among others, and effectively implemented the relevant production safety management system, without material violation of production safety-related laws and regulations or exposure to risks of major safety accidents.

According to the relevant supporting documents issued by the competent department of production safety of the Company, except for the disclosed administrative punishment, the Company has not been subject to administrative punishment due to violation of production safety laws, regulations and normative documents during the reporting period.

In conclusion, the Company’s system on hazardous chemicals is sound and effectively implemented, and can ensure that the production and operation can continue to meet the requirements of regulatory policies.

2. Whether the Company’s environmental protection system, its implementation and effectiveness can ensure that the production and operation continue to meet the requirements of regulatory policies

The environmental protection related systems formulated by the Company mainly include: environmental protection management rule system, emergency management system for sudden environmental pollution events, pollutant emission and monitoring

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management system, construction project “environmental impact assessment” and “Three Simultaneities” implementation management system, hazardous waste management system, etc.

The Company assigns special management personnel to be responsible for the overall planning of environmental protection. All workshops and departments are equipped with environmental protection personnel to strengthen on-site supervision and inspection, so as to ensure the effective implementation of environmental protection management system.

During the reporting period, the Company regularly entrusts professional testing institutions to test the pollution discharge, and these testing institutions issue testing reports, so as to ensure that the pollution discharge meets the requirements of the pollution discharge license and relevant laws and regulations, and to ensure the effective implementation of the environmental protection management system.

During the reporting period, the Company accepted on-site inspections of the environmental protection department, in the course of which it was found to have non-compliance such as failure to set up hazardous waste identification marks and failure to guarantee the normal operation of automatic monitoring facilities for water pollutant discharge due to the lack of sound internal regulations on certain environmental protection issues. The Company has taken corresponding rectification measures through timely setting of hazardous waste identification marks and keeping the normal operation of automatic monitoring facilities for water pollutant discharge, and effectively implemented the relevant environmental protection management system, without material violation of relevant environmental protection laws and regulations or exposure to risk of major environmental protection accidents.

According to the relevant supporting documents issued by the competent environmental protection department of the Company and the interviews with the relevant staff of the competent environmental protection department, except for the disclosed administrative punishment, the Company and its domestic subsidiaries were not subject to administrative punishment for violating environmental protection laws, regulations and normative documents during the reporting period.

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In conclusion, the Company’s environmental protection system is sound and effectively implemented, and can ensure that the production and operation can continue to meet the requirements of regulatory policies.

5.2

According to the Prospectus: 1) at the end of each reporting period, the Issuer failed to pay the housing provident fund for more than 500 employees, accounting for about half of the total number of employees in the current year. The competent department of housing provident fund where the Issuer and its domestic subsidiaries are located has issued a compliance certificate therefor; 2) at the end of each reporting period, the number of dispatched employees of the Issuer was 196, 202, 208 and 102 respectively, accounting for 16.17%, 17.38%, 16.51% and 7.60% respectively of all employees at the end of each reporting period. As of the signing date of the Prospectus (for filing purpose), the proportion of labor dispatch of the Issuer has compiled with the provisions of relevant laws and regulations, and there is no administrative punishment by relevant regulatory authorities due to labor dispatch.

The Issuer is required to explain: (1) the reasons for the failure to pay the housing provident fund for a large number of employees. The impact of supplementary payment (if any) of housing provident fund on the Company’s operating performance; (2) the work of dispatched employees. The salary difference between dispatched employees and regular employees, and the impact of the use of dispatched employees on the human resource costs of the Company.

Reply:

I. Explanations from the Issuer

(I) The reasons for the failure to pay the housing provident fund for a large number of employees. The impact of supplementary payment (if any) of housing provident fund on the Company’s operating performance.

1. The reasons for the failure to pay the housing provident fund for a large

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number of employees

At the end of each reporting period, the Company and its domestic controlled subsidiaries’ payment of housing provident fund for employees is as follows:

Item	31 December 2021	31 December 2020	31 December 2019
Number of employees	1,396	1,055	961
Number of payments	1,320	526	432
Payment proportion	94.56%	49.86%	44.95%

At the end of each reporting period, the Company and its domestic controlled subsidiaries’ non-payment of housing provident fund for employees and reasons for non-payment are as follows:

No.	Reasons for non-payment	31 December 2021	31 December 2020	31 December 2019
1	Payment by the former employer	3	3	-
2	Reemployment after retirement	24	19	17
3	Rural residents	-	505	426
4	New employment/internship	24	1	6
5	Voluntary waiver	8	1	23
6	Provident fund account not opened	-	-	57
Total		59	529	529

According to the supporting documents issued by the competent department of housing provident fund where the Company and its domestic controlled subsidiaries are located and through public online inquiry, the Company and its domestic controlled subsidiaries were not subject to administrative punishment for violating laws and regulations related to housing provident fund during the reporting period.

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2. The impact of supplementary payment (if any) of housing provident fund on the Company’s operating performance

Upon calculation, the Company should make further contributions for the reporting period as follows:

In RMB0’000

No.	Item	2021	2020	2019
1	Further contribution of housing provident fund	90.13	228.14	256.62
2	Total current profit	10,332.71	5,163.06	-2,511.26
3	Proportion	0.87%	4.42%	-

During the reporting period, the amount of reserve fund that the Company needs to make up accounts for a low proportion of the total current profits, which has little impact on the total profits of the Company and will not have a material adverse impact on the operating performance of the Company.

In the above case, AXT, the controlling shareholder of the Company, has issued a letter of statement and commitment: “(1) in case of litigation and/or arbitration arising from the Issuer’s employees’ recourse for social insurance and housing provident fund, or administrative punishment by the relevant competent authorities, the enterprise will make full compensation to the Issuer and bear all the expenses payable by the Issuer due to such matters; (2) if the competent department of labor and social security and housing provident fund requires the Issuer to make up the employee social insurance and housing provident fund of previous years, the enterprise will make up the payment on behalf of the Issuer free of charge according to the amount determined by the competent department; (3) if the Issuer fails to pay social insurance and housing provident fund in accordance with the regulations, resulting in any other expenses and economic losses, the enterprise will be liable therefor free of charge on behalf of the Issuer.”

(II) The work of dispatched workers. The remuneration difference between dispatched employees and regular employees, and the impact of the use of

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dispatched employees on the human resource costs of the Company.

1. The work of dispatched workers

During the reporting period, relevant dispatched workers were mainly engaged in cleaning, catering, production assistance and other work. Such work requires easy skills, low educational level and work ability. Such work is of an auxiliary and alternative nature, and does not involve the core posts and production processes of the Company.

2. The remuneration difference between dispatched employees and regular employees, and the impact of the use of dispatched employees on the human resource costs of the Company

The Company determines the monthly remunerations, mainly including basic salary, performance pay, post allowance, overtime pay, night duty allowance, bonus and other subsidies, to dispatched employees, net of salary for absence from work if applicable, with reference to those to regular employees in the same position. During the reporting period, the remuneration comparison between dispatched employees and regular employees of the Company in the same position is as follows:

Unit: yuan/month/person

Item	2021	2020	2019
Average remunerations to dispatched workers (RMB/Month/Person)	4,342.38	4,484.71	3,843.47
Average remunerations to regular employees in the same position (RMB/Month/Person)	4,703.20	4,725.95	3,472.21
Simulated remuneration difference calculated based on the average remunerations to regular employees in the same position (RMB0’000)	65.34	60.21	-79.49
Proportion of simulated remuneration difference in total labor remunerations	0.30%	0.43%	-0.55%

Generally, the average remunerations to the Company’s dispatched employees are

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slightly lower than those to regular employees in the same position, mainly due to the high mobility as well as the short service term, probation period and overtime working hours in production auxiliary positions of dispatched employees. In 2019, the average remunerations to dispatched workers were higher than those to regular employees in the same position, mainly caused by the higher proportion of employees in catering and cleaning positions with lower remuneration level to the regular employees in the same position in 2019.

It can be seen from the above table that during the reporting period, there is no significant remuneration difference between dispatched employees and regular employees in the same position, and the use of dispatched employees by the Company has no material impact on the human resource costs of the Company.

Q6. History of the Issuer

6.1

According to the submissions, Beijing Tongzhou District Industrial Development Zone Corporation (hereinafter referred to as “Industrial Development Zone Corporation”) and AXT jointly established Tongmei Limited, the Issuer’s predecessor, in 1998. In 2001, Industrial Development Zone Corporation transferred its equity interests to AXT, thereby exiting from the Issuer. Industrial Development Zone Corporation was an enterprise owned by the whole people. According to the then applicable provisions, Industrial Development Zone Corporation should conduct an asset appraisal when it exited from Tongmei Limited and obtain a confirmation notice from the competent state-owned assets administration authorities in charge of examination and approval matters, or file the appraisal result with the competent state-owned assets administration authorities. Upon the verification by the intermediary agency, as it occurred a long time ago, the archival materials in relation to the equity transfer auditing appraisal and the receipt of equity transfer price have not been found.

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The Issuer is required to explain: the necessary procedures to be performed for the exit of Industrial Development Zone Corporation and the performance thereof, the confirmation made by or filing with the competent state-owned assets authorities during the above process, the impact of the failure to find the documents in relation to the auditing appraisal and transfer price on the validity of the equity change, whether the exit of Industrial Development Zone Corporation complies with the relevant laws and regulations on the transfer of state-owned assets, impairs the legitimate rights and interests of the state, the collective and other third parties, or exists any dispute or potential risk.

The Issuer’s Attorney is requested to verify the above issues, explain the impact of the failure to find the documents in relation to the auditing appraisal and transfer price on the verification conclusions, and issue a clear opinion on the above issues.

Reply:

I. Explanations from the Issuer

(I) Necessary procedures to be performed for the exit of Industrial Development Zone Corporation and the performance thereof, the confirmation made by or filing with the competent state-owned assets authorities during the above process

1. Specifics on the exit of Industrial Development Zone Corporation from Tongmei Limited

Based on the Issuer’s industrial and commercial archival materials, the specifics on the exit of Industrial Development Zone Corporation from Tongmei Limited are set forth below:

On June 27, 2000, Industrial Development Zone Corporation and AXT entered into the Equity Transfer Agreement, agreeing that the 1% equity interest (totaling USD30,600) held by Industrial Development Zone Corporation in Tongmei Limited is transferred to AXT, and the equity interest shall be transferred on the day immediately

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following the approval of the Beijing Foreign Economic and Trade Commission, and AXT shall pay USD30,600 to Industrial Development Zone Corporation in a lump sum.

On June 28, 2000, Tongmei Limited held a board meeting, approving that Industrial Development Zone Corporation transfers its 1% equity interest in Tongmei Limited to AXT.

On July 2, 2000, Tongmei Limited held a board meeting, approving that the registered capital of Tongmei Limited is increased from USD3.06 million to USD5.06 million. On the same day, AXT signed the new articles of association of Beijing Tongmei Xtal Technology Limited.

On July 24, 2000, the Beijing Tongzhou District Foreign Economic and Trade Commission issued the Reply on the Change of Enterprise Nature and the Increase in Investment Amount and Registered Capital of Beijing Tongmei Xtal Technology Limited ([2000] Tong Wai Jing Mao No. 81), agreeing that Industrial Development Zone Corporation transfers its 1% equity interest, i.e., USD30,600, in Tongmei Limited to AXT; agreeing that Beijing Tongmei will be converted from a joint venture into a wholly-owned enterprise; agreeing that the total investment of Beijing Tongmei will be increased from USD3.06 million to USD5.06 million after it becomes a wholly-owned enterprise, and the registered capital will be increased from USD3.06 million to USD5.06 million.

With respect to the above equity transfer and capital increase, Tongmei Limited obtained the Approval Certificate for Foreign-Invested Enterprise of the People’s Republic of China (Wai Jing Mao Jing Zi Zi [1998] No. 0455) re-issued by the People’s Government of Beijing Municipality.

On August 30, 2000, Tongmei Limited obtained the Business License of Enterprise Legal Person re-issued by the State Administration for Industry and Commerce.

Upon the completion of the above change, the shareholding structure of Tongmei Limited is shown as follows:

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No.	Name of Shareholder	Amount of Subscribed Capital (USD10,000)	Amount of Paid-in Capital (USD10,000)	Shareholding Percentage (%)
1	AXT	506	306	100.00
Total		506	306	100.00

2. Necessary procedures to be performed for the exit of Industrial Development Zone Corporation and the performance thereof, the confirmation made by or filing with the competent state-owned assets authorities during the above process

The relevant procedures to be performed by Industrial Development Zone Corporation for exiting from Tongmei Limited and the actual performance thereof are as follows:

S/N	Relevant procedures to be performed	Actual performance
1	Decision-making by the board of directors of Tongmei Limited	On June 28, 2000, Tongmei Limited held a board meeting, approving that Industrial Development Zone Corporation transfers its 1% equity interest in Tongmei Limited to AXT
2	Approval by Beijing Tongzhou District Foreign Economic and Trade Commission

On July 24, 2000, the Beijing Tongzhou District Foreign Economic and Trade Commission issued the Reply on the Change of Enterprise Nature and the Increase in Investment Amount and Registered Capital of Beijing Tongmei Xtal Technology Limited ([2000] Tong Wai Jing Mao No. 81), agreeing that Industrial Development Zone Corporation transfers its 1% equity interest, i.e., USD30,600, in Tongmei Limited to AXT

3	Industrial and commercial change procedures	On August 30, 2000, Tongmei Limited obtained the Business License of Enterprise Legal Person re-issued by the State Administration for Industry and Commerce
4	Asset appraisal, and confirmation or filing procedures of appraisal results

Due to the long time span, the death or resignation of the original handlers and other reasons, no relevant archives on the procedures for the transfer of state-owned assets such as appraisal request, asset appraisal and confirmation of amount appraised regarding this equity transfer or the payment for the equity transfer price can be located; in order to solve historical problems, prevent the loss of state-owned assets and support the listing of the Issuer, the underlying equity transfer has been audited and appraised retrospectively according to the procedures and confirmed by the

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competent authorities, with the transfer price having been settled, which is thus in line with the relevant laws and regulations on the transfer of state-owned assets.

Pursuant to the Administrative Measures on the Appraisal of State-owned Assets (State Council Order No. 91, November 1991) and the Rules on the Implementation of the Administrative Measures on the Appraisal of State-owned Assets (Guo Zi Ban Fa [1992] No. 36) and other applicable provisions, the exit of Industrial Development Zone Corporation from Tongmei Limited shall be subject to an asset appraisal, and is required to obtain a confirmation notice issued by the competent state-owned assets administrative authorities in charge of examination and approval matters, or file the appraisal result with the competent state-owned assets administration authorities.

According to the documents and clarifications from AXT and Industrial Development Zone Corporation, as well as the confirmation by interviewing with relevant principals of the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing, the above equity transfer occurred in June 2000. Irrespective of efforts to find informed personnel and search relevant historical files with supports from the competent government authorities, no relevant archives on the procedures for the transfer of state-owned assets such as appraisal request, asset appraisal and confirmation of amount appraised regarding this equity transfer or the payment for the equity transfer price can be located due to the long time span, the death or resignation of the original handlers and other reasons, with defects thereon.

In view of the above, to solve historical problems, prevent the loss of state-owned assets and support the listing of the Issuer, relevant government departments of Tongzhou District have, under the organization of the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing, jointly approved the implementation of retroactive audit and evaluation procedures on the above matters (taking May 31, 2000 as the base date), and determined that the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing and the Tongzhou Management Committee of Zhongguancun Science Park (i.e. the Park Management Committee of the People’s Government of Tongzhou District, Beijing) shall jointly confirm the retrospective audit

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and appraisal results, and issue corresponding supporting materials according to the listing-related audit requirements.

Tihuasic (Beijing) Certified Public Accountants Co., Ltd. and Tianhua Xiangtong (Beijing) Assets Appraisal Co., Ltd. respectively issued Tihuasic’s Audit Report of Beijing Tongmei Xtal Technology Co., Ltd. (Tianhua Zhengxin (2022) Shen Zi No. N006) and the Retrospective Assets Appraisal Report of All Interests of Shareholders in Beijing Tongmei Xtal Technology Co., Ltd. Involved by the Equity Value Intended to be Known by Beijing Tongzhou District Industrial Development Zone Corporation and Beijing Tongmei Xtal Technology Co., Ltd. (Tianhua Xiangtong (2022) No. 2-1). According to the retrospective audit and appraisal results, as of May 31, 2000, the value of equity interests of shareholders in Beijing Tongmei is RMB48.24 million; as calculated based on 1% equity interest, the value of equity interest held by Industrial Development Zone Corporation in Beijing Tongmei is RMB482,400. Upon the mutual agreement between Industrial Development Zone Corporation and AXT and the confirmation by entering into a written supplementary agreement, AXT shall pay Industrial Development Zone Corporation a sum of RMB1,101,686 in principal and interest for the equity transfer, the sum of which has been fully paid as of the date hereof.

In March 2022, the superior competent authorities of Industrial Development Zone Corporation i.e. the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing and the Tongzhou Management Committee of Zhongguancun Science Park jointly issued a Statement of Fact, confirming that “the appraisal method and result as used by the retrospective appraisal are reasonable, and accordingly, the equity transfer price is determined to be RMB482,400. Industrial Development Zone Corporation has received the equity transfer price and interest thereof, totaling RMB1,101,686 in full”; “Industrial Development Zone Corporation has performed the retrospective appraisal procedure for its exit from Tongmei Limited, and the transfer price has been paid in full in compliance with relevant laws and regulations on the transfer of state-owned assets, without any damage to the legitimate rights and interests of the state, the collective and other third parties, and without any dispute or potential risk.” In addition, according to the interviews with relevant persons in charge of the People’s Government of

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Zhangjiawan Town, Tongzhou District, Beijing, it is confirmed that Industrial Development Zone Corporation exited from the Issuer in accordance with a complete procedure, the equity transfer being true and effective.

In conclusion, the exit of Industrial Development Zone Corporation from Tongmei Limited has performed such procedures as the decision-making of the board of directors of Tongmei Limited, the approval of the Beijing Tongzhou District Foreign Economic and Trade Commission and the industrial and commercial change procedure. The defects of failure to locate relevant archives on the procedures for the transfer of state-owned assets such as appraisal request, asset appraisal and confirmation of amount appraised regarding such equity transfer and the payment for the equity transfer price have been rectified by the entities involved having performed the retrospective appraisal procedures and obtained the confirmation from the competent authorities, and the transfer price has been settled, which is in compliance with the applicable laws and regulations on the transfer of state-owned assets.

(II) Impact of the failure to find the documents in relation to the auditing appraisal and transfer price on the validity of the equity change

According to the requirements on this offering and listing, AXT and the Issuer have applied to Industrial Development Zone Corporation for confirming the fact of the equity transfer. Industrial Development Zone Corporation issued a Statement of Fact in December 2021, confirming that “Industrial Development Zone Corporation invested in and became a shareholder of Tongmei Limited in August 1998, and entered into the Equity Transfer Agreement with AXT, Inc. in June 2000, thereby transferring all shares held in Tongmei Limited to AXT, Inc., and the approval and industrial and commercial change procedures have been completed with Beijing Tongzhou District Foreign Economic and Trade Commission, AXT, Inc. therefore became the sole shareholder of Tongmei Limited”.

In addition, with respect to the defects of failure to locate relevant archives on the procedures for the transfer of state-owned assets such as appraisal request, asset appraisal and confirmation of amount appraised regarding this equity transfer or the payment for the equity transfer price, the superior competent authorities of Industrial

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Development Zone Corporation i.e. the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing and the Tongzhou Management Committee of Zhongguancun Science Park jointly issued a Statement of Fact in March 2022, confirming that “Industrial Development Zone Corporation has performed the retrospective appraisal procedure for its exit from Tongmei Limited, and the transfer price has been paid in full in compliance with the relevant laws and regulations on the transfer of state-owned assets, without any damage to the legitimate rights and interests of the state, the collective and other third parties, and without any dispute or potential risk”. According to the interviews with relevant persons in charge of the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing, it is confirmed that Industrial Development Zone Corporation exited from the Issuer in accordance with a complete procedure, the equity transfer being true and effective.

In conclusion, the failure to find the documents in relation to the auditing appraisal and transfer price will not affect the validity of the equity change.

(III) Whether the exit of Industrial Development Zone Corporation complies with the relevant laws and regulations on the transfer of state-owned assets, impairs the legitimate rights and interests of the state, the collective and other third parties, or exists any dispute or potential risk

As mentioned above, the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing and the Tongzhou Management Committee of Zhongguancun Science Park as the superior competent authorities of Industrial Development Zone Corporation issued a Statement of Fact jointly in March 2022 confirming that Industrial Development Zone Corporation has performed the retrospective appraisal procedure for its exit from Tongmei Limited and the transfer price has been paid in full in compliance with the relevant laws and regulations on the transfer of state-owned assets, without any damage to the legitimate rights and interests of the state, the collective and other third parties, and without any dispute or potential risk.

II. The Issuer’s Attorney is requested to verify the above issues, explain the impact of the failure to find the documents in relation to the auditing appraisal

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and transfer price on the verification conclusions, and issue a clear opinion on the above issues.

(I) Verification Procedure

The Issuer’s Attorney has mainly performed the following verification procedures:

1. Inspect the industrial and commercial archival materials of the Issuer and Industrial Development Zone Corporation, the resolution made by the board of directors with respect to the exit of Industrial Development Zone Corporation from Tongmei Limited and the approval of the Beijing Tongzhou District Foreign Economic and Trade Commission and the statements issued by the parties to the equity transfer, search for applicable laws and regulations at the time of the exit, assist the Issuer in communicating with Industrial Development Zone Corporation and the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing to confirm the relevant circumstances of the exit, and verify the necessary procedures to be performed for the exit of Industrial Development Zone Corporation from Tongmei Limtied and the performance thereof.

2. Inspect the Tihuasic’s Audit Report of Beijing Tongmei Xtal Technology Co., Ltd. (Tianhua Zhengxin (2022) Shen Zi No. N006 ) and the Retrospective Assets Appraisal Report of All Interests of Shareholders in Beijing Tongmei Xtal Technology Co., Ltd. Involved by the Equity Value Intended to be Known by Beijing Tongzhou District Industrial Development Zone Corporation and Beijing Tongmei Xtal Technology Co., Ltd. (Tianhua Xiangtong (2022) No. 2-1) issued by Tihuasic (Beijing) Certified Public Accountants Co., Ltd. and Tianhua Xiangtong (Beijing) Assets Appraisal Co., Ltd. respectively, the equity transfer agreement and the supplements thereto, payment voucher of equity transfer price, the Statement of Fact issued by the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing and the Tongzhou Management Committee of Zhongguancun Science Park as well as relevant documents provided thereby, and interview with the general manager of the Issuer, verify the retrospective appraisal procedures that have been performed for the exit and the confirmation obtained from the competent authorities.

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3. Inspect the Statement of Fact issued by Industrial Development Zone Corporation, the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing and the Tongzhou Management Committee of Zhongguancun Science Park for the exit, interview with relevant persons in charge of the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing, and verify the impact of the failure to find the documents in relation to the auditing appraisal and transfer price on the validity of the equity change, whether the exit of Industrial Development Zone Corporation complies with the relevant laws and regulations on the transfer of state-owned assets, impairs the legitimate rights and interests of the state, the collective and other third parties, or exists any dispute or potential risk.

(II) Verification Opinions

Upon the verification, the Issuer’s Attorney considers that:

1. The exit of Industrial Development Zone Corporation from Tongmei Limited has performed such procedures as the decision-making of the board of directors of Tongmei Limited, the approval of the Beijing Tongzhou District Foreign Economic and Trade Commission and the industrial and commercial change procedure. With respect to the defects of failure to locate relevant archives on the procedures for the transfer of state-owned assets such as appraisal request, asset appraisal and confirmation of amount appraised regarding this equity transfer and the payment for the equity transfer price, the relevant entities have performed the retrospective appraisal procedures and obtained the confirmation from the competent authorities to have such defects remedied, which is in compliance with relevant laws and regulations on the transfer of state-owned assets.

2. The failure to find the documents in relation to the auditing appraisal and transfer price will not affect the validity of the equity change or the verification conclusions made by our firm.

3. Based on the Statement of Fact issued by the People’s Government of Zhangjiawan Town, Tongzhou District, Beijing and the Tongzhou Management Committee of Zhongguancun Science Park, and in light of the interviews with relevant persons in charge of the People’s Government of Zhangjiawan Town, Tongzhou

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District, Beijing, it is confirmed that Industrial Development Zone Corporation has performed the retrospective appraisal procedure for its exit from Tongmei Limited, the transfer price has been paid in full, and the equity transfer is true and valid, in compliance with the relevant laws and regulations on the transfer of state-owned assets, without any damage to the legitimate rights and interests of the state, the collective and other third parties, and without any dispute or potential risk.

6.2

According to the Prospectus, Zhongke Hengye and Beijing Bomeilian are acting in concert. In December 2020, Zhongke Hengye and Beijing Bomeilian respectively subscribed for the Issuer’s newly increased registered capital with the equity interests held by them in Beijing Boyu as the payment consideration, with the capital increase price being RMB1.36 per unit of registered capital. In January 2021, Zhongke Hengye and Beijing Bomeilian transferred part of equity interests held by them in the Issuer to Liaoning Zhuomei and AXT at the price of RMB5.03 per unit of registered capital, respectively.

The Issuer is required to explain: (1) the background and reasons for the transfer of equity interests in the Company soon after the investment in the Company by Zhongke Hengye and Beijing Bomeilian; (2) the fairness of the share price paid by Zhongke Hengye and Beijing Bomeilian for their investment in the Company, and the reasons for and reasonableness of the large gap in prices.

Reply:

I. Explanations from the Issuer

(I) Background and reasons for the transfer of equity interests in the Company soon after the investment in the Company by Zhongke Hengye and Beijing Bomeilian

1. Zhongke Hengye

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At the end of 2020, Ulrich Goetz intended to exit from Beijing Boyu and MA Jie intended to exit from Beijing Bomeilian, at which time, the ownership structure of Beijing Boyu and Beijing Bomeilian was as follows:

Company name	Name of shareholder	Capital contribution	Shareholding ratio (%)
Beijing Boyu	AXT	USD1,483,000	63.00
	Beijing Bomeilian	USD635,000	27.00
	Ulrich Goetz	USD235,300	10.00
Beijing Bomeilian	HE Junfang	RMB1,333,400	66.67
	MA Jie	RMB666,600	33.33

HE Junfang intended to accept transfer of the equity in Beijing Boyu held by Ulrich Goetz and the equity in Beijing Bomeilian held by MA Jie through Zhongke Hengye under his control (HE Junfang held 79% of its property share and acted as the appointed representative of its executive partner).

In order to fund the equity transfer price, Zhongke Hengye borrowed a total of USD8.05 million (or RMB52.655928 million) from Liaoning Zhuomei, an external institutional investor, for which an agreement has made whereby Zhongke Hengye shall repay the loan with its corresponding equity in Beijing Tongmei.

At the end of 2020, Zhongke Hengye and Ulrich Goetz entered into the Equity Transfer Agreement, by which Ulrich Goetz transferred the registered capital, in an amount of USD141,180, held by him in Beijing Boyu to Zhongke Hengye at a price of USD2.4 million. Besides, Zhongke Hengye entered into the Transfer Agreement with Ma Jie, by which Ma Jie transferred 33.33% equity interest held by him in Beijing Bomeilian (corresponding to the registered capital of RMB660,000) to Zhongke Hengye at a price of RMB27.73 million. In January 2021, Zhongke Hengye transferred the registered capital in an amount of RMB10,463,911 held by it in Beijing Tongmei to Liaoning Zhuomei with reference to the share purchase price of RMB5.03/registered capital for external investors, and Zhongke Hengye has repaid the debt to Liaoning Zhuomei by equity accordingly.

2. Beijing Bomeilian

Before the asset restructuring of the Company in December 2020, both Zhongke

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Hengye and Beijing Bomeilian were shareholders of Beijing Boyu, holding 6% and 27% equity interest in Beijing Boyu respectively. In December 2020, Beijing Bomeilian and Zhongke Hengye respectively subscribed for the Issuer’s newly increased registered capital with their equity interest in Beijing Boyu as payment consideration. Such asset restructuring obliged Beijing Bomeilian and Zhongke Hengye to pay various taxes including enterprise income taxes. To fund the taxes, Beijing Bomeilian transferred its registered capital in an amount of RMB4,907,343 held in Beijing Tongmei to AXT in January 2021 at a price of RMB equivalent of USD3.73 million.

In conclusion, the transfer of equity interest in the Company by Zhongke Hengye and Beijing Bomeilian soon after they invested in the Issuer was to repay the external borrowings and fund taxes and charges involved in asset restructuring.

(II) Fairness of the share price paid by Zhongke Hengye and Beijing Bomeilian for their investment in the Company, and the reasons for and reasonableness of the large gap in prices.

In December 2020, to solve horizontal competition and integrate business resources, the Company carried out the asset restructuring and acquired 100% equity interest in Beijing Boyu, Baoding Tongmei, Chaoyang Tongmei, Nanjing Jinmei and Chaoyang Jinmei, among which, Beijing Bomeilian, with its 27% equity interest in Beijing Boyu, and Zhongke Hengye, with its 6% equity interest in Beijing Boyu, subscribed for the newly increased registered capital of the Company and realized their capital increase in the Company by way of share exchange; the price at which Zhongke Hengye and Beijing Bomeilian purchased the shares of the Issuer through such asset restructuring is consistent with the price at which AXT, Jinchao Business Management and other shareholders participated in the capital increase by way of share exchange, both of which were RMB1.36 per unit of registered capital. The price was determined through the negotiation among the parties on the basis of the net asset value per share of Beijing Tongmei and was fair.

In January 2021, for the purpose of repaying the external borrowings and funding the taxes and charges involved in the asset restructuring, Zhongke Hengye and Beijing Bomeilian transferred part of equity interest held by them in the Company to Liaoning

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Zhuomei and AXT respectively, and the transfer price is the same as the price at which Haitong Innovation, Haitong New Energy, Anxin Industrial Investment, Huadeng II and other external investors purchased the shares of the Company in the same period, both of which were RMB5.03 per unit of registered capital. Such transfer price was determined through the negotiation between both parties to the relevant transfer with reference to the price at which external institutional investors purchased the shares in the same period, the large gap between such transfer price and the above share price in the asset restructuring is reasonable.

The specific reasons for the significant difference in the share price and transfer price between Zhongke Hengye and Beijing Bomeilian can be referred to Q1 “I.(I).4 The reason and reasonableness of large difference between the valuation at this asset restructuring of the Company and the valuation at the capital increase from third parties in January 2021” hereof.

In conclusion, the price at which Zhongke Hengye and Beijing Bomeilian purchased the shares of the Issuer through the asset restructuring was determined through the negotiation among the parties on the basis of the net asset value per share of Beijing Tongmei and was fair; the price at which Zhongke Hengye and Beijing Bomeilian transferred part of equity interest held by them in the Company to Liaoning Zhuomei and AXT was determined through the negotiation between both parties to the relevant transfer with reference to the price at which external institutional investors purchased the shares in the same period, the large gap between such prices is reasonable.

6.3

According to the Prospectus, (1) Nanjing Jinmei was jointly established by AXT and Nanjing Germanium Factory (subsequently changed its name into China Germanium Co., Ltd.). Nanjing Germanium Factory made its investment in the form of its technology of extracting and purifying gallium. In June 2017, China Germanium Co., Ltd. transferred all its obligations and rights (shares) under the joint venture contract to AXT; (2) AXT held 5% equity interest in

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Nanjing Jinmei for and on behalf of FAN Jiahua, FENG Yi, ZONG Hongxia, and ZHANG Fengxiang. From February 2018 to May 2019, AXT entered into the Equity Exit Agreement with FAN Jiahua, FENG Yi, and ZONG Hongxia (ZHANG Fengxiang and ZONG Hongxia were husband and wife, and ZHANG Fengxiang had passed away at the time of equity exit) respectively. According to the interviews with ZONG Hongxia and the persons handling the above equity exit matter, the purchase of shares of and exit from Nanjing Jinmei of FAN Jiahua, FENG Yi, ZONG Hongxia, and ZHANG Fengxiang is the declaration of their true intentions, the relevant payments have been made, and there is no dispute, discrepancy, or potential discrepancy in relation to the establishment, process and termination of the nominee holding.

The Issuer is required to explain: (1) the background of Nanjing Germanium Factory, whether it has completed the procedures necessary for the transfer of its obligations and rights (shares) under the joint venture contract to AXT, and whether such transfer is legal and in compliance with the law; (2) the background of and reasons for AXT’s holding of equity interest in Nanjing Jinmei on behalf of FAN Jiahua and other persons and the transfer of equity interest held by such persons; (3) the specific meaning of “persons handling the equity exit matter”, and whether there is any dispute or potential dispute in the establishment and termination of the nominee holding.

The Issuer’s Attorney is requested to verify and issue a clear opinion on the above issues.

Reply:

I. Explanations from the Issuer

(I) Background of Nanjing Germanium Factory, whether it has completed the procedures necessary for the transfer of its obligations and rights (shares) under the joint venture contract to AXT, and whether such transfer is legal and in compliance with the law

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1. Background of Nanjing Germanium Factory

As indicated in the industrial and commercial registration materials of Nanjing Germanium Factory, Nanjing Germanium Factory was originally an enterprise owned by the whole people, its business scope was “main business: semiconductor materials (manufacturing); ancillary business: high-purity and ultra-high-purity non-ferrous metals; rare metals (smelting) precious metals (smelting) (excluding gold, silver, platinum)”. In July 2000, Nanjing Huajian Industry (Group) Co., Ltd. approved the conversion of Nanjing Germanium Factory into a joint-stock cooperative enterprise, its capital would be wholly funded by individuals; in May 2003, Nanjing Germanium Factory was changed into a limited liability company, and its name was changed into “Nanjing Germanium Factory Co., Ltd.”. Subsequently, the name of Nanjing Germanium Factory was successively changed into “China Germanium Limited” and “China Germanium Co., Ltd.” in August 2009 and December 2014.

According to the search result on the National Enterprise Credit Information Publicity System, the current basic information of Nanjing Germanium Factory is as follows:

Name:	China Germanium Co., Ltd.
Domicile:	No. 718 Jiangjun Avenue, Jiangning Development Zone, Nanjing
Unified Social Credit Code:	913201001348798234
Legal Representative	WANG Qingwei
Registered Capital:	RMB39.6 million
Type of Company:	Limited Liability Company
Business Scope:

R&D, production, sales and technical services of new energy materials and electronic materials; smelting of high-purity and ultra-high-purity non-ferrous metals, rare metals and precious metals; manufacturing, sales and information technology services of semiconductor materials and organic germanium; self-operated and commissioned import and export of commodities and

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technologies (except for commodities and technologies that are restricted or prohibited from being imported and exported by the state); leasing of devices and equipment; wholesale of hazardous chemicals (subject to the scope set forth in the license). (Businesses that are subject to approval in accordance with the law may be carried out only after being approved by relevant authorities.)

Term of Business	Indefinite period from October 16, 1990
Shareholders:	Nanjing Zhongge Investment Management Co., Ltd. holds 53.78% equity interest Xiamen Meihua Optoelectronics Technology Co., Ltd. holds 46.22% equity interest

2. Whether Nanjing Germanium Factory has completed the procedures necessary for the transfer of its obligations and rights (shares) under the joint venture contract to AXT, and whether such transfer is legal and in compliance with the law

In June 2017, Nanjing Germanium Factory transferred its obligations and rights (shares) under the Nanjing Jinmei joint venture contract to AXT. As indicated in the industrial and commercial registration materials of Nanjing Germanium Factory, when the above transfer took place, there were two shareholders of Nanjing Germanium Factory in total, i.e., Nanjing Zhongge Investment Management Co., Ltd. (a wholly-owned subsidiary of Xiamen Meihua Optoelectronics Technology Co., Ltd.) and Xiamen Meihua Optoelectronics Technology Co., Ltd. As indicated in the industrial and commercial registration materials of these companies and the search result on the National Enterprise Credit Information Publicity System, as of the time of such transfer, the ultimate investors of these shareholders were all natural persons, and there is no state-owned shareholder.

On June 24, 2017, Nanjing Jinmei held a board meeting, approving that Nanjing Germanium Factory transfers all its obligations and rights (shares) under the joint

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venture contract to AXT at a price of RMB8,973,405. On the same day, Nanjing Germanium Factory and AXT entered into the Equity Transfer Agreement with respect to the above equity transfer.

On June 24, 2017, AXT made a shareholders’ resolution that the shareholding percentage (cooperation interest) of AXT in Nanjing Jinmei was changed from 88% to 100%, the type of company was changed from a Sino-foreign cooperative foreign-invested enterprise to a wholly foreign-owned enterprise; the original articles of association and the original cooperation agreement were terminated, and the new articles of association of Nanjing Jinmei were adopted.

On September 11, 2017, Nanjing Jinmei obtained the Business License renewed by the Market Supervision and Administration Bureau of Jiangning District, Nanjing City.

In conclusion, Nanjing Germanium Factory has completed the procedures necessary for the transfer of its obligations and rights (shares) under the joint venture contract to AXT, which is in compliance with laws and regulations.

(II) Background of and reasons for AXT’s holding of equity interest in Nanjing Jinmei on behalf of FAN Jiahua and other persons and the transfer of equity interest held by such persons

AXT, as a nominee of FAN Jiahua, FENG Yi, ZONG Hongxia and ZHANG Fengxiang, held a total of 5% equity in Nanjing Jinmei. From February 2018 to May 2019, AXT signed a Equity Exit Agreement with FAN Jiahua, FENG Yi and ZONG Hongxia (ZHANG Fengxiang, the husband of ZONG Hongxia, was passed away at the time of equity exit) respectively, pursuant to which all nominee holding was canceled.

According to the statement of AXT and the confirmation by interviewing with the entrusting holders namely FAN Jiahua, FENG Yi and ZONG Hongxia, at the time of the establishment of Nanjing Jinmei, FAN Jiahua served as the general manager and ZONG Hongxia served as the deputy general manager, ZHANG Fengxiang served as the executive director and financial director, and FENG Yi served as a consultant in Nanjing Jinmei. To motivate the above persons, AXT transferred a total of 5% equity interest in Nanjing Jinmei to FAN Jiahua, FENG Yi, ZONG Hongxia and ZHANG

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Fengxiang in September 2000, as Nanjing Jinmei was incorporated as a Sino-foreign cooperative enterprise, no individual may be a Chinese partner to the enterprise, such part of equity interest was held by AXT on their behalf.

From February 2018 to May 2019, due to the advanced age of FAN Jiahua, FENG Yi and ZONG Hongxia, and Nanjing Jinmei’s main production and operation site needed to be relocated to another place, FAN Jiahua, FENG Yi and ZONG Hongxia requested to exit from Nanjing Jinmei and entered into the Equity Exit Agreement with AXT, agreeing to transfer all the equity interest held by them in Nanjing Jinmei to AXT. The above nominee holding has been completely released after consummation of such equity transfer. As of October 2020, FAN Jiahua, FENG Yi and ZONG Hongxia have received all the amounts payable for their equity exit.

(III) Specific meaning of “persons handling the equity exit matter”, and whether there is any dispute or potential dispute in the establishment and termination of the nominee holding

According to the interviews with HAO Ze, the deputy general manager and chief financial officer of the Issuer (who worked in the finance department of Nanjing Jinmei from September 2000 to March 2005) and CHEN Yu, a financial manager of Nanjing Jinmei, the specific matter that FAN Jiahua, FENG Yi and ZONG Hongxia exited from Nanjing Jinmei was handled by HAO Ze and CHEN Yu, and thus HAO Ze and CHEN Yu are the persons handling the equity exit matter.

To sum up, according to the confirmation by interviewing with all the entrusting holders FAN Jiahua FENG Yi and ZONG Hongxia other than the deceased ZHANG Fengxiang, as well as HAO Ze and CHEN Yu, the persons handling the equity exit matter, and upon search through public network, there is no dispute or potential dispute in the establishment and termination of the nominee holding.

II. The Issuer’s Attorney is requested to verify and issue a clear opinion on the above issues.

(I) Verification Procedure

The Issuer’s Attorney has mainly performed the following verification procedures:

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1. Inspect the industrial and commercial registration materials and articles of association of Nanjing Germanium Factory, and access to the National Enterprise Credit Information Publicity System to inquire about the background of Nanjing Germanium Factory.

2. Inspect the industrial and commercial registration materials of Nanjing Jinmei, as well as the relevant documents such as the equity transfer agreement, board resolution and shareholders’ resolution in relation to Nanjing Germanium Factory’s transfer of its obligations and rights (shares) under the joint venture contract to AXT, log in to the National Enterprise Credit Information Publicity System to check investors of Nanjing Germanium Factory at the time of the above transfer, and verify whether such transfer has been made through necessary procedures and in compliance with laws and regulations.

3. Inspect the nominee holding agreement and the equity exit agreement entered into by and among FAN Jiahua, FENG Yi, ZONG Hongxia and ZHANG Fengxiang and AXT, the certificates for the payment of equity exit price and the statement of AXT, and interview with FAN Jiahua, FENG Yi and ZONG Hongxia, whose shares were held by others on their behalf, and HAO Ze and CHEN Yu, the persons handling the equity exit matter, to understand the background of and reasons for the establishment and termination of the nominee holding.

4. Interview with FAN Jiahua, FENG Yi and ZONG Hongxia, whose shares were held by others on their behalf, and HAO Ze and CHEN Yu, the persons handling the equity exit matter, and access to public network for search and inquiry, and verify whether there is any dispute or potential dispute in the establishment and termination of the nominee holding.

(II) Verification Opinions

Upon the verification, the Issuer’s Attorney considers that:

1. Nanjing Germanium Factory has completed the procedures necessary for the transfer of its obligations and rights (shares) under the joint venture contract to AXT, which is in compliance with laws and regulations.

The background of and reasons for AXT’s holding of equity interest in Nanjing

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Jinmei on behalf of FAN Jiahua, FENG Yi, ZONG Hongxia and ZHANG Fengxiang and the transfer of equity interest held by such persons are reasonable.

3. The specific matter that FAN Jiahua, FENG Yi and ZONG Hongxia exited from Nanjing Jinmei was handled by HAO Ze and CHEN Yu, and thus HAO Ze and CHEN Yu are the persons handling the equity exit matter; there is no dispute or potential dispute in the establishment and termination of the nominee holding.

Q7. Patent

7.1

According to the Prospectus, there are a total of 51 invention patents (including national defense patents) with respect to core technologies and main business income formed by the Issuer as of September 30, 2021, including 42 in the PRC and 9 abroad, which qualifies it for the exception index of science and technology innovation indicator.

Please indicate whether there are patent applications in different countries or regions for certain same technology.

Reply:

I. Explanations from the Issuer

As of February 28, 2022, the Issuer owns a total of 53 invention patents that are licensed in and outside the PRC, of which 44 are in the PRC and 9 abroad.

Considering the regional characteristics of patent protection, the necessity of overseas business and other related factors, there are some invention patents for which the Issuer applied for certain same technology in different countries or regions. The corresponding relationship between such patents is as follows:

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No.	Patent Licensed in Countries/Regions outside the PRC				Corresponding Licensed Patent in the PRC
	Patent Name	Patent Number	Country/Region	Date of Licensing	Patent Name	Patent Number	Date of Licensing
1	PROCESS FOR CLEANING A COMPUND SEMICONDUCTOR WAFER	8691019	The United States	April 8, 2014	化合物半导体晶片清洗方法	2010105138607	January 9, 2013
2	PROCESS FOR CLEANING COMPOUND SEMICONDUCTOR WAFER	EP2629319	EPO	August 16, 2017
3	化合物半導体ウエハーのクリーニング方法	6088431	Japan	February 10, 2017
4	CONTROLLABLE OXYGEN CONCENTRATION IN SEMICONDUCTOR SUBSTRATE	EP2978882	EPO	June 24, 2020	半导体衬底中的可控氧浓度	2020102755196	February 11, 2022
5	半導体基板中の制御可能な酸素濃度	6330899	Japan	May 11, 2018
6	INDIUM PHOSPHIDE WAFER HAVING PITS ON THE BACK SIDE, METHOD AND ETCHING SOLUTION FOR MANUFACTURING THE SAME	11094549	The United States	August 17, 2021	背面有凹坑的磷化铟晶片、制法和制备其的腐蚀液	2017106123441	June 22, 2021
7	MONOCRYSTALLINE GERMANIUM WAFERS, METHOD FOR PREPARING THE SAME, METHOD FOR PREPARING INGOTS AND USE OF MONOCRYSTALLINE WAFERS	11127867	The United States	September 21, 2021	锗单晶片、其制法、晶棒的制法及单晶片的用途	2017112967461	August 14, 2020

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8	III-V族化合物半導體晶圓及其清洗方法	I524411	Taiwan, the PRC	March 1, 2016	Ⅲ-Ⅴ族化合物半导体晶片及其清洗方法	2011101259950	February 4, 2015

The Issuer has revised the relevant description on “satisfaction by the Company with the requirements of science and innovation attribute” in the Prospectus..

7.2

According to the submissions, AXT has entered into certain cross-license agreement with one of its major competitors to grant each other's patents filed before December 31, 2029 to the other party and its controlled entities for use. AXT shall pay a royalty (actually borne by the Issuer) and the counterparty is exempt from it. The cross-license agreement was signed primarily to avoid any risk of infringement or litigation arising from overlapping patents, and the Issuer has not yet applied the counterparty's licensed patents to its existing products.

Please indicate the reasons and reasonableness for the counterparty to be exempted from payment of the royalty while it is payable by the Issuer to the counterparty even if the counterparty’s licensed patents are not actually applied to the Issuer’s existing products.

Reply:

I. Explanations from the Issuer

On April 16, 2020, AXT and M signed a Cross-License and Non-Litigation Agreement, providing that M and AXT shall license to each other and the controlled entities thereof any patent filed by them prior to and including December 31, 2029, and that during the licensed term of such patents, M and AXT and their controlled entities will not knowingly pursue litigation worldwide against each other and each other's direct or indirect customers for any direct or indirect patent infringement resulting from

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such license. Pursuant to the agreement, M shall be free from paying royalties, while AXT shall pay royalties to M, for the reasons and with the rationality as follows:

On the one hand, the number of patents licensed by M, who was established and started the patent layout at an earlier time having a high status in the industry, to AXT is far greater than that by AXT to M; and on the other hand, it has formed a relatively complete and comprehensive patent network layout in the field of semiconductor substrate materials in the early stage, with a certain first mover advantage. Additionally, the Company keeps a large number of formula and process know-how strictly confidential according to different types of core technologies, in addition to applying for intellectual property rights at home and abroad, so as to avoid disclosing technical secrets due to patent disclosure.

In order to avoid any risk of patent infringement or litigation and to achieve the purpose of non-litigation by both parties, they entered into a Cross-License and Non-Litigation Agreement specifying that M shall be exempt from paying any royalties which shall, nevertheless, be payable by AXT to M.

To sum up, the arrangement is mutually agreed upon by AXT and M after multiple rounds of commercial negotiations and taking into account the historical disputes, industry status, number of patents, patent network layout time and business prospects, which is commercially reasonable as it helps AXT and the company avoid any risk of patent infringement and litigation and conforms to industry practices.

Q8. Sales Model and Key Customers

It can be seen from the submissions, 1) the Issuer mainly adopts direct sales domestically, and direct sales, agents, traders and consignment sales in overseas markets; 2) in the agent model, the Issuer directly signs a sales contract with the customers and delivers the goods with commission payable to the agents; 3) during the reporting period, the Issuer’s combined sales to the top five end customers accounted for 39.89%, 39.88%, 35.01% and 30.44% of total sales, respectively.

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Please further disclose details of the consignment sales model, key customers, the size of the inventory kept at customer’s premises and the subsequent selling-through rate.

Please indicate the follows: (1) List the types of products sold by different sales models and income for each period of the reporting period in the form of tables, and, in case of any product sold through AXT, further list the sales details by sales model; (2) Specify any change of the end customers in response to the sales models made through AXT-Tongmei after the reorganization; (3) Indicate the basic information of the top five customers of domestic direct sales, overseas direct sales and overseas consignment sales in each period of the reporting period, types of products and sales amount sold to them; (4) Indicate the company names of the top five traders in each period of the reporting period, sales amount realized to them, history of cooperation with them, their major customers and cooperation with other semiconductor industry players; (5) Indicate the sales amount realized to the agents and the arrangement of agency fees in each period of the reporting period.

Reply:

I. Further Disclosure by the Issuer

The Issuer has further disclosed in “I.(III).5. Sales modes” in “Section VI Business and Technology” of the Prospectus as follows:

(3) Consignment Sales Details

The consignment sales model adopted by the Issuer was as follows:

Items	Osram	Broadcom	Sumika Electronic Materials, Inc	Freiberger
Delivery arrangement	The customer in the consignment sales model	The customer in the consignment sales model	The customer in the consignment sales	The customer in the consignment sales

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	will submit monthly sales forecasts for the next 3 months to the Issuer, who will periodically replenish inventory based on production arrangements, inventory levels and other relevant factors	will submit monthly sales forecasts for the next 6 months to the Issuer, who will periodically replenish inventory based on production arrangements, inventory levels and other relevant factors	model will enter into a sales contract with the Issuer from time to time according to its own inventory and sales progress, to stipulate the quantity to be replenished for inventory	model will submit quarterly sales forecasts for the next 26 weeks to the Issuer, who will periodically replenish inventory based on production arrangements, inventory levels and other relevant factors
Responsibility for the custody of goods

The customer in the consignment sales model shall manage, protect and maintain the Issuer’s inventory for consignment sales and bear the warehousing risks and responsibilities for the products for consignment sales, while the Issuer retains title to the same until they are claimed from storage by the customer

Any damage to or loss of the goods for consignment sales during their storage in the consignment warehouse shall be borne by the Issuer who will pay the expenses incurred therefrom. The Issuer retains title to the products for consignment sales until they are claimed from storage by the customer

Any damage to or loss of the goods for consignment sales during their storage in the consignment warehouse shall be borne by the Issuer. The Issuer retains title to the products for consignment sales until they are claimed from storage by the customer

Any damage to or loss of the goods for consignment sales during their storage in the consignment warehouse shall be borne by the Issuer. The Issuer retains title to the products for consignment sales until they are claimed from storage by the customer

Pricing arrangement

The customer in the consignment sales model will claim the goods for consignment sales by the first-in first-out method and identify the sales order corresponding to the goods so claimed according to the quantity agreed therein, under which the unit price will be recognized.

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Payment arrangement	For the products for consignment sales actually claimed from storage, the customer in the consignment sales model will be required to make payment within the credit period agreed in the Sales Order
Reconciliation arrangement

Once a month, the customer in the consignment sales model will provide the Issuer with a statement of reconciliation showing the quantity claimed, the unit price of the products claimed, the amount payable and the inventory not consumed

Once a month, the customer in the consignment sales model will provide the Issuer with a statement of reconciliation showing the quantity actually claimed and the inventory balance details

Once a month, the customer in the consignment sales model will provide the Issuer with a statement of reconciliation showing the quantity actually claimed, the unit price of the products claimed and the inventory balance details

Once a month, the customer in the consignment sales model will provide the Issuer with a statement of reconciliation showing the quantity actually claimed, the corresponding sales order and the inventory balance details

Before business handover, Osram, Broadcom and Sumika Electronic Materials, Inc were AXT’s customers for consignment with years of cooperation with AXT. In March 2021, the sales operations and customers were switched to AXT-Tongmei, as a result of which, the three companies mentioned above became the Issuer’s customers for consignment. Additionally, before the business handover, IQE and Visual Photonics Epitaxy, original customers of AXT, had some consignment-based transactions with AXT; after the business handover, they no longer made transactions based on consignment.

In 2021, in response to the demand of, and as agreed with, the customer Freiberger, the subsidiary Beijing Boyu adjusted the sales mode whereby to conduct sales based on consignment.

The balance of the Issuer’s inventories at such customers’ premises at the end of the reporting period and the post-period destocking rate as of the end February 2022 were as follows:

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In RMB0’000

Key Customer	Inventory Amount at the End of the Period	Subsequent Amount Consumed	Subsequent Selling-Through Rate
Osram	1,578.12	1,578.12	100.00%
Broadcom	73.58	53.73	73.02%
Sumika Electronic Materials, Inc	56.59	56.59	100.00%
Freiberger	63.10	61.31	97.16%
Total	1,771.39	1,749.75	98.78%

It can be seen from the above table that as of the end of February 2022, the Issuer’s inventory balance at the end of the reporting period at the premises of the customers has been basically destocked.

II. Explanations from the Issuer

(I) List the types of products sold by different sales models and income for each period of the reporting period in the form of tables, and, in case of any product sold through AXT, further list the sales details by sales model;

The types of products sold by different sales models and income during the reporting period were as follows:

In RMB0’000

Items	2021		2020		2019
	Amount	Proportion	Amount	Proportion	Amount	Proportion

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Direct sales	54,087.40	63.09%	26,985.23	46.28%	20,094.21	43.47%
Agency sales	14,563.58	16.99%	3,135.30	5.38%	3,983.49	8.62%
Trader sales	3,884.27	4.53%	-	-	-	-
Consignment sales	7,219.57	8.42%	-	-	-	-
Sales through AXT	5,979.70	6.97%	28,196.51	48.35%	22,144.98	47.91%
Total	85,734.52	100.00%	58,317.04	100.00%	46,222.68	100.00%

For those sold through AXT, the sales details are further listed by sales model as follows:

In RMB0’000

Items	2021		2020		2019
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Direct sales	2,015.22	33.70%	5,882.30	20.86%	6,714.65	30.32%
Agency sales	1,557.23	26.04%	8,567.95	30.39%	5,834.61	26.35%
Trader sales	831.40	13.90%	2,205.58	7.82%	1,642.04	7.41%
Consignment sales	1,575.85	26.35%	11,528.67	40.89%	7,953.68	35.92%
No further sales were realized	-	-	12.01	0.04%	-	-

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Total	5,979.70	100.00%	28,196.51	100.00%	22,144.98	100.00%

(II) Specify any change of the end customers in response to the sales models made through AXT-Tongmei after the reorganization;

Upon the completion of our restructuring in March 2021, AXT-Tongmei started to undertake the overseas sales of semiconductor substrate materials. Except for semiconductor substrate materials, the sales models applicable to our customers of PBN crucibles, high-purity metals and compounds, among other products, have not changed with the restructuring and business handover.

The changes in sales models applicable to the overseas customers of semiconductor substrate materials were as follows:

S/N	Customer category	Sales model with AXT	Sales model with AXT-Tongmei	Whether the sales mode changes after handover
1	General customers	Direct sales	Direct sales	No
2	Osram, Sumika Electronic Materials, Inc and Broadcom	Consignment	Consignment	No
3	Landmark Optoelectronics and other customers to whom sales are made through agents in Taiwan, South Korea and Japan	By agent	By agent	No
4	Mo Sangyo Co, Ltd.	Traders	Traders	No
5	IQE and Visual Photonics Epitaxy	Consignment + direct sales	Direct sales	Yes

To sum up, after the restructuring, sales are made through AXT-Tongmei who directly trades with downstream customers of AXT, and accordingly AXT was no longer a customer of the Company. Before the business handover, a small portion of sales to IQE and Visual Photonics Epicaxy were made on consignment, while after the business handover, all sales to them have been made directly. Except for this change, trading modes involving other customers remain unchanged.

(III) Indicate the basic information of the top five customers of domestic direct sales, overseas direct sales and overseas consignment sales in each period of the reporting period, types of products and sales amount sold to them;

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1. Domestic Direct Sales

The types of products sold to the top five customers under the domestic direct sales model, sales amount sold to them and other related details were as follows:

In RMB0’000

Year	No.	Customer Name	Income	Main Product Sold
2021	1	Nanchang Kingsoon	3,487.18	Germanium substrate
	2	Epi Solution Technology (Suzhou) Co., Ltd.	3,137.32	InP, GaAs substrate
	3	Customer A	2,751.24	InP substrate
	4	Everbright Photonics	2,789.80	InP, GaAs substrate
	5	Customer B	2,663.40	InP, gallium arsenide, germanium substrate; high-purity gallium
	Total		14,828.94	-
2020	1	Nanchang Kingsoon	3,027.45	Germanium substrate
	2	Customer B	2,938.71	InP, gallium arsenide, germanium substrate
	3	Epi Solution Technology (Suzhou) Co., Ltd.	1,981.64	InP, GaAs substrate
	4	Everbright Photonics	1,620.88	InP, GaAs substrate
	5	Customer A	1,308.82	InP substrate
	Total		10,877.50	-
2019	1	Customer A	4,755.70	InP substrate
	2	Nanchang Kingsoon	2,280.93	Germanium substrate
	3	Epi Solution Technology (Suzhou) Co., Ltd.	1,825.25	InP, GaAs substrate
	4	Customer B	1,681.73	InP, gallium arsenide, germanium substrate; high-purity gallium

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5	Yunnan Lincang Xinyuan Germanium Industry Co., Ltd.	1,258.46	InP polycrystal, PBN crucible, high-purity gallium
Total		11,802.07	-

The basic information of the above customers is as follows:

No.	Customer Name	Date of Establishment	Registered Capital	Profile	Controlling Shareholder/Actual Controller	Associated with the Issuer or not
1	Nanchang Kingsoon	2015	RMB114,015,000	Mainly engaged in the development, production and sales of AlGaInP LED epilayers, chips and high-efficiency gallium arsenide solar cell epilayers.	WANG Xiangwu	No
2	Epi Solution Technology (Suzhou) Co., Ltd.	2011	RMB60 million	Supply high-quality epilayers with molecular beam epitaxy (MBE) to the global compound semiconductor market.	Dikma Technologies Inc.	No

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3	Everbright Photonics	2012	RMB101.7 million	It is a domestic manufacturer of semiconductor laser chips, components and modules and other core components in the laser industry.	No	No
4	Yunnan Lincang Xinyuan Germanium Industry Co., Ltd.	1998	RMB653.12 million	Production, smelting and sales of germanium products, other metallurgical products and mineral products	WU Kaihui, BAO Wendong	No

2. Overseas Direct Sales

The types of products sold to the top five customers under the overseas direct sales model, sales amount sold to them and other related details were as follows:

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In RMB0’000

Year	No.	Customer Name	Income	Main Product Sold
2021	1	AXT	5,979.70	InP, gallium arsenide, germanium substrate
	2	Osram	5,506.52	Gallium arsenide, germanium substrate
	3	Mo Sangyo Co, Ltd.	3,884.27	InP, GaAs substrate
	4	IQE	3,060.02	InP, GaAs substrate
	5	Customer C	1,921.83	InP substrate
	Total		20,352.34	-
2020	1	AXT	28,196.51	InP, gallium arsenide, germanium substrate
	2	SUMIDEN SHOJI CO., LTD	1,233.81	PBN crucible
	3	Freiberger	415.87	PBN crucible
	4	CVT GMBH & CO. KG	214.22	PBN crucible, PBN plate
	5	Veeco Instruments Inc.	188.70	PBN crucible, PBN plate
	Total		30,249.11	-
2019	1	AXT	22,144.98	InP, gallium arsenide, germanium substrate
	2	SUMIDEN SHOJI CO., LTD	1,304.47	PBN crucible
	3	Freiberger	241.32	PBN crucible
	4	Veeco Instruments Inc.	171.91	PBN crucible, PBN plate
	5	CVT GMBH & CO. KG	102.76	PBN plate
	Total		23,965.44	-

AXT made a unified arrangement at the group level before March 2021, under which AXT would act as the entity of overseas sales to sell semiconductor substrate materials to overseas customers. Accordingly, in 2019 and 2020, all of our key customers of overseas direct sales other than AXT purchased PBN crucible, PBN plate and related products from Beijing Boyu. The basic information of the above customers is as follows:

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No.	Customer Name	Date of Establishment	Registered capital	Profile	Controlling Shareholder/Actual Controller	Associated with the Issuer or not
1	AXT	1986	USD42,700	A NASDAQ-listed company (AXTI) and the Issuer’s controlling shareholder, operating no specific businesses	No	Yes
2	Osram	1906	EUR5 million	A company listed on the Frankfurt Stock Exchange (OSR.DF), specializing in optical semiconductors, automotive components and digital technology	Osram GmbH	No
3	Mo Sangyo Co, Ltd.	1998	JPY10 million	A trader of semiconductor materials in Japan, whose customers include SONY and other well-known enterprises	Yukitoshi Ozaki	No
4	IQE	1988	Not disclosed	A London Stock Exchange listed	Invesco	No

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				company (IQE.L), a III-V epitaxy manufacturer, and the world’s leading designer and manufacturer of composite semiconductor wafers
5	SUMIDEN SHOJI CO., LTD	1936	JPY930 million	A subsidiary of Sumitomo (listed on Japan Stock Exchange (5802.T))	Sumitomo Electric Industries, Ltd	No
6	Freiberger	1949	EUR512,000	One of the major competitors of the Issuer, with its business covering GaAs substrates	Federmann Enterprises Ltd	No
7	CVT GMBH & CO. KG	1980	EUR140,000	A German manufacturer of high performance ceramics	CVT Verwaltungs GmbH	No
8	Veeco Instruments Inc.	1945	Not disclosed	A NASDAQ-listed company (VECO) and a world’s leading manufacturer of precision measuring instruments and process equipment	No	No

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3. Overseas Agency

The types of products sold to the top five customers under the overseas agency model, sales amount sold to them and other related details were as follows:

In RMB0’000

Year	No.	Customer Name	Income	Main Product Sold
2021	1	LandMark Optoelectronics	4,731.71	InP substrate
	2	Visual Photonics Epitaxy	3,100.29	InP, GaAs substrate
	3	LOUWERSHANIQUE	1,775.26	PBN plate
	4	Win Semiconductor	1,090.65	InP, GaAs substrate
	5	PROWTECH, INC.	863.84	GaAs substrate, GaAs polycrystal, GaAs crystal rod
	Total		11,561.75	-
2020	1	LOUWERSHANIQUE	1,758.69	PBN plate
	2	ALPHA PLUS	1,294.25	PBN crucible, PBN plate
	3	SFA ENGINEERING CORPORATION	33.73	PBN crucible
	4	SVMTECH CO., LTD.	13.97	PBN plate
	5	ZENITH TECH	12.07	PBN plate
	Total		3,112.71	-
2019	1	ALPHA PLUS	2,277.28	PBN crucible, PBN plate
	2	LOUWERSHANIQUE	1,445.72	PBN plate
	3	SVMTECH CO., LTD.	114.79	PBN plate
	4	SFA ENGINEERING CORPORATION	93.56	PBN crucible, PBN plate
	5	KPM	10.39	PBN crucible, PBN plate
	Total		3,941.74	-

AXT made a unified arrangement at the group level before March 2021, under

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which AXT would act as the entity of overseas sales to sell semiconductor substrate materials to overseas customers. Since March 2021, the Issuer has been selling products directly to LandMark Optoelectronics and other customers from Taiwan, South Korea and other regions, and has entered relevant agency agreements with the agents. The basic information of the above customers is as follows:

No.	Customer Name	Date of Establishment	Registered capital	Profile	Controlling Shareholder/Actual Controller	Associated with the Issuer or not
1	LandMark Optoelectronics	1997	TWD913,692,000	A listed company in Taiwan, the PRC (3081.TWO) and a global epitaky manufacturer of III-V semiconductor materials	ZHANG Jingyi	No
2	Visual Photonics Epitaxy	1996	TWD2.6 billion	A listed company in Taiwan, the PRC (2455.TW) and a global epitaky manufacturer of III-V semiconductor materials	CHEN Jianliang	No

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3	LOUWERSHANIQUE	2012	Not disclosed

A manufacturer of precision glass and ceramics, formed in 2012 by the merger of Louwers Glastechniek (established in 1961) and Pulles & Hanique (established in 1950), with its headquartered in the Netherlands.

					Muon. B.V.	No
4	Win Semiconductor	1999	TWD1 million	A global III-V semiconductor material OEM enterprise and a listed company in Taiwan (3105.TWO)	Tien Ho Industrial Co., Ltd.	No
5	PROWTECH, INC.	2004	Undisclosed	A manufacturer of South Korea specialized in gallium arsenide materials and epitaxial wafers for infrared LED	-	No

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6	SFA ENGINEERING CORPORATION	1998	KRW750 billion

A manufacturer of automation and logistics systems, offering manufacturing systems for the production of picture tubes, as well as stacker, sorter, conveyor and loader systems for automated distribution centres, listed in Korea (056190)

				DY Holdings Co., Ltd.	No

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7	SVMTECH CO., LTD.	2006	KRW40 billion

A company specialized in welding technology and equipment for semiconductor, display, aerospace, defense industry, nuclear power and related applications, based on design and manufacturing technology in special cement fields.

					KIM, KI-SOO	No
8	ZENITH TECH	2014	KRW50 million	A manufacturer of electronic information products, optical products, diodes, transistors and similar semiconductor devices.	-	No

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9	KPM	2010	KRW2 billion	Engaged in the manufacturing and sales of electronic tubes, interface cards and other electronic components	-	No

4. Top five customers of accounts receivable after looking through AXT

After looking through AXT, at the end of each reporting period, the top five customers of the Company’s accounts receivable balance remain stable, as follows:

In RMB0’000

Company name	End of 2021		End of 2020		End of 2019
	Ranking	Balance	Ranking	Balance	Ranking	Balance
Nanchang Kingsoon	1	2,224.17	1	1,841.28	3	1,665.21
Osram	2	1,979.04	2	1,680.64	4	1,619.55
Xinlei Semi-Conductor Technology (Suzhou) Co., Ltd.	3	1,748.70	5	1,008.69	5	1,167.45
Customer B	4	1,639.37	3	1,478.52	1	1,752.76
Landmark Optoelectronics	5	1,443.83	4	1,455.72	2	1,710.63
Total	-	9,035.10	-	7,464.85	-	7,915.60

Note: The balance of accounts receivable from customers with the same controller have been consolidated;

(Ⅳ) Indicate the company names of the top five traders in each period of the reporting period, sales amount realized to them, history of cooperation with them, their major customers and cooperation with other semiconductor industry players;

During the reporting period, Mo Sangyo Co, Ltd. was the only trader customer of the Company and AXT before and after the business handover. Neither the Company nor AXT had other trader customers.

In order to promote the sales of our products in Japan, we signed a Long Term

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Sales Contract with Mo Sangyo Co, Ltd., a Japanese trader, according to the business practice in the Japanese semiconductor industry, under which the semiconductor substrate materials were mainly sold.

Prior to March 2021, the Issuer’s overseas sales of semiconductor substrate materials were carried out by AXT under the Group’s unified arrangement, so we did not have any trader customer in 2019 and 2020; meanwhile, AXT has no trade customer other than Mo Sangyo Co, Ltd.. After we completed the business handover in 2021, we began to directly deal with Mo Sangyo Co, Ltd., the Japanese trader customer. Mo Sangyo Co, Ltd. had been cooperating with AXT since 2005. In 2021, we realized the income of RMB38,842,700 through it, which is mainly attributed to the purchase of InP and GaAs substrates.

According to the statement issued by Mo Sangyo Co, Ltd., its top five downstream customers during the reporting period are Dowa Holdings Co., Ltd., ROHM, SONY, SCIOCS, SHOWA DENKO, NEOPHOTONICS SEMICONDUCTOR GK and SEI YOKOHAMA RESEARCH LAB, all of whom are well-known semiconductor enterprises in Japan.

As per the statement issued by Mo Sangyo Co, Ltd., in addition to Beijing Tongmei, it has successively purchased semiconductor products from such suppliers as Epi Solution Technology, Opto Solution Technology, MONOCRYSTAL PLC and Silicon Technology since 2003.

(Ⅴ) Indicate the sales amount realized to the agents and the arrangement of agency fees in each period of the reporting period.

During the reporting period, the sales through agents and the agency fees of the Company in each period can be matched with each other. The sales revenue realized by the Company through agents is as follows:

In RMB0’000

Item	2021	2020	2019
Sales revenue realized through agents	14,563.58	3,135.30	3,983.49
Operating income	85,734.52	58,317.04	46,222.68

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Proportion	16.99%	5.38%	8.62%

Q9. Procurement Mode and Major Suppliers

9.1

According to the submissions, 1) the main products of the Issuer include gallium arsenide, indium phosphide, germanium substrate, etc., and the raw materials required by the Issuer for production include high-purity arsenic, gallium, indium phosphide polycrystalline, germanium ingot, boron trichloride, quartz material, etc.; 2) during the reporting period, the procurement amounts of main raw materials account for 55.67%, 51.94%, 62.62% and 68.43% of the total purchase amount of all raw materials respectively; 3) during the reporting period, the Issuer had mastered the synthesis technology of indium phosphide polycrystalline and gradually replaced imported indium phosphide polycrystalline with its self-produced indium phosphide polycrystalline; 4) The purchase unit price of gallium increased year by year during the reporting period.

The Issuer is required to explain: (1) the correspondence between the raw materials required by the Company for the production and its main products, and the quantitative proportion between the main raw materials and finished products; (2) the articulation between the purchase volume of the main raw materials and the product output and inventory during the reporting period; (3) the reasons why the purchase unit price of gallium increased year by year during the reporting period, and the impact of the fluctuation of the purchase unit price on GaAs substrate and the Company’s total costs and gross margin; (4) the demand and purchase of raw materials after the self-production of indium phosphide polycrystalline; (5) the basic information of the purchase of raw materials other than the main raw materials, including the type and production purposes of materials.

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Reply:

I. Explanations from the Issuer

(I) The correspondence between the raw materials required by the Company for the production and its main products, and the quantitative proportion between the main raw materials and finished products;

The Company primarily produces InP, GaAs and germanium substrates, PBN crucibles and high-purity gallium with the raw materials mainly including red phosphorus, high-purity indium, InP polycrystal, high-purity arsenic, metal gallium, germanium ingots and boron trichloride, among others. The conversion process from raw materials to finished products of semiconductor substrate materials is as follows:

Product	Main Step 1	Main Step 2	Main Step 3
InP substrate	Synthesis of InP polycrystal from red phosphorus and high-purity indium	Synthesis of InP substrate from self-produced and purchased InP polycrystal	-
GaAs substrate	Purification of metal gallium to produce high-purity gallium	Synthesis of GaAs polycrystal from high-purity arsenic and high-purity gallium	Production of GaAs substrate from GaAs polycrystal
Germanium substrate	Production of germanium substrate from germanium ingot	-	-

The specific proportioning between the inventory balance of main raw materials, the purchase volume and the finished products as well as the reasons for fluctuation during the reporting period can be referred to Q “9.I.(II) The articulation between the purchase volume of the main raw materials and the product output and inventory during the reporting period” hereof; and the quantitative proportion between InP polycrystal, GaAs polycrystal, germanium ingot and metal gallium, on the one hand, and finished products, on the other, of the Company is as follows:

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Unit: kg, 10,000 pieces

Category	Item	2021	2020	2019
InP substrate	Output of InP substrate (converted into 2 inches)	39.26	28.32	23.32
	Unit consumption of InP polycrystal	175.62	174.83	175.85
GaAs substrate	Output of GaAs substrate (converted into 2 inches)	306.68	205.83	178.90
	Unit consumption of GaAs polycrystal	159.92	146.74	148.06
Germanium substrate	Output of germanium substrate (converted into 2 inches)	141.82	112.73	92.43
	Unit consumption of germanium ingot	57.09	60.47	55.35
PBN crucible	Given PBN crucibles are mainly customized with different shape, size, performance and purpose and complex shape types, the unit consumption of raw materials for them is unstable without comparability
Metal gallium	Unit consumption of gallium metal	1.21	1.30	1.22

During the reporting period, the unit consumption of InP polycrystal, GaAs polycrystal and germanium ingot required by the Company for the production of various substrate materials, as well as the unit consumption of metal gallium for the production of high-purity gallium was relatively stable as a whole, with a slight difference in each year, mainly because:

1. Different customers had great differences in product parameter requirements, in response to which the Company needed to dope iron, sulfur and other substances to establish the product performance during production, resulting in different unit consumption of raw materials for each single product;

2. The products had different thicknesses and edge angles to meet different customer needs, leading to different unit consumption of raw materials for products;

3. Affected by production factors such as field temperature control and personnel operation proficiency, there were losses for each product at varying degrees in the production process;

4. For the specific reasons for the fluctuation in the unit consumption of the above related raw materials, please refer to “I.(II) The articulation between the purchase

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volume of the main raw materials and the product output and inventory balance during the reporting period” under this Q9.

(II) The articulation between the purchase volume of the main raw materials and the product output and inventory balance during the reporting period;

The Company’s main products include, among others, InP substrates, GaAs substrates, germanium substrates, PBN crucibles and high-purity gallium, with the main raw materials required for production being InP polycrystal, red phosphorus, high-purity indium, high-purity arsenic, metal gallium, germanium ingot and boron trichloride, etc..

1. Red phosphorus, high-purity indium and InP polycrystal

(1) Proportioning during the reporting period

During the reporting period, the articulation between red phosphorus, high-purity indium and InP polycrystal, on the one hand, and the output of InP substrate, on the other, is as follows:

Unit: kg, 10,000 pieces

Category	Item	2021	2020	2019
InP polycrystal	Output of InP substrate (converted into 2 inches)	39.26	28.32	23.32
	Unit consumption of red phosphorus	0.29	0.30	0.30
	Unit consumption of high-purity indium	0.86	0.83	0.87
InP substrate	Unit consumption of InP polycrystal	175.62	174.83	175.85

(2) Theoretical proportion

InP polycrystal (InP) is a compound with stable structure, whose unit molecule is composed of one unit phosphorus atom (P) and one unit indium atom (In). According to the molar mass of phosphorus atom and indium atom, the theoretical value of unit consumption of InP polycrystal is calculated as follows:

Item	Theoretical value
Molar mass of phosphorus atom (A)	30.97
Atomic molar mass of indium atom (B)	114.80

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Unit consumption of red phosphorus (A/(A+B))	0.21
Unit consumption of high-purity indium (B/ (A+B))	0.79

Upon calculation by the Issuer according to the standard finished product parameters of each product, and subject to stable general production process, the theoretical InP polycrystal consumed for producing 10,000 pieces of 2-inch InP substrate has a weight of 173.23kg.

(3) Comparative analysis

To sum up, the comparison between the actual proportioning in the production process of the Issuer and the theoretical value is as follows:

Item	Theoretical value	2021	2020	2019
Unit consumption of red phosphorus	0.21	0.29	0.30	0.30
Discrepancy rate	-	27.59%	30.00%	30.00%
Unit consumption of high-purity indium	0.79	0.86	0.83	0.87
Discrepancy rate	-	8.14%	4.82%	9.20%
Unit consumption of InP polycrystal	173.23	175.62	174.83	175.85
Discrepancy rate	-	1.41%	0.96%	1.54%

Note: The discrepancy rate is calculated by (actual value - theoretical value) / actual value, the same below

1) Longitudinal comparison

During the production of InP polycrystal, the unit consumption of red phosphorus and high-purity indium was relatively stable as a whole, with a normal phenomenon of slight fluctuation in each year. In 2020, the unit consumption of high-purity indium was 0.83, which was relatively low, mainly due to the fact that some InP polycrystal products were still in production in 2019 and 2021. After considering such factor, the unit consumption of high-purity indium in 2019 and 2021 would be 0.85, with a small discrepancy rate of 2.35% compared with 2020.

During the reporting period, the unit consumption of InP polycrystal required for the production of InP substrate was relatively stable.

2) Comparison with theoretical value

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During the reporting period, the unit consumption of InP polycrystal was basically consistent with the theoretical value. The unit consumption of high-purity indium required for the production of InP polycrystal showed a certain discrepancy from the theoretical value, while the unit consumption of red phosphorus had a substantial discrepancy from the theoretical value.

The main reasons for the loss of red phosphorus lie in: 1) after red phosphorus entered the container containing metal indium in the form of gas after evaporation for synthesis, some red phosphorus adhered to the inner wall of the container without participating in product synthesis; 2) given the relatively uneven synthesized InP polycrystal, in order to meet the requirements of standard carrier concentration (which refers to the number of charges that can move freely in unit volume, the higher the carrier concentration, the better the conductivity), part of the InP polycrystal needed to be removed, and the removed part would be placed in a high temperature to gasify phosphorus, and then subject to leaching to form wastewater containing phosphoric acid for further treatment; 3) after InP polycrystal was produced into ingots, they needed to be polished or otherwise treated, as a result of which, the ingots in qualified finished products would has a smaller weight than the ingots discharged.

The main reason for the loss of metal indium was also that ingots would, after being produced from InP polycrystal, need to be polished and made other treatments, resulting in a weight of ingots in qualified finished products being smaller than that of ingots discharged, and causing the loss of some metal indium.

In conclusion, for the above reasons, the actual unit consumption of red phosphorus and the actual unit consumption of metal indium were higher than the theoretical value, of which the actual unit consumption of red phosphorus had more discrepancy from the theoretical value.

In addition, as per the public paper titled Synthesis, Growth and Characteristics of InP Crystals (a doctoral dissertation written by SUN Niefeng of Tianjin University), 4-6kg InP polycrystal can be synthesized by putting 1-1.4kg red phosphorus and 3-5kg high-purity indium into the InP polycrystal synthesis process. Based on such proportion, the theoretical unit consumption of red phosphorus is 0.17-0.35, and the unit

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consumption of high-purity indium is 0.5-1.25; while according to the upper limit of the interval, the theoretical unit consumption of red phosphorus is 0.25 and the unit consumption of high-purity indium is 0.83. There is little discrepancy between the Company’s actual consumption and its theoretical consumption.

2. High-purity arsenic, metal gallium and GaAs polycrystal

(1) Proportioning during the reporting period

During the reporting period, the articulation between high-purity arsenic, gallium metal and GaAs polycrystal, on the one hand, and the output of GaAs substrate, on the other, is as follows:

Unit: kg, 10,000 pieces

Category	Item	2021	2020	2019
GaAs polycrystal	Output of GaAs substrate (converted into 2 inches)	306.68	205.83	178.90
	Unit consumption of high-purity arsenic	0.54	0.55	0.52
	Unit consumption of metal gallium	1.21	1.30	1.22
GaAs substrate	Unit consumption of GaAs polycrystal	159.92	146.74	148.06

(2) Theoretical proportion

Gallium arsenide polycrystal (GaAs) is a compound with stable structure, whose unit molecule is composed of one unit arsenic atom (As) and one unit gallium atom (GA). According to the molar mass of arsenic atom and gallium atom, the specific theoretical value of unit consumption of GaAs polycrystal is as follows:

Item	Theoretical value
Atomic molar mass of arsenic (A)	74.92
Atomic molar mass of gallium (B)	69.72
Unit consumption of high-purity arsenic (A/ (A+B))	0.52
Unit consumption of metal gallium (B/ (A+B))	0.48

Upon calculation by the Issuer according to the standard finished product parameters of each product, and subject to stable general production process, the

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theoretical GaAs polycrystal consumed for producing 10,000 pieces of 2-inch GaAs substrate has a weight of 120.13kg.

(3) Comparative analysis

To sum up, the comparison between the actual proportioning in the production process of the Issuer and the theoretical value is as follows:

Item	Theoretical value	2021	2020	2019
Unit consumption of high-purity arsenic	0.52	0.54	0.55	0.52
Discrepancy rate	-	3.70%	5.45%	0.00%
Unit consumption of metal gallium	0.48	0.50	0.51	0.48
Discrepancy rate	-	4.00%	5.88%	0.00%
Unit consumption of GaAs polycrystal	120.13	159.92	146.74	148.06
Discrepancy rate	-	24.88%	18.13%	18.86%

1) Longitudinal comparison

During the reporting period, the unit consumption of high-purity arsenic and high-purity gallium required for the production of GaAs polycrystal was relatively stable.

As one of the main raw materials for the production of GaAs substrates, high-purity gallium is obtained by the Company through purification from gallium. The unit consumption of gallium in 2020 was slightly higher, mainly because, on the one hand, Nanjing Jinmei relocated its production line in 2019 to Chaoyang Jinmei in 2019, and the production process was gradually debugged and restored in 2020, thereby resulting in a large consumption; on the other hand, high-purity gallium with higher purity at 7N level produced in 2020 accounted for a relatively high proportion of 79.57%, representing an increase of 70.68% compared with that in 2019, and its unit consumption of gallium was relatively high, thereby increasing the whole unit consumption of gallium.

The unit consumption of GaAs polycrystal was relatively stable in 2019 and 2020, and was increased slightly in 2021 mainly because: on the one hand, the output of 6-inch GaAs substrates increased by 5.49% year on year, resulting in relatively high consumption of GaAs polycrystals given the relatively thick large-size products; on the

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other, a large number of local employees from Chaoyang, Liaoning and Baoding, Hebei with contemplatively lower operation proficiency were recruited in 2021 due to the re-commissioning and expansion of the GaAs production line after relocation, resulting in the high consumption.

2) Comparison with theoretical value

During the reporting period, there was little discrepancy in the actual unit consumption of high-purity arsenic and that of high-purity gallium required for the production of GaAs polycrystal.

The actual unit consumption of GaAs polycrystals required for the production of each 10,000 pieces of 2-inch GaAs substrates had a relatively great discrepancy from the theoretical consumption. The main reason lies in the fact that the theoretical data was obtained according to the relevant production steps of 2-inch GaAs substrate, while the actual output was made according to the results of various sizes thereof after being converted into 2 inches, and generally the large-size products were relatively thicker requiring the consumption of more raw materials, resulting in a relatively high actual consumption. Based on the output of GaAs substrate of various sizes after they are converted into 2 inches during the reporting period, and in light of the theoretical consumption, it is concluded that the unit consumption of GaAs polycrystal required for the production of each 10,000 pieces of 2-inch GaAs substrate is 146.93kg, with less discrepancy from the actual unit consumption.

3. Germanium ingot

During the reporting period, the articulation between the germanium ingots and the output of germanium substrates is as follows:

Unit: kg, 10,000 pieces

Category	Item	2021	2020	2019
Germanium substrates	Output of germanium substrates (converted into 2 inches)	141.82	112.73	92.43
	Unit consumption of germanium ingots	57.09	60.47	55.35

Germanium ingot is a single element. According to the standard finished product

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parameters of each product and subject to stable general production process, the theoretical germanium ingot consumed for producing 10,000 pieces of 2-inch germanium substrate has a weight of 45.22kg. To sum up, the comparison between the actual proportioning in the production process of the Issuer and the theoretical value is as follows:

Item	Theoretical value	2021	2020	2019
Unit consumption of germanium ingot	45.22	57.09	60.47	55.35
Discrepancy rate	-	20.79%	25.22%	18.30%

During the reporting period, the unit consumption of germanium ingot for the production of germanium substrate was basically stable, which was slightly higher in 2020 mainly due to the fierce competition in the downstream market of germanium substrate with higher requirements from the Company’s downstream customers for the dislocation density of products that year, resulting in the increase of germanium ingot loss in the production process for the sake of meeting the low dislocation density requirements of substrate products.

The actual unit consumption of germanium ingot required for the production of each 10,000 pieces of 2-inch germanium substrate had a relatively great discrepancy from the theoretical consumption, mainly because the theoretical data was obtained according to the relevant production steps of 2-inch germanium substrate, while the actual output was made according to the results of various sizes thereof after being converted into 2 inches, under which circumstance, given generally the large-size products were relatively thicker requiring the consumption of more raw materials, and the most of germanium substrate materials had a size of 4 inches, the revenue from products of which size accounted for 80.85%, 74.18% and 88.63% respectively during the reporting period, the actual consumption of germanium ingot was relatively high accordingly. Based on the output of germanium substrate of various sizes after they are converted into 2 inches during the reporting period, and in light of the theoretical consumption, it is concluded that the unit consumption of germanium ingot required for the production of each 10,000 pieces of 2-inch germanium substrate is 61.83kg, with less discrepancy from the actual unit consumption.

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4. PBN crucible

The PBN crucible of the Company was produced by its subsidiary Beijing Boyu using boron trichloride as the main raw material. Given PBN crucibles are mainly customized with different shape, size, performance and purpose and complex shape types, the unit consumption of raw materials for them is unstable having no comparability.

5. High-purity gallium

High-purity gallium is both the product directly sold by the Company and the material for synthesizing GaAs polycrystal and further producing GaAs substrate, with its main raw material being metal gallium. The articulation between the purchase volume and inventory balance of metal gallium, on the one hand, and the output of high-purity gallium, on the other, during the reporting period can be referred to in “I.(II).2. High-purity arsenic, metal gallium, GaAs polycrystal” under this Q9.

(III) The reasons why the purchase unit price of gallium increased year by year during the reporting period, and the impact of the fluctuation of the purchase unit price on GaAs substrate and the Company’s total costs and gross margin;

1. The reasons why the purchase unit price of gallium increased year by year during the reporting period

In the past two years, the prices of industrial raw materials have posed a general upward trend due to the domestic economic environment and COVID-19 pandemic. Gallium is extracted from bauxite ore. Due to the market environment of industrial raw materials, the price of gallium has risen sharply since the second half of 2020. According to Asian Metal’s statistics, the average ex-factory price of gallium during the reporting period is shown in the figure below:

Unit: RMB/kg

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During the reporting period, the average purchase unit price of gallium was RMB896.50 per kg, RMB1,010.25 per kg and RMB1,823.03 per kg respectively, which were consistent with market price fluctuations.

2.The impact of the fluctuation of the purchase unit price on GaAs substrate and the Company’s total costs and gross margin

Judging from raw materials, the production of gallium arsenide mainly consumes gallium, high-purity arsenic, quartz materials, crucibles for crystal growth (mainly produced from boron trichloride and liquid nitrogen), chemical reagents, packaging materials and other materials. Taking 2021 as an example, subject to other conditions remaining unchanged, the sensitive impact of the purchase unit price of gallium increasing/decreasing by 10% and 20% on GaAs substrates and the Company’s total costs and gross margin in 2021 is analyzed as follows:

Item in 2021	Unit Price of Gallium
	+20%	+10%	0	-10%	-20%
Revenue of GaAs substrates	25,547.46	25,547.46	25,547.46	25,547.46	25,547.46
Cost of GaAs substrates	19,955.94	19,482.36	19,008.77	18,535.18	18,061.60
Gross margin of GaAs substrates	21.89%	23.74%	25.59%	27.45%	29.30%

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The Company’s total revenue	85,734.52	85,734.52	85,734.52	85,734.52	85,734.52
The Company’s total costs	57,076.43	56,602.85	56,129.26	55,655.67	55,182.09
The Company’s overall gross margin	33.43%	33.98%	34.53%	35.08%	35.64%

It can be seen from the aforesaid table that the fluctuation of the purchase unit price of gallium has little impact on the GaAs substrates and the Company’s total cost and gross margin if other conditions remain unchanged.

(IV) The demand and purchase of raw materials after the self-production of indium phosphide polycrystalline;

For the purpose of self-producing indium phosphide polycrystalline, the Company needs to purchase red phosphorus and high-purity indium. The Company’s purchase amount for red phosphorus and high-purity indium and the proportion thereof in the total purchase amount during the reporting period are as follows:

In RMB0’000

Raw Material	2021		2020		2019
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Red phosphorus	375.04	0.93%	630.89	2.36%	376.60	2.19%
High-purity Indium	887.73	2.19%	534.85	2.00%	702.24	4.08%
Total	1,262.77	3.12%	1,165.74	4.36%	1,078.84	6.27%

During the reporting period, the overall purchase amount for red phosphorus and high-purity indium increased year by year. On this regard, the purchase amount for red phosphorus decreased significantly in 2021, mainly because the Company reduced the purchase for the period based on its own inventory and production arrangement in response to the large number of red phosphorus unused at the beginning of the period;

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while the purchase amount for high-purity indium was relatively low in 2020, mainly due to the decline of the purchase unit price in that year compared with 2019.

(V) The basic information of the purchase of other raw materials other than the main raw materials, including their type and production purposes.

During the reporting period, in addition to purchasing high-purity arsenic, gallium, indium phosphide polycrystalline, germanium ingot, boron trichloride, quartz materials and other main materials, as well as red phosphorus and high-purity indium, the Company mainly purchased other raw materials, including cutting, grinding and polishing materials, packaging materials, chemical reagents, graphite materials, liquid nitrogen and nitrogen materials and clean consumables. During the reporting period, the purchase amounts of the aforesaid other main raw materials were RMB42,553,500, RMB60,624,300 and RMB65,247,000 respectively, accounting for 24.69%, 22.65% and 16.08% of the total purchase amount respectively, and their production uses are as follows:

Type of Raw Material	Production Use
Cutting, grinding and polishing materials	Consumables for slicing, grinding, polishing, and other processing of substrate materials
Packaging material	Providing packaging for semiconductor substrate materials in ultra clean manufacturing and transportation processes
Chemical reagent	Various chemical reagents such as hydrochloric acid, sulfuric acid, isopropanol, etc. required in the production process
Graphite material	Molds for production of semiconductor substrate materials and PBN materials, and consumables for purification, etc.
Liquid nitrogen and nitrogen materials	Consumables for production of PBN materials, and materials for coolant

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Cleaning consumables	Consumables for producing semiconductor substrate materials and maintaining ultra clean environment

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9.2

According to the submissions, 1) during the reporting period, the purchase volume by the top five end suppliers of the Issuer accounted for approximately 35%; 2) there are multiple suppliers of some raw materials such as gallium and germanium ingot.

The Issuer is required to explain: (1) the purchase of main raw materials during the reporting period, including the names of major suppliers, main business, business scale, procurement amount, history of cooperation, etc.; (2) the reasons why there are multiple suppliers for the same raw material and whether it conforms to industry practices; (3) the amount and proportion of raw materials imported during the reporting period and whether the corresponding supply is available in China; (4) whether the supply of raw materials to the Supply is stable as judged in combination with the aforesaid situation.

Reply:

I. Explanations from the Issuer

(I) The purchase of main raw materials during the reporting period, including the names of major suppliers, main business, business scale, procurement amount, history of cooperation, etc.

The Company’s raw materials for production mainly include high-purity arsenic, gallium, indium phosphide polycrystalline, germanium ingot, boron trichloride, quartz material, etc. During the reporting period, the relevant major suppliers of the Company’s aforesaid raw materials are as follow:

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In RMB0’000

Raw Material	S/N	Supplier Name	Purchase Amount			Main Business	Business Scale	History of Cooperation
			2021	2020	2019
High-purity arsenic	1	AMALGAMET CANADA LP	1,018.66	-	-	Sales of metals and specialty chemicals	The annual revenue in 2021 was CAD18,818,000.	The cooperation began in September 2003.
	2	Dongfang Hi-purity, Donghai Juqing Trading Co., Ltd.	377.01	906.54	789.97	Sales of high-purity arsenic	The annual revenue in 2021 was RMB11,774,300.	The cooperation began in September 2014.
	3	AXT	97.03	308.07	201.75	No specific business is conducted.	The annual revenue in 2021 was RMB886,641,400.	The cooperation began upon the establishment of the Issuer.
	4	YONEDA CORPORATION	93.83	-	-	Import and export of high-purity metals, chemical products, ceramics, etc.	The annual revenue in 2021 was RMB28.90 million.	The cooperation began in September 2017.

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	5	Emeishan Jiamei High-Purity Materials Co., Ltd.	88.65	-	-	Operating high-purity arsenic products	The annual revenue in 2021 was RMB959,500.	The cooperation began in January 2008.
	Total		1,675.17	1,214.61	991.72	-	-	-
Gallium	1	Xing’an Gallium	6,366.75	3,075.53	609.98	Production and sales of gallium	The annual revenue in 2021 was RMB125 million.	The cooperation began in December 2011.
	2	Guangxi Tiandong Jinxin Rare Metal Materials Co., Ltd.	3,291.46	1,226.55	178.76	Production and sales of gallium	The annual revenue in 2020 was RMB47.03 million.	The cooperation began in September 2019.
	3	China Aluminum International Trading Co., Ltd., Chinalco Rare EARTH&METALS International Trade Co., Ltd.	2,409.90	608.47	188.63	Production and sales of gallium	The annual revenue in 2021 was RMB253 million.	The cooperation began in December 2007.
	4	Pinglu Youying Gallium Industry Co., Ltd.	957.18	-	-	R&D, production and sales of gallium	The annual revenue in 2021 was RMB82,158,400.	The cooperation began in September 2021.

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	5	East Hope Jinzhong Aluminum Industry Co., Ltd., East Hope Mianchi Gallium Industry Co., Ltd., East Hope (Sanmenxia) Aluminum Industry Co., Ltd.	821.15	587.04	-	Production and sales of gallium	No data was provided.	The cooperation began in May 2007.
	6	Beijing Jiya Semiconductor Material Co., Ltd.	692.57	-	-	Production and sales of gallium	The annual revenue in 2021 was RMB95,109,000.	The cooperation began in June 2010.
	7	Others	711.08	852.38	-	-	-	-
	Total		15,250.09	6,349.97	977.37	-	-	-
Indium phosphide polycrystalline	1	WAFER TECHNOLOGY LIMITED	1,230.59	693.76	1,485.51	Production and sales of indium phosphide polycrystalline and other semiconductor products	The annual revenue in 2021 was GBP8,096,000.	The cooperation began in September 2005.

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	Total		1,230.59	693.76	1,485.51	-	-	-
Germanium ingot	1	Hengyang Hengrong High Purity Semiconductor Material Co., Ltd.	1,738.18	1,680.02	1,500.28	Production and sales of zone-refined germanium ingots	The annual revenue in 2021 was RMB36.75 million.	October 2017
	2	Nanjing Zhemai Metal Trade Co., Ltd.	2,391.34	1,123.39	124.19	Sales of non-ferrous metals, processing and sales of semiconductor materials, etc.	The annual revenue in 2021 was RMB73.68 million.	May 2017
	3	Tongli Germanium	469.50	-	764.57	Smelting and purification of germanium-bearing lignite coal, production and sales of germanium finishing products	The annual revenue in 2021 was RMB31,413,900.	March 2008

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4	AXT	-	628.89	171.62	No specific business was conducted.	The annual revenue in 2021 was RMB886,641,400.	The cooperation began upon the establishment of the Issuer.
5	Jiangsu Ningda Environmental Protection Co., Ltd.	-	1,186.18	318.54	Germanium recycling, landfill of industrial solid waste, electronic waste recycling and dismantling, environmental protection equipment development	The annual revenue in 2018 was RMB296 million; the revenue from January to September 2019 was RMB185 million.	August 2019

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	Total		4,619.11	4,618.48	2,879.19	-	-	-
Boron trichloride	1	Dalian F.T.Z. Credit Chemical Technology Development Co., Ltd.	590.41	577.10	674.29	Operating high-purity electronic gas, fine chemicals, etc.	The annual revenue in 2021 was RMB210 million.	September 2007
	2	Jiangxi Hongqiang Technology Co., Ltd.	215.93	103.71	-	Production and sales of chemical products such as boron trichloride, etc.	The annual revenue in 2021 was RMB13,524,600.	August 2020
	3	Shanghai Showa Chemicals Co., Ltd.	198.29	200.87	238.37	Operating the high-purity specialty gases and high-purity chemicals	Not data was provided.	November 2013
	4	Beijing Chuangxin Shiye Technology and Trade Co., Ltd.	-	33.85	129.52	Sales of chemical products, etc.	The annual revenue in 2021 was RMB1.10 million.	October 2002

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	5	Others	4.91	0.31	-	-	-	-
	Total		1,009.54	915.83	1,042.18	-	-	-
Quartz material	1	Beijing Kaide Quartz Co., Ltd.	2,799.41	2,071.18	1,017.09	Mainly engaged in the research and development, production and sales of quartz glass products such as quartz instruments, quartz pipes, quartz boats, etc.	The annual revenue in 2020 was RMB163,525,100.	April 2004
	2	Quick Gem Optoelectronic S&T Co., Ltd.	811.26	769.96	514.72	Providing quartz products, etc.	The annual revenue in 2021 was RMB180,031,800.	May 2011

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3	Others	238.51	124.81	42.49	-	-	-
Total		3,849.18	2,965.95	1,574.30	-	-	-

Note: The data of the main business and business scale come from the descriptions issued by the suppliers, the interview records with the suppliers, the prospectus of Kaide Quartz, the annual report of Futong Information, the relevant announcements from GEM, etc.

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(II) The reasons why there are multiple suppliers for the same raw material and whether it conforms to industry practices;

1. The reason why there are multiple suppliers for the same raw material

The Company has a globalized procurement system, established a standardized procurement system, implemented standardized procurement control procedures, and formed long-term mutually beneficial and win-win relationships with suppliers so as to maintain the stable supply of raw materials. The procurement center conducts procurement through quality and price comparison within the scope of qualified suppliers, and follows up and supervises the purchase price in accordance with the relevant regulations. Therefore, the main reasons why there are multiple suppliers for the same raw materials are as follows: (1) the benign competition among suppliers, and the procurement through quality and price comparison is adopted for similar raw materials from different suppliers so as to reduce procurement costs while the quality of raw materials is guaranteed; (2) the multi-channel procurement is adopted to ensure the stability of the sources of supply and to prevent the supply shortage due to the existence of a single supplier.

2. Whether it is consistent with the industry practices

According to P257 of the Reply to the Letter of Inquiry on the Approval of Application Documents of National Silicon Industry Group for the Initial Public Offering of Shares and Listing on the STAR Market to NSIG, “during the reporting period, the Company mainly purchased its key raw material polysilicon from Wacker Group, Hemlock and Marubeni Corporation. In 2016, 2017, 2018 and from January to September 2019, the combined polysilicon procurement amount from the said three companies accounted for 87.35%, 75.73%, 95.51% and 94.45% of the Company’s polysilicon procurement amount respectively...”.

According to P104 of SICC’s Prospectus (Registered Draft), “the Company implements a “A+B+C” model in managing some key materials, of which Category A means the first supplier of such material, which is a leading brand at the international; Category B means the second supplier, which is a leading brand at home or abroad; and Category C means an alternative supplier, which is a newly developed domestic

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supplier. The Company forms a comprehensive layout of domestic and international suppliers in the said manner so as to reduce the impact of the suppliers, changes in trading policies and other circumstances.”

In view of the foregoing, it is reasonable for the Company to have multiple suppliers for the same raw material, and such circumstance is consistent with the industry practices.

(III) The amount and proportion of raw materials imported during the reporting period and whether the corresponding supply is available in China;

The Company’s raw materials for production mainly include high-purity arsenic, gallium, indium phosphide polycrystalline, germanium ingot, boron trichloride, quartz material, etc. During the reporting period, the purchase amounts of the aforesaid major raw materials were RMB89,502,800, RMB167,586,100 and RMB276,336,800 respectively, of which the import amounts and proportions involved were as follows:

In RMB0’000

S/N	Main Raw Material	2021		2020		2019
		Import Amount	Import Proportion	Import Amount	Import Proportion	Import Amount	Import Proportion
1	High-purity arsenic	1,209.52	72.20%	308.07	25.36%	201.75	20.34%
2	Gallium	-	-	-	-	-	-
3	Indium phosphide polycrystalline	1,230.59	100.00%	693.76	100.00%	1,485.51	100.00%
4	germanium ingot	-	-	628.89	13.62%	171.62	5.96%
5	Boron trichloride	-	-	-	-	-	-

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6	Quartz material	-	-	37.68	1.27%	-	-
Total		2,440.11	8.83%	1,668.40	9.96%	1,858.88	20.77%

During the reporting period, the total import amounts of the aforesaid major raw materials were RMB18,588,800, RMB16,680,400 and RMB24,401,100 respectively, and the import proportions were 20.77%, 9.96% and 8.83% respectively, and such amounts and proportions were relatively smaller and decreased year by year. Among them, gallium and boron trichloride were purchased from domestic suppliers; high-purity arsenic, germanium ingots and quartz materials were partially imported.

Indium phosphide polycrystalline was 100% imported from the foreign supplier WAFER TECHNOLOGY LIMITED, mainly because the domestic synthesis process was relatively weaker and cannot guarantee the quality required by the Company; in order to further enhance its competitiveness, reduce the risk of import, and continue to extend to the upstream of the industry chain, the Company has mastered the synthesis technology of indium phosphide polycrystalline and gradually replaced the imported indium phosphide polycrystalline with self-produced indium phosphide polycrystalline.

Up to now, the Company has realized the self-production of InP polycrystal.  Corresponding suppliers are available in China for other main raw materials except InP polycrystal.

(IV) Whether the supply of raw materials to the Company is stable as judged in combination with the aforesaid situation.

In combination with the aforesaid situations: 1. The Company has multiple supplies of its main raw materials, and except for indium phosphide polycrystalline, there are two or more suppliers for each of the remaining main raw materials to ensure stable supply; 2. the overall business scale of the aforesaid suppliers is relatively larger, and they have a long history of cooperation with the Company, and there has been a good basis for cooperation and mutual trust; 3. The fact that the Company purchases the same raw material from multiple suppliers is based on its actual situation and

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business philosophy, and such circumstance is reasonable and meets industry practices; 4. The overall import amounts and proportions of the Company’s main raw materials were relatively smaller, and the Company has mastered the synthesis technology of indium phosphide polycrystalline and gradually replaced imported indium phosphide polycrystalline with its self-produced indium phosphide polycrystalline.

In addition, the Company improves its cooperation with raw material suppliers through investment to ensure the stability of raw material supply.

In view of the foregoing, the supply of raw materials to the Company is relatively stable, but there are risks of dependence on some supplies of key raw materials and fluctuations in the prices of raw materials. For relevant details of risk warning and significant matters, please refer to “II. (IV) Risks of Dependence on Some Suppliers of Key Raw Materials and Fluctuations in Prices of Raw Materials” in the “Significant Matters” in the Prospectus and “II. (ii)Risks of Dependence on Some Suppliers of Key Raw Materials and Fluctuations in Prices of Raw Materials” in “Section IV Risk Factors” of the Prospectus.

Q10. Revenue Confirmation

According to the submissions, 1) the Issuer adopted a variety of sales modes during the reporting period, and a part of sales contracts involved customer acceptance terms; 2) For domestic sales, the Issuer shall confirm the revenue in combination with the logistics receipt records. For overseas sales, the Issuer shall confirm the revenue according to the customs declaration form or by transporting the goods to the designated place; 3) From 2018 to 2020, the Issuer achieved about 50% of the sales revenue through AXT; 4) The Issuer provided AXT with processing materials supplied by customers in 2018, with an amount of RMB93.4538 million.

The Issuer is required to explain: (1) the revenue confirmation method and basis applicable to the sales modes such as consignment, agents and traders; (2) whether it conforms to the contract and the product delivery process by taking the logistics receipt record, customs declaration form, etc. as the basis for revenue

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confirmation of goods circulation, delivery methods, customer confirmation mode, payment collection mode, etc. for different sales modes; (3) whether the revenue confirmation method applicable to the part of sales revenue realized through AXT and the implementation of accounting policies are consistent; (4) the return and exchange of products during and after the reporting period and main reasons; (5) details of the provision of processing materials supplied by customers to AXT, and the revenue confirmation method applicable to the relevant revenue.

The Sponsor and the reporting accountant are requested to explain the verification method, basis and conclusion for the following matters: (1) the matching between the revenue confirmation method and the contract and product delivery under different sales modes; (2) authenticity of sales revenue at home and abroad.

Reply:

I. Explanations from the Issuer

(I) Revenue confirmation methods and basis applicable to sales modes such as consignment, agents and traders;

During the reporting period, the revenue recognition methods and basis applicable to such sales modes as consignment, agents and traders of the Company are as follows:

Item	Consignment mode	Agent sales mode	Trade sales mode
Revenue confirmation methods	Revenue is confirmed when the consignor actually collects consumption

Different trade methods lead to different revenue confirmation methods:

1.

FOB, CIF: Revenue is confirmed when the goods are shipped and relevant customs declaration procedures are completed;

2.

CIP, DAP and DDU etc., or not agreed: Revenue is confirmed when the goods are transported to the place designated by the customer

Revenue is confirmed when a trader sells products to downstream customers.

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Revenue confirmation basis	1. Confirm the sales quantity and sales time according to the statement of account with the consignor; 2. Confirm the sales unit price according to the sales order

1.

FOB, CIF: Confirm the sales time with the customs clearance time of the customs declaration form; Confirm the sales quantity with the quantity recorded in the customs declaration form; Confirm the sales unit price according to the sales order；

2.

CIP, DAP and DDU etc., or not agreed: Confirm the sales quantity with the logistics receipt record；Confirm the sales unit price according to the sales order

Confirm the sales quantity and sales time according to the statement of account with the trader; Confirm the sales unit price according to the sales order.

(II) Whether it conforms to the contract and the product delivery process by taking the logistics receipt record, customs declaration form, etc. as the basis for revenue confirmation of goods circulation, delivery methods, customer confirmation mode, payment collection mode, etc. for different sales modes;

1. Specific conditions of goods circulation, delivery method, customer confirmation method, payment collection method, etc. for different sales modes

During the reporting period, the goods circulation, delivery methods, customer recognition methods and payment collection methods in different sales modes of thE Company are detailed below:

Item	Consignment sales	Agent sales	Trader salese	Direct sales
Goods circulation	Production is carried out according to the sales order. After production, the Company will deliver the products to the warehouse designated by the consignor, who will receive the products as needed	Production is carried out according to the sales order. After production, the Company sends the products to the delivery place specified in the sales order	Production is carried out according to the sales order. After production, the Company will send the products to the traders, who will further sell the products to downstream customers	Production is carried out according to the sales order. After production, the Company will send the products to the delivery place designated by direct sales

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Delivery method	The delivery shall be deemed to be completed based on the actual receiving of the consignor	Confirm the delivery method according to the corresponding trade method and the sales order with the downstream customers	According to the sales agreement with the trader, when the product is sold to the trader’s downstream customers, it is deemed that the delivery is completed	Confirm the delivery method according to the sales order with direct sales and the corresponding trade method
Customer confirmation method	Send monthly statement of account for confirmation

According to the sales orders with the downstream customers, the downstream customers confirm according to the corresponding trade methods, such as customs declaration form, logistics receipt records, etc.

			After the trader completes the delivery to the downstream customers, the statement of account shall be sent monthly for confirmation	According to the sales order with direct sales, direct sales confirms according to the corresponding trade method, such as customs declaration form, logistics receipt record, etc.

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Payment collection methods	Bank transfer	Bank transfer	Bank transfer	Bank transfer/Banker’s acceptance bill/Commercial acceptance bill

2. Whether it conforms to the contract and the product delivery process by taking the logistics receipt record, customs declaration form, etc. as the basis for revenue confirmation

Logistics receipt records and customs declaration forms are mainly used for revenue confirmation in direct sales and agency mode: according to the sales orders signed by the Company with different customers and product delivery process, customs declaration forms are used as the basis for revenue confirmation in FOB and CIF mode; the logistics receipt record is used as the basis for revenue confirmation under other modes.

In case of FOB and CIF, the time point of product control transfer occurs when the products cross the ship’s rail during sea transportation, or when the products have been handed over to the air carrier or agent during air transportation. Since there is no record carrier for the time point of risk reward/control transfer, it is difficult to determine. The Company believes that when the products are shipped and the customs declaration procedures are completed, it is operable and in line with market practice to take the time point specified in the customs declaration form as the basis for revenue confirmation. Therefore, taking the customs declaration form as the basis for revenue confirmation is in line with the contract and the product delivery process.

In case of CIP, DAP and DDU, etc., the time point of product risk return/control transfer occurs when the product delivery is completed, that is, the time point of revenue confirmation shall be when the product delivery is completed. The Company delivers the products to the customer according to the sales order. At this time, the Company has transferred the risk reward/control right of the goods to the customer to complete its performance obligations, and the sales revenue can be confirmed. The Company usually

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delivers the products to the delivery place designated by the customer by express. After the goods are signed, the Issuer confirms the customer’s receipt of the goods according to the “signed in” displayed in the logistics information of the express bill. Therefore, the logistics receipt record is used as the proof that the customer has completed the sign in, which can be used as the basis for revenue confirmation, and is in line with the contract and product delivery process.

In addition, the Company’s products are mainly non standardized products. After delivery of products by the Company to customers, some customers will inspect the products mainly by, among others, checking whether the appearance and quantity of the products are defective, for acceptance. If quality problems are found in the products after they are accepted by the customer, both parties will follow the relevant return procedures of the Company, and the corresponding batch of products will be returned or replaced to the extent the Company is liable therefor after verification.

(III) Whether the revenue confirmation method applicable to the part of sales revenue realized through AXT and the implementation of accounting policies are consistent;

According to the Accounting Standards for Business Enterprises No. 14 - Revenue, since AXT can control the products after purchasing the products from the Company and before transferring the products, it is judged that AXT is the main responsible person. Therefore, the Company loses its control over the products after selling the products to AXT, and confirms the revenue after the products are delivered.

The Company judges AXT as the main responsible person for the following reasons:

1. AXT has the pricing power when selling the products purchased from the Company, and can independently determine the price of products sold to downstream customers;

2. AXT’s payment of goods to the Company is not related to AXT’s collection of payment from downstream customers, that is, AXT pays goods to the Company on a regular basis and does not default on the Company’s payment because its downstream customers default on the payment;

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3. AXT is primarily responsible for selling to downstream customers. AXT promises to provide quality assurance services to downstream customers and bear the responsibility of quality assurance. The Company does not bear any responsibility of quality assurance to downstream customers;

4. The trade between the Company and AXT is made on terms of FOB, under which AXT needs to bear the risk of damage and loss of inventory before product transfer. During sea transportation, when the products cross the ship’s rail or during air transportation, when the products are delivered to the custody of the air carrier or agent, the Company can confirm the sales revenue. When the Company completes the product delivery obligation, the performance obligation of the sales contract will be completed.

Assuming that the Company recognizes revenue from sales of products to AXT when AXT sells the same, the comparison between its such revenue and the current revenue during the reporting period is as follows:

In RMB0’000

Item	2021	2020	2019
Revenue recognized when selling products to AXT ①	85,734.52	58,317.04	46,222.68
Revenue recognized when AXT sells products ②	87,015.33	59,078.36	45,758.80
Discrepancy ③ = ② - ①	1,280.81	761.32	-463.88
Discrepancy rate ④ = ③ ÷ ②	1.47%	1.29%	-1.01%

As can be seen from the above table, the discrepancy between the revenue of the Company from sales of products to AXT on the assumption that it is recognized when AXT sells the same and its current one is small, which was mainly caused by the time difference.

During the reporting period, since the trading mode of sales orders signed between the Company and AXT has not changed significantly, the Company has not significantly changed the sales revenue confirmation method of AXT, and the implementation of accounting policies is consistent.

(IV) The return and exchange of products during and after the reporting period and the main reasons;

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During and after the reporting period (as of the end of February 2022), the amount of goods returned and exchanged by the Issuer was RMB1.8611 million, RMB2.5389 million, RMB4.5334 million and RMB828,400 (unaudited) respectively, accounting for 0.40%, 0.51%, 0.54% and 0.50% (unaudited) of the main business revenue of the current period, respectively, with small proportion, mainly due to the surface defects of the Company’s semiconductor substrate materials after customers’ epitaxial production, in response to which, the Company will have the following after-sales processing: when the sold products can be processed and utilized, they will be resent to the customer after the repair meets the relevant technical standards; When the product is damaged and cannot be recycled, the customer will be compensated and sent a new product.

(V) Details of the provision of processing materials supplied by customers to AXT, and the revenue confirmation method applicable to the relevant revenue.

At the beginning of its establishment, the Company mainly focused on overseas customers. AXT, as the entity making sales and purchasing raw materials overseas, provided the Company with main raw materials, etc., took delivery of semiconductor substrate products from the Company after processing by the Company, and sold them to overseas customers. AXT provides or designates main raw materials and a certain amount of auxiliary materials. The Issuer provides processing business against consideration, covering processing fees and other costs (self-purchased main and auxiliary materials, labor, depreciation, amortization, etc.). Under the processing mode with supplied materials, the Issuer does not record the materials provided by AXT, and confirms it as processing service revenue.

With the rapid development of the semiconductor industry in China, downstream customers have grown rapidly, and the production level of domestic suppliers has gradually improved. Since August 2018, the business between AXT and the Issuer has changed from entrusted processing to general trade.

In 2018, the main raw materials and auxiliary materials from AXT for processing received by the Company, the production costs invested by the Company and the corresponding income are detailed as below:

In RMB0’000

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Product name	Input of main materials and auxiliary materials provided by AXT	Some main materials and other auxiliary materials invested by the Issuer	Other labor and manufacturing expenses invested by the Issuer	Revenue from processing with supplied materials	Proportion of revenue
GaAs substrate	1,167.16	2,420.73	2,731.51	6,000.27	64.21%
InP substrate	3,096.23	805.56	1,903.04	2,487.93	26.62%
Germanium substrate	830.43	161.95	404.37	857.17	9.17%
Total	5,093.82	3,388.24	5,038.92	9,345.37	100.00%

For the processing and sales business with materials supplied by AXT, the relevant processing revenue is recognized using the net method when the Issuer has completed the customs declaration of the goods according to the contract, the relevant economic benefits are likely to flow in, and the main risks and rewards of property in the goods have been transferred.

The Issuer recognizes the revenue from professing with supplied materials by the net amount method. In 2018, the Company still applied the Accounting Standards for Business Enterprises No. 14 - Revenue (CK [2006] No. 3), but since the standards have no express provisions on how to judge a principal liable person and an agent, the Issuer made the judgment the same with reference to the provisions on applicable revenue recognition of the Accounting Standards for Business Enterprises No. 14 - Revenue (CK [2017] No. 22).

Pursuant to Article 34 of the Accounting Standards for Business Enterprises No. 14 - Revenue (CK [2017] No. 22), an enterprise shall judge whether it acts as the principal liable person or an agent when conducting transactions based on the fact whether it has the right to control the goods before transferring them to the customer. If the enterprise is able to control the goods before transferring them to the customer, the enterprise acts as the principal liable person and shall recognize revenue according to the total consideration received or receivable; otherwise, the enterprise acts as an agent and shall recognize revenue according to the amount of expected commission or handling charge to which the enterprise is entitled, and such an amount shall be

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determined according to the total consideration received or receivable deducted by the price to be paid to other parties, or according to a specified commission amount or proportion, among others.

In light of the contractual terms, the basis for the Issuer to determine the use of net amount method for recognizing revenue from processing with supplied materials is as follows:

1. Whether the enterprise is primarily responsible for transferring goods to the customer: the Issuer does not assume the primary responsibility for transferring goods to AXT as raw materials are mainly supplied by AXT or purchased from suppliers designated by AXT, and the entrusted processing technical standards and quality requirements are formulated by AXT;

2. Whether the enterprise bears inventory risks in relation to the goods before or after the transfer thereof: for the raw materials supplied by AXT, the ownership and control of their inventories remain with AXT, with the Issuer only bearing the risk of damage to and loss of such inventories caused by improper storage;

3. Whether the enterprise has the right to independently decide on the price of traded goods: the price of the products sold by the Issuer to AXT does not include the cost of corresponding raw materials, and the Company can only price the processing fees included in the final products and the materials purchased by itself, having no full right to decide on the sales price of the final products;

To sum up, the Issuer’s processing with supplied materials is in essence a business whereby the main raw materials are supplied by AXT or purchased from suppliers designated by AXT, and the Issuer processes goods in accordance with AXT’s quality standards against the charge of processing fees. The Issuer only bears the risk of damage to and loss of inventories caused by improper storage without full right to decide on the sales price of the final products. The Issuer judges that the Company has no control right over the goods before transferring them and thus acts as an agent in such business with reference to the Accounting Standards for Business Enterprises No. 14 - Revenue (CK [2017] No. 22). Accordingly, the net method is used for the recognization of relevant revenue.

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II. The Sponsor and the reporting accountant are requested to explain the verification method, basis and conclusion for the following matters: (1) the matching between the revenue confirmation method and the contract and product delivery under different sales modes; (2) authenticity of sales revenue at home and abroad.

1. Verification method, basis and conclusion of matching between revenue recognition method and contract agreement and product delivery under different sales modes

In view of the matching of revenue confirmation method with contract agreement and product delivery under different sales modes, the Sponsor and reporting accountant have implemented the following verification procedures:

(1) Understand the Issuer’s revenue confirmation policy, analyze and evaluate whether the Issuer’s revenue confirmation policy is appropriate;

(2) Obtain and review the sales contracts or orders signed between the Issuer and its main customers, and check the terms of agreed rights and obligations, main risks and remuneration assumption and so on in the contract; the terms of performance obligations and control transfer of relevant goods or services in the contract, according to the Accounting Standards for Business Enterprises No. 14 - Revenue, analyze and evaluate the rationality of the Issuer’s revenue confirmation policy;

(3) Implement the walk-through procedure and cut-off test procedure for the revenue during the reporting period; compare and analyze the original vouchers related to revenue confirmation with the relevant terms of the customer’s corresponding contract or order;

(4) Interview the main customers under different business models to understand their cooperation background, business model, main contract terms, etc.;

After verification, the Sponsor and the reporting accountant believe that during the reporting period, the Company’s revenue confirmation method under different sales modes matched the contract and product delivery.

2. Verification method, basis and conclusion of the authenticity of domestic

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and foreign sales revenue

For the authenticity of domestic and foreign sales revenue, the Sponsor and the Reporting Accountant have implemented the following verification procedures:

(1) Understand the key internal control related to revenue recognition, evaluate the internal control design, determine whether it has been implemented, and test the operation effectiveness of relevant internal control;

(2) Check the main sales contracts, identify the terms related to the main risks of commodity ownership and the transfer of remuneration/control, and evaluate whether the revenue confirmation policy complies with the provisions of the Accounting Standards for Business Enterprises;

(3) Sampling inspection of domestic and foreign sales revenue, and inspection of original contracts, invoices, customs declarations forms, logistics records and other original documents, as detailed below:

In RMB0’000

Item	2021	2020	2019
Income covered by sampling	38,952.41	30,170.54	25,792.81
Operating income	85,734.52	58,317.04	46,222.68
Coverage ratio	45.43%	51.74%	55.80%

(4) Conduct a cut-off test on the sales situation before and after the balance sheet date, check the delivery order, customs declaration form, packing list, bill of lading, invoice and other documents, and check whether the revenue is intertemporal;

(5) Implement analytical procedures, check the fluctuations of major customers during the reporting period, and learn from the Issuer about the business cooperation background of new major customers and the main reasons for revenue fluctuations;

(6) Send letters to customers for the revenues during the reporting period and each closing transaction balance to confirm the authenticity and accuracy of the revenue amount, as detailed below:

In RMB0’000

Item	2021	2020	2019
Ratio of accounts receivable balance covered by confirmation request letter	92.94%	92.56%	96.74%

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Ratio of operating income covered by confirmation request letter	90.32%	89.57%	94.14%
Proportion of reply (calculated by the amount of accounts receivable in the reply)	86.70%	98.76%	99.22%
Proportion of reply (calculated by the amount of operating income in the reply)	81.22%	99.22%	98.60%

Seek confirmations from end customers after looking through AXT for the sales of products during the reporting period, as detailed below:

In RMB0’000

Item	2021	2020	2019
Proportion of amount from major customers covered by confirmation request letter in AXT’s operating income	68.50%	75.51%	68.63%
Proportion of reply (calculated by the amount of operating income in the reply)	77.41%	62.84%	53.43%

(7) Obtain the Issuer’s electronic port data, check the electronic port data with the Company’s book export revenue, and analyze the reasons for the discrepancy, with the verified export revenue as detailed below:

Item	2021	2020	2019
E-port data ①	11,805.39	33,536.69	27,965.77
The Issuer’s overseas sales revenue ②	10,506.71	33,609.67	28,038.70
Discrepancy ③ = ② - ①	-1,298.68	72.98	72.93
Discrepancy rate ④=③/②	-12.36%	0.22%	0.26%

Note: Since the Company’s sales of semiconductor substrate materials overseas have been carried out through AXT-Tongmei since March 2021, the E-port data and the Issuer’s overseas sales revenue in 2021 are only based on the overseas sales directly carried out by the Issuer’s domestic entities in China.

It can be seen from the above table that in 2019 and 2020, the Issuer’s E-port data was basically consistent with the export revenue data; the relatively large discrepancy in 2021 arose mainly from the new consignment customers of the Company due to the business handover between AXT and AXT-Tongmei in March 2021. For details, please refer to “X.(II).6.(5) Collection of price for goods and adjustments to sales during the period for which ATX’s business was transferred to the Company’s subsidiary in the US” in Section VII of the Prospectus. After excluding the above factors, there was no discrepancy between the Company’s E-port data and export revenue data in 2021.

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(8) Obtain the Issuer’s tax exemption and refund declaration form and approval notice, check with the export sales revenue and analyze the reasons for the differences;

(9) Interview the main customers in each reporting period through video or field visit to understand the rights and obligations undertaken by the Company, specific terms of the contract, corresponding after-sales service arrangements, etc., form interview records on the transaction essence and transaction volume in the reporting period to confirm the occurrence of the transaction, and interview with end customers after looking through AXT to see whether the products sold by the Company through AXT have been finally sold, etc.; during the reporting period, the amount covered by the interview and its proportion in operating income are as follows:

In RMB0’000

Period	Before looking through AXT		After looking through AXT
	Amount	Proportion	Amount	Proportion
2021	65,416.89	76.30%	63,814.92	74.43%
2020	50,838.82	87.18%	43,891.79	75.26%
2019	38,421.51	83.12%	32,503.22	70.32%

Note: Before looking through AXT, AXT was the interviewee of the Company, while after looking through AXT, the end and major customers of AXT were the interviewees of the Company, so the overall amount covered by the interview reduced to a certain extent.

(10) Obtain the sales details of AXT during the reporting period, and check through comparison whether there is a significant difference between its income and the income of the Issuer during the reporting period;

(11) Examine the Company’ receipts during the reporting period randomly;, check the corresponding bookkeeping vouchers and bank receipts, and verify the authenticity of the Company’s revenue;

(12) Check the credit reports of major overseas customers, enterprise credit information and other public information of domestic companies, verify their business scale and shareholder composition, check the questionnaire filled in by the Issuer, directors, supervisors and senior managers, and confirm whether there is an association relationship between overseas customers and the Company and related parties;

(13) Check the account statements of the Issuer, directors, supervisors, senior

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managers, important financial personnel and other interested parties during the reporting period to confirm whether the Company has external collection.

After verification, the Sponsor and the reporting accountant believe that the domestic and foreign sales of the Company are authentic, accurate and complete during the reporting period.

Q11. Sales Revenue and Gross Profit Margin

According to the submissions, 1) during the reporting period, the main operating income of the Issuer showed an overall growth trend, and the main products include InP substrate, GaAs substrate, germanium substrate, PBN material and other high-purity materials, with different products in various specifications and wide downstream application field; 2) During the reporting period, the comprehensive gross profit margin of the Issuer was 30.65%, 19.43%, 25.68% and 33.02% respectively. which fluctuated due to the change of product structure, and its own gross profit margin; 3) The gross profit margin of GaAs substrate materials and germanium substrate materials showed a downward trend.

The Issuer is required to explain: (1) the composition of main business revenue based on the product end-use application; (2) the price-volume analysis for the sales revenue during the reporting period based on the subdivisions and types of products; (3) the quantitative analysis for the factors affecting the gross profit margin during the reporting period, and comparison of the gross profit margin from the main businesses between the Company and equivalents in the same industry; (4) the reasons for the continuous decline in gross margin for GaAs and germanium substrate products during the reporting period.

Reply:

I. Explanation from the Issuer

(I) Composition of main business revenue based on the product end-use application;

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During the reporting period, the main business revenue of the Company was classified as below based on the product end-use application:

In RMB0’000

End-use application	2021		2020		2019
	Amount	Ratio	Amount	Ratio	Amount	Ratio
5G, data center and optical fiber communication	26,312.97	30.81%	13,099.71	22.47%	14,821.92	26,312.97
The new generation display (including Mini LED and Micro LED)	14,178.65	16.60%	12,419.65	21.30%	8,007.80	14,178.65
Aerospace	10,045.60	11.76%	8,331.64	14.29%	6,121.34	10,045.60
Crystal growth crucible	5,602.90	6.56%	4,338.64	7.44%	4,100.14	5,602.90
Artificial intelligence and unmanned driving	5,472.75	6.41%	5,739.12	9.84%	1,677.78	5,472.75
Wearable equipment	5,320.53	6.23%	2,436.64	4.18%	2,065.10	5,320.53
Industrial laser	5,066.71	5.93%	2,555.82	4.38%	1,833.59	5,066.71
OLED crucible	2,971.30	3.48%	2,410.57	4.13%	2,693.92	2,971.30
MO source	2,887.49	3.38%	1,086.38	1.86%	865.17	2,887.49
Other	7,545.54	8.84%	5,890.55	10.10%	4,034.03	7,545.54
Total	85,404.44	100.00%	58,308.72	100.00%	46,220.79	85,404.44

Note: The above classification is based on the applications of products of the Company’s lower-tier customers.

The products of the Company are mostly applied in 5G, data center, optical fiber communication, the new generation display (including Mini LED and Micro LED), aerospace, compound semiconductor crystal growth, artificial intelligence and others, accounting for over 70% of the main operating income of the Company. Such applications in above fields constitute the main revenue of the Company. In 2021, with the rapid development of 5G communication, big data and cloud computing and the further expansion of downstream substrate market demand, the Company recorded a

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rapid increase in the sales of InP substrate materials, further promoting the rapid scaling up of its business. Additionally, the Company continued to strengthen the product sales to downstream customers and in application fields, having a rapid growth of sales revenue driven by the application of substrate products in industrial lasers and wearable devices and the application of PBN products in OLED, etc..

(II) Price-volume analysis for the sales revenue during the reporting period based on the subdivisions and types of products

1. Semiconductor substrate materials

The semiconductor substrate materials of the Company includes indium phosphide, gallium arsenide and germanium substrate, among which 3-inch indium phosphide, 6-inch gallium arsenide and 4-inch germanium substrate are the main products, accounting for over 50% of various products.

(1) InP substrate

During the reporting period, the changes in unit price, sales volume and revenue of the main specification of the InP substrate and other specification of the products of the Company during the reporting period are as follows:

Unit: RMB0’000, 10,000 pieces and RMB/piece

Specification	Major customers	Item	2021		2020		2019
			Amount	Rate of change	Amount	Rate of change	Amount
3-inch	Customer A, Landmark Optoelectronics, Customer C, Mo Sangyo Co, Ltd.	Sales revenue	13,123.02	137.53%	5,524.75	-23.22%	7,195.22
		Sales volume	6.65	29.63%	5.13	-8.23%	5.59
		Average unit price	1,973.39	83.24%	1,076.95	-16.33%	1,287.16
Other specifications	Landmark Optoelectronics,	Sales revenue	15,056.14	108.28%	7,228.88	91.45%	3,775.94

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	Visual Photonics Epitaxy, Fujian Z.k. Litecore Co., Ltd., IQE, Epihouse Optoelectronics Co., Ltd.	Sales volume	16.91	24.98%	13.53	50.17%	9.01
		Average unit price	890.37	66.65%	534.29	27.49%	419.08
Total	-	Sales revenue	28,179.15	120.95%	12,753.63	16.25%	10,971.16
		Sales volume	23.56	26.26%	18.66	27.87%	14.59
		Average unit price	1,196.06	74.98%	683.54	-9.09%	751.87

In 2020, the unit price of 3-inch InP substrate decreased by 16.33% on a year-on-year basis, mainly because that on the one hand, the purchase price of indium phosphide polycrystalline reduced by 8.58%; on the other hand, the sales volume of Customer A, the biggest customer of 3-inch products at home, decreased largely in 2020 due to its high standard of product performance and parameter and high price of its products, all of which make the unit price of 3-inch indium InP substrate reduced. The sales volume of the products in 2020 are mainly caused by the reduced orders of Customer A.

In 2020, the unit price of InP substrate in other specifications increased by 27.49% from RMB1.373 million in 2019 to RMB8.9586 million since: Visual Photonics Epitaxy purchased 4-inch InP substrate in a larger quantity and enhanced its products performance and quality which made the unit price raised quickly; the price also increased with the rise of the overall market demand from overseas customers and the improvement of product quality requirements; in 2020, the sales volume of indium phosphide in other specifications increased by 50.17% on a year-on-year basis driven by the rapid demand growth due to the fast development of 5G communication, big data, cloud computing and others.

In 2021, the unit price of InP substrate increased by 83.24% for the 3-inch one on a year-on-year basis, and increased by 66.65% for other specifications, mainly because: on the one hand, the Company, as the world’s second largest InP supplier, appropriately

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increased the sales price given the relatively tight product supply with the increase of global demand for downstream optical chips, optical module epilayer and devices; and on the other, since March 2021, the Company has directly dealt with end customers by selling products to overseas customers through AXT-Tongmei, also leading to the rise of the price to a certain extent. The sales volume of InP substrate in 3-inch and other specifications increased by 29.63% and 24.98% respectively due to the increased demand in the downstream market. The orders from our main customers increased to varying degrees.

(2) GaAs substrate

During the reporting period, the changes in unit price, sales volume and revenue of the main specification of the GaAs substrate and other specification of the products of the Company are as follows:

Unit: RMB0’000, 10,000 pieces and RMB/piece

Specification	Major customers	Item	2021		2020		2019
			Amount	Rate of change	Amount	Rate of change	Amount
6-inch	Osram, Sumitomo, IQE, Win Semiconductor, Visual Photonics Epitaxy	Sales revenue	12,775.98	-4.13%	13,326.54	46.48%	9,097.76
		Sales volume	18.87	40.72%	13.41	22.47%	10.95
		Average unit price	677.05	-31.87%	993.78	19.61%	830.85
Other specifications	Everbright Photonics, Epi Solution Technology Co., Ltd., Customer B, IQE, Mo Sangyo Co, Ltd.	Sales revenue	12,771.48	25.08%	10,210.26	14.85%	8,889.98
		Sales volume	39.51	6.58%	37.07	1.37%	36.57
		Average unit price	323.25	17.36%	275.43	13.30%	243.09

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Total	-	Sales revenue	25,547.46	8.54%	23,536.79	30.85%	17,987.74
		Sales volume	58.37	15.65%	50.47	6.20%	47.52
		Average unit price	437.68	-6.14%	466.33	23.20%	378.50

In 2020, the unit price of 6-inch GaAs substrate of the Company increased by 19.61% on a year-on-year basis, and the products in other specifications increased by 13.30%, due to the increased purchase price (increased by 12.69%) of raw materials, Gallium. The unit price of the downstream products increases as the cost of raw materials raised. The sales volume of 6-inch GaAs substrate increased by 22.47%, mainly due to the increased demand of customers and the acceptance to the products of the Company, Osram, WIN SEMICONDUCTOR CORP., Epi Solution Technology Co., Ltd. and other customers improved their purchase volume of the products in main specifications; and the sales volume of the products in other specifications were stable.

In 2021, the unit price of 6-inch GaAs substrate of the Company reduced by 31.84% and other products in other specifications increased by 17.36%, mainly because that the 6-inch GaAs substrate is popular abroad while the 4-inch products are popular at home. According to Yole’s statistics, the shipment volume of GaAs substrate in 2021 is expected to increase by 26.98% compared with that in 2020. Given the scaling up of the market and the steady expansion of its production capacity for GaAs substrate, the Company has further strengthened its preferential efforts for the international market; In addition, under the fierce international market competition, the Company adopted a more radical market strategy for its GaAs substrates which had a lower market ranking than those of Freiberger and Sumitomo in order to explore the international market thereof, resulting in an increase by 40.72% in the sales volume of its mainstream size products. In turn, on the domestic market, the price of products increased due to the increased price of Gallium, high demand of products and others.

(3) Germanium substrate

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During the reporting period, the changes in unit price, sales volume and revenue of the main specification of the germanium substrate and other specification of the products of the Company are as follows:

Unit: RMB0’000, 10,000 pieces and RMB/piece

Specification	Major customers	Item	2021		2020		2019
			Amount	Rate of change	Amount	Rate of change	Amount
4-inch	Nanchang Kingsoon, Zhongshan Dehua Chip Technology Co., Ltd., Customer B, OSRAM, Azur Space, Changelight	Sales revenue	7,930.88	32.72%	5,975.87	8.50%	5,507.92
		Sales volume	29.76	41.18%	21.08	22.84%	17.16
		Average unit price	266.49	-6.00%	283.49	-11.68%	320.97
Other specifications	Osram, Mo Sangyo Co, Ltd.	Sales revenue	1,017.69	-51.07%	2,079.76	59.43%	1,304.48
		Sales volume	1.34	-52.65%	2.83	25.78%	2.25
		Average unit price	759.47	3.34%	734.90	26.76%	579.77
Total	-	Sales revenue	8,948.57	11.08%	8,055.63	18.25%	6,812.40
		Sales volume	31.10	30.02%	23.92	23.25%	19.41
		Average unit price	287.74	-14.57%	336.81	-4.06%	351.05

Based on the specifications, the sales revenue of 4-inch germanium substrate accounts for a relatively high proportion. Among the products in other specifications, the sales revenue of 6-inch products are more than that of 2-inch and 3-inch. In respect of the germanium substrate, due to the difference of epitaxial process in difference

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regions, most of the manufacturers abroad have their own method to process the epitaxial wafer in large size, so, among the products in other specifications, 6-inch products mostly sold overseas are most popular; and most of 4-inch products are sold domestically.

In recent years, due to the increased competition, Yunnan Lincang Xinyuan Germanium Industry Co., Ltd. and other manufacturers have laid out the production and sale of germanium substrate; meanwhile, the downstream customers have increased their orders year by year due to the rapidly increasing demand of solar photovoltaic cells, high-performance light emitting diodes and other device products in the aerospace field, all of which caused the Company to make concessions to the pricing; during the reporting period, the sales volume of 4-inch products increased fast while the unit price reduced to some degree.

For products of other specifications, the Company mainly sold them for export. Before March, 2021, the Company sold the germanium substrate overseas through AXT. In 2020, the unit price increased by 26.76% as the purchase volume of Mo Sangyo Co, Ltd. in Japan reduced from 44.73% in 2019 to 25.08% in 2020 and it always purchased the 2-inch product which has a low unit price. During the reporting period, the sales volume increased first and then reduced as the downstream customers changed their purchase volume based on the market. Among them, Osram, one of our main customers, had a large demand in 2020, but Mo Sangyo Co, Ltd. reduced its demand for such products year by year.

2. PBN crucible

PBN crucibles are mainly customized with different shape, size, performance and purpose and complex shape types, most of which are single-crystal growth crucibles, as detailed below:

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Unit: RMB0’000, 10,000 pcs, RMB/piece

Category	Major customers	Item	2021		2020		2019
			Amount	Rate of change	Amount	Rate of change	Amount
Single-crystal growth crucible	Sumitomo, Freiberger, Yunnan Germanium Industry, Vital Advanced Materials Co., Ltd.	Sales revenue	4,027.16	14.72%	3,510.57	16.44%	3,014.89
		Sales volume	0.76	38.18%	0.55	-	0.55
		Average unit price	5,298.89	-16.98%	6,382.85	16.44%	5,481.62
Other crucibles	ALPHA PLUS, Veeco Instruments Inc.	Sales revenue	1,475.32	-11.96%	1,675.68	-2.25%	1,714.33
		Sales volume	0.28	-22.22%	0.36	-7.69%	0.39
		Average unit price	5,269.00	13.20%	4,654.67	5.89%	4,395.72
Total	-	Sales revenue	5,502.47	6.10%	5,186.24	9.66%	4,729.22
		Sales volume	1.03	11.96%	0.92	-2.62%	0.94
		Average unit price	5,342.20	-5.47%	5,651.35	12.62%	5,018.27

The unit price of single-crystal growth crucible was stable in 2019 and 2021, and relatively high in 2020 as Sumitomo purchased the highly customized single-crystal growth crucible mainly using LEC method with large size and high price. The sales volume of the single-crystal growth crucible was stable in 2019 and 2020, and increased by 38.18% on a year-on-year basis in 2021 as Yunnan Xinyao Semiconductor Materials Co., Ltd., Daqing Yitai Semiconductor Materials Co., Ltd. and Zhejiang Compound Semiconductor Co., Ltd. under Yunnan Lincang Xinyuan Germanium Industry Co., Ltd. raised their demand for the products as the development of their Companies.

Except for crystal growth crucibles, the overall incomes from other types of crucibles decreased slightly, mainly caused by the decline in sales due to the impact of downstream customer orders. The unit price of each such crucible was also different

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given the complex structure and high-degree customization thereof without a unified model.

3. High purity metal and compound

The high purity metal and compound of the Company mainly include high-purity gallium, gallium oxide and other metal oxide. During the reporting period, the changes in their revenue, unit price and sales volume are as follows:

Unit: RMB0’000, ton, and RMB0’000/ton

Category	Major customers	Item	2021		2020		2019
			Amount	Rate of change	Amount	Rate of change	Amount
High-purity gallium	Wuxi Medical Instrument Factory, Yunnan Germanium Industry, Daqing Yitai Semiconductor Materials Co., Ltd., Yunnan Germanium Industry, Daqing Yitai Semiconductor Materials Co., Ltd.	Sales revenue	4,707.39	78.44%	2,638.15	198.69%	883.23
		Sales volume	23.98	10.61%	21.68	156.87%	8.44
		Average unit price	196.30	61.32%	121.69	16.28%	104.65
Gallium oxide	Anhui Argosun New Electronic Materials Co., Ltd., Grirem Advanced Materials Co., Ltd., Jiangsu Bree Optronics Co., Ltd.	Sales revenue	7,012.52	182.26%	2,484.42	70.96%	1,453.24
		Sales volume	5.73	67.54%	3.42	56.16%	2.19
		Average unit price	1,223.83	68.47%	726.44	9.47%	663.58
Other metal oxide	Yunnan Germanium Industry, Suzhou Pure Opto-Electronic Material Co., Ltd., Shanxi China Crystal Technologies Co., Ltd.	Sales revenue	481.09	26.99%	378.84	93.83%	195.45
		Sales volume	1.14	-44.39%	2.05	93.40%	1.06
		Average unit price	422.01	128.36%	184.80	0.22%	184.39

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Total	-	Sales revenue	12,201.00	121.78%	5,501.42	117.28%	2,531.92
		Sales volume	82.40	42.24%	57.93	84.73%	31.36
		Average unit price	148.07	55.91%	94.97	17.62%	80.74

The products of high purity metal and compound are mainly composed of high-purity gallium and gallium oxide. During the reporting period, the revenue of the above two subdivided products account for 92.28%, 93.11% and 96.06% respectively.

In 2020, the unit price of high-purity gallium and gallium oxide increased by 16.28% and 9.47% respectively since the purchase price of gallium increased by 12.69%. The sales volume of the two products in 2020 increased by 156.87% and 56.16% respectively due to the relocation of Nanjing Jinmei in 2019. Although the production capacity of that year declined, it increased gradually after the relocation with the production capacity recovered in 2020.

In 2021, the unit price of high-purity gallium, and gallium oxide increased by 61.32% and 68.47% respectively as the average purchase price of gallium increased by 80.45%; meanwhile, its demand increased as the downstream compound semiconductor developed, especially gallium oxide, as the main raw material for the MO source of the production of gallium arsenide, gallium nitride and other compound semi-conductor devices, microwave devices, optical devices and photoelectric device, increased by 67.54%.

(III) Quantitative analysis for the factors affecting the gross profit margin during the reporting period, and comparison of the gross profit margin from the main businesses between the Company and equivalents in the same industry

1. Quantitative analysis for the factors affecting the gross profit margin during the reporting period

During the reporting period, the gross profit margins of the Issuer were 19.43%, 25.68% and 34.53% respectively. Based on the different types of products, the factors

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affecting the gross profit margin of the Issuer include:

Type of Product	Change of revenue share①	Change of gross profit margin②	Change of gross profit margin due to the variation of unit price ③	Change of gross profit margin due to the variation of the cost per unit ④=②－③	Change of exchange rate⑤	Total impact⑥=①+②+⑤
Comparison between 2021 and 2020
InP substrate	4.25%	6.83%	10.29%	-3.48%	-1.64%	9.42%
GaAs substrate	-0.91%	6.60%	-0.23%	6.83%	-1.55%	4.14%
Germanium substrate	-0.62%	-1.71%	-1.26%	-0.45%	-0.20%	-2.53%
PBN crucible	-1.35%	0.02%	0.00%	0.02%	-0.18%	-1.51%
High purity metal and compound	0.82%	-0.97%	4.24%	-5.21%	-0.01%	-0.16%
Other products	0.21%	-0.55%	-1.37%	0.82%	-0.12%	-0.46%

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Sub-total of main business revenue	2.40%	10.22%	11.67%	-1.45%	-3.69%	8.92%
Other businesses revenue	-0.40%	0.33%	0.34%	-0.01%	0.00%	-0.07%
Total	2.00%	10.55%	12.01%	-1.46%	-3.69%	8.85%
Comparison of 2020 and 2019
InP substrate	-0.76%	-0.46%	-1.32%	0.86%	0.02%	-1.20%
GaAs substrate	-0.13%	7.09%	8.21%	-1.12%	0.08%	7.04%
Germanium substrate	-0.19%	-0.34%	-0.51%	0.17%	0.04%	-0.49%
PBN crucible	-0.66%	0.49%	0.51%	-0.02%	0.00%	-0.17%
High purity metal and compound	0.42%	0.62%	1.27%	-0.65%	0.00%	1.04%
Other products	-0.87%	0.80%	0.54%	0.26%	0.12%	0.05%

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Sub-total of main business revenue	-2.19%	8.20%	8.69%	-0.50%	0.26%	6.27%
Other businesses revenue	0.01%	-0.03%	0.00%	-0.03%	0.00%	-0.02%
Total	-2.18%	8.17%	8.69%	-0.53%	0.26%	6.25%

①=(The revenue share of the year-the revenue share of last year)×the gross profit margin of last year

②=(The gross profit margin of the year-the gross profit margin of last year)×the revenue share of t he year

③=The revenue share of the year×[(the unit price of the year-the impact of the fluctuation of exchange rate to the unit price-the cost of last year)/the unit price of the year-the gross profit margin of last year]

⑤=The revenue share of the year×the impact of the fluctuation of exchange rate to the unit price/the unit price of the year

As the table shows, during the reporting period, the increased gross profit margins of the Issuer were caused by the InP and GaAs substrates, high purity metal and compound products. The detailed situations are listed as follows:

(1) In 2020

The overall gross profit margin of the Company increased by 6.25% in 2020, mainly:

1) Due to the impact of the downstream customers’ purchase policy, Customer A, the largest customer of 3-inch InP substrate materials, had its sales volume reduced to a large degree in 2020; due to its higher requirements on product performance and parameters, its product selling price and the gross profit margin is also relatively high. The decrease in sales has lowered the overall average unit price in 2020, which has caused the gross profit margin of InP substrate to drop slightly from 40.65% to 38.64%,

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causing the gross profit to drop by 0.46%; meanwhile, due to the relatively high gross profit margin, InP substrate had a lower revenue growth rate than that of GaAs substrate products, resulting in a decline of its revenue proportion, and a decrease of its overall gross profit margin by 0.76%. In 2020, the Company’s overall gross profit margin decreased by 1.20% as a result of the InP substrate material products.

2) On the one hand, affected by the rising market price of downstream raw material metal gallium, and the increase in the proportion of sales of large-scale products, the average sales unit price of GaAs substrate materials rose from RMB378.50/piece to RMB466.33/piece; and on the other, due to the improvement of personnel proficiency with completion of the relocation in Chaoyang, Liaoning and Baoding, Hebei, and the relatively low labor cost and fuel cost, the overall gross profit margin of GaAs substrate increased by 17.78%, driving an increase of the Company’s overall gross profit margin by 7.04%; meanwhile, the average sales unit price, revenue share and gross profit margin of high purity metal and compound also increased with the increase in the market price of gallium, resulting in an overall gross profit margin increase of 1.04%.

(2) In 2021

The overall gross profit margin of the Company increased by 8.85% in 2021, mainly because:

1) On the one hand, the Company, as the world’s second largest InP supplier, appropriately increased the sales price given the relatively tight product supply with the increase of global demand for downstream optical chips, optical module epilayer and devices; and on the other, since March 2021, the Company has directly dealt with end customers by selling products to overseas customers through AXT-Tongmei, also leading to the rise of the price to a certain extent, which made the average unit price of InP substrate increased to a large degree and the gross profit margin increased from 38.64% to 54.42%, driving the gross profit margin to be increased by 6.83%. Besides, as the gross profit margin of InP substrate increased, the revenue share of InP substrate increased significantly with the increasing of the gross profit margin due to the unit price, making the overall gross profit margin improve by 4.25%. Therefore, InP substrate products drove the overall gross profit margin increased by 9.42% in 2021.

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2) First, with the operation of factories in Baoding and Chaoyang, the order quantity of GaAs substrate increased as well as its production efficiency and scale; second, the labor costs, gas power costs and other prices in Baoding and Chaoyang were relatively lower compared with Beijing, and the operating rate increased, further reducing the comprehensive cost; third, in terms of product structure, in 2021, the proportion of the Company’s revenue from 3-inch GaAs substrate materials, which had a relatively high gross profit margin, increased by 6.31% year on year; additionally, while some GaAs production lines in Beijing Tongmei in 2020 being allocated the fixed costs of the Beijing plant, the GaAs substrates was no longer subject to such allocation in 2021, further increasing the gross profit margin of GaAs substrate to 25.59%; in 2021, GaAs substrate products boosted the Company’s overall gross profit margin by 4.14%.

Besides, in terms of products, the fluctuation of the gross profit margin and the revenue share of germanium substrate and PBN crucible also affected the overall gross profit margin of the Company; in terms of indicators, the fluctuation of exchange rate impacted the gross profit margin as well.

2 Comparison of the gross profit margin from the main businesses between the Company and equivalents in the same industry

The comparison of the gross profit margin from the main businesses between the Company and equivalents in the same industry during the reporting period are as below:

Company Name	2021	2020	2019
SICC	32.83%	34.94%	26.62%
NSIG	Undisclosed	12.09%	13.82%
Average	32.83%	23.52%	20.22%
Issuer (semiconductor substrate)	34.93%	19.05%	11.80%

Note: The data on SICC and NSIG are sourced from their annual reports and prospectuses.

In 2020, the gross profit margin of semiconductor substrate increased from 11.80% to 19.05%, consistent with the gross profit margin of SICC. The gross profit margin of NSIG decreased slightly in 2020, mainly because: the semiconductor silicon wafers in the size of 200mm or less are maturing products and NSIG has formed a scale effect;

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and at the same time, its fixed cost has increased significantly given the increase in the production capacity for 300mm semiconductor silicon substrates. In 2021, the gross profit margin of the Company’s semiconductor substrate products was close to that of SICC’s primary business.

(IV) The reason for the continuously decreased gross profit margin of gallium arsenide and germanium substrate during the reporting period.

1. GaAs substrate

During the reporting period, the gross profit margin of GaAs substrate were -9.13%, 8.65%, and 25.59% respectively, showing a year-on-year growth.

The gross profit margin of GaAs substrate in 2019 was relatively low. As for the reason, the production line of GaAs substrate was relocated from Beijing to Chaoyang, Liaoning and Baoding, Hebei and recruited new production staffs, during when, the raw materials wasted a lot and the yield of GaAs substrate was low due to the commissioning of the production line and the technically rusty employees. All such factors raised the business cost of the Company. In 2020, the production efficiency was enhanced with the improved working proficiency of employees and the optimized machines and equipment. Moreover, with the increased price of gallium, the price of products also increased. Meanwhile, the increased sales volume of large size products drove the rising of the unit price of GaAs substrate. As a result, the gross profit margin of GaAs substrate improved in 2020.

In 2021, the gross profit margin of GaAs substrate increased a lot. As for the reason, first, the production efficiency and scale effect further improved as the orders to the factories in Baoding, Hebei and Chaoyang, Liaoning increased; second, the labor costs, gas power costs and other prices in Baoding and Chaoyang were relatively lower compared with Beijing, and the operating rate increased, further reducing the comprehensive cost; third, in terms of product structure, in 2021, the proportion of the Company’s revenue from 3-inch GaAs substrate materials, which had a relatively high gross profit margin, increased by 6.31% year on year; additionally, while some GaAs production lines in Beijing Tongmei in 2020 being allocated the fixed costs of the Beijing plant, the GaAs substrates was no longer subject to such allocation in 2021,

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which is also an associated reason.

2. Germanium substrate

During the reporting period, the gross profit margin of germanium substrate was 20.60%, 18.44% and 0.21% respectively. The continuous decline in gross profit margin was mainly affected by the continuous decline in the average unit price. During the reporting period, the average unit price of germanium substrate was RMB351.05/piece, RMB336.81/piece and RMB287.74/piece respectively. Thereinto, the gross profit margin of germanium substrate decreased by 2.16% in 2020 since the unit price decreased by 4.06%. In recent years, as Yunnan Lincang Xinyuan Germanium Industry Co., Ltd. and other manufacturers have laid out the production and sale of germanium substrate, the domestic competition are intensified; meanwhile, the downstream customers have increased their orders year by year due to the rapidly rising demand of solar photovoltaic cells, high-performance light emitting diodes and other device products in the aerospace field, all of which caused the Company to make concessions to the pricing to some degree.

The gross profit margin in 2021 is 18.23% lower than that in 2020 as the average unit price decreased by 14.57%. Due to the difference of epitaxial process in difference regions, most of the manufacturers abroad have their own method to process the large-size epitaxial wafer. Therefore, products with other specifications are mainly 6-inch products and mainly exported; while most of 4-inch products were sold domestically. In 2021, due to the impact of the domestic and overseas market, the sales volume of 4-inch products continuously increased by 40.84%, while that of 6-inch products decreased by 54.42%; at the same time, affected by the fierce competition pattern in China, the unit price of mainstream 4-inch products, which had a revenue accounting for about 80% and a price being significantly different from that of 6-inch products, continued to decline by 6.00%, resulting in a significant decrease in the comprehensive average unit price.

In addition, according to the 2021 annual report disclosed by Yunnan Germanium Industry, in 2021, its sales unit price of germanium substrate products decreased by 27.27% to RMB283.70/piece from RMB390.06/piece in 2020, which is consistent with

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the downward trend of the Company’s sales price.

Q12. Inventory

According to the Prospectus, 1) at the end of each period of the reporting period, the book balance of the Issuer’s inventories was respectively RMB278,036,100, RMB269,292,100, RMB299,198,000 and RMB347,436,600; 2) the proportion of the inventory depreciation reserve to the inventory book balance was respectively 3.49%, 8.76%, 4.87% and 4.92%.

The Issuer is required to explain: (1) the reason for any change to the inventory composition of the Company at the end of each period of the reporting period; (2) the matching between the inventory balance and the orders on hand, as well as the sales and carry-over after the inventory balance period during the reporting period; (3) the method and basis for determining the net realizable value of inventories, provision for depreciation of inventories of different ages, and whether the provision for inventory depreciation is adequate.

The Sponsor and the Reporting Accountant are required to explain: information about the supervision of the Issuer’s inventory counts at the end of each period of the reporting period, and explicit opinions on the authenticity of the inventories and the adequacy of the provision for depreciation.

Reply:

I.	Explanation from the Issuer

(I)Reason for any change to the inventory composition of the Company at the end of each period of the reporting period

The specific composition of the Company’s inventories at the end of each period of the reporting period is as follows:

In RMB0’000

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Type	December 31, 2021		December 31, 2020		December 31, 2019
	Book Balance	Proportion	Book Balance	Proportion	Book Balance	Proportion
Raw materials	6,655.61	16.60%	10,101.50	33.76%	4,241.07	15.76%
Semi-finished products	12,052.81	30.05%	8,746.95	29.23%	11,093.40	41.19%
Work-in-process	12,763.01	31.83%	7,435.33	24.85%	7,689.58	28.55%
Goods in stock	6,621.49	16.51%	3,558.02	11.89%	3,905.15	14.50%
Goods upon delivery	2,010.52	5.01%	78.00	0.26%	-	-
Total	40,103.45	100.00%	29,919.80	100.00%	26,929.21	100.00%

The Company’s inventories are mainly gallium arsenide, indium phosphide, germanium substrates and other inventory commodities, as well as unprocessed and uncut crystal bars and various raw materials. At the end of each period of the reporting period, the book balance of the Company’s inventories was respectively RMB269,292,100, RMB299,198,000 and RMB401,034,500 respectively; during the reporting period, the Company realized revenues of RMB462,226,800, RMB583,170,400 and RMB857,345,200 respectively. On the whole, the inventory balance increased with the revenues, with a consistent fluctuation.

In terms of inventory composition, at the end of each period of the reporting period, the proportion of various types of inventories has changed. The specific reasons are as follows:

1. Raw materials

At the end of each period of the reporting period, the Company’s book balance of raw materials was RMB42,410,700, RMB101,015,000 and RMB66,556,100 respectively, accounting for 15.76%, 33.76% and 16.60% respectively.

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At the end of 2019 and at the end of 2021, the proportion of raw materials was relatively stable, while that at the end of 2020 was higher. The main reasons are as follows: (1) The Company’s production base in Chaoyang was gradually completed in 2020, the production line has been launched for commissioning, and the Company has increased the procurement of raw materials as needed for the new capacity. (2) With the increasing market demand for various products, the Company obtained more orders at the end of 2020. (3) With the rising price of metal gallium, the Company expects a continued upward trend. Thus, in the second half of 2020, the Company increased the purchase of metal gallium appropriately. (4) As the germanium ingot market was affected by the short supply of upstream raw materials, the market supply of germanium was in a short state, and the Company increased the purchase of germanium ingots.

2. Changes in semi-finished products

At the end of each period of the reporting period, the balance of semi-finished products of the Company was RMB110,934,000, RMB87,469,500 and RMB120,528,100 respectively, accounting for 41.19%, 29.23% and 30.05% respectively.

The proportion of semi-finished products at the end of 2020 and 2021 was relatively stable. At the end of 2019, the proportion of semi-finished products was relatively high, mainly because of the relocation of gallium arsenide crystal production, gallium arsenide chip production and high-purity material production from Beijing Tongmei and Nanjing Jinmei to Chaoyang Tongmei, Baoding Tongmei and Chaoyang Jinmei; meanwhile, in the second half of 2018, Beijing Boyu was notified that its leased plant would be expropriated, so that it would relocate its production equipment successively to Chaoyang Boyu and other plants in 2019. Affected by the expected relocation, the Company reserved a large quantity of semi-finished products at the end of 2018. However, due to the inadequate operation rate due to the relocation in 2019, some semi-finished products were not claimed in time.

3. Changes in work-in-process

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At the end of each period of the reporting period, the Company’s balance of work-in-process was RMB76,895,800, RMB74,353,300, and RMB127,630,100 respectively, accounting for 28.55%, 24.85% and 31.83% respectively, and the proportions fluctuated.

In terms of balance, at the end of 2020, the Company’s work-in-process remained relatively stable, while the proportion decreased slightly compared with that at the end of 2019, mainly due to the reserve of more raw materials pending use at the end of the year.

At the end of 2021, the proportion increased significantly due to the following reasons: (1) after the Company completed the relocation, the production line in Chaoyang was completed in 2020 and 2021, which continued to release capacity; (2) affected by the rapid increase in the demand of the downstream application market, in 2021, the sales of various major products of the Company all showed a certain increase, further improving the Company’s operating rate. Due to all of the foregoing reasons, the amount and proportion of work-in-process increased rapidly at the end of 2021.

4. Changes in goods in stock

At the end of each period of the reporting period, the balance of Company’s goods in stock was RMB39,051,500, RMB35,580,200, and RMB66,214,900 respectively, accounting for 14.50%, 11.89%, and 16.51% respectively.

At the end of 2020, the balance and proportion of the Company’s goods in stock decreased slightly, mainly because of: (1) The market demand for high-purity gallium increased significantly in 2020, and the sales revenues in 2020 increased by 198.70% compared with that in 2019, resulting in a significant increase in shipment. (2) The Company reserved a large quantity of raw materials at the end of 2020, resulting in a decline in the proportion of goods in stock.

At the end of 2021, the balance and proportion of the Company’s goods in stock increased significantly, mainly because of: Affected by the rapid increase in the demand of the downstream application market, the sales of various main products of the

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Company in 2021 showed a certain increase. Meanwhile, the number of the Company’s orders on hand increased rapidly; as a result, for timely delivery to downstream customers, the Company accelerated the production schedule on the basis of an increased production capacity.

5. Changes in goods upon delivery

At the end of each period of the reporting period, the ending balance of goods upon delivery by the Company was 0, RMB780,000 and RMB20,105,200 respectively, accounting for 0, 0.26% and 5.01% respectively.

At the end of 2021, the quantity of goods upon delivery increased rapidly. The reason was that after the Company completed the switch in March 2021, some new consignment customers were newly added, resulting in an increase in the balance of overseas consignment inventory.

(II)At the end of each period of the reporting period, the matching between the Company’s inventory balance and the orders on hand, as well as the sales and carry-over after the inventory balance period during the reporting period:

1.Matching between the Company’s inventory balance and the orders on hand

Matching between the Company’s inventory balance and the orders on hand during each period of the reporting period

In RMB0’000

Item	December 31, 2021	December 31, 2020	December 31, 2019
Inventory balance	40,103.45	29,919.80	26,929.21
Balance of goods in stock goods upon delivery	8,632.01	3,636.02	3,905.15
Amount of orders on hand at the end of the period	39,054.58	26,583.45	19,577.56
Inventory coverage for orders on hand	97.39%	88.85%	72.70%

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Finished products coverage for orders on hand	452.44%	731.11%	501.33%

At the end of each period of the reporting period, the inventory coverage for orders on hand of the Company was 72.70%, 88.85% and 97.39% respectively, showing a rapid increase on a year-on-year basis, which was close to 100% at the end of the reporting period. The finished products coverage for orders on hand was 501.33%, 731.11% and 452.44% respectively, representing a full coverage of finished products of the Company. In recent years, due to the rapid development of downstream sectors and the continuous expansion of product application fields, the demand for various products of the Company has increased, and the orders on hand and the ending balance of inventory have also increased rapidly. Generally speaking, the coverage of the amount of orders on hand to the inventory balance is relatively high, and the ending balance of inventory basically matches the orders on hand.

2.Post-period sales and carry-over of inventory balance during the reporting period

As of February 28, 2022, the Issuer’s subsequent carry-over of inventory at the end of each period of the reporting period was as follows:

In RMB0’000

Item	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019
Inventory book balance	40,103.45	29,919.80	26,929.21
Subsequent carry-over amount	26,319.26	27,955.94	25,867.22
Subsequent carry-over rate	65.63%	93.44%	96.06%

According to the above table, as of February 28, 2022, the Issuer’s subsequent inventory carry-over rate at the end of each period of the reporting period was 96.06%, 93.44% and 65.63% respectively, the subsequent carry-over being in a good condition.

(III)Method and basis for determining the net realizable value of inventory, the provision for declining prices of inventory of different storage ages, and whether the provision for declining prices of inventory is adequate.

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1.Method and basis for determining the net realizable value of inventory

The Issuer measures the carrying amount of inventories at the cost or the net realizable value on the balance sheet date, whichever is lower. If the cost of inventory is higher than its net realizable value, the provision for inventory depreciation is made. For inventories held for the performance of sales contracts, the net realizable value of inventories is calculated based on the contract prices, and for other general products, it is calculated based on the prices of the same or similar products sold recently. Meanwhile, based on the principle of prudence, for auxiliary materials of more than 1 year, the Company makes a full provision for inventory depreciation; for separately identified deteriorated, damaged or unusable inventories, the provision is separately made.

For finished products directly used for sale, the net realizable value is determined by the estimated selling price of the inventory less the estimated selling expenses and relevant taxes; for materials held for production, etc., where the net realizable value of the finished products produced from such materials is higher than the cost, the materials should still be measured at the cost; if the decline in the price of the materials indicates that the net realizable value of the finished products is lower than the cost, the materials should be measured at the net realizable value.

2.Provision for declining prices of inventory of different storage ages, and whether the provision for declining prices of inventory is adequate

The provision for declining prices of inventory of different storage ages at the end of each period of the reporting period is as follows:

In RMB0’000

Item	December 31, 2021			December 31, 2020			December 31, 2019
	Balance	Depreciation Reserve	Provision Proportion	Balance	Depreciation Reserve	Provision Proportion	Balance	Depreciation Reserve	Provision Proportion

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Within 1 year	37,614.00	346.23	0.92%	28,048.20	187.47	0.67%	24,401.54	752.82	3.09%
Over 1 year	2,489.45	1,375.43	55.25%	1,871.60	1,268.34	67.77%	2,527.67	1,606.86	63.57%
Total	40,103.45	1,721.66	4.29%	29,919.80	1,455.81	4.87%	26,929.21	2,359.68	8.76%

At the end of each reporting period, the Issuer’s inventories mainly had an age of within one year, accounting for a relatively high proportion of 90.61%, 93.74% and 93.79% respectively. The provisions for decline in value of inventories were made focusing on those aged over one year, of which, the Company has made full provisions for the auxiliary materials aged over 1 year for the sake of prudence, and also made provisions for some semi-finished products and finished products due to changes in customer demand and other reasons.

The Issuer’s products are customer-oriented, with customized products accounting for a high proportion. At the end of each period of the reporting period, the Issuer had a relatively adequate inventory coverage of orders on hand; the inventory balance within one year accounted for a relatively high proportion; and the subsequent carry-over of inventory was in a good condition. Besides, a comparison of the ratio of provision for decline in value of inventory between the Company and comparable listed companies in the same industry is as follows:

Company	December 31, 2021	December 31, 2020	December 31, 2019
SICC	1.48%	0.43%	0.58%
NSIG	Undisclosed	9.47%	3.96%
Average	1.48%	4.95%	2.27%
Issuer	4.29%	4.87%	8.76%

Note: The data on SICC and NSIG are sourced from their annual reports and prospectuses.

The proportion of the Company’s provision for decline in value of inventory is generally higher than the average level of comparable companies in the same industry, mainly due to the relatively low proportion of SICC. At the end of 2020, the proportion

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of the Company’s provision for decline in value of inventory was lower than that of NSIG, mainly because the production of epilayers in 300mm wafers was still in the ramp-up stage with continuous product certification, the process and quality needed to be improved, and the production cost was higher than their market price.

To sum up, the Issuer’s provision for inventory depreciation is adequate.

II.The Sponsor and the Reporting Accountant are required to explain: information about the supervision of the Issuer’s inventory counts at the end of each period of the reporting period, and explicit opinions on the authenticity of the inventories and the adequacy of the provision for depreciation.

(I)Information about the supervision of the Issuer’s inventory counts

The Company carried out inventory counts for the whole year of 2020, half year of 2021 and whole year of 2021 on January 1-3, 2021, June 29-July 2, 2021 and December 25-31, 2021. The scope of inventory included raw materials, work-in-progress, semi-finished products and goods in stock. The Sponsor and the Reporting Accountant supervised the inventory counts throughout the process. The specific supervision procedures are as follows:

1.Understand, test and evaluate internal controls related to inventory management;

2.Obtain the Issuer’s inventory count plan for the whole year of 2020, half year of 2021 and whole year of 2021, understand the storage location and inventory status, and formulate a supervision plan; implement the supervision procedures according to the supervision plan;

3.Observe the inventory distribution in the warehouse, observe the inventory count process of the inventory personnel, check whether it is carried out according to the inventory plan, and accurately record the inventory balance and status; During the inventory count process, focus on whether there is any difference in the inventory balance and whether the inventory is destroyed or damaged;

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4.Take some types of inventories and check them with the inventory personnel; select part of the inventory in the inventory statement and trace it to the physical objects, to verify the existence of the inventory, and select physical objects for checking with the inventory statement, to verify the integrity of the inventory;

5.After the inventory count is over, all the personnel involved in the inventory count shall sign on the inventory record for confirmation. The Finance Department shall track and deal with any problems or differences found in the inventory count.

Information about the supervision carried out by the Sponsor and the Reporting Accountant is as follows:

In RMB0’000

Time	Inventory Amount	Original Cost of Inventory	Inventory Proportion
End of 2021	28,073.61	40,103.45	70.00%
End of June 2021	28,471.64	34,743.66	81.95%
End of 2020	24,325.62	29,919.80	81.30%

(II)Verification procedures

In addition to the foregoing, the Reporting Accountant has performed the following verification procedures:

1.Understand the Issuer’s inventory depreciation policy, evaluate whether the inventory depreciation policy is reasonable based on the Issuer’s main product warranty policy, and check whether these accounting policies are consistently implemented during each accounting period;

2.Pay attention to unsalable, obsolete or damaged goods in stock during the inventory supervision process, and specific to such goods in stock, conduct a comparison between the relevant inventory list and the inventory depreciation reserve calculation table prepared by the management;

3.Select samples and check the accuracy of the inventory age table prepared

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by the management; understand the reason for the long inventory age; select samples of finished products, and check the prices used in the net realizable value calculation table for inventories with the latest sales prices of the finished products; select samples of raw materials and semi-finished products, review the estimated selling prices of inventories calculated by the Issuer, less the estimated cost to be incurred at the time of completion, estimated selling expenses and the net realizable value less relevant taxes, and check the accuracy of the calculation conducted by the management.

(III)Verification opinion

Upon verification, the Sponsor and the Reporting Accountant believe that: At the end of each period of the reporting period, the Issuer’s inventories are true and accurate in all material respects and the provision for decline in value of inventories was adequately made.

Q13. Accounts Receivable

According to the submissions: 1) Within the reporting period, the balance of accounts receivable of the Issuer showed an increasing trend as a whole, with the ending balance of RMB203,113,900; 2) At the end of the reporting period, the carrying amount of the Issuer’s bills receivable (including accounts receivable financing) was RMB71,647,200, and the balance of other receivables was RMB4,766,600.

The Issuer is required to explain: (1) reasons for the rapid growth of bills receivable, accounts receivable and receivables financing within the reporting period, and credit policies for major customers and whether there is sales stimulation through more flexible credit policies; (2) major customers for bills receivable and receivables financing, endorsement, discount and derecognition and whether relevant accounting treatment complies with the Accounting Standard for Business Enterprises; (3) whether there are any bills receivable transferred to accounts receivable within the reporting period, if so, explain

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related facts and reasons, and whether the aging is continuously calculated; (4) the guarantee deposits and other specific items of other receivables match the amount of related items and therefore it is reasonable; (5) the payments and overdue payments of accounts receivable after due date at the end of each period of the reporting period, and whether no provision for bad debts for AXT and Customer B is in compliance and the provision for bad debts is sufficient in 2018, and differences compared with comparable companies in the same industry and relevant reasons.

The Sponsor and the Reporting Accountant are required to check the above matters and give explicit comments.

Reply:

I. Explanation from the Issuer

(I) Reasons for the rapid growth of bills receivable, accounts receivable and receivables financing within the reporting period, and credit policies for major customers and whether there is sales stimulation through more flexible credit policies;

1. Reasons for the rapid growth of bills receivable, accounts receivable and receivables financing within the reporting period

At the end of each period of the reporting period, bills receivable, accounts receivable and the balance of financing of accounts receivable are as follows:

In RMB0’000

Item	2021	2020	2019
Book balance of accounts receivable	22,195.99	15,376.06	13,113.26
Book balance of bills receivable	1,489.15	2,201.73	1,834.52
Book balance of financing of accounts receivable	6,188.39	2,985.42	1,522.26
Total book balance of accounts receivable	29,873.53	20,563.21	16,470.04
Revenue	85,734.52	58,317.04	46,222.68

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Proportion of book balance of accounts receivable to revenue	34.84%	35.26%	35.63%
Turnover days of accounts receivable	107.36	115.89	146.17

Within the reporting period, the Issuer’s balance of accounts receivable increased year by year with the increase of its sales revenue, accounting for 35.63%, 35.26% and 34.83% of the current revenue respectively, representing a slight decline year by year. The turnover days of accounts receivable were 146.17days, 115.89 days and 107.36 days respectively, which are gradually shortened, showing that accounts receivable is well handled.

To sum up, the increase of accounts receivable balance is mainly due to increase of the Issuer’s operating income, and the ending balance of accounts receivable matches its sales scale and therefore it is reasonable.

2. Credit policies for major customers and whether there is sales stimulation through more flexible credit policies

During the reporting period, the changes in credit policies of the Company for its major customers are as follows:

S/N	Names of major customers	Credit policies	Any changes within the reporting period?
1	AXT	Payment shall be made within 90 days after passing inspection of incoming merchandise.	No
2	Osram	From 2019 to February 2021: Payment shall be made within 90 days after passing inspection of incoming merchandise, with the payment date falling on the 5th day of each month.	Yes

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From March 2021: Payment shall be made within 105 days after passing inspection of incoming merchandise, with the payment date falling on the 5th day of each month.
3	Landmark Optoelectronics	From 2019 to 2020: Payment shall be made within 20 days after passing inspection of incoming merchandise, with the payment date falling on the 25th day of each month.	Yes
2021: Payment will be made within 60 days after passing inspection of incoming merchandise, with the payment date falling on the 20th day of each month.
4	Mo Sangyo Co, Ltd.	Payment shall be made on a monthly basis, with 90 days credit	No
5	Kingsoon	After receiving the incoming merchandise, the buyer shall pay to Party A within 30 days.	No
6	Customer B

After the incoming merchandise are accepted by the buyer, the seller shall issue an invoice to the buyer at the agreed tax rate. After receiving the invoice, Party A shall go through the financial reimbursement procedures and make payments by electronic draft according to relevant regulations of Party A’s fund management.

No
7	Epi Solution Technology Co., Ltd.	After receiving the incoming merchandise, the buyer shall pay to Party A within 30 days.	No
8	LOUWERSHANIQUE	Payment shall be made within 30 days after passing inspection of incoming merchandise.	No

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9	Customer A

Within 30 days after the “products” or “services” delivered by the seller passing the buyer's inspection, the buyer shall pay the invoice amount on the first “centralized payment date”. For each day of delay in payment from the first “centralized payment date”, the buyer shall pay liquidated damages at the rate of 0.04% of the payable amount, which shall not exceed the total amount owed.

No
10	ALPHA PLUS	Payment will be made within 30 days after delivery and within 15 days after receipt of the incoming merchandise.	No

According to the characteristics of the industry and combined with its own production and operation conditions, the Issuer has formulated a more prudent credit policy for different types of customers: for new customers, advance payment is adopted; for regular customers, the credit policies are developed by taking into full account the basic situation, business scale, cooperation time, amount of orders and contracts, financial status, payment and payment, etc. of the customer. The credit period is normally 1-3 months. In addition, the Issuer conducted business negotiations with customers to slightly adjust the credit policies taking into account the product production, technical requirements, and cooperation relationship with customers. Within the reporting period, except for Osram and Landmark Optoelectronics, the Issuer’s credit policies for major customers remain unchanged.

After penetrating into AXT, Osram and Landmark Optoelectronics were among Issuer’s top five customers within the reporting period, and they have been working together for many years. Within the cooperation period, they have been maintaining good relations. As well-known enterprises in the industry, Osram and Landmark Optoelectronics have sound credit history, with timely payments since the very beginning of their cooperation. In March 2021, the Issuer exchanged business with AXT, aiming to enhance customer cooperation and give the customer certain buffer time in handling matters such as contract management and fund audit, so as to ensure that the business exchange could be completed as soon as possible. Besides, in order to maintain

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the Issuer’s sustained and sound development, it extended the credit period for the above two customers appropriately.

To sum up, within the reporting period, the credit policy of its sales business was relatively stable, and there was no loosening of credit policies or extending the credit period to stimulate sales.

(II) Major customers for bills receivable and receivables financing, endorsement, discount and derecognition and whether relevant accounting treatment complies with the Accounting Standard for Business Enterprises;

1. Major customers for bills receivable and receivables financing

At the end of each period of the reporting period, face values about its top five customers for bills receivable and receivables financing are as follows:

In RMB0’000

Year	S/N	Names of customers	Year-end face value
At the end of 2021	1	Kingsoon	1,828.20
	2	Customer B	1,445.10
	3	Epihouse Optoelectronics Co., Ltd.	1,001.02
	4	Argosun	532.62
	5	Jiangsu Bree Optronics Co., Ltd.	364.59
	Total		5,171.53
At the end of 2020	1	Customer B	1,562.21
	2	Kingsoon	1,648.94
	3	Epi Solution Technology Co., Ltd.	495.10
	4	Everbright Photonics	330.00
	5	Guangdong Vital Advanced Materials Co., Ltd.	210.95
	Total		4,247.20

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At the end of 2019	1	Kingsoon	1,326.35
	2	Customer B	938.50
	3	Epi Solution Technology Co., Ltd.	495.00
	4	Everbright Photonics	286.40
	5	Guangdong Vital Advanced Materials Co., Ltd.	82.70
	Total		3,128.95

In the semiconductor sector, it is common to adopt bills for settlement. At the end of each period of the reporting period, its customers for bills receivable and accounts receivable financing mainly include leading manufacturers of extended industry chain in China. In 2021, due to the tight supply of high-purity gallium and gallium oxide markets, its related income increased substantially, and Argosun Electronic New Materials Co., Ltd. and Jiangsu Bree Optronics Co., Ltd. were also among its top five customers of the bills receivable and accounts receivable financing.

2. Financing endorsement, discount and derecognition of bills receivable and accounts receivable financing, and whether the relevant accounting treatments comply with the provisions of the accounting standards for business enterprises

During the reporting period, no discount was found for bills receivable and accounts receivable financing on the part of the Issuer. At the end of each reporting period, the Issuer’s undue bills with endorsement had a balance of RMB40.0537 million, RMB70.7175 million and RMB100.1745 million, of which the bills derecognized accounted for 52.64%, 72.24% and 82.70%, respectively. The details are as follows:

In RMB0’000

Item	December 31, 2021		December 31, 2020		December 31, 2019
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Amount derecognized by endorsement	8,284.38	82.70%	5,108.86	72.24%	2,108.29	52.64%
Amount not derecognized by endorsement	1,733.07	17.30%	1,962.88	27.76%	1,897.08	47.36%

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Total	10,017.45	100.00%	7,071.75	100.00%	4,005.37	100.00%

According to the principle of prudence, the Issuer categorized the acceptance banks issuing the received bank acceptance bills as six major commercial banks with higher credit ratings and nine listed joint-stock commercial banks, other commercial banks and financial companies with average credit ratings. The above six major commercial banks include Bank of China, Agricultural Bank of China, China Construction Bank, Industrial and Commercial Bank of China, Postal Savings Bank of China and Bank of Communications, and the nine listed joint-stock commercial banks are China Merchants Bank, Shanghai Pudong Development Bank, China CITIC Bank, China Everbright Bank, Huaxia Bank, China Minsheng Bank, Ping An Bank, Industrial Bank and Zheshang Bank. For acceptance bills from accepting banks with high credit ratings, the derecognition time is the endorsement transfer date, discount date or maturity date. While for acceptance bills from accepting banks with relatively low credit ratings and commercial acceptance bills accepted by enterprises, the derecognition time is the maturity date of the acceptance bills. Within the reporting period, the Issuer had no bill discount or bill default.

To sum up, within the reporting period, the derecognition of the endorsement of its bills receivable complies with relevant provisions of Accounting Standard for Business Enterprises No. 23 — Transfer of Financial Assets, Accounting Standard for Business Enterprises No. 23 — Transfer of Financial Assets (Application Guide), Case Analysis of Listed Companies Implementing Accounting Standard for Business Enterprises (2020) and so forth.

(III) Within the reporting period, whether there are any bills receivable transferred to accounts receivable, if so, explain related facts and reasons, and whether the aging is continuously calculated;

Within the reporting period, no bills received were due and cannot be accepted, and then transferred into accounts receivable.

(IV) The guarantee deposits and other specific items of other receivables

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match the amount of related items and therefore it is reasonable;

The deposits and other specific items of other receivables are as follows:

In RMB0’000

Item	December 31, 2021	December 31, 2020	December 31, 2019
Deposits for construction	135.45	135.45	135.45
Deposits for migrant workers’ wage	69.63	69.63	23.63
Deposits for utilities	19.20	19.20	19.20
Deposits for rent	8.78	7.19	5.19
Deposits for gas cylinders	8.66	7.00	7.00
Deposits for investment and construction	-	150.00	150.00
Withholding tax	-	105.31	-
Deposits for credit cards	-	5.00	5.00
Insurance reimbursement receivable	7.20	-	-
Staff reserve fund	5.45	12.48	12.10
Others	5.22	8.79	7.58
Total	259.59	520.06	365.15

The deposits and other balances of other receivables of the Issuer mainly include:

1. Tianjin Boyu, a subsidiary of the Issuer, and Tianjin Jingjin Zhongguancun Technology City Development Co., Ltd. signed an industrial land investment agreement for PBN project with a performance bond of RMB1,354,500. However, the actual operation of Tianjin Boyu in 2020 showed that it may fail to meet the required investment and tax target of RMB65,000,000, with full bad-debt provisions having been made for the remaining unpaid deposit of RMB1,354,500 at the end of 2020.

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2. Chaoyang Tongmei and Chaoyang Jinmei, subsidiaries of the Issuer, hired local migrant workers for factory construction. According to the Notice on Establishing the Guarantee System for Migrant Workers’ Wages in Civil Construction, they paid wage guarantee for migrant workers of RMB236,300 and RMB460,000 to Human Resources and Social Security Bureau of Kazuo County in 2018 and 2020, respectively, and the above-mentioned payments have been recovered as of the date of this reply.

3. Tianjin Boyu, a subsidiary of the Issuer, paid a deposit of RMB192,000 for utilities according to relevant standards of State Grid Tianjin Power Company.

4. In order to invest and build a factory in Chaoyang Kazuo Economic Development Zone, the Issuer paid an investment and construction deposit of RMB1,500,000 to the Management Committee of Chaoyang Kazuo Economic Development Zone, which was recovered in 2021.

5. The withholding tax of RMB1,053,100 represents the individual income tax withheld and remitted by Beijing Boyu after Ulrich Goetz transferred its 4% equity in Beijing Boyu to AXT at the end of 2020.

6. Others mainly include deposits for rent, deposits for gas cylinders, insurance reimbursement receivables and staff reserve funds, etc..

To sum up, the guarantee deposits and other items of other receivables all incurred due to business-related events, with matching and rationality between relevant events and amounts.

(V) The payments and overdue payments of accounts receivable after due date at the end of each period of the reporting period, and whether no provision for bad debts for AXT and Customer B is in compliance and the provision for bad debts is sufficient in 2018, and differences compared with comparable companies in the same industry and relevant reasons.

1. The payments and overdue payments of accounts receivable after due date at the end of each period of the reporting period

As of March 7, 2022, the payments of accounts receivable after due date at the end of each period of the reporting period are as follows:

In RMB0’000

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Item	At the end of 2021	At the end of 2020	At the end of 2019
Balance of accounts receivable	22,195.99	15,376.06	13,113.26
Payment amount after due date	9,532.86	15,128.70	13,034.47
Payment proportion after due date	42.95%	98.39%	99.40%

As of March 7, 2022, the proportions of payments of the accounts receivable after due date at the end of each period of the reporting period were 99.40%, 98.39% and 42.95% respectively. The payments were made in a timely manner.

At the end of each reporting period, the overdue accounts receivable of the Company are as follows:

In RMB0’000

Item	End of 2021		End of 2020		End of 2019
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Within the credit period	10,540.84	47.49%	8,740.82	56.85%	6,055.79	46.18%
Delay for not more than 3 months	7,107.86	32.02%	4,655.62	30.28%	3,178.51	24.24%
Delay for more than 3 months	4,547.29	20.49%	1,979.61	12.87%	3,878.96	29.58%
Total	22,195.99	100.00%	15,376.06	100.00%	13,113.26	100.00%

From the overall structure of accounts receivable, it can be seen that at the end of each reporting period, the proportion of accounts receivable within the credit period remained relatively stable, basically at about 50%; the proportion of accounts receivable delayed for more than 3 months decreased as a whole, showing an overall improvement of the delay situation.

2. Whether no provision for bad debts for AXT and Customer B is in compliance and the provision for bad debts is sufficient in 2018, and differences compared with comparable companies in the same industry and relevant reasons

(1) Whether bad-debt provisions for AXT and Customer B is compliant and sufficient in 2018

On December 31, 2018, the Issuer still applied the Accounting Standard for

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Business Enterprises No. 22 — Recognition and Measurement of Financial Instruments (Cai Kuai [2006] No. 3) (hereinafter referred to as the “Former Standards for Financial Instruments”). According to Article 40 of the above standards, enterprises shall check the carrying amount of financial assets other than those measured at fair value and its balance is included in current profits and losses on the balance sheet date, and if there is any evidence showing that the financial assets are impaired, provision for impairment shall be done.

After comprehensively and cautiously evaluating the customer’s market position, shareholder’s background, credit status, business cooperation history, payment situation, business environment and other factors, the Issuer believed that AXT and Customer B had no signs of impairment, and no provision for bad debts should be made. The details are as follows:

1) AXT is a NASDAQ listed company with sound credit. As both the customer and supplier of the Issuer, it has been a partner for many years. As of December 31, 2018, the amount payable to AXT by the Issuer is far greater than the amount of receivables from AXT, and both parties have communicated about the payment plan for such gap, which will be fully recovered after due date.

2) Customer B, a partner of the Company for over 20 years, boasts a favorable business performance, with a sales scale of RMB100 billion, a registered capital of RMB20 billion and a high credit rating, awarded a credit rating of AAA by China Lianhe Credit Rating Co., Ltd., all receivables from whom as of December 31 have been fully recovered after the due date.

From January 1, 2019, the Issuer started to apply the Accounting Standard for Business Enterprises No. 22 — Recognition and Measurement of Financial Instruments (Cai Kuai [2017] No. 7) (hereinafter referred to as the “New Standards of Financial Instruments”). Taking into consideration the expected credit risk, for receivables, the Issuer first separates the receivables with significant amounts for impairment tests. The accounts receivable that have not been impaired after tests (including accounts receivable with significant and insignificant amounts), are included in the accounts receivable portfolio with similar credit risk characteristics for further impairment tests.

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According to the Certain Questions and Answers on IPO Business issued by China Securities Regulatory Commission, it is necessary to consider the expected credit risk instead of excluding the provision for bad debts on the grounds that the defaulting party is a related party customer, a high-quality customer or a customer regarding government projects. The Issuer categorizes the customers with accounts receivable as low-risk, medium-risk and high-risk customers, and therefore classifies it as a low-risk customer based on the above analysis of various dimensions of AXT and Customer B. Customers with a history of disputes or potential disputes or signs of bankruptcy are classified as high-risk customers, while other customers are classified as medium-risk customers. Depending on different risk categories, the expected default rate was taken into account, and the expected credit loss is accrued. As a result, the amounts due from AXT and Customer B have been accrued for expected credit losses accordingly since January 1, 2019.

To sum up, no provision for bad debts for AXT and Customer B at the end of 2018 was in line with the Former Standards for Financial Instruments. The receivables from AXT and Customer B have been recovered at the end of 2018. Since January 1, 2019, the Issuer has accrued impairment for the above customers according to the new standards for financial instruments, with sufficient provision for bad debts.

(2) Differences compared with comparable companies in the same industry

At the end of each period of the reporting period, the proportions of provision for bad debts of the Issuer and comparable companies in the same industry based on the combination of credit risk characteristics in the expected credit loss model are as follows:

Comparable companies in the same industry	At the end of 2021	At the end of 2020	At the end of 2019
SICC	5.00%	5.00%	5.00%
NSIG	Undisclosed	0.73%	1.17%
Issuer	0.65%	0.43%	0.72%

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Note: The data on SICC and NSIG are sourced from their annual reports and prospectuses.

The Issuer’s overall expected credit loss rate is consistent with the historical bad debt loss rate, and meanwhile it is close to that of NSIG and lower than that of SICC. The Issuer is more related to NSIG in terms of customer base and concentration. After excluding AXT, the Issuer’s revenue from the top five customers of NSIG accounts for less than 30% of the total, with a certain proportion of overseas customers. However, the Issuer’s revenue from the top five customers of SICC accounts for more than 80% of the total, mainly including Chinese customers, with some jeweler customers.

According to the above standard, the Issuer categorizes its customers as low-risk customers, medium-risk customers and high-risk customers. Appraisers adopt the credit rating to calculate ECL for low-risk customers, and the default rate of AAA bond rating of Brilliance Ratings as the historical default rate. The migration rate model is used to calculate ECL for medium-risk customers. The migration rate model is constructed according to the average migration of accounts receivable in the past three fiscal years so as to get the historical default rate. Then, calculate the expected default rate = historical default rate × prospective adjustments × discount coefficient.

To sum up, the Issuer has conducted provision for bad debts for accounts receivable according to its own actual condition. Its overall expected credit loss rate is close to that of NSIG and lower than that of SICC, which is mainly due to different customer structure, end-user market environment, customer distribution and so forth, and therefore it is reasonable.

II. Intermediaries’ verification procedure

(I) Verification procedure

In response to the above matters, the Sponsor and the Reporting Accountant have performed the following verification procedures:

1. Taking into account the revenue, analyze the reasons and rationality of the rapid growth of accounts receivable balance, bills receivable and the receivables financing at the end of each period of the reporting period; Acquire the sales contracts signed by the Issuer and major customers, check the credit policies agreed in the contracts, and

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analyze whether there are any changes in the credit policies for major customers within the reporting period;

2. Refer to the Law of the People’s Republic of China on Negotiable Instruments, Accounting Standard for Business Enterprises No. 23 — Transfer of Financial Assets, Accounting Standard for Business Enterprises No. 23 — Transfer of Financial Assets (Application Guide), Case Analysis of Listed Companies Implementing Accounting Standard for Business Enterprises (2020) and other documents, and check whether the bills receivable that have been derecognized at the end of each period of the reporting period meet the derecognition requirements of Accounting Standard for Business Enterprises；

3. Obtain the details of the memorandum book of bills receivable within the reporting period, check the information such as the drawer, the previous signer, and the term and type of the bill, count the bills receivable received and endorsed within the reporting period and the major customers of the previous signer, and check the endorsement records and accounting treatment;

4. Conduct sampling inspection of large-amount guarantee deposits and other items in other receivables, check the reasons for their formation, check relevant guarantee contracts, deposit payment vouchers and other related documents, and recheck the rationality of the amount;

5. Obtain the aging schedule of the Issuer’s accounts receivable within the reporting period and the schedule of payment after due date, and analyze the risk of recovering accounts receivable and whether the provision for bad debts is sufficient. Acquire the details of the Issuer’s single provision for bad debts within the reporting period, and analyze the reasons and rationality. Check the policy of provision for bad debts of accounts receivable of comparable companies in the same industry, and compare and analyze whether there is significant difference between the policy of provision for bad debts of accounts receivable of the Issuer and that of comparable companies in the same industry;

6. Refer to the Accounting Standard for Business Enterprises No. 22 — Recognition and Measurement of Financial Instruments (Cai Kuai [2006] No. 3) and

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the Accounting Standard for Business Enterprises No. 22 — Recognition and Measurement of Financial Instruments (Cai Kuai [2017] No. 7;

7. Interview the Issuer’s finance chief, understand and evaluate the design effectiveness of its internal control on the recognition of accounts receivable, and test the operational effectiveness of key controls;

8. Confirm the balance of accounts receivable of the Issuer at the end of each period of the reporting period by letter. Spot check related sales contracts, invoices, payment receipts and other supporting documents for inspection;

9. Review the rationality of the Issuer’s expected credit loss model with the support of the internal valuation experts of the Reporting Accountant, make recalculation based on the model and compare with the results of the Issuer;

10. Interview the Issuer’s major customers within the reporting period, obtain the credit reports of major overseas customers, basic information of Chinese customers and relevant public information through public channels, confirm the transactions between both parties, and pay attention to and analyze the customer’s industry status, credit status, business status, etc.

(II) Verification opinions

Upon verification, the Sponsor and the Reporting Accountant believe that:

1. The increase of accounts receivable balance is mainly due to the increase of revenue. The ending balance of accounts receivable matches the Issuer’s sales scale and therefore it is reasonable. Based on the business exchange between AXT and the Issuer, by working more closely with the customer, the Issuer gave the customer certain buffer time in handling matters such as contract management and fund audit, so as to complete the business exchange as soon as possible. On the other hand, in order to maintain the sustained and sound business growth between the Issuer and its customer, the Issuer appropriately extended the credit period for Osram and Landmark Optoelectronics. Within the reporting period, the Issuer’s credit policy for major customers remained unchanged, and the Issuer did not loosen its credit policy to stimulate sales;

2. Within the reporting period, the customer has no financing discount of bills

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receivable and accounts receivable. Relevant accounting treatments such as endorsement and derecognition of bills receivable and financing of accounts receivable comply with the provisions of Accounting Standard for Business Enterprises;

3. During the reporting period, the Company was not subject to conversion of bills receivable into accounts receivable due to any dishonoring of the former at maturity;

4. The guarantee deposits and other amounts of other receivables match related items and therefore it is reasonable;

5. The Issuer’s bad-debt provision policy is in line with its own business characteristics and the historical receipts from customers. During the reporting period, accounts receivable were collected in a timely manner with sufficient bad-debt provisions having been made.

Q14. Non-current assets

14.1

According to the Prospectus, 1) the fixed assets of the Issuer were comprised, primarily, of production equipment and properties and buildings, of which the production equipment mainly included special production machines such as crystal growth furnace; 2) At the end of each period of the reporting period, the fixed assets amounted to RMB282,799,700, RMB308,761,300, RMB614,605,700 and RMB615,789,700 respectively, while the balance of the lease liabilities amounted to 0, RMB13,116,600, RMB11,845,900 and RMB20,245,000 respectively.

The Issuer is required to explain: (1) the distribution of fixed assets in the parent company and subsidiaries, the valuation basis and principles for the fixed assets acquired through reorganization; (2) the details and depreciation periods of the main machines and equipment, the appropriateness of the depreciation policy, the consistency of the depreciation policy in each subsidiary, and any difference from the comparable companies in the same industry; (3) the matching performance between the scale of the production equipment and the changes in

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production capacity, output and production and operation size; (4) reasons for the fixed assets held under a finance lease, composition of such fixed assets and reasons for the changes, and whether the accounting treatment of these fixed assets is in compliance with the Accounting Standard for Business Enterprises.

Reply:

I. Explanation from the Issuer

(I) Distribution of fixed assets in the parent company and subsidiaries, valuation basis and principles for the fixed assets acquired through reorganization;

1. Distribution of fixed assets in the parent company and subsidiaries

As of December 31, 2021, the original cost distribution of fixed assets in parent company and subsidiaries is outlined as below:

In RMB0’000

Company	Properties and buildings	Machines and equipment	Tools and instrument	Transportation equipment	Office equipment	Total
Beijing Tongmei	20,690.80	20,227.39	1,637.01	490.11	279.29	43,324.60
Baoding Tongmei	22,906.50	7,792.54	331.66	34.10	61.28	31,126.08
Chaoyang Tongmei	13,634.58	5,914.01	2,041.11	20.20	42.50	21,652.40
Chaoyang Jinmei	3,895.57	1,100.84	16.57	8.10	14.47	5,035.55
Nanjing Jinmei	-	-	-	127.79	7.05	134.84
Beijing Boyu	5,728.28	2,628.25	1,227.04	215.03	98.93	9,897.53
Chaoyang Xinmei	-	-	-	25.88	-	25.88

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AXT-Tongmei	-	-	-	-	6.92	6.92
Total	66,855.73	37,663.03	5,253.38	921.21	510.43	111,203.80

2. Valuation basis and principles for the fixed assets acquired through reorganization

In accordance with Accounting Standard for Business Enterprises No. 20 — Business Combinations (2006), with respect to the business combinations involving entities under common control, the assets and liabilities that are obtained by the acquirer in a business combination shall be measured at their carrying amounts determined by the acquiree at the combination date. The difference between the carrying amount of the net assets obtained and the carrying amount of the consideration paid for the combination (or the aggregate face value of shares issued as consideration) shall be adjusted against capital surplus. If the capital surplus is not sufficient to absorb the difference, any excess shall be adjusted against retained earnings.

The reorganization in December 2020 is the business combination involving entities under common control; therefore, the fixed assets acquired by the Issuer through reorganization shall be measured at their carrying amounts at the reorganization date as recorded in the financial statements of the Company. The difference between the carrying amount of the net assets obtained by the Company of the restructured party and the carrying amount of the aggregate face value of shares issued as consideration shall be adjusted against share premium under capital surplus. If the capital surplus is not sufficient to absorb the difference, any excess shall be adjusted against retained earnings.

(II) Details and depreciation periods of the main machines and equipment, the appropriateness of the depreciation policy, the consistency of the depreciation policy in each subsidiary, and any difference from the comparable companies in the same industry;

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1. Details and depreciation periods of the main machines and equipment

As of December 31, 2021, the details and depreciation periods of the Company’s main machines and equipment are outlined as below:

In RMB0’000, year(s)

Type of equipment	Original cost	Depreciation period
Control facilities	5,938.26	5-10
Polisher	4,909.87	15
Cutting equipment	2,886.82	5-15
Detectors	2,632.62	10
Edge trimming machines	1,942.30	15
Cleaner	1,665.48	5-10
Protective shells made of iron	1,609.11	20
Sintering furnaces	1,236.73	10
Drying machines	1,065.54	10
Marking machines	824.54	10

2. Appropriateness of the depreciation policy, the consistency of the depreciation policy in each subsidiary, and any difference from the comparable companies in the same industry

The Company and all the subsidiaries adopt the consistent depreciation policy. The Company has specified different depreciation periods for different kinds of machines and equipment based on the purposes, estimated useful lives and practical experience, among which, the service life of most of the machines and equipment is between 5 and 15 years; the protective shells made of iron with a value of RMB16,091,100 are primarily used as fixing support for the crystal growth furnaces to provide certain protection. Because of the solid and durable material and based on the Company’s practical experience, the protective shells are expected to be used for a long time, therefore their amortization period is 20 years.

Comparison of depreciation period of machines and equipment between the

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Company and the comparable companies in the same industry:

Item	SICC	NSIG	Issuer
Machines and equipment	3-10 years	3-15 years	5-20 years

Compared with the comparable listed companies in the same industry, except that the protective shells made of iron have a 20-year depreciation period thanks to their longer useful life, there is no big difference in the depreciation period of the other machines and equipment between the Company and the comparable listed companies in the same industry.

(III) Matching performance between the scale of the production equipment and the changes in production capacity, output and production and operation size;

During the reporting period, the matching performance between the scale of the production equipment and the changes in production capacity, output and production and operation size is outlined as below:

In RMB0’000, piece(s)

Item	December 31, 2021/ 2021	December 31, 2020/ 2020	December 31, 2019/ 2019
Machines and equipment	37,663.03	35,141.29	33,745.83
Production capacity (converted into 2-inch)	497.72	384.95	339.20
Output (converted into 2-inch)	487.76	346.88	294.65
Sales volume (converted into 2-inch)	427.54	333.30	279.48
Production capacity per machine	0.013	0.011	0.010
Output per machine	0.013	0.010	0.009

From the above table, it can be seen that in each period of the reporting period, the

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scale of the Company’s production equipment basically matches its production capacity, output and operation scale. With the improvement and optimization of the process flow and the gradual enhancement of employee proficiency after the relocation in Chaoyang and Baoding to stabilize the production, the unit production capacity and output of equipment have increased.

(IV) Reasons for the fixed assets held under a finance lease, composition of such fixed assets and reasons for the changes, and whether the accounting treatment of these fixed assets is in compliance with the Accounting Standard for Business Enterprises.

1. Reasons for the fixed assets held under a finance lease, composition of such fixed assets and reasons for the changes

The Issuer signed the Nitrogen Supply Agreement with Air Liquide (Tianjin) Co., Ltd. in 2018. It is agreed that the Company rents the nitrogen generator and nitrogen supply system under a finance lease which is used to supply the nitrogen in the production process. Compared with the procurement of liquid nitrogen, it is more cost-efficient to produce the nitrogen on the site with necessary nitrogen generators when the monthly nitrogen consumption exceeds the economic balance point. Additionally, the transportation of liquid nitrogen might be affected by some uncertain factors such as the traffic and it is more reliable and safer to produce nitrogen on the site. If the Company purchases the nitrogen generators and nitrogen supply system directly, it is a big investment with high maintenance costs. Therefore, it is more advisable to lease the equipment.

At the end of each period of the reporting period, the original cost of the fixed assets under a finance lease remains RMB14,794,900 with no change at all. Besides the nitrogen generators and nitrogen supply system, there is no other assets held under a finance lease during the reporting period.

2. Whether the accounting treatment of these fixed assets is in compliance with the Accounting Standard for Business Enterprises

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(1) Prior to January 1, 2021

According to the terms and conditions of the lease contract signed between the Company and Air Liquide (Tianjin) Co., Ltd. in 2018, the lease term of the nitrogen supply system is ten years, matching with the ten-year estimated useful life of the nitrogen supply system, which satisfies Article 6 of Accounting Standard for Business Enterprises No. 21 — Leases (Cai Kuai [2006] No. 3): If a lease meets one ore more of the following criteria, it should be classified as a finance lease: (iii) even if the ownership of the asset is not transferred, the lease term covers the major part of the useful life of the leased asset.

1) Initial measurement

For the above fixed assets, the Company entered them in the item of “fixed assets” as debits based on the present value of minimum lease payment, entered them in the item of “long-term accounts payable” as credits based on the minimum lease payment, entered them in the item of “bank deposit” as credits based on the direct expenses initially incurred, and entered them in the item of “unrecognized financing expenses” as debits based on the difference, at the commencement date of the lease.

2) Subsequent measurement

The rents to be paid as scheduled were entered by the Company in the item of “long-term accounts payable” as debits and entered in the item of “bank deposit” as credits; the unrecognized finance charges distributed under the effective interest rate method shall be entered in the item of “financial expenses” as debits and entered in the item of “unrecognized finance charges” as credits; the depreciation to be calculated as scheduled shall be entered in the item of “manufacturing expenses” as debits and entered in the item of “accumulated depreciation” as credits.

In conclusion, the accounting treatment in 2019 and 2020 complies with the provisions of Accounting Standard for Business Enterprises No. 21 — Leases.

(2) After January 1, 2021

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The new lease rules come in force on January 1, 2021. According to the Article 14 of Accounting Standard for Business Enterprises No. 21 — Leases (Cai Kuai [2018] No. 35): At the commencement date of the lease, the lessee shall recognize the right-of-use assets and lease liabilities except for the short-term lease and the lease of low-value assets of which the treatment is simplified according to Section 3, Chapter 3 of the Standard; Article 30: Short-term lease refers to the lease with a lease term no longer than 12 months on the commencement date of the lease; Article 31: Lease of low-value assets refers to a lease with a single leased asset having a relatively low value when it is brand new.

According to the terms and conditions in the lease contract signed between the Company and Air Liquide (Tianjin) Co., Ltd. in 2018, the lease term of the nitrogen supply system is ten years and the price is high. Therefore, it doesn’t meet the criteria of short-term lease and lease of low-value assets. Instead, it shall be recognized as right-of-use assets and lease liabilities and considered as general lease in the subsequent measurement.

1) Initial measurement

The right to use the above nitrogen supply system during the lease term was recognized by the Company as right-of-use assets at the commencement date of the lease, including the amount of the lease liabilities in the initial measurement; estimated costs to be assumed by the Company for dismantling and removing the system, restoration of the venue where the system is located or restoring the system to the particular status specified in the lease contract. The present value of the unpaid lease payment shall be recognized as lease liabilities. When calculating the present value of the lease payment, the Company considers the incremental borrowing rate as discount rate as the interest rate implicit in lease is uncertain.

2) Subsequent measurement

Right-of-use assets are depreciated using the straight-line method in the subsequent measurement.

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The lease payment made as scheduled is entered in the item of “long-term accounts payable” as debits and in the item of “bank deposit” as credits. The interest expenses of the lease liabilities during the lease term are calculated according to the incremental borrowing rate and recognized as profit or loss in the current period.

In conclusion, the above-mentioned accounting treatment complies with the provisions of Accounting Standard for Business Enterprises No. 21 — Leases.

14.2

At the end of each period of the reporting period, the carrying amount of the construction in progress of the Issuer was RMB203,530,400, RMB332,609,300, RMB122,638,000 and RMB158,570,900.

The Issuer is required to explain: the composition of the construction in progress, intended purposes, construction period, schedule and estimated time required to transfer to fixed assets.

The Sponsor and the Reporting Accountant are required to explain the procedures, basis and conclusion of the verification performed on the construction in progress and the relevant payments.

Reply:

I. Explanation from the Issuer

The composition of the construction in progress, budget, ending book value, intended purposes, construction period, schedule and estimated time required to transfer to fixed assets on the part of the Company are outlined as below:

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Project	Intended purpose	Budget	End of 2021	End of 2020	End of 2019	Construction period	Time required to transfer to fixed assets	Construction progress by the end of 2021
GaAs crystal synthesis and growth and wafer processing expansion project	Expansion of 2~6-inch GaAs crystal and substrate production workshop and supporting facilities	4,692.54	-	232.17	655.07	36 months	2021.3	Completed
InP crystal growth and wafer processing and production expansion project	Expansion of 2~4-inch InP crystal and substrate production workshop and supporting facilities	6,968.14	781.85	1,828.96	882.95	51 months	2022.12	78.77%
Single crystal wafer and related semiconductor material production project	Expansion of 2~4-inch GaAs substrate production workshop and supporting facilities	24,232.45	996.97	1,126.61	15,166.41	48 months	2022.5	72.41%
PBN product project II	Production workshop and supporting facilities of Tianjin Boyu for PBN crucible and other materials	7,233.00	909.11	695.50	1,101.43	48 months	2022.6	66.85%
GaAs crystal semiconductor material production project	Expansion of 2~6-inch GaAs crystal and substrate production workshop and supporting facilities	19,263.18	5,023.19	2,708.21	9,548.78	48 months	2022.6	80.00%

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InP single crystal wafer production project	2~4-inch InP substrate production workshop and supporting facilities	3,475.71	2,264.51	1,616.98	1,340.67	60 months	2022.12	86.11%
High-purity semiconductor preliminary material production project	Production workshop and supporting facilities for high-purity gallium and other materials	7,692.70	3,018.03	2,565.94	138.80	36 months	2022.5	92.79%
High-purity arsenic project	High-purity arsenic production workshop, supporting facilities and administrative building	9,242.83	5,428.89	-	-	15 months	2022.10	58.74%
Other	-	-	3,460.66	1,489.42	4,426.82	-	-	-
Total	-	-	21,883.21	12,263.79	33,260.93	-	-	-

II. The Sponsor and the Reporting Accountant are required to explain the procedures, basis and conclusion of the verification performed on the construction in progress and the relevant payments.

(I) Verification procedure

In response to the above matters, the Sponsor and the Reporting Accountant have performed the following verification procedures:

1. Review the detailed account of the construction in progress and the list of the construction in progress transferred to fixed assets, examine the original vouchers and payment bills of relevant equipment and projects randomly, and match them with equipment procurement contracts, construction contracts, invoices and other materials;

2. Review the budget documents of construction in progress, accounting policy applicable for construction in progress, project contracts, invoices and relevant documents, and examine the delivery, handover and completion of construction in

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progress etc.;

3. Pay a site visit and make a survey at the site of the construction in progress, and pay attention to the completion of construction in progress as well as any damage or idleness; examine whether the completed construction in progress has not been transferred to fixed assets;

4. Inquire and interview some of the suppliers, review the bank statement of the controlling shareholders, directors, supervisors, senior management, sale and procurement manager, staff playing a leading role in the finance, sale and procurement management to identify associated relationship and any payment made to or received from suppliers;

5. Obtain all bank statements of the Issuer for the reporting period; review the inflow and outflow with a large amount in the bank statement of the Issuer and verify the business background for such large-amount inflow and outflow to make sure it matches the expenditures of the construction in progress of the Issuer; pay attention to the transaction records between the Issuer and its affiliates and inquire the Issuer about the business background of such transaction and verify whether its affiliates make payment to the suppliers on behalf of the Issuer or not.

(II) Verification opinions

Upon verification, the Sponsor and the Reporting Accountant believe that the accounting of the construction in progress during the reporting period by the Company is complete, authentic and accurate and the payments made during this period are authentic and accurate.

14.3

According to the Prospectus, at the end of each year during the reporting period, the Issuer’s carrying amount of intangible assets was RMB59,213,700, RMB58,410,000, RMB59,404,500 and RMB18,742,900, which included the land use right, patents and software. At the end of June 2021, the patents increased by RMB8,012,600, which were the intellectual property right licenses granted by

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AXT to the Issuer and its controlled subsidiaries.

The Issuer is required to explain: (1) how the software is acquired and its specific purpose, and whether the transfer price of patents is fair and the basis for the transfer price; (2) how the amortization period of intangible assets is determined and whether the accounting treatment complies with the Accounting Standard for Business Enterprises.

Reply:

I. Explanation from the Issuer

(I) How the software is acquired and its specific purpose, and basis for the fair transfer price of patents;

1. How the software is acquired and its specific purpose

As of December 31, 2021, the Issuer owns the following patents:

In RMB0’000

S/N	Software	Original cost	Acquisition method	Purpose
1	Enterprise management software MES System	215.96	Purchase	Business purpose
2	Mcafee	53.79	Purchase	Business purpose
3	HRSOFT Software	33.02	Purchase	Business purpose
4	office 2010	24.06	Purchase	Business purpose
5	WIN10 Office365 Software	23.65	Purchase	Business purpose
6	Minitab Software	21.51	Purchase	Business purpose
7	Others	108.75	Purchase	Business purpose
Total		480.74

It can be seen from the above table that the software owned by the Issuer is related to business operations such as daily office use.

2. Basis for the fair transfer price of patents

In November 2021, the Company entered into a Technology License Agreement with AXT, the controlling shareholder, pursuant to which, AXT shall license its patents and intellectual property rights, having an original cost of RMB8,012,600, to the Issuer

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on a perpetual basis.

According to the appraisal report issued by Armanino LLP, a US appraisal institution appointed by the Issuer, Armanino LLP appraised the fair value of the patents with the income approach and in terms of royalty rates, selected 12 companies listed in the US stock market as comparable companies in the same industry for comparison taking January 1, 2021 as the base date. For details, please refer to “2.3 (II) AXT has no actual business, the reason for taking the licensing mode rather than transfer and the fairness of license royalties” in Q2.

In conclusion, the transfer price related to the patents between the Issuer and AXT is fair.

(II) How the amortization period of intangible assets is determined and whether the accounting treatment complies with the Accounting Standard for Business Enterprises

According to the Accounting Standard for Business Enterprises, the enterprises shall analyze and determine the useful life of the intangible assets upon acquisition. In case the intangible asset has a limited useful life, the Company shall estimate the useful life and amortize such intangible assets over the useful life in a systematic and reasonable manner. The amortization period of each intangible asset is listed in the following table:

Item	Estimated useful life	Amortization method	Basis
Land	50 years	Straight-line method	The amortization period is determined as the term of use specified in the real property ownership certificate is 50 years.
Software	10 years	Straight-line method	As the useful life is not specified in the contract, the amortization period is determined according to the period during which the intangible asset is expected to bring economic benefits.
Patents	6 years	Straight-line method	The amortization period is determined according to the period during which the intangible asset is expected to bring economic benefits.

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The useful life of patents is determined according to the period during which it might bring economic benefits to the Company. The economic useful life of the patents owned by the Company at present is ten years, which was appraised by Armanino LLP, a US appraisal institution appointed by the Company. However, considering the lower cash inflow brought by such patents in six years and the uncertainty involved, the useful life of the patents is determined to be six years by the Company.

In conclusion, the accounting treatment for amortization of the intangible assets of the Company complies with the Accounting Standard for Business Enterprises.

Q15. R&D Expenses

According to the Prospectus, at the end of each year during the reporting period, the Issuer’s R&D expenses amounted to RMB27,075,400, RMB26,826,400, RMB45,108,200 and RMB38,496,400, respectively, among which the amount of raw materials and finished goods consumed was RMB11,375,800, RMB12,136,000, RMB17,732,200 and RMB12,318,100 respectively.

The Issuer is required to explain: (1) the internal control system of R&D expenses, and the rationality and accuracy of the allocation among R&D expenses, operating costs and other period expenses; (2) the basis for assignment and management system of R&D staff during the reporting period; (3) the specific accounting items for raw materials and finished products consumed, the final destination of the results or related materials and finished products developed, and the accounting treatment method therefor; (4) the analysis of the reasons for the differences between the R&D expenses and the super deduction therefor under tax declaration.

The Sponsor and the Reporting Accountant are required to make verification and give express comments.

Reply:

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I. Explanation from the Issuer

(I) Internal control system of R&D expenses, and rationality and accuracy of the allocation among R&D expenses, operating costs and other period expenses;

1. Internal control system of R&D expenses

The Measures for the Administration of R&D Projects, the Financial Management System – R&D Expense Accounting System and other R&D-related internal control regulations were formulated and implemented by the Company with a view to enhancing and refining the management of R&D processes and R&D expenses. The Company has set out the scope of accounting for R&D expenses and regulated R&D activities including project approval, project progress follow-up and project acceptance in accordance with applicable provisions of the Accounting Standard for Business Enterprises and the Guidelines for the Administration of the Recognition of High- and New-Technology Enterprises.

The Finance Department of the Company has managed to ensure timely, accurate and complete recognition of various R&D expenses by establishing a separate accounting system for R&D expenses, setting up accounting items corresponding to R&D activities to account for the R&D expenses actually incurred, and establishing a ledger to recognize the expenses under R&D projects.

During the reporting period, the Company carried out R&D activities by relying on its relatively comprehensive internal controls for the accounting of various R&D expenses, and sound implementation thereof, in strict accordance with its internal control system regarding R&D.

2. Rationality and accuracy of the allocation among R&D expenses, operating costs and other period expenses

During the reporting period, the Company set out the scope of accounting for R&D expenses in accordance with applicable provisions of the Accounting Standard for Business Enterprises and the Financial Management System – R&D Expense Accounting System, among others. Such R&D expenses mainly consist of employee compensation, raw materials and finished goods consumed, depreciation and

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amortization, utility bills, share-based payments and other expenses directly related to R&D activities. The specific scope of accounting is as follows:

(1) Employee compensation: such labor costs as the salaries, bonuses, social insurance premiums and housing provident fund of the Company’s R&D staff; the compensation of R&D staff was classified as per R&D projects;

(2) Raw materials and finished goods consumed: the cost of raw materials and finished goods directly invested in R&D activities due to R&D demand;

(3) Depreciation and amortization: The R&D Department was provided with separate office space, and the depreciation of housings and buildings was apportioned based on the area of the office space; the depreciation of R&D equipment related to R&D activities was also included in R&D expenses;

(4) Utility bills: the cost of water and electricity used for R&D activities;

(5) Share-based payment: the amount of share-based payment corresponding to the participation of R&D staff in employee stock ownership platform, employee option incentive plan and controlling shareholder’s equity incentive plan.

In addition to the above-mentioned expenses, such costs of demonstration, evaluation, acceptance and assessment of R&D results as well as the application fees, registration fees and agency fees for intellectual property rights and other expenses directly related to R&D activities, such as travel expenses and office expenses incurred by R&D staff for R&D activities, are also covered in the calculation of R&D expenses.

When the above-mentioned expenses were actually incurred, the Finance Department would determine whether to include the expenses so actually incurred in R&D expenses based on the scope and criteria of R&D expenses, and then credit the same into R&D expenses after checking against supporting documents corresponding to the amount of such R&D expenses. Those expenses that may be directly attributed to R&D projects or a certain department would be directly recognized as an expense; those indirect expenses or those expenses that may not be directly attributed to a certain project would be apportioned according to the working hours and workload of the

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corresponding R&D staff.

In conclusion, the Issuer’s R&D expenses were clearly accounted for and there was no unreasonable or inaccurate allocation among R&D expenses, operating costs and other period expenses.

(II) Basis for assignment and management system of R&D staff during the reporting period;

The Measures for the Administration of R&D Projects and the Regulations on the Management of R&D Staff have been formulated for the purpose of achieving effective management of R&D staff, which cover, among other things, the rights and obligations of R&D staff, the management of R&D tasks of R&D staff, the management of R&D results of R&D staff and the confidentiality obligations of R&D staff.

A dedicated R&D Department was set up by the Company, and the R&D staff were mainly responsible for the following (including without limitation): 1. the development of new technologies and new products to meet the market and customer demand for new products or new specifications; 2. continuous improvement and optimization of the existing process to improve the stability of the product processing process and production efficiency, reduce the costs and improve the production environment , etc.; 3. processing operation and process confirmation of R&D products, quality data collection and processing of R&D product processing process, and maintenance of R&D product processing equipment; 4. the provision of back-end technical support for downstream customers. At the time of applying for the approval of a R&D project, the participants of the R&D project and the expected duration of the R&D project would be specifically indicated, and such participants would be directly involved in the R&D activities.

The R&D staff of the Company were assigned on a reasonable basis, and properly classified for the accounting purpose. The R&D staff can be assigned accurately among various R&D projects, and there was no false increase or improper classification of R&D staff within the Company.

(III) Specific accounting items for raw materials and finished products consumed, final destination of the results or related materials and finished

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products developed, and accounting treatment method therefor;

The amounts of raw materials and finished goods consumed by the Company for R&D activities during the reporting period were as follows:

In RMB0’000

Item	2021	2020	2019
Raw materials and finished goods consumed	2,894.58	1,773.22	1,213.60

The raw materials consumed under the Company’s R&D expenses mainly referred to raw materials for R&D activities, including, among others, high-purity arsenic, high-purity gallium, InP polycrystal, boron trichloride and quartz materials, as well as chemical reagents, liquid nitrogen, materials for grinding, slicing and polishing and crucibles for long crystals. The specific accounting item of finished goods requisitioned during R&D process was mainly the PBN crucibles received by Beijing Boyu, a subsidiary of the Company, for R&D activities. The raw materials and finished goods consumed by the Company for R&D projects mainly aimed at upgrading and improving the Company’s existing production processes, or developing new products and technologies, etc. The raw materials for R&D activities and the finished products mainly ended up being consumed during R&D activities, and then released to customers free of charge or sold in the form of R&D samples, or taken as wastes.

The R&D samples sent to customers for free during the R&D process are mainly samples of trial production in the R&D process. The purpose of the free samples is to allow end-user customers to give feedback on the company by using the R&D samples, which can help the company better achieve its R&D goals. Since such R&D samples do not meet the conditions for external sales and are trial production samples only, their purpose is to obtain production performance parameters of the samples, so that continuous optimization and improvement may be carried out subsequently. Therefore, the Company does not carry over such cost from the R&D expenses, which, instead, is accrued to the R&D expenses as incurred.

The value of the R&D samples formed during the R&D process that can be sold

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to the public was accounted for based on the costs incurred during the R&D period and carried forward to the inventory for accounting; when the samples were sold to the public, the corresponding cost was carried forward and the corresponding selling revenue was recorded. During the reporting period, the amount of the external sales revenues and carry-over cost of the R&D samples is as follows:

Unit: RMB0’000

Item	2021	2020	2019
Sales revenues from R&D samples	161.78	27.60	4.73
Carry-over cost for the sales of R&D samples	79.07	45.27	4.56

(IV) Analysis of the reasons for the differences between the R&D expenses and the super deduction therefor under tax declaration;

During the reporting period, the amount of R&D expenses presented in the Company’s reporting statements referred to the various expenses incurred during R&D process that were calculated and recognized as per R&D projects based on the Company’s judgment over actual situation of R&D projects and in accordance with the Accounting Standard for Business Enterprises and the Certain Opinions of the Ministry of Finance on Strengthening the Financial Management of R&D Expenses by Enterprises (Cai Qi [2007] No. 194).

The R&D expenses qualifying for super deduction under tax declaration were prepared in accordance with the Circular on Improving the Policy on Pre-tax Super Deduction of Research and Development Expenses (Cai Shui [2015] No. 119), the Announcement on Issues Relating to the Policy on the Pre-tax Super Deduction of the Research and Development Expenses of Enterprises (STA Announcement [2015] No. 97), the Announcement on Issues Relating to the Scope of Pre-tax Super Deduction of Research and Development Expenses (Announcement [2017] No. 40), the Announcement of the Ministry of Finance, the State Taxation Administration and the Ministry of Science and Technology on Increasing the Ratio of Pre-tax Super Deduction of Research and Development Expenses (Cai Shui [2018] No. 99) and other norms.

There were some differences between R&D expenses and super deductions thereof

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due to inconsistent calibers, which were attributed to accounting and taxation nature respectively. The amounts of differences between R&D expenses and super deductions thereof under tax declaration of the Company for 2019 and 2020 were shown as follows:

In RMB0’000

Item	2020	2019
R&D expenses presented in the reporting financial statements	4,510.82	2,682.64
R&D expenses for super deductions	4,154.98	2,413.14
Total difference	355.84	269.50
1. Super deductions not declared by certain subsidiaries	169.15	162.72
2. Effect of offsetting related party transactions in consolidated statements	71.67	16.21
3. Share-based payment without super deductions	38.33	31.09
4. Building depreciation	18.66	12.70
5. Others	58.03	46.78

1. Super deductions not declared by certain subsidiaries

In 2019 and 2020, due to negative pre-tax profit or loss to offset on the part of some subsidiaries, the Company did not declare super deductions for R&D expenses incurred by them in the corresponding years for the sake of prudence.

2. Effect of offsetting related transactions in the consolidated financial statements

The Company maintained upstream and downstream synergistic production relationship with its subsidiaries, and purchased or sold some raw materials internally, certain of which were applied to R&D activities. Such related transactions were offset by the Company at the time of preparing the consolidated statements. R&D expenses reflected in the consolidated statements were measured at the ultimate purchasing cost of relevant raw materials, while the single company included the actual purchasing price under internal transactions into R&D expenses and applied for super deductions thereof, resulting in the differences between the R&D expenses and the super deduction therefor under tax declaration.

3. Share-based payment without super deductions

No super deduction was declared by the Company for the amount of share-based

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payment corresponding to the participation of R&D staff in employee stock ownership platform, employee option incentive plan and controlling shareholder's equity incentive plan.

4. Building depreciation adjustment

In accordance with Item (1) of Article 1 of Cai Shui [2015] No. 119, the R&D expenses allowed for super deductions shall include depreciation expenses of instrument and equipment used for R&D activities. During the reporting period, the adjustment amounts of building depreciation for 2019 and 2020 were RMB127,000 and RMB186,600 respectively after excluding the depreciation expenses of housings, buildings, electronic equipment, etc. that were not the instrument and equipment used for R&D activities as stipulated by tax laws.

5. Others

The Company has not subjected other expenses directly related to the Company’s R&D activities, such as costs of spare parts for process improvement of R&D projects, office expenses, travel expenses and other public expenses for R&D projects, to super deductions.

II. Intermediaries’ verification procedure

(I) Verification procedure

In response to the foregoing, the Sponsor and the Reporting Accountant have implemented the following verification procedures:

1. Review the internal control documents of the Issuer concerning R&D expenses, and assess the effectiveness of the implementation thereof;

2. Review various systems of the Issuer governing R&D management, and have access to and examine the documents and information relating to major R&D projects of the Issuer during the reporting period, such as project approval forms, project completion reports, patent certificates and R&D project management practices;

3. Interview the person in charge of the R&D Department and the person in charge of the Finance Department to have a knowledge of the requisition process of R&D materials, the final destination of R&D materials requisitioned and the disposal of R&D

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residuals, scraps and samples, and verify the compliance of the relevant accounting treatment with applicable provisions of the Accounting Standard for Business Enterprises;

4. Check the itemized statement of R&D expenses, randomly check the employees’ payroll list and the bank slips thereof, have a knowledge of the composition and appointment or removal of R&D staff, and learn about their average salary level and the issuance thereof;

5. Obtain the details of raw materials and finished goods consumed, utility bills, share-based payment and other expenses under R&D projects, randomly check the material requisition forms, application for expenses, approval letters, invoices and payment vouchers, and verify the authenticity of the expenses and the accuracy of the expense recognition;

6. Obtain and double-check the depreciation and amortization computation lists of laboratory fixed assets machinery and equipment, office equipment and software intended for R&D;

7. Obtain the income tax computation and payment report of the Issuer for the reporting period, review the regulations on super deduction for R&D expenses and the scope of R&D expenses eligible for pre-tax super deduction, and make an alignment with R&D expenses.

(II) Verification opinions

Upon verification, the Sponsor and the Reporting Accountant believe that the internal control system of R&D expenses of the Company is reasonably designed and effectively implemented during the reporting period, that the R&D expenses of the Company are accurately recognized on an actual basis, and that the R&D expenses are calculated, apportioned, and measured in an accurate manner.

Q16. Internal Control

According to the submissions, during the reporting period, the Issuer had problems such as endorsement of negotiable instruments without commercial

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substance, change of negotiable instruments, borrowings/loans with the related parties, and amounts received through related parties, etc.

The Issuer is required to explain: (1) the reason and rationality of amounts received through related parties, and whether there was financial disintermediation for the amount incurred during and after the reporting period, etc.; (2) the specific use and repayment of large value borrowings and loans during the reporting period, whether the agreed interest rate was in line with the market level, the reason for borrowing funds from AXT without bearing interest, and whether any costs and expenses were advanced by related parties.

The Sponsor and the Reporting Accountant are required to, in combination with the relevant requirements of the Questions and Answers on the Review of the Offering and Listing of Stocks on the STAR Market of the Shanghai Stock Exchange, explain the verification procedure, evidence and conclusion for the rectification and standardization of the Issuer’s internal financial control and whether there was similar or other non-standardization circumstances after the deadline for initial audit filing.

Reply:

I. Explanations from the Issuer

(I) Reason and rationality of amounts received through related parties, and whether there was financial disintermediation for the amount incurred during and after the reporting period, etc.;

In 2019 and 2020, the Company had no amount received through related parties.

In March 2021, AXT-Tongmei, a subsidiary of the Company, undertook the overseas sales business and relevant customers from AXT. During the business handover, there were cases where both AXT-Tongmei and AXT had amounts receivable from the same customer. Due to factors such as the payment system of overseas customers, such customers may make payment only to a single entity. As a result, there were cases where AXT received amounts on behalf of the Company. In 2021, AXT

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received RMB10,248,300 on behalf of AXT-Tongmei, which accounted for a small proportion in the current operating income and was commercially reasonable.

After AXT received the payment for the Company, it timely transferred the payment to AXT-Tongmei. AXT did not occupy the Company’s funds, and there was no financial disintermediation. There have been no such cases since October 2021.

(II) Specific use and repayment of large value borrowings and loans during the reporting period, whether the agreed interest rate was in line with the market level, the reason for borrowing funds from AXT without bearing interest, and whether any costs and expenses were advanced by related parties;

The borrowings and loans between the Company and its related parties during the reporting period are as follows:

In RMB0’000

Related party	Amount	Start date	Due date
Loans
Maanshan Gallium	500	July 1, 2017	June 30, 2023
HE Junfang	200	December 1, 2017	November 30, 2020
	100	January 31, 2019	December 31, 2024
	100	March 1, 2020	December 31, 2024
Borrowings
AXT	938.65	March, April and May 2021	-

1. Loans to Maanshan Gallium

The Company lent RMB5,000,000 to Maanshan Gallium in 2017 at an annual interest rate of 4.90%, with the term from July 1, 2017 to June 30, 2023. The repayment agreement is as follows: 20% shall be repaid prior to the end of 2021 in the 1st instalment, 40% shall be repaid prior to the end of 2022 in the 2nd instalment and the remainder shall be repaid at the due date in the 3rd instalment, all of which can be repaid in advance.

Maanshan Gallium repaid the loans amounting to RMB3,000,000, RMB17,100

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and RMB1,982,900, respectively, in 2018, 2019 and 2021. The loans have been recovered in full. During the reporting period, the Company received from Maanshan Gallium the interest income amounting to RMB92,900, RMB93,200 and RMB46,100, respectively, in accordance with the loan agreement.

According to the loan agreement between the Company and Maanshan Jinmei, the loans were mainly used for organization costs related to the establishment of Maanshan Jinmei. The interest was accrued according to the benchmark interest rate of the People’s Bank of China for the same period, and the agreed interest rate was in line with the market level.

2. Loans to HE Junfang

He Junfang is the general manager of Beijing Boyu, a subsidiary of the issuer, who is responsible for the daily operation of Beijing Boyu and holds 4.85% of the shares of the Company in total through Zhongke Hengye and Beijing Bomei.

In December 2017, Beijing Boyu and HE Junfang signed the loan contract, under which Beijing Boyu lent RMB2,000,000 to HE Junfang at the interest rate of 2.75%, with the term from December 1, 2017 to November 30, 2020; in January 2019, Beijing Boyu and HE Junfang signed the loan contract, under which Beijing Boyu lent RMB1,000,000 to HE Junfang at the interest rate of 2.75%, with the term from January 31, 2019 to December 31, 2024; in March 2020, Beijing Boyu and HE Junfang signed the loan contract, under which Beijing Boyu lent RMB1,000,000 to HE Junfang at the interest rate of 2.75%, and the interest rate was determined according to that of fixed deposits for the same period. HE Junfang provided the guarantee for the loans above by pledging 66.67% of shares held by him in Beijing Bomeilian.

Three loans above total RMB4,000,000, which were recovered in full in December 2020. The Company determined that the interest income payable by HE Junfang was RMB72,600 and RMB102,600, respectively, in 2019 and 2020 in accordance with the loan contracts, and collected such interest income in full in December 2020.

The loans mentioned above were mainly used for HE Junfang’s personal purpose, including household expenses, decoration, tuition, loans between siblings, etc. The interest rate was determined according to that of fixed deposits for the same period, and

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the agreed interest rate was in line with the market level.

3. Borrowings by AXT-Tongmei from AXT

AXT-Tongmei borrowed the funds from AXT in March 2021 for its initial operation, and borrowed RMB9,386,500 in aggregate from March to May 2021. The loan contract signed by and between AXT-Tongmei and AXT provides that no interest will accrue and no guarantee or pledge will be provided.

AXT-Tongmei was established in December 2020. When AXT-Tongmei was established, AXT held 100% of its equity interest. On May 6, 2021, the 2nd session of the first board of directors passed a resolution that Beijing Tongmei would acquire 100% equity interest in AXT-Tongmei from AXT in cash. On the same day, Beijing Tongmei and AXT entered into the Share Transfer Agreement, pursuant to which Beijing Tongmei would purchase all the shares of AXT-Tongmei from AXT.

Given borrowings by AXT-Tongmei from AXT were originally made within the AXT system, and to speed up the business operation of AXT-Tongmei and consummate the business handover, no interest payment was agreed. The Company acquired 100% equity interest in AXT-Tongmei from AXT to include AXT-Tongmei in the consolidated statements. As a result, as of June 30, 2021, the Company had a balance of funds to AXT within the scope of the Company’s consolidated statements, continuing the borrowings. As of the date of this Reply, the above borrowings have been repaid.

In summary, during the reporting period, no related party bore costs and expenses for the Company or transferred any illegal interest.

II. The Sponsor and the Reporting Accountant are required to, in combination with the relevant requirements of the Questions and Answers on the Review of the Offering and Listing of Stocks on the STAR Market of the Shanghai Stock Exchange, explain the verification procedure, evidence and conclusion for the rectification and standardization of the Issuer’s internal financial control and whether there was similar or other non-standardization circumstances after the deadline for initial audit filing.

(I) Rectification and standardization of the Company’s internal financial

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control

During the period, the non-standardization circumstances in connection with the Company’s internal financial control were as follows:

1. Change of negotiable instruments

During the period, the change of negotiable instruments between the Company and customers in details is shown in the table below:

In RMB0’000

Nature		2021	2020	2019
Change of negotiable instruments	Change to customers through negotiable instruments	-	153.88	50.00
	Change to customers through bank transfer	-	5.11	-
Total		-	158.99	50.00

“Change to customers through negotiable instruments” means that the Issuer refunds change to customers by using negotiable instruments or by transfer when the face value of negotiable instruments actually paid by customers is more than the price for goods being collected by the Issuer and to be actually paid by the customers.

During the reporting period, the change of the Company’s negotiable instruments amounted to RMB500,000, RMB1,589,900 and nil, respectively, which were relatively small. There was no dispute or claim between the Issuer and customers with regard to change of negotiable instruments, and the aforesaid negotiable instruments did not have a material adverse impact on the Issuer’s normal production and business.

For change of negotiable instruments during the reporting period, the Company further established and improved internal control systems for administration of negotiable instruments, sales and collection, and purchase and payment. Since January 2021, the Company has no change of negotiable instruments, and the relevant systems have been effectively implemented.

2. Endorsement of negotiable instruments without commercial substance within the scope of consolidation

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During the reporting period, the detailed endorsement of negotiable instruments without commercial substance of the Issuer and its subsidiaries is shown in the table below:

In RMB0’000

Endorser	Endorsee	2021	2020	2019
Beijing Tongmei	Baoding Tongmei	-	388.18	1,536.21
	Chaoyang Tongmei	440.11	-	-
Total		440.11	388.18	1,536.21

During the reporting period, the Issuer’s parent company endorsed the negotiable instruments received from customers to Baoding Tongmei and Chaoyang Tongmei for payment to suppliers, with the amounts involved being RMB15,362,100, RMB3,881,800 and RMB4,401,100. The aforesaid endorsement of bank acceptance bills was not based on business backgrounds.

Regarding the endorsement of negotiable instruments without commercial substance with related parties during the reporting period, the Company further established and improved internal control systems for administration of negotiable instruments, sales and collection, and purchase and payment. Since February 2021, the Company has no endorsement of negotiable instruments without commercial substance with related parties, and the relevant systems have been effectively implemented.

3. Borrowings/loans between the Issuer and the related parties

For the offer of loans by the Issuer to its related parties Maanshan Gallium and HE Junfang and the borrowings by the Issuer from AXT during the reporting period, refer to Q16 “I. Explanations from the Issuer” hereof. Maanshan Gallium and HE Junfang had repaid the loans, the loan use was reasonable, the agreed interest rate was in line with the market level, and there have been no such cases later. Considering borrowings by AXT-Tongmei from AXT were originally in the AXT system, and to speed up the business operation of AXT-Tongmei and consummate the business handover, no interest payment was agreed. The Company acquired 100% equity interest in AXT-Tongmei from AXT to include AXT-Tongmei in the consolidated statements. As a result,

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as of June 30, 2021, the Company had a balance of funds to AXT within the scope of the Company’s consolidated statements, continuing the borrowings, which was reasonable, and there were no further new borrowings from AXT. As of the date of this Reply, the above borrowings have been repaid.

Regarding the borrowings/loans between related parties and the Issuer, the Company has further established and improved such systems and rules as the AOA, the Rules of Procedure for the General Meeting of Shareholders, the Rules of Procedure for the Board of Directors, the Work System for Independent Directors and the Decision-making System of Related Party Transactions, which specifically provide for decision-making authority, procedures and information disclosure of related party transactions, among others, and has established a relatively sound decision-making mechanism and supervision system.

4. Amounts received through related parties

In March 2021, AXT-Tongmei, a subsidiary of the Company, undertook the overseas sales business and relevant customers from AXT. During the business handover, there were cases where both AXT-Tongmei and AXT had amounts receivable from the same customer. Due to factors such as the payment system of overseas customers, such customers may make payment only to a single entity. As a result, there were cases where AXT received amounts on behalf of the Company. In 2021, AXT received RMB10,248,300 on behalf of AXT-Tongmei, which accounted for a small proportion in the current operating income and was commercially reasonable.

After AXT received the payment for the Company, it timely transferred the payment to AXT-Tongmei. AXT did not occupy the Company’s funds, and there was no financial disintermediation. There have been no such cases since October 2021.

(II) Intermediaries’ verification procedure

1. Verification procedure

The Sponsor and the Reporting Accountant have mainly carried out the following verification procedures with respect to the aforesaid issues:

(1) Review the relevant requirements of the Questions and Answers on the Review of the Offering and Listing of Stocks on the STAR Market of the Shanghai Stock

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Exchange;

(2) Review the Company’s bank loan contracts and the fund vouchers of bank loans;

(3) Review the Company’s bills records to understand the endorsement of negotiable instruments;

(4) Review the subsidiary accounts of other payables, other receivables, long-term receivables, long-term payables and other items of the Company to understand the direct borrowings and loans between the Company and related parties or third parties, and referred to relevant contracts and fund vouchers, etc.;

(5) Review the subsidiary accounts between AXT-Tongmei and AXT to understand the amounts received through related parties and the transfer of the payment after receipt;

(6) Review the Company’s AOA, the Rules of Procedure for the General Meeting of Shareholders, the Rules of Procedure for the Board of Directors, the Work System for Independent Directors, the Decision-making System of Related Party Transactions, and the Financial Management System to understand the implementation of the Company’s systems;

(7) Interview the Chief Financial Officer of the Company to understand the rectification and standardization of internal financial control and whether there was similar or other non-standardization circumstances after the deadline for initial audit filing.

2. Verification opinions

Upon verification, the Sponsor and the Reporting Accountant believe that:

(1) The Company had such cases as change of negotiable instruments, endorsement of negotiable instruments without commercial substance within the scope of consolidation, borrowings/loans with related parties, and receipt of payment for cargoes through related parties during the reporting period, but has made rectification without such cases later. The receipt by the Company of amounts through the related party AXT was due to factors such as the payment system of overseas customers, which is commercially reasonable. After AXT received the payment for the Company, it

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timely transferred the same to AXT-Tongmei. AXT did not occupy the Company’s funds and there was no financial disintermediation. Both the amount and revenue proportion were small, without influence on the effectiveness of the Company’s internal financial control operation. There have been no such cases since October 2021;

(2) For the above non-standardization, the Company has established targeted internal control system and effectively implemented it by correcting improper behavior, improving system and strengthening internal control;

(3) The defects and rectifications in the internal controls of the Company during the reporting period are disclosed in “IV. (I) Defects and rectifications in the internal controls of the Company during the reporting period” of “Section VII Corporate Governance and Independence” in the Prospectus.

(4) There is no follow-up impact of the aforementioned non-standardization and no major risk or hidden danger.

(5) The Company’s internal financial control can continue to meet the normative requirements after the deadline of submitting the submissions for audit, and there is no case affecting the offering conditions.

Q17. Share-based Payment

According to the submissions, 1) in 2015, AXT, the controlling shareholder of the Company, granted employees of the Company AXT’s stock options and restricted stocks, and during the reporting period, the Company confirmed that the corresponding amount of share-based payment is RMB1,710,900, RMB2,304,100, RMB2,783,700 and RMB3,320,100 respectively; 2) in 2020, the Issuer set up an employee stock ownership platform, and from January to June 2021, the Company confirmed that the share-based payment is RMB1,511,300; 3) in 2021, the Company granted employees of option incentives, and there was no relevant accounting treatment resulting from the share-based payment; 4) in December 2020, AXT, Jinchao Business Management, Beijing Bomeilian, Zhongke Hengye, Beijing Liaoyan, Beijing Dingmei, Boyu Yingchuang and Boyu

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Hengye contributed to the Company’s capital increase at the price of RMB1.32 per share, and the Company’s executives GUO Tao, HAO Ze and WANG Yuxin respectively held the property shares of Jinchao Business Management and Beijing Liaoyan.

The Issuer is required to explain: (1) the specific content and implementation of equity incentive and related arrangements that have been formulated or implemented, measurement method of fair value, determination basis of vesting period, calculation process of share-based payment, and whether the relevant accounting treatment conforms to the provisions of the Accounting Standards for Business Enterprises; (2) accounting treatment by the controlling shareholder and the Issuer of the stock options and restricted stocks granted by AXT, the controlling shareholder, to employees of the Issuer, whether any incentivized employee held a position in the controlling shareholder or its subsidiary and the Issuer concurrently, and if yes, how to amortize the share-based payment; (3) positions of shareholders having contributed to the capital increase in the Company in December 2020, whether it constitutes share-based payment and the basis; (4) basis and accuracy of amortization of share-based payment among costs and expenses.

The Sponsor and the Reporting Accountant are required to verify and give opinions.

Reply:

I. Explanations from the Issuer

(I) Specific content and implementation of equity incentive and related arrangements that have been formulated or implemented, measurement method of fair value, determination basis of vesting period, calculation process of share-based payment, and whether the relevant accounting treatment conforms to the provisions of the Accounting Standards for Business Enterprises;

1. Employee stock ownership platforms

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(1) Specific content and implementation

On December 25, 2020, the Company granted equity interest to a total of 54 employees through four employee stock ownership platforms: Beijing Dingmei, Beijing Liaoyan, Boyu Yingchuang and Boyu Hengye. The employee stock ownership platforms become shareholders of the Company through capital increase;

In January 2022, MENG Fanwei, an incentive grantee of Boyu Yingchuang, and XI Jianhui, an incentive grantee of Boyu Hengye, resigned, and their shares (MENG Fanwei’s contribution to Boyu Yingchuang is RMB90,000, accounting for 31.0345%; XI Jianhui’s contribution to Boyu Hengye is RMB90,000, accounting for 10.7143%) were transferred to the employees WANG Xin and WANG Junyong respectively.

(2) Measurement method of fair value

As to the fair value regarding the employee stock ownership platform, taking the capital increase price for external investors introduced in January 2021 as a reference, the Company employed Shanghai PG Advisory Co., Ltd. for appraisal who has issued the consulting report P2021-1241, according to which the fair value per registered capital share was evaluated as RMB4.08. The specific calculation process is as follows:

In accordance with the Capital Increase Agreement and Supplementary Agreement executed by Beijing Tongmei and another 13 organizations including Haitong New Driving Force on November 13, 2020: 1) The capital increase price is RMB5.03 per share; 2) if Beijing Tongmei is not listed on the exchange by December 31, 2022, AXT needs to repurchase shares at the request of the share subscriber, and the repurchase commitment can be deemed as a put option. Shanghai PG Advisory Co., Ltd. has evaluated the option based on the Black-Scholes model, with the following main parameters:

1) Exercise probability, i.e., the probability that the issuer fails to go public on December 31, 2022: 50%;

2) Exercise price: RMB5.03 per share;

3) Option validity period: From November 13, 2020 to December 31, 2022;

4) Risk-free interest rate: Based on the yield rate of the bonds on the benchmark date of assessment on the maturity date of Chinese government bonds. In the event that

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the exit event occurs less than one year ago, the yield rate with the same maturity period will be calculated by applying the interpolation method to Chinese government bonds;

5) Volatility: Based on the average value of historical stock price volatility of comparable companies with the same maturity period.

By substituting the foregoing parameters into the Black-Scholes model, it is estimated that the fair value of the put option is RMB0.95 per share, and then the fair value per unit of registered capital = 5.03-0.95 = RMB4.08 per share.

(3) Determination basis of vesting period

According to Article 18 of the Measures for Administration of Employee Stock Ownership of Beijing Tongmei Xtal Technology Limited, “The service period is 36 months from the date when an employee acquires the equity interest/property share of the employee stock ownership platform”. The share-based payment confirmed by the employee stock ownership platform established by the Company will be amortized over 3 years.

(4) Calculation process of share-based payment

The calculation process of share-based payment of the employee stock ownership platforms in 2021 is as follows:

Item	Formula	Executives	Employees
Total shares (10,000 shares)	A	25.79	302.59
Fair value per share (RMB /share)	B	4.08	4.08
Cash consideration per share (RMB /share)	C	1.32	1.32
Estimated employee turnover rate	D	0.00%	9.00%
Vesting period (year)	E	3	3
Period from grant date to December 31, 2021 (year)	F	1	1
First instalment confirmed (RMB0’000)	G=A*(B-C)*(1-D)*(F/E)	23.74	253.46
Estimated shares invalid due to turnover (10,000 shares)	H	-	13.65

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Estimated share-based payment back after turnover (RMB0’000)	I=H*G/A	-	11.44
Share-based payment confirmed in 2021 (RMB0’000)	J=G-I	23.74	242.02

2. Option incentive

(1) Specific content and implementation

In November 2021, the Company granted 7,302,036 stock options to a total of 171 employees, including the Company’s directors and executives, as well as the Company’s core management, core technical personnel and core business personnel, but excluding independent directors and supervisors.

Vesting period and exercise arrangement: according to relevant provisions of the 2021 Stock Option Incentive Plan of Beijing Tongmei Xtal Technology Co., Ltd., the vesting period is 36 months commencing from the date of granting stock options. During the vesting period, the stock options granted to the incentive grantees under this Plan shall not be exercised. The stock options will be exercised in two batches upon expiry of 36 months after such options are granted. The percentage of options available for exercise with respect to each batch is 1/2 and 1/2 of the total amount of stock options granted. The stock options granted to the incentive grantees shall not be exercised before the Company’s successful offering and listing.

Exercise price: according to the 2021 Stock Option Incentive Plan of Beijing Tongmei Xtal Technology Co., Ltd., the exercise price of the Incentive Plan is determined based on the transaction price of the most recent capital increase made by investors in Beijing Tongmei, and the exercise price is RMB5.03 per share.

Lock-up period and arrangement: incentive grantees shall not reduce their holdings within 3 years from the date on which the stocks are acquired from the exercise of the options after the Company is listed; after the expiration of the lock-up period, incentive grantees shall comply with the provisions with respect to the reduction of holdings by the Company’s directors, supervisors and executives on a mutatis mutandis basis, and shall abide by the then applicable laws, regulations, regulatory documents

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and the rules of the stock exchange where the Issuer is listed.

Up to now, incentive grantees MENG Fanwei (56,360 options granted) and LIU Lin (14,844 options granted) have left the Company; LIN Bin (21,560 options granted) and Dianna Huang (16,842 options granted) have voluntarily given up their options.

(2) Measurement method of fair value

For the fair value of equity interest under the option incentive plan, Shanghai PG Advisory Co., Ltd. employed by the Company appraised the fair value of the stock options granted on the grant date by adopting the binomial tree model and combining with the terms and conditions of stock option grant, and issued the consulting report P2021-1241.

(3) Determination basis of vesting period

According to Article 3 and Article 4, Chapter IV of the 2021 Stock Option Incentive Plan of Beijing Tongmei Xtal Technology Co., Ltd., “The vesting period is 36 months commencing from the date of granting stock options. During the vesting period, the stock options granted to the incentive grantees under this Plan shall not be exercised”; “The stock options will be exercised in two batches upon expiry of 36 months after such options are granted. The percentage of options available for exercise with respect to each batch is 1/2 and 1/2 of the total amount of stock options granted. Within the date on which applicable options are exercisable, subject to the fulfillment of the exercise conditions as stipulated in this Plan, an incentive grantee may exercise his/her granted stock options in two batches in accordance with the following table. The period available for the exercise of options is 12 months, and the starting date of the next exercise period shall not be earlier than the expiration date of the preceding exercise period, and should the exercise conditions of each batch of stock options have not been fulfilled, then the relevant rights and interests shall not be deferred to the next period”. Therefore, the options granted by the Company are exercised in two batches, and the vesting period varies with the exercise date. The vesting period of the two batches of options is confirmed to be 3 years and 4 years respectively, and the relevant share-based payment is amortized separately.

(4) Calculation process of share-based payment

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In 2021, the share-based payment for options of the Company is calculated as follows:

Item	Formula	First Batch		Second Batch
		Executives	Employees	Executives	Employees
Total shares (10,000 shares)	A	43.70	321.40	43.70	321.40
Fair value per option (RMB /option)	B	1.39	1.37	1.53	1.51
Estimated employee turnover rate	C	0.00%	9.00%	0.00%	9.00%
Vesting period (month)	D	36	36	48	48
Period from grant date to December 31, 2021 (month)	E	2	2	2	2
First instalment recognized (RMB0’000)	G=A*B* (1-C) *(E/D)	3.37	22.26	2.79	18.40
Estimated shares invalid due to turnover (10,000 shares)	H	-	5.48	-	5.48
Estimated share-based payment back after turnover (RMB0’000)	I=H*G/A	-	3.38	-	0.31
Share-based payment recognized in 2021 (RMB0’000)	J=G-I	3.37	21.88	2.79	18.09

3. Whether the relevant accounting treatment conforms to the provisions of the Accounting Standards for Business Enterprises

According to Article 6, Chapter II of the Accounting Standards for Business Enterprises No. 11 - Share-based Payments: if such equity-settled share-based payment in exchange for services received from employees could not be exercised until the completion of services for a vesting period, or until the achievement of a specified performance condition, at each balance sheet date during the vesting period, the services received for the current period shall be recognized as related costs or expenses and capital reserve, at an amount equal to the fair value of the equity instruments at the

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grant date, based on the best estimate of the number of equity instruments expected to exercise. If, on the balance sheet date, subsequent information indicates that the number of equity instruments expected to exercise is different from that previously estimated, an adjustment shall be made to make it the number of equity instruments actually expected to exercise on the vesting date.

Since the stock options cannot be exercised on the grant date, there is no need for relevant accounting treatment as of that date. At each balance sheet date during the vesting period, the Company evaluated each batch of options separately, and recognized the services received for the current period as related costs or expenses and other capital reserves, at an amount equal to the fair value of the stock options at the grant date, based on the best estimate of the number of exercisable stock options. The above treatment principles are applicable to the employee stock ownership platform and the option incentive.

For the accounting treatment of the employees of the employee stock ownership platforms or the incentive grantees of options withdrawing from the employee stock ownership platforms and leaving during the reporting period, due to the vesting period stipulated for the Company’s grant, the originally confirmed share-based payment related to the employees who have withdrawn from the employee stock ownership platforms or left shall be charged back to offset the share-based payment for the current period when they withdrew from the employee stock ownership platforms or left.

In view of the above, the accounting treatment for the employee stock ownership platform and the stock options by the Issuer conforms to the provisions of the Accounting Standards for Business Enterprises No. 11 - Share-based Payments.

(II) Accounting treatment by the controlling shareholder and the Issuer of the stock options and restricted stocks granted by AXT, the controlling shareholder, to employees of the Issuer, whether any incentivized employee held a position in the controlling shareholder or its subsidiary and the Issuer concurrently, and if yes, how to amortize the share-based payment;

1. Accounting treatment by the controlling shareholder of the stock options and restricted stocks granted

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(1) Relevant rules in US GAAP

AXT, the controlling shareholder, is a NASDAQ-listed company in the United States and is governed by US GAAP.

On the grant date, in accordance with provisions under FASB ASC 718-10-30-3, relevant transactions with share-based payment shall be measured at the fair value. The value of goods or services exchanged with share-based payment instruments shall be determined based on the fair value of the equity instruments granted on the grant date. Therefore, AXT adopts the Black-Scholes model to estimate the fair value of the stock options on each grant date. The fair value of the restricted stock on the grant date is determined by its closing price on the same day.

In subsequent amortization, the number and amortization period of the equity instruments that are finally exercisable is stipulated by US GAAP stipulates as follows:

1) Number of equity instruments to be amortized

It is stipulated under FASB ASC 718-10-35-3 that in order to determine the share-based payment that should be recognized in each financial reporting period, the accounting subject may choose to estimate the number of equity instruments that are finally exercisable or recognize their effect only when they become invalid. AXT chooses the former, by which means the estimated number of equity instruments that are actually exercisable in the end is adjusted based on subsequent information on each balance sheet date. In accordance with the stock options and restricted stock terms granted by AXT to employees of the Issuer, as AXT has granted a waiting period, in the event of employment separation of any employee during the waiting period, on each balance sheet date, AXT will adopt the historical separation rate and other reference factors, to re-estimate the number of equity instruments that are finally exercisable, and amortize the fair value of the equity instruments that are finally exercisable.

2) Amortization period

It is stipulated under FASB ASC 718-10-35-8 that when the equity instruments granted have and only have the condition for the service period of vesting in batches, the entity may choose to make share-based payment based on the service period of each batch of vested equity instruments. The expenses can also be amortized based on the

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longest service period of a batch. The equity instruments issued by AXT only have the service period condition. Therefore, AXT chooses to amortize the share-based payment based on the longest waiting period.

(2) Calculation process of the share-based payment for stock options and restricted stocks

During the reporting period, with regard to the stock options and restricted stocks granted by AXT, the controlling shareholder, to employees of the Issuer, AXT recognized share-based payments of RMB2.3041 million, RMB2.7837 million and RMB6.9109 million respectively. The specific calculation process is as follows:

1) Stock options

AXT granted the stock options to employees of the Issuer in November 2015, January 2016 and October 2016 respectively. The amortization and calculation processes of its share-based payment expenses in 2019 and 2020 are as follows:

Grant status	Grant date	-	November 2, 2015	January 4, 2016	October 28, 2016
	Number (0’000 shares)	A	8.20	0.80	10.70
	Fair value on the grant date (USD/share)	B	0.90	1.01	1.95
	Total number of days of amortization	C	1,461	1,461	1,461
2019	Number of days of amortization in 2019	D	306	365	365
	Amount of reversal of share-based payment due to employment separation in 2019 (USD0’000)	E	-	-	0.19
	Amount of amortization in 2019 (USD0’000)	F=A*B*(D/C)-E	1.54	0.20	5.02
2020	Number of days of amortization in 2020	G	-	4	302
	Amount of reversal of share-based payment due to employment separation in 2020 (USD0’000)	H	-	-	0.15
	Amount of amortization in 2020 (USD0’000)	I==A*B*(G/C)-H	-	0.002	4.16

Note: As of December 31, 2020, the stock option expenses have been fully amortized.

2) Restricted stock

AXT has granted restricted shares to employees of the Issuer in batches since 2017. The

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amortization and calculation processes of its share-based payment expenses during the reporting period is as follows:

① 2019 and 2020

Grant status	Grant year	-	2017	2018	2019	2020
	Number (0’000 shares)	A	6.60	7.77	7.94	17.29
	Fair value on the grant date (USD/share)	B	9.50	5.89	3.04-3.06	4.76-10.24
	Total number of days of amortization	C	1,461	1,461	1,461	1,341-1,461
2019	Number of days of amortization in 2019	D	365	365	41-55	-
	Amount of reversal of share-based payment due to employment separation in 2019 (USD0’000)	E	1.07	0.27	-
	Amount of amortization in 2019 (USD0’000)	F=A*B*(D/C)-E	14.59	11.16	0.91	-
2020	Number of days of amortization in 2020	G	366	366	366	14-163
	Amount of reversal of share-based payment due to employment separation in 2020 (USD0’000)	H	1.07	0.30	0.06	-
	Amount of amortization in 2020 (USD0’000)	I==A*B*(G/C)-H	14.63	11.16	6.02	4.38

② 2021

From March 2021, relevant personnel of AXT were transferred to AXT-Tongmei along with the business, and the expenses for the restricted stocks granted to them were also assumed by the Issuer. The scope of restricted stocks assumed by the issuer has been significantly expanded. For the convenience of presentation, amortization for 2021 is presented separately. Meanwhile, since there are a lot of batches of restricted stocks granted, to avoid lengthy presentation, multiple batches of restricted stocks granted in the same year are consolidated in the form of ranges. Details are as follows:

Grant year	-	2017	2018	2019	2020	2021
Number (0’000 shares)	A	19.56	18.29	29.95	31.20	12.53
Fair value on the grant date (USD/share)	B	8.65-9.50	5.89	3.04-5.55	4.00-10.24	7.88-10.03
Total number of days of amortization	C	1378-1,461	1,461	1,461-1470	1,341-1,461	1,419-1,461
Number of days of amortization in 2021	D	63-299	305-365	305-365	305-365	3-244

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Amount of reversal of share-based payment due to employment separation in 2021 (USD0’000)	E	4.36	3.80	1.61	9.67	-
Amount of amortization in 2021 (USD0’000)	F=A*B*(D/C)-E	24.35	20.56	23.01	33.36	6.05

Amortization results of the foregoing share-based payment expenses are summarized as follows:

Item	2021	2020	2019
Stock option expenses	-	4.16	6.76
Restricted stock expenses	107.33	36.19	26.66
Total (USD0’000)	107.33	40.35	33.42
Total (RMB0’000)	691.09	278.37	230.41

2. Accounting treatment by the Issuer of the stock options and restricted stocks granted

(1) The share-based payment is treated as equity settlement

According to Item II, Q7 of the Interpretation of Accounting Standards for Business Enterprises No. 4, if no settlement obligation is imposed on the enterprise receiving services or the enterprise’s equity instruments are granted to its staff, the share-based payment shall be treated as equity settlement; if any settlement obligation is imposed on the enterprise receiving services and the equity instruments of another enterprise subordinate to the group are granted to its staff, the share-based payment shall be treated as cash settlement.

AXT, the controlling shareholder, grants employees of the Issuer stock options and restricted stocks. The Issuer has no settlement obligation, so the share-based payment should be treated as equity settlement.

(2) Accounting treatment by the Issuer

According to Article 6, Chapter II of the Accounting Standards for Business Enterprises No. 11 - Share-based Payments: if such equity-settled share-based payment in exchange for services received from employees could not be exercised until the

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completion of services for a vesting period, or until the achievement of a specified performance condition, at each balance sheet date during the vesting period, the services received for the current period shall be recognized as related costs or expenses and capital reserve, at an amount equal to the fair value of the equity instruments at the grant date, based on the best estimate of the number of equity instruments expected to exercise. If, on the balance sheet date, subsequent information indicates that the number of equity instruments expected to exercise is different from that previously estimated, an adjustment shall be made to make it the number of equity instruments actually expected to exercise on the vesting date.

Since the stock options and restricted stocks cannot be exercised on the grant date, there is no need for relevant accounting treatment. At each balance sheet date during the vesting period, the Company evaluated each batch of stock options and restricted stocks separately, and recognized the services received for the current period as related costs or expenses and other capital reserves, at an amount equal to the fair value of the stock options at the grant date, based on the best estimate of the number of stock options expected to exercise.

For the accounting treatment of the incentive grantees of stock options and restricted stocks leaving during the reporting period, due to the vesting period stipulated for the controlling shareholder’s grant, the originally confirmed share-based payment related to the employees who have left shall be charged back to offset the share-based payment for the current period when they left.

During the reporting period, regarding the grant of stock options and restricted stocks by AXT, the controlling shareholder, to employees of the Issuer, the Issuer confirmed that the amount of share-based payment was RMB2,304,100, RMB2,783,700 and RMB6,910,900 respectively.

3. Whether any incentivized employee held a position in the controlling shareholder or its subsidiary and the Issuer concurrently, and if yes, how to amortize the share-based payment;

All the incentivized employees are employees of the Issuer, and there is no case where any incentivized employee held a position in the controlling shareholder or its

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subsidiary and the Issuer concurrently.

(III) Positions of shareholders having contributed to the capital increase in the Company in December 2020, whether it constitutes share-based payment and the basis

1. Positions of shareholders having contributed to the capital increase in the Company in December 2020

On December 25, 2020, Tongmei Limited held a shareholders’ meeting, agreeing to increase the Company’s registered capital from RMB301,106,668.53 to RMB820,960,319. The newly added registered capital comprises RMB516,569,800, which was subscribed by AXT, Jinchao Business Management, Beijing Bomeilian, and Zhongke Hengye in the form of equity, and RMB3,283,841, which was subscribed by Beijing Liaoyan, Beijing Dingmei, Boyu Yingchuang, and Boyu Hengye in the form of cash.

Except AXT as the controlling shareholder of the Company, the shareholding structure and positions of other shareholders having contributed to the capital increase in the Company are as follows:

(1) Jinchao Business Management

As of the date of this Reply, the property share structure of Jinchao Business Management is as follows:

Name of partner	Type of partner	Amount of capital contribution (RMB 0’000)	Percentage of capital contribution (%)	Company	Position
GUO Tao	Limited partner	41	15.0183	Beijing Tongmei	Director, Deputy General Manager
LU Qinjian	Limited partner	25	9.1575	Nanjing Jinmei	Deputy General Manager
XING Zhiguo	Limited partner	25	9.1575	Nanjing Jinmei	General Manager

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YANG Guifang	Limited partner	12	4.3956	Nanjing Jinmei	Engineer in Charge
ZHANG Changping	Limited partner	12	4.3956	Nanjing Jinmei	Director
TANG Zhiguo	Limited partner	12	4.3956	Nanjing Jinmei	Director
WANG Yang	Limited partner	12	4.3956	Nanjing Jinmei	Director
QIU Caiyong	Limited partner	12	4.3956	Nanjing Jinmei	Director
LV Xueping	Limited partner	12	4.3956	Nanjing Jinmei	Vice Director
LIU Wenbing	Limited partner	12	4.3956	Nanjing Jinmei	Director
DU Wanyi	Limited partner	10	3.6630	Nanjing Jinmei	Vice Director
ZHANG Jiuyu	Limited partner	6	2.1978	Nanjing Jinmei	Section Chief
YU Yihai	Limited partner	6	2.1978	Nanjing Jinmei	Director Assistant
JIANG Jingfang	Limited partner	6	2.1978	Nanjing Jinmei	Director Assistant
DUAN Linlin	Limited partner	6	2.1978	Nanjing Jinmei	Director Assistant
DONG Baowu	Limited partner	6	2.1978	Nanjing Jinmei	Deputy Section Chief
QIAN Changjun	Limited partner	5	1.8315	Nanjing Jinmei	Section Chief

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XIAO Aihong	Limited partner	5	1.8315	Nanjing Jinmei	Director Assistant
ZHENG Dan	Limited partner	5	1.8315	Nanjing Jinmei	Vice Director
JING Mingjuan	Limited partner	5	1.8315	Nanjing Jinmei	Director Assistant
JIANG Jun	Limited partner	5	1.8315	Nanjing Jinmei	Director
YE Bing	Limited partner	5	1.8315	Nanjing Jinmei	Deputy Section Chief
ZHANG Yubin	Limited partner	5	1.8315	Nanjing Jinmei	Vice Director
XU Shuangxi	Limited partner	5	1.8315	Nanjing Jinmei	Deputy Section Chief
LIU Xiaofei	Limited partner	5	1.8315	Nanjing Jinmei	Deputy Section Chief
CHONG Lei	Limited partner	5	1.8315	Nanjing Jinmei	Director Assistant
Nanjing Jinchao	General partner	8	2.9304	N/A	N/A
Total	-	273	100.00

(2) Zhongke Hengye

As of the date of this Reply, the property share structure of Zhongke Hengye is as follows:

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Name of partner	Type of partner	Amount of capital contribution (RMB 0’000)	Percentage of capital contribution (%)	Company	Position
HE Junfang	Limited partner	1,580	79.00	Beijing Boyu	General Manager
WANG Junyong	Limited partner	400	20.00	Beijing Boyu	Deputy General Manager
Zhongke Yingchuang (Beijing) Technology Development Co., Ltd.	General partner	20	1.00	N/A	N/A
Total	-	2,000	100.00

(3) Beijing Bomeilian

As of the date of this Reply, the property share structure of Beijing Bomeilian is as follows:

Name of shareholder	Amount of capital contribution (RMB0’000)	Percentage of capital contribution (%)	Company	Position
HE Junfang	133.33	66.67	Beijing Boyu	General Manager
Zhongke Hengye	66.67	33.33	N/A	N/A
Total	200.00	100.00

(4) Beijing Dingmei

As of the date of this Reply, the property share structure of Beijing Dingmei is as

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follows:

Name of partner	Type of partner	Amount of capital contribution (RMB0’000)	Percentage of capital contribution (%)	Company	Position
YANG Songmei	Limited partner	11	4.8246	Beijing Tongmei	Manager
LI Zhigao	Limited partner	10	4.386	Beijing Tongmei	Factory Director
GENG Yingjie	Limited partner	10	4.386	Beijing Tongmei	Manager
YANG Jun	Limited partner	10	4.386	Beijing Tongmei	Manager
KAI Li	Limited partner	10	4.386	Beijing Tongmei	Manager
CHEN Yu	Limited partner	10	4.386	Beijing Tongmei	Financial Manager of Subsidiary
HUANG Jiahua	Limited partner	10	4.386	Beijing Tongmei	Senior Manager
ZHAO Bo	Limited partner	10	4.386	Beijing Tongmei	Technical Manager
XU Lixin	Limited partner	9	3.9474	Beijing Tongmei	Manager
LI Jingping	Limited partner	9	3.9474	Beijing Tongmei	Manager
XING Zhihong	Limited partner	9	3.9474	Beijing Tongmei	Deputy Factory Director

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aaw
LIU Tianyu	Limited partner	9	3.9474	Beijing Tongmei	Senior Manager
LI Lintan	Limited partner	9	3.9474	Beijing Tongmei	Manager
CHEN Weijun	Limited partner	6	2.6316	Beijing Tongmei	Manager
WANG Yufeng	Limited partner	6	2.6316	Beijing Tongmei	Manager
LI Kexin	Limited partner	6	2.6316	Beijing Tongmei	Manager
HU Chengbin	Limited partner	6	2.6316	Beijing Tongmei	Senior Technologist
ZHU Yongsheng	Limited partner	6	2.6316	Beijing Tongmei	Crystal Growth Technician
WANG Ling	Limited partner	6	2.6316	Beijing Tongmei	Manager
LI Xin	Limited partner	6	2.6316	Beijing Tongmei	Crystal Growth Technician
ZHANG Liwei	Limited partner	6	2.6316	Beijing Tongmei	Senior Manager
SUN Guofeng	Limited partner	6	2.6316	Beijing Tongmei	Manager
XIA Haosheng	Limited partner	6	2.6316	Beijing Tongmei	Crystal Growth Technician

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WANG Qiutong	Limited partner	6	2.6316	Beijing Tongmei	Senior Manager
LIU Xiangdong	Limited partner	6	2.6316	Beijing Tongmei	Manager
JIANG Jun	Limited partner	5	2.193	Nanjing Jinmei	Director
LIU Chunbao	Limited partner	4	1.7544	Beijing Tongmei	Supervisor
LI Yinhu	Limited partner	3	1.3158	Beijing Tongmei	Senior Engineer
LI Hongmei	Limited partner	3	1.3158	Beijing Tongmei	Supervisor
CHEN Xuguang	Limited partner	3	1.3158	Beijing Tongmei	Senior Officer
ZHANG Youmu	Limited partner	2	0.8772	Beijing Tongmei	Manager
YANG Yingju	General partner	10	4.386	Beijing Tongmei	Financial Manager
Total	-	228.00	100.00

(5) Beijing Liaoyan

As of the date of this Reply, the property share structure of Beijing Liaoyan is as follows:

Name of partner	Type of partner	Amount of capital contribution (RMB0’000)	Percentage of capital contribution (%)	Company	Position
HAO Ze	Limited partner	17	18.4783	Beijing Tongmei	Director, Chief Financial Officer, Deputy General Manager

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Name of partner	Type of partner	Amount of capital contribution (RMB0’000)	Percentage of capital contribution (%)	Company	Position
LI Haimiao	Limited partner	14	15.2174	Beijing Tongmei	Technical Manager
WANG Yuanli	Limited partner	11	11.9565	Beijing Tongmei	Key technical staff
XIAO Yadong	Limited partner	11	11.9565	Beijing Tongmei	Deputy Technical Factory Director
REN Diansheng	Limited partner	11	11.9565	Beijing Tongmei	Key technical staff
SHI Ning	Limited partner	11	11.9565	Beijing Tongmei	Deputy Factory Director
WANG Yuxin	General partner	17	18.4783	Beijing Tongmei	Director, Deputy General Manager
Total	-	92.00	100.00

(6) Boyu Yingchuang

As of the date of this Reply, the property share structure of Boyu Yingchuang is as follows:

Name of partner	Type of partner	Amount of capital contribution (RMB0’000)	Percentage of capital contribution (%)	Company	Position
WANG Junyong	Limited partner	20	68.9655	Beijing Boyu	Deputy General Manager
WANG Xin	General partner	9	31.0345	Beijing Boyu	Financial Manager
Total	-	29.00	100.00

(7) Boyu Hengye

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As of the date of this Reply, the property share structure of Boyu Hengye is as follows:

Name of partner	Type of partner	Amount of capital contribution (RMB0’000)	Percentage of capital contribution (%)	Company	Position
WANG Juan	Limited partner	9	10.7143	Beijing Boyu	Manager
YANG Huanping	Limited partner	9	10.7143	Beijing Boyu	Deputy Manager
WANG Junyong	Limited partner	9	10.7143	Beijing Boyu	Deputy General Manager
LIAN Lu	Limited partner	9	10.7143	Beijing Boyu	Manager
WANG Chun	Limited partner	9	10.7143	Beijing Boyu	Manager
XU Mengjian	Limited partner	9	10.7143	Beijing Boyu	Manager
LIU Shuyue	Limited partner	6	7.1429	Beijing Boyu	R&D Supervisor
ZHANG Chunjing	Limited partner	3	3.5714	Beijing Boyu	Supervisor
LIU Ying	Limited partner	3	3.5714	Beijing Boyu	Supervisor
MAO Congjie	Limited partner	3	3.5714	Beijing Boyu	Supervisor
WU Dan	Limited partner	3	3.5714	Beijing Boyu	R&D Supervisor

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ZHANG Jiawei	Limited partner	3	3.5714	Beijing Boyu	R&D Supervisor
WANG Yanjie	General partner	9	10.7143	Beijing Boyu	Deputy Manager
Total	-	84.00	100.00

2. Share-based payment by shareholders having contributed to the capital increase in December 2020

No.	Name of shareholder	Share-based payment or not
1	AXT	No
2	Jinchao Business Management	No
3	Zhongke Hengye	No
4	Beijing Bomeilian	No
5	Beijing Liaoyan	Yes
6	Beijing Dingmei	Yes
7	Boyu Yingchuang	Yes
8	Boyu Hengye	Yes

(1) The act of AXT, Jinchao Business Management, Zhongke Hengye and Beijing Bomeilian does not constitute share-based payment

According to the Accounting Standards for Business Enterprises No. 11 - Share-based Payments and relevant interpretation, share-based payment refers to the transaction in which an enterprise grants equity instruments or assumes liabilities determined on the basis of equity instruments in order to receive services from employees or other parties. According to the definition, whether the transfer of shares or issuance of new shares by the Company during the reporting period constitutes share-based payment can be judged from the following two aspects: I. whether the Issuer has exchanged services from employees or other parties, including issuing shares to employees or specific suppliers at a low price in exchange for services; II. whether there is a large difference between equity transaction price and fair value.

As per the reply on share-based payments in the Certain Questions and Answers

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on IPO Business, “Under normal circumstances, changes of shares resulting from regulatory measures such as resolution of nominee holdings of shares, non-transaction conduct such as property division among family, succession, and donation, asset restructuring, mergers and acquisitions, changes of shareholding manners, placement of new shares with existing shareholders in the same proportion, or the like generally need not be treated as share-based payments if there is sufficient evidence that the acquisition of the relevant shares is irrelevant to the issuer's acquisition of services.”

In December 2020, AXT, Jinchao Business Management, Zhongke Hengye and Beijing Bomeilian acquired the Issuer’s equity interest through equity capital increase, which is not a share-based payment mainly for the following reasons: the contribution made by AXT, Jinchao Business Management, Zhongke Hengye and Beijing Bomeilian to the capital increase of the Issuer with the equity interest in five companies such as Beijing Boyu is the Issuer’s act of asset reorganization to solve the problem of horizontal competition and improve the comprehensive strength of the Company, but not to receive the services provided by the parties contributing to the capital increase to the Company. The Issuer has not agreed on any service matters with the above parties for the issue, so there is no case where the Issuer issues shares in exchange for the services from the transferee.

(2) The act of Beijing Liaoyan, Beijing Dingmei, Boyu Yingchuang and Boyu Hengye constitutes share-based payment

In order to realize that employees share the achievements of the Company and for the purpose of motivating employees, the Company sets up employee stock ownership platforms to realize employee stock ownership based on the principle of voluntariness and assumption of risk. Employees add capital to the Company through four employee stock ownership platforms: Beijing Liaoyan, Beijing Dingmei, Boyu Yingchuang and Boyu Hengye. The Company has confirmed the share-based payment of RMB2,657,600 in 2021 for the capital increase through the above employee stock ownership platforms.

The share changes of the employee stock ownership platforms are subject to the Accounting Standards for Business Enterprises No. 11 - Share-based Payments, and the

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relevant accounting treatment is in accordance with the relevant provisions of the Accounting Standards for Business Enterprises.

(IV) Basis and accuracy of amortization of share-based payment among costs and expenses.

According to the department, work content and nature of the incentivized employees, the Company calculated the share-based payment expenses for each incentivized employee and included the same into corresponding costs, selling expenses, management expenses or R&D expenses. For motivated employees who may undertake multiple work contents and natures, the company determines the nature of their work based on their attendance and work records, and share-based payment expenses are amortized in different expenses according to the attendance records.

According to the Company’s attendance and work records, most of motivated objects have fixed positions during the reporting period, who do not hold different positions in the same year; a small number of them are allocated to different positions as needed for their own positions and the Company’s production. The Company amortizes their remunerations in different expenses according to their working hours based on the attendance records.

During the reporting period, the Company’s share-based payments by expense type are as follows:

In RMB0’000

By expense type	2021	2020	2019
Selling expenses	162.57	5.74	4.16
Management expenses	262.92	118.73	94.85
R&D expenses	342.48	38.51	31.09
Production costs	235.01	115.40	100.31
Total	1,002.98	278.37	230.41

To sum up, the share-based payment expenses of the Company during the reporting period were amortized on a reasonable basis and in an accurate amount.

II. Intermediaries’ verification

(I) Verification procedure

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The Reporting Accountant and the Sponsor have carried out the following verification procedures with respect to the aforesaid issues:

1. Review relevant documents including, among others, the resolutions of the board of directors and the general meeting of shareholders, and the corresponding plan and partnership agreements related to the implementation by the Company of the employee stock ownership plan and the equity incentive plan, and confirm the grantees, grant price, grant time, lock-in period and tenure in connection therewith;

2. Review the appraisal report issued by Shanghai PG Advisory Co., Ltd.;

3. Combined with the previous equity changes to review the accounting treatment process of share-based payment, whether it conforms to the relevant provisions of the Accounting Standards for Business Enterprises, and whether the Accounting Standards for Business Enterprises No. 11 - Share-based Payments is applicable to the relevant share changes;

4. Review the implementation of the Issuer’s equity incentive plan, introduce internal valuation experts of the Reporting Accountant to evaluate the rationality and fairness of the measurement methods of fair value of relevant equity instruments and the calculation process of share-based payment, check the period in which share-based payment is included, and verify whether the accounting treatment of share-based payment conforms to the provisions of accounting standards for enterprises;

(II) Verification opinions

Upon verification, the Sponsor and the Reporting Accountant believe that the related share-based payment contents disclosed by the Company are true, complete and accurate, the accounting treatment of share-based payment contents is reasonable, and the amortization and measurement of share-based payment are reasonable and accurate.

Q18. Fundraising Project

According to the Prospectus, the Issuer intends to raise about RMB1.16 billion, of which RMB800 million will be used to replenish working capital.

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The Issuer is required to explain: the reason and rationality for using the majority of the raised funds to replenish working capital, and the specific arrangements for the investment of the raised funds in the field of scientific and technological innovation.

Reply:

I. Explanations from the Issuer

(I) Reason and rationality for using the majority of the raised funds to replenish working capital

1. Necessity and rationality for using the raised funds to replenish working capital

The Company’s current cash and bank balances are mainly used for daily raw material and equipment procurement, goods preparation, project R&D and other related expenses, project expenses, expenses related to business activities such as receiving labor services and paying employee compensation, taxes and fees, as well as expenses related to long-term development. With the continuous growth of the Company’s production capacity and income scale, the Company’s expenditure on raw material procurement, R&D and employee compensation will further increase, so it is urgent to raise more funds to meet the working capital needs.

In this Offering, RMB800 million will be raised to replenish working capital, mainly because that, on the one hand, with the continuous growth of the Company’s income scale, the Company’s demand for raw material procurement has increased correspondingly, and the expenditure on R&D and investment in projects have also kept increasing, which is expected to produce the demand for working capital investment; on the other hand, the rapid development of the market requires the Company to continue to pay attention to changes in market demand and expand core technological advantages, the Company still has the demand for further R&D to launch new products in the future, and it is expected to increase the demand for working capital investment. In addition, with the gradual investment, construction and operation of the Company’s fundraising projects, and with the continuous improvement of the Company’s overall

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business scale, the demand for working capital is further increasing.

When the working capital is in place, it will provide sufficient working capital for the Company’s project construction, avoid the dilemma of cash flow shortage caused by the increase of capital expenditure, and meet the needs of the Company’s long-term development. At the same time, the increase of working capital is conducive to improving the Company’s anti-risk ability, avoiding serious adverse impact on the Company’s going-concern ability due to price fluctuations of raw materials and finished products and fluctuations in exchange rate, and ensuring the stability of the Company’s main business. In addition, in order to adapt to the trend of rapid development of industry technology and the need for continuous upgrading of product performance, the Company will continue to carry out technological transformation of production lines and new product R&D in the future, which requires the Company to have strong financial strength. The use of the raised funds will help optimize the capital structure of the Company, improve the anti-risk ability, provide financial support for the sustainable development of the Company’s business, and provide a strong guarantee for the implementation of the Company’s future development strategy.

2. Process by which the raised funds are used to replenish working capital

The amount occupied by working capital is mainly affected by the Company’s operating current assets and operating current liabilities. The Company uses the sales percentage method to estimate the changes of relevant current assets and current liabilities caused by the growth of future operating income, and then estimates the working capital gap in the next three years.

The Company has forecast the operating current assets and operating current liabilities at the end of 2022, 2023 and 2024, and calculated the amount of operating current capital at each end of the year (i.e. the difference between operating current assets and operating current liabilities). The percentage of operating current assets (accounts receivable, notes receivable, receivables financing, prepayments, inventory) and operating current liabilities (accounts payable, contract liabilities) in operating income is determined according to the average of actual indicators in 2019-2021.

The Company’s new working capital gap in the next three years is calculated as

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per the following formula:

New working capital gap = Amount of working capital occupied at the end of 2024 - amount of working capital occupied at the end of 2021

According to the above calculation, the Company’s new working capital demand in the next three years amounts to RMB869.0666 million. It is reasonable for the Company to use the raised funds of RMB800 million to replenish the working capital.

To sum up, the Company calculates its working capital gap in the next three years using the sales percentage method, based on reasonable assumptions and parameters setting, and in accordance with rational calculation process. The amount of RMB800 million to be used by the Company for replenishing working capital is in line with its existing assets and business scale.

(II) Specific arrangements for the investment of the raised funds in the field of scientific and technological innovation

According to the Guidelines on the Industrial Classification for the Listed Companies (2012 Revision) published by the CSRC, the industry of the Company is classified into the “computer, communication and other electronic equipment manufacturing industry (industrial code: C39).” According to the Industrial Classification for National Economic Activities (GB/T4754-2017) published by the National Bureau of Statistics, the industry of the Company is classified into the “manufacturing of electronic components and special-purpose electronic materials” (C3985) under the “computer, communication and other electronic equipment manufacturing industry”. According to the Tentative Provisions for Application for and Recommendation of Listing of Enterprises on the Sci-tech Innovation Board of the Shanghai Stock Exchange, the Company is classified into a new generation of information technology industry in line with the positioning of the STAR Market.

The raised funds will be fully used for the development of the Company’s main business after deducting the issuing fees, including construction of the gallium arsenide semiconductor materials project with an annual production capacity of 500,000 pieces of 8-inch GaAs substrates and 4,000,000 pieces of 2-inch GaAs substrates, and addition of new production lines to expand production capacity, speed up the response to

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customers’ orders, improve the supply capacity, consolidate the Company’s competitive position in the market, meet customers’ demand for products of larger quantities, faster delivery and higher quality, and lay a solid foundation for the Company’s continuous growth.

With the growth of its business scale, the Company's demand for equipment and material procurement has increased accordingly, and its R&D expenses and new project investments have also continued to increase. It is expected that there will be a demand for working capital investment. On the other hand, the development of the semiconductor industry is ever changing. The Company needs to continuously pay attention to any change to the market demand and expand its core technology advantages. In the future, the Company will still need to further develop and launch new products, and it is also expected that there will be a demand for working capital investment. The Company intends to make supplementary working capital investment in the field of technological innovation of semiconductor materials, including but not limited to the upgrading and transformation of existing production lines, increasing the investment in R&D of new products and new technologies, and building an R&D teams, so as to ensure the smooth operation of its business, and enhance its competitiveness in the compound semiconductor materials market.

The implementation of the foregoing fundraising projects will further improve the core strength of the Company’s scientific and technological innovation. The production and R&D field invested with the raised funds belongs to a “new generation of information technology” industry under Paragraph (I), Article 4 of the Tentative Provisions for Application for and Recommendation of Listing of Enterprises on the Sci-tech Innovation Board of the Shanghai Stock Exchange, which has the property of scientific and technological innovation.

Q19. Spin-off for Listing

According to the submissions, the Issuer’s application for this Offering and Listing has been approved and authorized by the board of directors of AXT, and

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AXT has conducted relevant information disclosures without obtaining any authorizations, consents, approvals or other actions from any governmental authority or regulatory agency in Delaware, NASDAQ and the U.S. Securities and Exchange Commission that have jurisdiction over AXT, and without performing notification, filing and other procedures.

The Issuer is required to explain: (1) Whether AXT has been involved in any government investigations, litigations, arbitrations or administrative penalties after its listing on NASDAQ. Whether there have been any major illegal acts in the last 3 years. Whether it has been subject to any inquiries from the U.S. SEC and NASD as a result of this Offering and Listing; (2) the impact of this Offering and Listing on AXT’s small and medium investors, and whether there are disputes or potential disputes between relevant shareholders.

The Issuer’s Attorney is required to verify the above and to render explicit opinions thereon.

Reply:

I. Explanations from the Issuer

(I) Whether AXT has been involved in any government investigations, litigations, arbitrations or administrative penalties after its listing on NASDAQ. Whether there have been any major illegal acts in the last 3 years. Whether it has been subject to any inquiries from the U.S. SEC and NASDQ as a result of this Offering and Listing;

According to the Disclosure Letter issued by the US law firm Wilson Sonsini Goodrich & Rosati, the Statement & Confirmation Letter issued by AXT, the confirmation by the interview with AXT’s Chairman MORRIS SHEN-SHIH YOUNG, and the public information available at the U.S. SEC website (https://www.sec.gov/) and the NASDAQ website (https://www.nasdaq.com/) through query, AXT has been involved in and disclosed by announcement 1 government investigation and administrative punishment, 5 lawsuits and 2 arbitrations since its listing on NASDAQ,

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as detailed below:

S/N	Type	Basic information	Progress and outcome
1	Government investigation, administrative punishment and lawsuit

In May 2000, AXT was fined USD313,655 by the California Occupational Safety and Health Administration for violating relevant health and safety regulations in an investigation of potential excessive hazardous substances at AXT’s production base.

On May 1, 2001, the Santa Clara Occupational Safety and Health Center filed a lawsuit with the Hayward High Court of Alameda County, California requesting to order AXT to stop the violation and impose civil punishments thereon on the ground that AXT used arsenic and inorganic arsenic compounds in its workplace against relevant provisions of the California Business and Professions Code, the California Proposition 65 and the California Occupational Safety and Health Act.

In March 2001, AXT reached a settlement with the California Occupational Safety and Health Administration for a fine of USD200,415. On June 24, 2002, AXT reached a settlement with the other party on relevant claims, under which AXT agreed to pay an amount of USD175,000 to the Santa Clara Occupational Safety and Health Center, with the corresponding settlement agreement having been signed, and the settlement being approved by the court on 20 September 2002.

2	Lawsuit

On April 15, 2003, Sumitomo Electric Industries, Ltd. (“Sumitomo”) filed a lawsuit with the Civil Division of Tokyo District Court, alleging that AXT and its Japanese traders infringed two patents held by Sumitomo in Japan, and seeking to order AXT to pay punitive damages of USD1.67 million together with related interest, bear the litigation costs and stop selling GaAs substrates in Japan.

On October 8, 2004, AXT and Sumitomo reached a settlement on the litigation. On December 2, 2004, both parties entered into a global intellectual property cross licensing agreement subjecting AXT to pay Sumitomo royalties. In January 2005, the patent-related lawsuit was withdrawn by Sumitomo.

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3	Lawsuit

On June 11, 2003, Cree, Inc. filed a lawsuit with the Northern District Court of California, the United States, alleging that AXT infringed its patent rights and requesting AXT to compensate for the loss and stop the infringement. On July 23, 2003, AXT filed a counterclaim with the same court, denying its patent infringement and claiming that Cree, Inc. instituted the litigation in an attempt to interfere with the future business relations.

On March 5, 2004, AXT and Cree, Inc. reached a settlement agreement on the dispute between them.
4	Lawsuit

On October 15, 2004, a securities class action was filed by those who purchased shares of AXT during the period from February 6, 2001 to April 27, 2004 as the plaintiffs with the Northern District Court of California against AXT and its CTO as the defendants, on the grounds of false and misleading financial results announced during the above period.

On April 24, 2007, AXT reached a settlement agreement with the relevant plaintiffs on the class action.
5	Lawsuit

On June 1, 2005, two former employees and their minor children as the plaintiffs filed a lawsuit with the California Supreme Court against AXT, its CTO, former interim CEO, former security staff and a supplier as the defendants for personal injury due to exposure of infants in utero to high concentrations of gallium arsenide and methanol used for the production of GaAs wafer caused by general negligence and intentional tort, holding the defendants liable for loss of wages and other damages, including punitive damages.

On April 23, 2007, both parties reached an agreement on the lawsuit, with the settlement fund covered by the insurance company.
6	Arbitration	In 2008, Steve X. Chen, a former employee, requested the arbitral tribunal to uphold his claim that his dismissal from AXT was based on race and nationality.	The claim of the former employee Steve X. Chen has been resolved without incurring any liability for compensation on the part of AXT.

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7	Arbitration

In October 1998, a supplier filed an arbitration with the Arbitration Commission in Shenzhen, China, claiming that AXT failed to fulfill its obligation under the purchase contract with the supplier by failure to fully accept the germanium products.

A final award has been made by the arbitral tribunal under which AXT is not required to take any obligation.

No government investigations, lawsuits, arbitrations or administrative punishments other than the above have been disclosed by AXT via announcement since its listing on NASDAQ.

According to the Disclosure Letter issued by the US law firm Wilson Sonsini Goodrich & Rosati, the Statement & Confirmation Letter issued by AXT, the confirmation by the interview with AXT’s Chairman MORRIS SHEN-SHIH YOUNG, and the public information available at the U.S. SEC website (https://www.sec.gov/) and the NASDAQ website (https://www.nasdaq.com/) through query, AXT has not committed any major illegal acts in the past three years, nor has it received any inquiries from the U.S. SEC or the NASDAQ as a result of this Offering and Listing.

(II) The impact of this Offering and Listing on AXT’s small and medium investors, and whether there are disputes or potential disputes between relevant shareholders.

1. The impact of this Offering and Listing on AXT’s small and medium investors

According to the Legal Opinion issued by the US law firm Burks Johansson LLP, the Disclosure Letter issued by the U.S. law firm Wilson Sonsini Goodrich & Rosati, the Statement & Confirmation Letter issued by AXT, and the Issuer’s plan for this Offering and Listing, as well as based upon information available at the U.S. SEC website (https://www.sec.gov/) and the NASDAQ website (https://www.nasdaq.com/) through query, this Offering and Listing will not have a material adverse impact on the legitimate rights and interests of AXT’s small and medium investors, as follows:

(1) The number of shares issued by the Issuer in this public offering will reach

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more than 10% of the total number of shares calculated after the issuance. AXT remains the controlling shareholder of the Issuer after this Offering and Listing, and the Issuer is and will be the controlled subsidiary within the meaning of AXT’s consolidated statements before and after this Offering and Listing.

(2) The application for this Offering and Listing has been approved by the board of directors of AXT, and AXT has made written information disclosures on this Offering and Listing, thus protecting the right to know of AXT’s investors.

(3) AXT’s spin-off of the Issuer for its listing on the Science and Technology Innovation Board will raise funds for the Issuer to build the proposed investment project and supplement the working capital, which is conducive to further standardizing the Issuer's internal governance, improving management level, and enhancing corporate and brand awareness, and promoting the sustainable and stable development.

(4) This Offering and Listing has not affected the corporate governance structure and shareholders’ rights of AXT.

(5) According to the Legal Opinion issued by Burks Johansson LLP, a law firm in U.S., under the Delaware General Corporation Law, if any shareholders of AXT are dissatisfied with any decisions made by the broad of directors according to applicable governance practices, it can only obtain remediation through the sales of stocks, and any other remediations require proof of wrongful or unlawful conduct. In addition, the directors of AXT have fiduciary duties to shareholders such as duty of care and duty of loyalty. If shareholders reasonably believe that the directors have violated their fiduciary duties and that they have suffered damages therefrom, they may file a lawsuit.

In conclusion, this Offering and Listing will not have a material adverse impact on the legitimate rights and interests of small and medium investors in AXT.

2. Whether there are disputes or potential disputes among the relevant shareholders

According to the Disclosure Letter issued by Wilson Sonsini Goodrich & Rosati and the Statement & Confirmation Letter issued by AXT, and as confirmed by the interview with AXT’s Chairman MORRIS SHEN-SHIH YOUNG, this Offering and Listing has been approved by the board of directors of AXT, without disputes or

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potential disputes among the relevant shareholders due to this Offering and Listing.

II. The Issuer’s Attorney is required to verify the above and to render explicit opinions thereon.

(I) Verification procedure

The Issuer’s Attorney has carried out the following verification procedures with respect to the aforesaid issues:

1. Obtain and review AXT’s registration documents, the Prospectus, the Disclosure Letter issued by Wilson Sonsini Goodrich & Rosati, and the Statement & Confirmation Letter issued by AXT, and check the information available at the U.S. SEC website (https://www.sec.gov/) and the NASDAQ website (https:www.nasdaq.com/) to verify whether AXT has been subject to government investigations, lawsuits, arbitrations or administrative penalties after its listing on NASDAQ, whether there have been any major illegal acts in the last 3 years, and whether it has been subject to inquiries by the U.S. SEC and NASDAQ due to this Offering and Listing;

2. Obtain and review the Disclosure Letter issued by Wilson Sonsini Goodrich & Rosati, and the Statement & Confirmation Letter issued by AXT, and check the information available at the U.S. SEC website (https://www.sec.gov/) and the NASDAQ website (https://www.nasdaq.com/) to verify the impact of this Offering and Listing on small and medium investors in AXT;

3. Obtain and review the Disclosure Letter issued by the U.S. law firm Wilson Sonsini Goodrich & Rosati, and the Statement & Confirmation Letter issued by AXT, confirm the interview with the chairman of AXT, MORRIS SHEN-SHIH YOUNG, and check the information available at the U.S. SEC website (https://www.sec.gov/) and the NASDAQ website (https://www.nasdaq.com/) to verify whether there are any disputes or potential disputes between relevant shareholders related to this Offering and Listing.

(II) Verification opinions

Upon verification, the Issuer’s Attorney believes that:

1. AXT has been involved in and disclosed by announcement 1 government

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investigation and administrative punishment, 5 lawsuits and 2 arbitrations, except for which, it has disclosed no other government investigations, lawsuits, arbitrations or administrative punishments in the announcements after listing on NASDAQ; AXT has not committed any major illegal acts in the past 3 years, nor has it been subject to any inquiries from the U.S. SEC and the NASDAQ due to this Offering and Listing.

2. This Offering and Listing will not have a material adverse impact on the legitimate rights and interests of small and medium investors in AXT, and there have been no disputes or potential disputes between relevant shareholders due to this Offering and Listing.

Q20. Other Questions

20.1

According to the submissions, there are a lot of differences between the Issuer’s original and submitted financial statements, including re-measurements of inventories and costs, re-valuation of provision for decline in value of inventory, and otherwise. The net profits in 2019 was adjusted from profit to loss.

The Issuer is required to explain: the reasons for the adjustments of the main reporting items and the specific details.

Reply:

1. Explanations from the Issuer

There are no differences between the relevant data in the submitted 2021 consolidated financial statements and the data in the original 2021 consolidated financial statements.

The main differences between the submitted consolidated financial statements and the original consolidated financial statements for 2019 and 2020 are as follows:

(I) The main differences between the submitted consolidated financial statements and the original consolidated financial statements for 2019

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The reasons and the details for the adjustments of the main reporting items for 2019 are as follows:

In RMB0’000

S.N.	Item	Original	Submitted	Difference
1	Notes receivable	625.24	1,820.67	1,195.43
1	Accounts receivable financing	-	1,522.26	1,522.26
2	Prepayments	4,668.33	324.72	-4,343.61
3	Inventories	23,186.43	24,569.53	1,383.10
4	Other current assets	1,036.00	3,204.71	2,168.71
5	Construction in progress	38,521.33	33,260.93	-5,260.40
6	Intangible assets	1,934.95	5,841.00	3,906.05
7	Deferred income tax assets	-	1,531.11	1,531.11
8	Other non-current assets	-	2,692.91	2,692.91
	Total assets	128,622.90	133,621.60	4,998.70
9	Accounts payable	15,985.49	10,942.07	-5,043.42
10	Payroll payable	533.55	1,817.66	1,284.11
11	Taxes payable	-2,136.07	933.65	3,069.72
12	Other payables	92.33	17,111.06	17,018.73
13	Long-term payables	7,827.02	1,311.66	-6,515.36
14	Deferred income	1,820.43	3,132.12	1,311.69
	Total liabilities	29,513.21	39,573.43	10,060.21
	Operating receipts	46,113.29	46,222.68	109.39
15	Operating costs	34,541.05	37,240.39	2,699.34
	Period expenses	10,537.03	10,869.71	332.68

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16	Asset impairment losses	13.41	1,410.18	1,396.77
	Income tax expenses	558.30	295.08	-263.22
	Net profits	1,239.10	-2,806.35	-4,045.44

(1) Notes receivable and accounts receivable financing

1) According to the “Notice of the General Office of the China Banking Regulatory Commission on Further Strengthening the Supervision of the Bill Business of Financial Companies of Enterprise Groups” (CBRC [2019] No. 133) and the “Analysis of Listed Companies Implementing Accounting Standards for Business Enterprises (2020)” and other notices, the bank acceptance bills issued by 6 large commercial banks and 9 listed joint-stock commercial banks will be derecognized when they are endorsed or discounted, and other bank acceptance bills or commercial acceptance bills will not be derecognized when endorsed or discounted. Accordingly, the financing of notes receivable and accounts receivable has been increased by RMB27,425,700;

2) Other adjustments include reduction by a total of RMB248,800.

(2) Prepayments

1) Reclassification of prepayments for equipment to other non-current assets resulted in a decrease of RMB25,910,000 in prepayments; reclassification of deposits accounted for in prepayments to other receivables resulted in a reduction of prepayments by RMB1,354,500;

2) The land use rights with use right certificates have been reclassified into intangible assets, resulting in a reduction of prepayments by RMB6,800,000;

3) The equipment that has been received but not installed has been re-recognized as construction in progress, resulting in a reduction of prepayments by RMB6,254,400;

4) Other adjustments resulted in a reduction of prepayments by RMB3,117,200.

(3) Inventories

1) The amount of finished products and retained parts carried forward from semi-finished products in the production process was re-calculated, and the amount of inventory cost carried forward was adjusted accordingly, resulting in an increase of

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inventories by RMB28,936,000;

2) Inventories increased by RMB5,967,700 due to inter-period adjustment of employee compensation measurements;

3) In the original consolidated statements, the controlling shareholder AXT made a unified provision for inventory depreciation at the group level, but did not make provision at the member level. Supplements were made in submitted consolidated statements, resulting in a reduction of inventories by RMB21,557,300;

4) Other adjustments resulted in an increase of inventories by RMB484,600.

(4) Other current assets

1) Other current assets were increased by RMB21,663,200 due to the reclassification of the retained value-added taxes in the taxes payable;

2) Other adjustments resulted in an increase of other current assets by RMB23,900.

(5) Construction in progress

1) The company re-evaluated the construction in progress, and render the construction in progress that has reached the conditions for transfer to solid assets transferred to solid assets and intangible assets, resulting in a reduction of construction in progress by RMB49,766,700;

2) Other adjustments resulted in a reduction of construction in progress by RMB2,837,300.

(6) Intangible assets

1) In the original consolidated financial statements, each of the subsidiaries did not adopt a unified accounting policy for the measurement of government subsidies. In the submitted consolidated financial statements, the company recognized the government subsidies related to assets according to the gross method, resulting in an increase of intangible assets by RMB13,369,400;

2) See 1) under (5) Construction in progress, an increase of intangible assets by RMB12,725,400;

3) See 2) under (2) Prepayments, an increase of RMB6,800,000 in intangible assets.

4) Since the company obtained a portion of the land use rights much earlier than the reporting period, according to the “Enterprise Accounting System”, the company

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accounted for a portion of the land use rights in fixed assets. During the reporting process, the company adjusted this portion of land use rights in accordance with the “Accounting Standards for Business Enterprises”, resulting in an increase of intangible assets by RMB5,251,000;

5) Other adjustments resulted in an increase of intangible assets by RMB914,700.

(7) Deferred income tax assets

The Company re-recognized the deferred income tax assets as the same were not recognized in the original consolidated financial statements, resulting in an increase of deferred income tax assets by RMB15.3111 million.

(8) Other non-current assets

1) See 1) under (2) Prepayments, an increase of other non-current assets by RMB25.91 million;

2) Other adjustments resulted in an increase of other non-current assets by RMB1,019,100;

(9) Accounts payable

1) According to the specific nature of the payables, reclassification of the payables for equipment and royalties to other payables, resulting in a reduction of accounts payable by RMB84,809,300;

2) See 1) under (1) Notes receivable and accounts receivable financing, an increase by RMB27,425,700 in accounts payable;

3) Other adjustments resulted in an increase of accounts payable by RMB6,949,400;

(10) Payroll payable

1) The company increased the payroll payable by RMB14,180,000 due to wages, bonuses and intertemporal social securities and supplementary social securities according to the policy;

2) Other adjustments resulted in a reduction of payroll payable by RMB1,338,900;

(11) Taxes payable

1) Reclassification of the retained value-added tax in the taxes payable resulted in an increase of taxes payable by RMB21,663,200;

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2) Recalculation of the current corporate income tax resulted in an increase of taxes payable by RMB8,975,800;

3) Other adjustments resulted in an increase of taxes payable by RMB58,200.

(12) Other payables

1) See 1) under (9) Accounts payable, an increase of other payables by RMB84,809,300;

2) The company reclassified the equipment payables due to related parties to other payables, resulting in an increase of other payables by RMB63,941,200;

3) The company reclassified the payables originally accounted for as dividends payable and accrued expenses to other payables, resulting in an increase of other payables by RMB12,264,700;

4) As the period expenses incurred in multiple periods, supplements to the period expenses resulted in an increase of other payables by RMB2,977,300;

5) Other adjustments resulted in an increase of other payables by RMB6,194,800.

(13) Long-term payables

1) See 2) under (12) Other payables, a reduction of long-term payables by RMB63,941,200;

2) Reclassification of long-term payables due within one year to non-current liabilities due within one year resulted in a reduction of long-term payables by RMB1,212,400.

(14) Deferred income

1) See 1) under (6) Intangible assets, an increase of deferred income by RMB13,369,400;

2) Other adjustments resulted in a reduction of deferred income by RMB252,500.

(15) Operating costs

1) See 1) under (3) Inventory, an increase of operating costs by RMB22,226,500;

2) The safety production fees were not accrued in original consolidated financial statements in accordance with relevant regulations, and the company made supplements to safety production fees, resulting in an increase of operating costs by RMB2,389,700;

3) Other adjustments resulted in an increase of operating costs by RMB2,377,200.

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(16) Asset impairment losses

1) See 3) of (3) Inventories an increase of asset impairment losses by RMB13,668,800;

2) Other adjustments resulted in an increase of asset impairment losses by RMB298,900.

(II) The main differences between the submitted consolidated financial statements and the original consolidated financial statements for 2020

The reasons and the details for the adjustments of the main reporting items for 2020 are as follows:

In RMB0’000

S.N.	Item	Original	Submitted	Difference
1	Inventories	27,790.43	28,463.99	673.56
2	Fixed assets	58,010.38	61,460.57	3,450.19
3	Construction in progress	15,280.86	12,263.80	-3,017.06
4	Intangible assets	4,758.59	5,940.45	1,181.86
5	Deferred income tax assets	1,203.92	3,192.68	1,988.76
	Total assets	175,598.00	180,304.38	4,706.38
6	Other payables	49,712.58	51,631.71	1,919.13
7	Deferred income	4,357.69	5,493.63	1,135.94
	Total liabilities	80,387.37	83,122.46	2,735.09
	Operating income	58,267.24	58,317.04	49.80
8	Operating costs	41,866.15	43,339.43	1,473.28
9	Period expenses	11,821.61	10,634.04	-1,187.57
10	Asset impairment losses	210.01	-858.25	-1,068.26
11	Income tax expenses	1,176.96	-864.36	-2,041.32
	Net profits	2,552.87	6,027.42	3,474.55

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(1) Inventories

1) In the original consolidated statements, the controlling shareholder AXT made a unified provision for inventory depreciation at the group level, but did not make provision at the member level. Supplements were made in submitted consolidated statements. According to the Company’s policy on provision for decline in value of inventory, the inventory depreciation reserve supplemented in 2019 must be partly reversed in 2020, resulting in an increase of inventories by RMB6,870,300;

2) Other adjustments resulted in the reduction of inventories by RMB134,700.

(2) Fixed assets

1) The company re-evaluated the construction in progress, and render the construction in progress that has reached the conditions for transfer to solid assets transferred to solid assets, resulting in a reduction of fixed assets by RMB36,125,500;

2) Other adjustments resulted in a reduction of fixed assets by RMB1,623,600.

(3) Construction in progress

1) See 1) under (2) Fixed assets, a decrease of construction in progress by RMB36.1255 million;

2) The construction in progress was reassessed with recognition of the corresponding amount according to its progress, resulted in an increase thereof by RMB16.136 million;

3) Provisions for impairment of construction in progress were made outside the reporting period after reassessing the use value of some old construction in progress, resulting in a decrease thereof by RMB6.6296 million;

4) Other adjustments resulted in a decrease thereby by RMB3.5515 million.

(4) Intangible assets

1) In the original consolidated financial statements, each of the subsidiaries did not adopt a unified accounting policy for the measurement of government subsidies. In the submitted consolidated financial statements, the company recognized the government subsidies related to assets according to the gross method, resulting in an increase of intangible assets by RMB12,114,200;

2) Other adjustments resulted in a reduction of intangible assets by RMB295,600.

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(5) Deferred income tax assets

As deferred income tax assets have not been recognized in the original consolidated financial statements for all temporary differences that meet the recognition conditions for deferred income tax assets, the company readjusted deferred income tax assets, resulting in an increase of deferred income tax assets by RMB19,887,600.

(6) Other payables

1) See 2) under (3) Construction in progress, an increase of other payables by RMB16,136,000;

2) Other adjustments resulted in an increase of other payables by RMB3,055,3 00.

(7) Deferred income

1) See 1) under (4) Intangible assets, an increase of deferred income by RMB1,168.22;

2) Other adjustments resulted in a reduction of deferred income by RMB322,800.

(8) Operating costs

1) The amount of finished products and retained parts carried forward from semi-finished products in the production process was re-calculated, and the amount of inventory cost carried forward was adjusted accordingly, resulting in an increase of operating costs by RMB12,042,000;

2) The safety production fees were not accrued in original consolidated financial statements in accordance with relevant regulations, and the company made supplements to safety production fees, resulting in an increase of operating costs by RMB1,561,300;

3) Other adjustments resulted in an increase of operating costs by RMB1,129,500.

(9) Period expenses

1) When the company accrued the share-based payment expenses of any employee shareholding platforms in the original consolidated statements, it did not amortize it within the vesting period in accordance with the relevant enterprise accounting standards, and the company re-measured it in the submitted consolidated financial statements, resulting in a reduction of period expenses by RMB12,187,700;

2) Other adjustments resulted in an increase of period expenses by RMB312,000;

(9) Asset impairment losses

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1) See 1) under (1) Inventories, a reduction of asset impairment losses by RMB11,124,800.

2) Other adjustments resulted in an increase of asset impairment losses by RMB442,200.

(10) Income tax expense

1) See (5) Deferred income tax assets, a reduction of income tax expenses by RMB16,339,700;

2) The company re-measured the current income tax expenses, resulting in a reduction of income tax expenses by RMB4,073,500.

In summary, the Issuer’s submitted consolidated financial statements are different from the original consolidated financial statements mainly because: (1) subject adjustments were made according to the “Accounting Standards for Business Enterprises” and relevant audit requirements and other rules; (2) subjects were reclassified according to the actual situation; (3) according to the principle of prudence and in light of the actual situation of the company, the re-evaluation were made on time-points at which some construction in progress are converted into fixed assets; (4) the amount of finished products and retained parts carried forward from semi-finished products in the production process were re-calculated, and the provision for impairment of the inventory was made; (5) production safety fees were supplemented in accordance with relevant regulations; (6) share-based payments were re-amortized in accordance with relevant regulations; and (7) deferred income tax assets and income tax expenses were re-recognized according to the adjustment, etc..

20.2

According to the Prospectus, the listing criteria selected by the Issuer are: the expected market value is not less than RMB3 billion, and the operating income in the most recent year is not less than RMB300 million. According to public information, AXT has a market value of about USD300 million.

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The Issuer is required to explain: the calculation process of the estimated market value, and the basis and rationality of the estimated market value not less than RMB3 billion.

Reply:

I. Explanations from the Issuer

(I) Basis and process of the calculation of the Issuer’s estimated market value

1. Selection of evaluation methods

Enterprise value evaluation methods include market method, cost method and income method, etc. The characteristics and applicability of these methods are as follows:

Valuation Method	Introduction	Indicator	Feature
Market method	Comparable companies with the same or similar operating conditions and main business must be found in an active public market	PE ratio	Simple in calculation, easy in data acquisition and high in comprehensiveness, but not suitable for value assessment of loss-making enterprises
		PB ratio	Applicable to loss-making companies, but vulnerable to accounting policies and not applicable to most high-tech companies
		PS ratio	Wide in applicability, but unable to reflect business costs
		EV/EBITDA	Applicable to heavy-asset industries with large depreciation and amortization amount or high-debt enterprises with high interest amount
Cost method	The cost of repurchasing a brand-new asset similar or identical to the asset being appraised is estimated from the buyer’s perspective	Advantages: data availability, wide applicability	Disadvantages: the synergistic effects between corporate assets and the value of intangible assets are neglected, and the future development potential of the company is not reflected

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Income method	Through the forecasting of the expected return of the asset, the value is assessed by means of discounting	Advantages: comprehensive assessment of enterprise value	Disadvantage: difficulty in acquisition and estimation of the measurement data

The Company is a world-renowned semiconductor material technology company, mainly engaged in the research and development, production and sales of indium phosphide substrates, gallium arsenide substrates, germanium substrates, PBN materials and other high-purity materials. Its products have broad application space in 5G communications, data centers, next-generation displays, artificial intelligence, unmanned driving, wearable devices, aerospace and other fields.

The Company had operating incomes of RMB857 million in 2021, and had net profits attributable to shareholders of the parent company amounting to RMB94,587,600. Both sales revenue and net profits have reached a certain scale. Therefore, the PS (price-to-sales ratio) method has been selected for the valuation by the Company.

2. Selection of comparable companies

The company is mainly engaged in the research and development, production and sales of InP, GaAs, germanium substrate materials, PBN materials and high-purity gallium. Therefore, the company chooses A-share listed companies Leon Micro, NSIG, San’an Optoelectronics, Yunnan Germanium Industry and SICC as comparable companies for the comparison of the enterprise value valuation. Details are as follows:

Company Name	Listing Location	Code	Main Business	Revenue in 2021 (RMB ’00 million)
Leon Micro	P. R. China	605358	Semiconductor silicon wafers, semiconductor power devices, compound semiconductor RF chips	25.41
NSIG	P. R. China	688126	Semiconductor wafer	18.11

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San’an Optoelectronics	P. R. China	600703	LED chip, GaAs substrate, SiC epitaxy	84.54
Yunnan Germanium Industry	P. R. China	002428	Germanium material, high-purity gallium arsenide, indium phosphide	5.56
SICC	P. R. China	688234	Silicon carbide substrate	4.25
Beijing Tongmei	P. R. China	to be listed	Gallium arsenide, indium phosphide, germanium substrate materials, PBN materials and high-purity gallium	8.57

Note: The revenues of NSIG and San’an Optoelectronics are the data of 2020.

3. Valuation calculation

Combined with the above analysis of comparable A-share listed companies, the five companies namely Leon Micro, NSIG, San’an Optoelectronics, Yunnan Germanium Industry and SICC, whose A-shares are for semiconductor materials, are selected as comparable companies, and PS (TTM) is used to calculate the enterprise value of Beijing Tongmei.

Company Name	Stock Code	Market Value (RMB ’00 million)	PS (TTM, times)
Leon Micro	605358	608.71	18.47
NSIG	688126	640.90	30.64
San’an Optoelectronics	600703	1,639.44	9.51
Yunnan Germanium Industry	002428	79.75	17.51
SICC	688234	274.70	55.91
Average			26.41

Source: Wind, as of March 21, 2022

As of March 21, 2022, the average PS (TTM) of comparable companies was 26.41 times. Beijing Tongmei’s sales revenue in 2021 was RMB857 million. Based on industry development and the PS (TTM) range of comparable companies, Beijing Tongmei’s PS (TTM) was forecast to be in the range of 24-28x, so the Company’s reasonable market value was predicted to be in the range of RMB20.568 billion ~

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23.996 billion.

(II) Other methods to estimate market value for confirmatory analysis

In addition to estimating the company’s market value using the market method-PS (price-to-sales ratio) method, the company also analyzed the latest external financing, as follows:

On January 21, 2021, Tongmei Limited held a shareholders’ meeting and agreed to increase the company’s registered capital from RMB820,960,319 to RMB885,426,756, and the newly increased registered capital was to be subscribed by Haitong New Driving Force, Haitong New Energy, Haitong Innovation, Anxin Industrial Investment, Jinggangshan Meicheng, Huadeng II, Qingdao Xinxing, Qiji Hangzhou, Gongqingcheng Yihua, Shangrong Baoying, Xiamen Heyong, Hangzhou Jingyue, and Lumentime Semiconductor, and it was agreed that the shareholder Zhongke Hengye would transfer the registered capital of RMB10,463,911 to Liaoning Zhuomei at a price of RMB52,655,928, and that the shareholder Beijing Bomeilian would transfer the registered capital of RMB4,907,343 to AXT at a price in RMB equivalent to USD3,730,000. The capital increase and transfer price was RMB5.03/registered capital.

According to the above-mentioned Issuer’s external financing price, the Issuer’s post-investment valuation of this external financing is RMB4.454 billion.

(III) Differences in the valuation of securities markets between China and the United States

Due to the differences in laws, regulations and regulatory concepts between China and the United States, the company and AXT will have certain differences in specific accounting treatment and financial information disclosure due to the application of different accounting standards and different regulatory requirements. At the same time, due to the differences in the information disclosure requirements of listed companies by the securities regulatory authorities and the differences in language, culture, and expression habits, as well as the composition of investors in China and the United States, the investment philosophy of the semiconductor industry, and the specific conditions of the capital market, There would be discrepancies in the AXT’s market capitalization on

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the NASDAQ market and the Issuer’s estimated market capitalization on the China Science and Technology Innovation Board. At present, relevant information about some companies that have completed the US stock split in the market is as follows:

No.	A Share Listing Subject		Corresponding US Stock Listing Subject
	Name (code)	Market value	Name (code)	Market value
1	ACM Shanghai (688082)	37.273 billion	ACMR	6.686 billion
2	DAQO (688303)	99.33 billion	DQ	20.109 billion
3	Jinko (688223)	109.4 billion	JKS	14.517 billion

Note: The foregoing valuation is the secondary market value as of April 8, 2022, and the relevant market value of the listed subject in the US stock market is converted at the USD-RMB exchange rate on April 8, 2022.

Thus, due to the foregoing reason, the market value of companies with US stock split in the A shares market is generally higher than their valuations in the US stock market.

(IV) Rationality of estimated market value

Benefiting from the favorable factors of industry development, the Issuer has a prominent market position and outstanding growth potential. The Issuer has reliable public market data comparable to A-share listed companies, and the PS (price-to-sales ratio) (TTM) valuation indicator selected in the market approach is reasonable and reliable.

Considering the above-mentioned latest external financing situation and the analysis of comparable companies in the same industry, the Issuer is expected to have a market value of not less than RMB3 billion when it goes public.

20.3

According to the submissions, for the special rights clauses stipulated in the VAM Agreement, the investment institution and AXT agreed: if the Issuer fails to complete the qualified listing prior to December 31, 2022 (or any other date as

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agreed by all parties and agreed in writing), the repurchase clause will automatically resume its validity and be retroactive to the date of the signing of the Supplementary Agreement.

The Issuer is required to explain: whether the VAM Agreement within a deadline to resume its validity meets the requirements of the relevant rules.

The Sponsor and Issuer’s Attorney are required to verify the above and to render explicit opinions in accordance with the relevant provisions of the VAM Agreement.

Reply:

I. Explanations from the Issuer

1. Relevant contents of the VAM Agreement

In January 2021, the Issuer increased capital and shares by introducing Haitong New Driving Force, Haitong New Energy, Haitong Innovation, Anxin Industrial Investment, Jinggangshan Meicheng, Huadeng II, Qingdao Xinxingyi, Qiji Hangzhou, Gongqingcheng Yihua, Shangrong Baoying, Xiamen Heyong, Hangzhou Jingyue and Lumentime Semiconductor and other investors (collectively, “Investment Institutions”). The Investment Institutions, the Issuer and AXT respectively signed the “Capital Increase Agreement of Beijing Tongmei Xtal Technology Limited”, “Supplementary Agreement to the Capital Increase Agreement of Beijing Tongmei Xtal Technology Limited” (“Supplementary Agreement”) and “Supplementary Agreement II to the Capital Increase Agreement of Beijing Tongmei Xtal Technology Limited” (“Supplementary Agreement II”) (hereinafter collectively referred to as the “Transaction Documents”)1 The VAM clauses in the Transaction Documents regarding the resumption of validity within a deadline are as follows:

(1)	The Supplementary Agreement states: To the extent the Company fails to make

[1]

In the Transaction Documents, references to “Party A” include Investment Institutions, references to “Party C” mean the AXT, and references to “Party B” and "Target Company" mean the Issuer. There are no major differences in the provisions of the Transaction Documents signed by each of the Investment Institutions, so they will not be repeated hereby.

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an IPO before December 31, 2022 (if the company’s IPO is under review when the period expires, the repurchase will be postponed until the IPO is rejected or the Company withdraws the application), or under other specific circumstances, the Investment Institutions shall have the right to require AXT to repurchase all or part of the equity held by the them in the Company; in addition to the equity repurchase agreement, the Supplementary Agreement also stipulates special rights clauses such as those regarding restrictions on equity transfer, right of first refusal, preemptive sale and anti-dilution (collectively, the “Repurchase Clause”). The Supplementary Agreement has been automatically terminated from the date when the Company formally submitted the IPO application materials.

(2) The Supplementary Agreement II specifies: If the company fails to complete the qualified listing before the above-mentioned expected listing completion date, the Repurchase Clause stipulated in Article 8 of the Supplementary Agreement will automatically resume its validity and will be effective retroactively from the date of the signing of the Supplementary Agreement. The Repurchase Clause obliges AXT to repurchase the equity, without subjecting the Issuer to repurchase the Company’s equity held by the Investment Institution.

For the purpose of terminating the aforesaid VAM clause with a time limit for resumption of validity, in March 2022, the Investment Institutions, the Issuer and AXT respectively signed the Supplementary Agreement III to the Capital Increase Agreement of Beijing Tongmei Xtal Technology Limited (“Supplementary Agreement III”). The main contents are as follows:

“Article 1 The parties agree and acknowledge that the Supplementary Agreement has been automatically terminated on December 28, 2021 and will be invalid from the date hereof.

Article 2 From the date of signing this Agreement, the Supplementary Agreement II will be automatically terminated and will be invalid from the date hereof.

Article 3 All parties agree and acknowledge that on the day that Party B’s IPO has been rejected under the review of Shanghai Stock Exchange or refused for registration by China Securities Regulatory Commission or Party B has withdrawn its IPO

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application (hereinafter referred to as “repurchase circumstances”), Party A shall have the right to require Party C to repurchase part or all of Party B’s equity held by Party A, and Party C is obliged to repurchase part or all of Party B’s equity held by Party A upon Party A’s request.

Party A shall submit a repurchase request to Party C in writing within fifteen (15) working days from the date of Party B sending a written notice to Party A when any of the repurchase circumstances occurs, so that Party C has sufficient time for repurchase arrangements. Party C shall, within ninety (90) days after Party A submits the repurchase request in writing, enter into an equity transfer agreement with Party A regarding the equity repurchase described in this Agreement, and complete the payment of corresponding share repurchase price within the period stipulated in the relevant repurchase legal documents. The equity repurchase price is the actual investment amount paid when Party A obtains the equity.

Article 4 The parties further agree that on the date of any of repurchase circumstances stipulated in Article 3 hereof, Party C also has the right to issue a repurchase notice to Party A in writing, and Party C will repurchase the Party B’s equity held by Party A at that time. The equity repurchase price is the actual investment amount paid when Party A obtains the equity.

In conclusion, the Supplementary Agreement and the Supplementary Agreement II have been terminated and will be invalid from the date of signing of these agreements. There is no longer any VAM clause with a time limit for resumption of validity between Investment Institutions and AXT.

2. Whether the VAM Agreement complies with the relevant rules and regulations

According to the Supplementary Agreement III, there is a currently valid VAM Agreement between the Investment Institutions and AXT. Such agreement complies with the provisions of Article 10 of the Questions and Answers on the Review of the Offering and Listing of Stocks on the STAR Market of the Shanghai Stock Exchange (II), and the details are as follows:

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Provisions of Article 10 of the Questions and Answers on the Review of the Offering and Listing of Stocks on the STAR Market of the Shanghai Stock Exchange (II)		Actual Situation of the Issuer	Compliant or Not

Where PE, VC and other institutions agree on a valuation adjustment mechanism (generally referred to as a VAM Agreement) when making investments, in principle, the Issuer is required to clean up the VAM agreements before submission.

The special rights such as repurchase rights enjoyed by Investment Institutions under the Supplementary Agreement and Supplementary Agreement II have been terminated and are invalid from the beginning. Only on the day when the Issuer’s IPO has not been rejected by the Shanghai Stock Exchange or refused for registration by the China Securities Regulatory Commission, or the Issuer withdraws the IPO application, the Investment Institutions have the right to request AXT to repurchase part or all of the Issuer’s equity held by the Investment Institutions.

Compliant
Those agreements that meet the following requirements at the same time can be retained.	The Issuer is not a party to the VAM agreement.

The subject of duty of share repurchase is the controlling shareholder AXT, the Issuer is not obliged to repurchase the shares held by the Investment Institutions in the Company, and the Issuer is not a party to the VAM arrangements.

Compliant
There is no agreement in the VAM Agreement that may lead to changes in the company’s control

The issuer has no actual controller, and AXT is the controlling shareholder of the issuer. If the repurchase conditions are triggered, AXT will repurchase the relevant shares from the Investment Institution, and its shareholding ratio will further increase, which will not lead to changes in the Issuer’s control.

Compliant

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VAM agreements are not linked to market value.	VAM repurchase agreements do not involve market capitalization-linked terms.	Compliant
The VAM Agreement does not have any circumstances that seriously affect the Issuer’s ability to continue as a going concern or otherwise seriously affect the rights and interests of investors.

The Issuer is not a party to the VAM arrangement, and the relevant VAM agreement and arrangements does not have any circumstances that seriously affect the Issuer’s ability to continue as a going concern or otherwise seriously affect the rights and interests of investors.

Compliant

To sum up, the currently valid VAM Agreement between the Investment Institutions and AXT complies with the relevant requirements of Article 10 of the Questions and Answers on the Review of the Offering and Listing of Stocks on the STAR Market of the Shanghai Stock Exchange (II).

II. The Sponsor and Issuer’s Attorney are required to verify the above and to render explicit opinions in accordance with the relevant provisions of the VAM agreement.

The Sponsor and the Issuer’s Attorney has carried out the following verification procedures with respect to the aforesaid issues:

1. Check the Capital Increase Agreement and its Supplementary Agreement signed by the Investment Institution, the Issuer and AXT, check the explanations and confirmations of the Investment Institutions and AXT, and check the specific contents of the special rights clause of the VAM Agreement;

2. Retrieve the relevant laws and regulations and exchange rules of the special rights clauses in the VAM Agreement, and check whether the VAM Agreement with a time limit to restore its validity meets the requirements of the relevant rules.

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Upon verification, the Sponsor and the Issuer’s Attorney believes that the agreement on the VAM clause with a time limit to restore its validity between the Investment Institutions and AXT has been terminated. The currently valid VAM Agreement complies with the relevant provisions of Article 10 of the Questions and Answers on the Review of the Offering and Listing of Stocks on the STAR Market of the Shanghai Stock Exchange (II).

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Overall Opinions of the Sponsor

The sponsor has checked the Issuer’s replies (including supplementary disclosures and explanations) in this Reply, and confirmed and guaranteed that they are true, complete and accurate.

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(Stamp page of Beijing Tongmei Xtal Technology Co., Ltd. to the Reply to Audit Inquiry Letter on Application for Initial Public Offering and STAR Market Listing of Shares by Beijing Tongmei Xtal Technology Co., Ltd.)

Beijing Tongmei Xtal Technology Co., Ltd.

Date: April 7, 2022

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Statement of the Issuer’s Chairman

I have carefully read the entire reply to the inquiry letter for Beijing Tongmei Xtal Technology Co., Ltd. in this audit, and hereby confirm that the reply contains no false records, misleading statements or major omissions, and I assume corresponding legal responsibility for the authenticity, accuracy, completeness and timeliness of the reply.

Chairman (Signature):  MORRIS SHEN-SHIH YOUNG

Beijing Tongmei Xtal Technology Co., Ltd.

Date: April 7, 2022

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(Signature and stamp page of Haitong Securities Co., Ltd. to the Reply to Audit Inquiry Letter on Application for Initial Public Offering and STAR Market Listing of Shares by Beijing Tongmei Xtal Technology Co., Ltd.)

Sponsor’s Representative (Signature):
ZHONG Zhuke WU Ting

Sponsor’s Chairman (Signature):
ZHOU Jie

Haitong Securities Co., Ltd.

Date: April 7, 2022

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Statement

I have carefully read the entire reply to the inquiry letter for Beijing Tongmei Xtal Technology Co., Ltd. in this audit; understand the verification process of the issues involved in the reply, the company’s core and risk control process, and confirm that the company has performed the verification procedures in due diligence, and that the reply contains no false records, misleading statements or major omissions, and I assume corresponding legal responsibility for the authenticity, accuracy, completeness and timeliness of the reply.

Sponsor’s Chairman (Signature):

ZHOU Jie

Haitong Securities Co., Ltd.

Date: April 7, 2022

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